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As filed with the Securities and Exchange Commission on December 18, 2001

Registration No. 333-72992

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUNTEK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3672 (Primary Standard Industrial Classification Code Number)	86-1038668 (I.R.S. Employer Identification Number)

2501 West Grandview Road
Phoenix, Arizona 85023
(602) 789-6600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

JAMES K. BASS
President and Chief Executive Officer
Suntek Corporation
2501 West Grandview Road
Phoenix, Arizona 85023
(602) 789-6600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
BRUCE E. MACDONOUGH, ESQ.
MICHAEL L. KAPLAN, ESQ.
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
(602) 445-8000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	27,226,157(1)	$5.72	$155,733,618.00(2)	$38,933.40(3)

Common Stock, par value $.01 per share	1,463,077(4)	$9.08	$13,284,739.16(5)	$3,175.05

Total	28,689,234	—	$169,018,357.10	$42,108.45

(1)
Represents the number of shares of the common stock of Suntek Corporation ("Suntek") issuable to the holders of the common stock of EFTC Corporation ("EFTC") (based on 48,395,932 EFTC shares outstanding) and the holder of the membership interests in Thayer-Blum Funding II, L.L.C. ("TBFII") in connection with the business combination and related transactions described herein, based on the exchange ratio in the business combination of .25 of a share of Suntek common stock for each share of EFTC common stock and the conversion of all outstanding membership interests in TBFII into 15,127,174 shares of Suntek common stock.
(2)
Pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price for the Suntek common stock is equal to $155,733,618, representing 27,226,157 (the number of shares of Suntek common stock issuable in the business combination, based on 48,395,932 EFTC shares outstanding), multiplied by four times the average ($1.43) of the high and low prices for common stock of EFTC on November 5, 2001 as reported on the Nasdaq Stock Market.
(3)
The fee, which was calculated by multiplying .00025 by the proposed maximum aggregate offering price, was previously paid.

(4)
Consists of (a) 196,250 shares of Suntek common stock issuable in the combination in exchange for 785,000 additional shares of EFTC common stock currently outstanding and (b) up to 1,266,827 shares of Suntek common stock issuable in connection with, or after, the combination upon exercise of currently outstanding options and warrants to purchase up to 5,067,306 shares of EFTC common stock.

(5)
Pursuant to 457(f)(1) and 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price for the corresponding shares of Suntek common stock issuable upon the combination, multiplied by four times the average ($9.08) of the high and low prices for common stock of EFTC on December 14, 2001 as reported on the Nasdaq Stock Market.

(6)
Calculated by multiplying .000239 by the proposed maximum aggregate offering price.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EFTC CORPORATION

December  , 2001

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders of EFTC Corporation to be held at [specific location], Phoenix, Arizona [zip code] on [day of week], January  , 2002, at 10:00 a.m., local time.

    At the EFTC special meeting, stockholders will be asked to approve and adopt a proposed combination transaction between EFTC and K*TEC Electronics Holding Corporation and a related Amended and Restated Agreement and Plan of Merger dated as of May 3, 2001. Upon completion of the proposed combination:

  •
  EFTC will become a wholly owned subsidiary of a new holding company, Suntek Corporation (formerly known as Express EMS Corporation);

  •
  Each outstanding share of EFTC common stock will be converted into .25 shares of Suntek common stock, resulting in EFTC stockholders receiving approximately 12,295,233 shares, or 45%, of the outstanding Suntek common stock in exchange for their EFTC stock;

  •
  Thayer-BLUM Funding II, L.L.C., the parent of K*TEC, will also become a wholly owned subsidiary of Suntek. K*TEC will become an indirect subsidiary of Suntek; and

  •
  Thayer-BLUM Funding III, L.L.C., the parent of Thayer-BLUM Funding II and an affiliate of EFTC's principal stockholder, will receive approximately 15,127,174 shares, or 55%, of the outstanding Suntek common stock in exchange for the outstanding membership units of Thayer-BLUM Funding II.

  •
  Thayer-BLUM Funding III and its affiliates will own approximately 90% of the Suntek common stock outstanding after the proposed combination.

    Suntek has filed an application for its common stock to be quoted on the Nasdaq National Market under the symbol "SNTX."

    The board of directors of EFTC has decided that the proposed combination is fair to and in the best interests of the EFTC stockholders and unanimously recommends that you vote "FOR" the proposed combination at the special meeting. Although we face challenges due to overall softness from existing customers, we believe that the combined entity will be able to offer enhanced capabilities to our customers and increased value to our stockholders. For a more complete discussion of EFTC's reasons for the proposed combination, see pages 38 through 39.

    We have enclosed our proxy statement relating to the special meeting, which also constitutes a Suntek prospectus covering the Suntek shares offered to you in exchange for your EFTC shares and the Suntek shares to be received by Thayer-BLUM in exchange for K*TEC. The proxy statement/prospectus includes important information regarding the proposed combination. Please read it carefully.

    On behalf of the board of EFTC, I thank you for your support and urge you to vote for the approval of the proposed combination.

Sincerely yours,
James K. Bass
President and Chief Executive Officer

Consider the risks described on pages 17 through 27 of this document.

    Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved the stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

    This proxy statement/prospectus is dated December  , 2001, and is first being mailed to stockholders of EFTC on December  , 2001.

EFTC CORPORATION
2501 West Grandview Road
Phoenix, Arizona 85023

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY  , 2002

TO THE STOCKHOLDERS OF EFTC CORPORATION:

    NOTICE IS HEREBY GIVEN that EFTC Corporation will hold a special meeting of stockholders on [day of the week], January  , 2002, at [specific location], Phoenix, Arizona [zip code], at 10:00 a.m., local time (including any adjournments, postponements, continuations or reschedulings thereof) for the following purposes:

      1.  To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2001, by and among EFTC, K*TEC Electronics Holding Corporation, Thayer-BLUM Funding II, L.L.C. and Suntek Corporation, and to approve the proposed combination of EFTC and K*TEC contemplated thereby.

      2.  To transact such other business, related solely to the business combination proposal, that may properly come before the special meeting or any adjournments, postponements, continuations or reschedulings thereof.

    Only holders of record of EFTC common stock as of the close of business on December  , 2001 are entitled to notice of, and to vote at, the special meeting and at any adjournment, postponement, continuation or rescheduling thereof. As of the record date there were 49,180,932 shares of EFTC common stock outstanding.

    If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy. The affirmative vote of a majority of all votes entitled to be cast, as opposed to a majority of votes actually cast, is required to approve the merger agreement and the proposed combination. Therefore, failure to return a properly executed proxy card or to vote at the special meeting will generally have the same effect as a vote against the proposed combination.

By Order of the Board of Directors,
James K. Bass
President and Chief Executive Officer

Phoenix, Arizona
December  , 2001

    YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

i

Accounting Treatment	49
Regulatory Approvals	49
Appraisal Rights	49
Resales of Suntek Shares	50
BUSINESS OF SUNTEK FOLLOWING THE COMBINATION	51
DIRECTORS AND MANAGEMENT OF SUNTEK FOLLOWING THE COMBINATION	51
Directors	51
Committees of the Board of Directors	52
Director Compensation	52
Executive Officers	52
Executive Compensation	53
THE MERGER AGREEMENT	58
General	58
Closing Matters	58
Conversion of Shares; Treatment of Stock Options	58
Exchange of Stock Certificates	59
Representations and Warranties	59
Covenants	60
Effect of Action or Knowledge of Thayer-BLUM	63
Conditions to Obligations to Effect the Combination	63
Termination	64
Amendment and Waiver	65
THE STOCKHOLDER AGREEMENT	66
Representations and Warranties	66
Voting	66
Covenants	66
Termination, Amendment and Waiver	67
COMPARISON OF STOCKHOLDERS' RIGHTS	67
Action by Written Consent	67
Stockholder Meetings	68
Notice of Meetings	68
Fixing Date for Determination of Holders of Record	69
Nomination of Directors and Presentation of Business at Stockholder Meetings	70
Proxies	71
Number, Election and Classification of Directors	71
Cumulative Voting	72
Removal of Directors	72
Filling Vacancies on the Board	72
Elimination or Limitation of Certain Personal Liability of Directors	73
Indemnification of Directors and Officers	73
Dividends and Repurchases of Shares	73
Inspection of Books and Records	74
Charter Amendments	74
Bylaw Amendments	75
Appraisal Rights	75
Derivative Suits	76
Stockholder Approval of Certain Business Combinations under Delaware Law	77
Merger of Parent and Subsidiary	78
Rights Agreement	78
DESCRIPTION OF SUNTEK CAPITAL STOCK FOLLOWING THE COMBINATION	79

Authorized Capital Stock	79
Suntek Common Stock	79
Suntek Preferred Stock	79
Transfer Agent and Registrar	79
Nasdaq Listing of the Common Stock	79
INDUSTRY OVERVIEW	80
EFTC BUSINESS	81
General	81
Manufacturing Services	81
Customers	82
Sales and Marketing	82
Backlog	82
Suppliers	82
Competition	82
Intellectual Property	83
Governmental Regulation	83
Employees	83
Properties	84
EFTC MARKET PRICE AND DIVIDEND INFORMATION	84
K*TEC BUSINESS	85
General	85
Manufacturing Services	85
Customers	86
Sales and Marketing	86
Backlog	86
Suppliers	87
Competition	87
Intellectual Property	87
Governmental Regulation	87
Employees	88
Properties	88
EFTC SELECTED FINANCIAL DATA	89
EFTC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	90
General	90
Results of Operations	92
Liquidity and Capital Resources	99
Impact of Recently Issued Accounting Standards	100
Quantitative and Qualitative Disclosures about Market Risk	101
K*TEC SELECTED FINANCIAL DATA	102
K*TEC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	103
General	103
Results of Operations	103
Liquidity and Capital Resources	108
Impact of Recently Issued Accounting Standards	109
Quantitative and Qualitative Disclosures about Market Risk	110
LEGAL MATTERS	110
EXPERTS	110
WHERE YOU CAN FIND MORE INFORMATION	111

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	111
INDEX TO FINANCIAL STATEMENTS	F-1
Appendix A	Amended and Restated Agreement and Plan of Merger
Appendix B	Amended and Restated Stockholder Agreement
Appendix C	Opinion of EFTC's Financial Advisor
Appendix D	Suntek Amended and Restated Certificate of Incorporation
Appendix E	Suntek Bylaws

QUESTIONS AND ANSWERS ABOUT THE COMBINATION

Q:
Who are the parties to the business combination?

A:
EFTC Acquisition Corp., a wholly owned subsidiary of Suntek, will merge with and into EFTC (referred to as the EFTC Merger), and cease to exist. EFTC will remain as the surviving corporation after such merger and will be a wholly owned subsidiary of Suntek. After the business combination is completed, EFTC will reincorporate from Colorado to Delaware pursuant to another merger transaction.

  K*TEC Acquisition Corp., also a wholly owned subsidiary of Suntek, will merge with and into Thayer-BLUM Funding II (referred to as the K*TEC Merger), and cease to exist. Thayer-BLUM will remain as the surviving entity after such merger and will be wholly owned by Suntek. Thayer-BLUM currently owns and will continue to own all of the outstanding capital stock of K*TEC.

Q:
What will EFTC stockholders receive?

A:
Holders of EFTC common stock will receive .25 shares of Suntek common stock for each share of EFTC common stock, plus cash instead of any fractional Suntek share.

Q:
How many EFTC shares will be converted into Suntek shares?

A:
The 49,180,932 outstanding shares of EFTC common stock, as of December 12, 2001, will be converted into about 12,295,233 shares of Suntek common stock in the proposed combination, which shares will represent about 45% of the outstanding common stock of Suntek following the proposed combination. Also, a maximum of 5,067,306 additional shares of EFTC common stock could be issued before the proposed combination upon exercise of warrants and employee and director stock options and would if so issued also be converted into shares of Suntek common stock.

Q:
Why is EFTC effecting the combination?

A:
The EFTC board of directors unanimously approved the proposed combination as fair to and in the best interests of EFTC and its stockholders. Our plan is for Suntek to build on EFTC's and K*TEC's core competencies to offer a complete array of electronic manufacturing services. We also believe that Suntek will benefit from the diversified customer and industry base, broader geographic scope, increased purchasing power and other synergies resulting from the proposed combination, as well as several years of separate, but complementary efforts by EFTC and K*TEC to develop technologies, expertise and best practices needed to take advantage of outsourcing trends by original equipment manufacturers. For a full discussion of EFTC's reasons for the proposed combination, see pages 38 through 39.

Q:
What will happen to outstanding EFTC options?

A:
Suntek will assume EFTC's stock option plans and all outstanding options. Each EFTC option will become an option to acquire shares of Suntek common stock. The terms and conditions of the replacement Suntek option will be the same as the pre-existing EFTC option it replaces. The assumed options will be exercisable for .25 shares of Suntek common stock for each EFTC share that was purchasable immediately prior to the closing of the proposed combination. The exercise price per share of each assumed option immediately after the proposed combination will be multiplied by four. Although EFTC's option plan provides that the vesting schedule of options will automatically accelerate upon a change in control, the combination does not constitute a change in control as defined in the option plan and, accordingly, the vesting schedule will not automatically accelerate.

Q:
What do I need to do now?

A:
Just indicate on your proxy card how you want to vote, sign the proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting of EFTC stockholders. If you sign and send in your proxy card without marking a vote for or against, your proxy will be counted as a vote in favor of the proposed combination. Because approval of the proposed combination requires the affirmative vote of a majority of all votes entitled to be cast, if you do not vote, or you abstain, it will have the effect of a vote against the proposed combination.

  The special meeting will take place on January  , 2002. You may attend the meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may take back your proxy up to and including the day of the special meeting by following the directions on page 31 and either change your vote or attend the meeting and vote in person.

Q:
When do you expect the combination to be completed?

A:
We expect to complete the proposed combination immediately following the EFTC special meeting, subject to satisfaction or waiver of all other conditions to closing.

Q:
What is the required vote to approve the combination?

A:
Approval of the proposed combination requires the affirmative vote of the holders of a majority of the outstanding shares of EFTC common stock. Thayer-BLUM holds approximately 77% of EFTC's outstanding voting stock and has agreed to vote in favor of the proposed combination. Accordingly, stockholder approval of the proposed combination is assured regardless of the vote of any other EFTC stockholder.

Q:
If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
You should instruct your broker to vote your shares according to your directions. Without instructions, your broker will not vote your shares on the combination proposal, which will have the effect of a vote against the proposed combination.

Q:
If I am not going to attend the special meeting, should I return my proxy card instead?

A:
Yes. Please fill out your proxy card and mail it to us in the enclosed return envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the special meeting.

Q:
What do I do if I want to change my vote?

A:
You should send in a later-dated, signed proxy card to EFTC's corporate secretary before the meeting or you should attend the meeting and vote in person.

Q:
Should I send in my EFTC stock certificates now?

A:
No. After the proposed combination has been completed, EFTC stockholders will receive written instructions for exchanging their EFTC stock certificates for Suntek stock certificates. Please do not send in your stock certificates with your proxy card.

Q:
Will the shares of Suntek common stock issued in the combination be listed for trading?

A:
Yes. The Suntek common stock to be issued in the proposed combination will be approved for quotation on the Nasdaq National Market under the symbol "SNTX" at the time the combination is completed.

Q:
Who can help answer my questions?

A:
If you would like additional copies of this proxy statement/prospectus or if you have questions, you can call Peter W. Harper, EFTC's Chief Financial Officer, at (602) 789-6600.

SUMMARY

    This summary, together with the preceding Questions and Answers section, highlights important information contained in this proxy statement/prospectus but may not contain all of the information that may be important to you. We urge you to read carefully this entire proxy statement/prospectus and the other documents to which it refers to understand fully the proposed combination and its consequences to you. See "Where You Can Find More Information" on page 111. Certain items in this summary include a page reference directing you to a more complete description of that item elsewhere in this proxy statement/prospectus.

The Companies

  EFTC (page 81)

    EFTC Corporation is an electronics manufacturing services company, focusing on high-mix solutions that target the aerospace, industrial controls and instrumentation, medical, semiconductor, networking and telecommunications industries. EFTC's high-mix manufacturing focus involves processing printed circuit board assemblies in small-lots (up to 100 assemblies per production run) in a flexible manufacturing environment. EFTC's services include assembling complex printed circuit boards, cables, electromechanical devices and finished products. Headquartered in Phoenix, Arizona, EFTC employs approximately 1,600 people at seven manufacturing sites nationwide. During the year ended December 31, 2000 and the nine months ended September 30, 2001, EFTC had net sales of approximately $327.4 million and $289.4 million, respectively. EFTC had third quarter 2001 net sales of $84.1 million, an approximately 14% decrease from second quarter 2001 net sales of $97.8 million. In addition, EFTC currently estimates that net sales for the fourth quarter of 2001 may decline up to 40% sequentially from third quarter 2001 net sales. The principal executive offices of EFTC are located at 2501 West Grandview Road, Phoenix, Arizona 85023, and its telephone number is (602) 789-6600.

  K*TEC (page 85)

    K*TEC Electronics Holding Corporation is a privately held electronic manufacturing services company that provides vertically integrated electronic manufacturing services and products primarily to original equipment manufacturers in the semiconductor capital equipment and networking segments. K*TEC employs approximately 1,100 people at manufacturing sites located in Fremont, California and Austin and Sugar Land, Texas. K*TEC had pro forma net sales of approximately $421.3 million for the year ended December 31, 2000, and net sales of $200.3 million for the nine months ended September 30, 2001. K*TEC had third quarter 2001 net sales of $50.2 million, an approximately 16% decrease from second quarter 2001 net sales of $59.5 million. In addition, K*TEC currently estimates that net sales for the fourth quarter of 2001 may decline up to 45% sequentially from third quarter 2001 net sales. The principal executive offices of K*TEC are located at 1111 Gillingham Lane, Sugar Land, Texas 77478, and its telephone number is (281) 243-5440.

  Suntek (page 51)

    Suntek Corporation (formerly known as Express EMS Corporation) is a wholly owned subsidiary of EFTC formed solely to effect the proposed combination with K*TEC. Suntek has had no operations to date. Suntek's audited financial statement is included in this proxy statement/prospectus beginning on page F-3. In the combination, each of EFTC and K*TEC will combine all of its business operations with Suntek and become indirect wholly owned subsidiaries of Suntek. The principal executive offices of Suntek are located at 2501 West Grandview Road, Phoenix, Arizona 85023 and its telephone number is (602) 789-6600.

  Thayer-BLUM

    Thayer-BLUM Funding, L.L.C. is an entity established by affiliates of Thayer Capital Partners and BLUM Capital Partners to acquire a controlling interest in EFTC through a series of transactions in March to August 2000, and is controlled solely by such affiliates. These entities in turn are controlled by Thayer Capital Partners and BLUM Capital Partners.

    Thayer-BLUM Funding II, L.L.C. is an entity established by affiliates of Thayer Capital Partners and BLUM Capital Partners to acquire K*TEC in October 2000 and is controlled solely by such affiliates. These entities in turn are controlled by Thayer Capital Partners and BLUM Capital Partners.

    Thayer-BLUM Funding III, L.L.C. is an entity established by affiliates of Thayer Capital Partners and BLUM Capital Partners to hold membership interests in Thayer-BLUM Funding II, L.L.C. and is controlled solely by such affiliates. These entities in turn are controlled by Thayer Capital Partners and BLUM Capital Partners.

    Thayer Capital Partners is a private equity investment firm based in Washington, DC. Thayer manages two private equity funds with more than $1.2 billion under management. The firm focuses on leveraged buyouts and growth equity investments in the business service and growth manufacturing industries.

    BLUM Capital Partners is a San Francisco-based private equity and strategic block investment firm, which manages in excess of $4.0 billion in capital both domestically and internationally. BLUM has invested in a wide variety of businesses and has been successful initiating value-enhancing strategies, including going-private transactions, equity infusions to either restructure a balance sheet or provide growth capital, share repurchases, acquisition programs, and business unit divestitures.

The Special Meeting (page 28)

    The EFTC special meeting will be held at [specific location], Phoenix, Arizona, [zip code] on [day of week], January  , 2002 at 10:00 a.m., local time. At the special meeting, you will be asked to approve and adopt the merger agreement and approve the proposed combination.

Recommendation to EFTC Stockholders Concerning the Combination (page 39)

    The board of directors of EFTC believes that the proposed combination is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and approve the combination.

Record Date; Voting Power (page 28)

    You are entitled to vote at the meeting if you owned shares of EFTC common stock as of the close of business on January   , 2001, the record date for the special meeting.

    On the record date, there were         shares of EFTC common stock allowed to vote at the special meeting. EFTC stockholders will have one vote for each share of EFTC common stock they owned at the record date.

Votes Required for the Combination (page 28)

    Stockholders holding at least a majority of the shares of EFTC common stock outstanding on the record date must vote to approve and adopt the merger agreement and approve the proposed combination. Thayer-BLUM holds approximately 77% of EFTC's outstanding voting stock and has agreed to vote in favor of the proposed combination. Accordingly, stockholder approval of the proposed combination is assured regardless of the vote of any other EFTC stockholder.

Thayer-BLUM's Ownership of EFTC (page 28)

    On the record date, Thayer-BLUM Funding, L.L.C. beneficially owned and was allowed to vote 37,851,343 shares of EFTC common stock, constituting approximately 77% of the shares of EFTC common stock outstanding on the record date.

    Thayer-BLUM Funding, L.L.C., in its capacity as a stockholder of EFTC, has executed a Stockholder Agreement with EFTC and Suntek in which it has agreed to vote its EFTC common stock "FOR" adoption and approval of the merger agreement and approval of the proposed combination. Please refer to page 58 for more information on the Stockholder Agreement.

The Merger Agreement (page 58)

    The merger agreement is summarized on pages 58 through 65 and attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement. It is the legal document governing the proposed combination.

    To effect the proposed combination:

  •
  EFTC Acquisition Corp., a wholly owned subsidiary of Suntek, will merge with and into EFTC, and cease to exist. EFTC will remain as the surviving corporation after such merger and will be a wholly owned subsidiary of Suntek. After the proposed combination is completed, EFTC will reincorporate from Colorado to Delaware through another merger transaction.

  •
  K*TEC Acquisition Corp., also a wholly owned subsidiary of Suntek, will merge with and into Thayer-BLUM Funding II, and cease to exist. Thayer-BLUM will remain as the surviving entity after such merger and will be wholly owned by Suntek. Thayer-BLUM currently owns and will continue to own all of the outstanding capital stock of K*TEC.

    The diagram below illustrates the relationship of the parties before and after the combination.

What EFTC Stockholders Will Receive (page 58)

    You will receive .25 shares of Suntek common stock for each share of common stock of EFTC. You should not send in your stock certificates until instructed to do so after the proposed combination is completed.

    As more fully described in "The Combination—Negotiations," beginning on page 35, there was a $20 million distribution from K*TEC to Thayer-BLUM that resulted in an adjustment to the number of Suntek shares to be issued in exchange for membership interests in Thayer-BLUM Funding II.

Ownership of Suntek Following the Combination (page 45)

    In the proposed combination, and by reason of its ownership of approximately 77% of EFTC and 100% of K*TEC, Thayer-BLUM will receive and own approximately 90% of the Suntek common stock outstanding after the proposed combination. Other EFTC stockholders will receive and own approximately 10% of the Suntek common stock outstanding after the proposed combination. Because the exact number of shares to be issued depends on the number of EFTC shares and EFTC options and warrants outstanding at closing, we will not be able to provide exact share amounts until then. However, based on the number of EFTC shares of common stock and EFTC options and warrants outstanding as of October 11, 2001, as well as the number of outstanding K*TEC options, we anticipate that Suntek will have approximately 27,422,407 shares of common stock outstanding, and options and warrants outstanding to purchase 1,906,769 shares of common stock immediately after the proposed combination.

Federal Income Tax Consequences (page 46)

    The exchange of shares by you is intended to be tax-free to you for federal income tax purposes. To review the tax consequences to you in greater detail, see pages 46 through 49.

    Tax matters are very complicated, and the tax consequences of the proposed combination to you will depend in part on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the proposed combination to you.

Opinion of EFTC's Financial Advisor (page 40)

    JPMorgan H&Q, a division of Chase Securities, Inc., has delivered to the special committee of the board of directors of EFTC its written opinion stating that, as of the date of the opinion and based upon and limited by matters stated in the opinion, the exchange ratio reflected in the merger agreement was fair, from a financial point of view, to the holders of EFTC common stock other than Thayer-BLUM and its affiliates. The written opinion was delivered to the special committee on May 4, 2001 and speaks only as of that date. The full text of the written opinion of JPMorgan H&Q, which states the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this proxy statement/prospectus. We urge EFTC's stockholders to read the opinion carefully.

Accounting Treatment (page 49)

    As a transaction involving entities under the common control of Thayer-BLUM, the proposed combination will be accounted for in a manner similar to the pooling-of-interests method of accounting. See "Pro Forma Combined Financial Statements" beginning on page F-67 for additional information related to the combination.

Listing of Suntek Stock (page 61)

    The Suntek common stock to be issued in connection with the proposed combination will be approved for quotation on the Nasdaq National Market under the trading symbol "SNTX" at the time the combination is completed.

Comparison of Stockholders' Rights (page 67)

    The rights of EFTC stockholders currently are governed by Colorado law and EFTC's articles of incorporation and bylaws. EFTC stockholders will receive Suntek common stock in the proposed combination, and their rights as Suntek stockholders will be governed by Delaware law and Suntek's certificate of incorporation and bylaws, which differ in material respects from Colorado law and EFTC's articles of incorporation and bylaws.

Resales of Suntek Common Stock (page 50)

    The shares of Suntek common stock to be issued in the proposed combination have been registered under the Securities Act of 1933 and therefore may be resold without restriction by all former stockholders of EFTC who are not deemed to be "affiliates" of either EFTC or K*TEC. An affiliate who receives shares of Suntek common stock in the combination would be unable to resell an unlimited number of shares in the absence of registration of such resales under the Securities Act or the availability of an exemption from such registration.

Agreement Not to Solicit Other Acquisition Proposals (page 60)

    Each of EFTC and K*TEC has agreed that it will not solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a merger, consolidation, business combination, sale of substantial assets, sale of capital stock or similar transaction.

Fees and Expenses (page 64)

    In general, whether or not the proposed combination is completed, EFTC and K*TEC will each pay its own fees and expenses.

Conditions to the Closing of the Combination (page 63)

    EFTC and K*TEC will complete the proposed combination only if they satisfy or (in some cases) waive several conditions, including the following:

  •
  the holders of at least a majority of the outstanding EFTC common stock approve the merger agreement and the proposed combination;

  •
  any governmental or regulatory requirements necessary to consummate the proposed combination are fulfilled;

  •
  review, if any, of this proxy statement/prospectus is completed by the SEC and the registration statement, of which this proxy statement/prospectus is a part, is effective under the Securities Act of 1933 and Suntek has received all required state securities laws authorizations;

  •
  the shares of Suntek common stock to be issued in the proposed combination are approved for quotation on the Nasdaq National Market;

  •
  the representations and warranties of each party contained in the merger agreement continue to be true and correct in all material respects, and each party has performed in all material respects all of its obligations under the merger agreement; and

  •
  each party has received an opinion of counsel to the effect that the proposed combination will be treated as a tax-free transaction.

Circumstances Where the Parties Can Terminate the Merger Agreement (page 64)

    EFTC and Thayer-BLUM Funding II can jointly agree to terminate the merger agreement at any time without completing the proposed combination. In addition, either company can terminate the merger agreement under various circumstances, including if:

  •
  the proposed combination has not been completed by March 31, 2002 (and a breach by the company wanting to terminate is not the cause of the failure to close);

  •
  a court or governmental agency has taken a final action that prevents the proposed combination from occurring;

  •
  the other party fails to perform any material covenant or agreement or there shall have been one or more breaches of the other party's representations and warranties in the merger agreement that together cause a material adverse effect and the breaches have not been cured after notice; or

  •
  EFTC has failed to receive the necessary approval of EFTC stockholders.

No Appraisal Rights for EFTC Stockholders (page 49)

    EFTC is incorporated under Colorado law. Pursuant to Colorado law, holders of EFTC common stock do not have rights to an appraisal of the value of their shares of EFTC common stock in connection with the proposed combination.

Board of Directors and Management of Suntek Following the Combination (page 51)

    Upon consummation of the proposed combination, the board of directors of Suntek will consist of nine members, all of whom currently serve on the board of EFTC. The Chairman of the Board of Suntek will be Jeffrey W. Goettman, currently Chairman of each of the EFTC board and K*TEC board.

    James K. Bass, currently President and Chief Executive Officer of EFTC, will become President and Chief Executive Officer of Suntek. The other officers of Suntek will consist of current officers of EFTC and K*TEC. Peter W. Harper, currently the Chief Financial Officer of EFTC, will become Chief Financial Officer of Suntek; Michael Eblin, currently the Senior Vice President of Operations of EFTC, will become a Vice President of Suntek and President of EFTC; and R. Michael Gibbons, currently the President and Chief Executive Officer of K*TEC, will become a Vice President of Suntek and remain as the President of K*TEC.

    All officers of Suntek will hold office at the pleasure of the board of directors and until their successors have been duly elected and qualified, unless sooner removed. Any officer may be removed at any time by the board, subject to any severance rights contained in their employment agreements.

Interests of Certain Persons in the Combination and Possible Conflicts of Interest (page 45)

    In considering the recommendation of EFTC board of directors that the merger agreement be adopted, EFTC stockholders should be aware that a number of EFTC affiliates have interests in the proposed combination that are, or may be, different from the interests of other EFTC stockholders. They include the following:

  •
  Both EFTC and K*TEC are controlled by affiliates of Thayer-BLUM, and such affiliates will beneficially own approximately 90% of the outstanding shares of Suntek common stock following the proposed combination. In addition, affiliates of Thayer-BLUM are parties to management and consulting agreements with EFTC and K*TEC. Upon consummation of the proposed combination, such existing arrangements will terminate, Suntek will enter into a new management and consulting agreement with Thayer-BLUM that provides for the payment of $0.75 million in annual fees to Thayer-BLUM. In addition, K*TEC will pay affiliates of Thayer-BLUM a one-time fee of approximately $0.75 million for providing a variety of services and administrative support to K*TEC in connection with the proposed combination.

  •
  Upon completion of the proposed combination, Suntek will assume EFTC's obligations under EFTC's employee and director stock option plans, so that the outstanding EFTC options will become options to purchase Suntek shares in a number and at an exercise price adjusted to reflect the exchange ratio for the proposed combination.

Market Price Information

    EFTC common stock is traded on the Nasdaq National Market under the symbol "EFTC." On May 2, 2001, the last trading day before the parties publicly announced the execution of the merger agreement, the last reported sale price of EFTC common stock was $3.35.

    On December  , 2001, the last trading day before the date of this proxy statement/prospectus, the last reported sale price of EFTC common stock was $      .

EFTC Summary Selected Financial Data
(in thousands, except per share data)

    We are providing the following information concerning EFTC to aid you in your analysis of the financial aspects of the proposed combination. EFTC derived this information from its audited consolidated financial statements for the fiscal years ended December 31, 1996 through December 31, 2000 and its unaudited consolidated financial statements for the nine months ended September 30, 2000 and 2001. This information is only a summary and should be read in conjunction with EFTC's consolidated financial statements and accompanying notes beginning on Page F-7 and EFTC Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 90. Results of operations for the nine months ended September 30, 2001 are not indicative of the results for the full year. See "Risk Factors—EFTC and K*TEC have each experienced declining net sales, and we expect fourth quarter net sales to decline."

	Year Ended December 31,					Nine Months Ended September 30,
	1996	1997	1998	1999	2000	2000	2001
Statement of Operations Data:
Net sales	$60,910	$122,079	$226,780	$221,864	$327,444	$225,751	$289,409
Gross profit (loss)	4,633	19,913	26,199	(8,028)	15,959	6,801	30,245
Operating income (loss)	(2,009)	6,655	(2,793)	(44,072)	(19,811)	(22,329)	15,191
Net income (loss)	(1,618)	3,421	(4,178)	(73,703)	(25,013)	(25,257)	12,234
Net income (loss) per share applicable to common stockholders—diluted	(.28)	.38	(.31)	(4.74)	(1.72)	(1.75)	.30
Other Financial Data:
EBITDA(a)(c)	(657)	10,580	3,747	(57,765)	(7,042)	(11,664)	20,674
Adjusted EBITDA(b)(c)	634	9,424	7,937	(27,363)	166	(4,699)	21,827
Cash provided (used) by:
Operating activities	(508)	(29,414)	(18,181)	(9,873)	(67,526)	(67,235)	41,428
Investing activities	(1,837)	(42,074)	(21,924)	17,752	7,682	7,271	(4,799)
Financing activities	2,049	72,958	38,851	(7,786)	59,171	59,304	(36,602)
	December 31, 1996	December 31, 1997	December 31, 1998	December 31, 1999	December 31, 2000	September 30, 2001
Balance Sheet Data:
Working capital	$9,284	$43,634	$59,037	$26,232	$72,037	$55,156
Total assets	24,037	148,825	190,666	131,129	159,572	122,965
Total debt	5,917	44,959	54,983	42,994	90,652	—
Total stockholders' equity	13,850	75,221	94,979	21,278	14,205	86,388

(a)
EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and to fund capital expenditures. It is also used by our lenders in determining compliance with certain financial covenants.

(b)
Adjusted EBITDA represents EBITDA excluding recapitalization and merger transaction costs, severance, retention, closure and relocation costs, impairment of long-lived assets, litigation settlement and gain (loss) on sale of assets. Adjusted EBITDA is presented because it excludes charges and gains that we believe are not indicative of the core operating performance of the Company. We primarily use this data in conjunction with other industry and market indicators when we evaluate the Company's future prospects for purposes of setting performance goals.

(c)
The primary measure of operating performance is net income (loss). EBITDA and Adjusted EBITDA should not be construed as alternatives to net income (loss), determined in accordance with generally accepted accounting principles, or GAAP, as an indicator of operating performance, as a measure of liquidity or as an alternative to cash flows from operating activities determined in accordance with GAAP. We believe the presentation of these additional financial performance indicators is beneficial to investors since they provide an additional perspective from which to evaluate the Company. In addition, the measure of EBITDA and adjusted EBITDA presented herein by EFTC may not be comparable to other similarly titled measures of other companies.

Quarterly Data:

    The following table sets forth unaudited quarterly operating data for each of the seven quarters ended September 30, 2001. In the opinion of EFTC's management, these data have been prepared substantially on the same basis as the audited EFTC financial statements appearing elsewhere in this proxy statement/prospectus, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data. However, EFTC's operating results have fluctuated significantly in the past and EFTC expects that they will continue to fluctuate in the future. Future fluctuations may be a result of a variety of factors, including the timing and amount of orders EFTC receives from its customers. See "Risk Factors—Our results of operations will be affected by a variety of factors, which could cause our results of operations to fail to meet expectations and our stock price to decline," and "—EFTC and K*TEC have each experienced declining net sales, and we expect fourth quarter net sales to decline."

	Quarter Ended
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000	April 1, 2001	July 1, 2001	September 30, 2001
Net sales	$63,526	$75,944	$86,281	$101,693	$107,486	$97,839	$84,084
Gross profit (loss)	1,329	(276)	5,767	9,139	9,910	11,173	9,162
Gross profit margin	2.1%	(0.4)%	6.7%	9.0%	9.2%	11.4%	10.9%

K*TEC Summary Selected Financial Data
(in thousands)

    We are providing the following information concerning K*TEC to aid you in your analysis of the financial aspects of the proposed combination. Prior to its October 10, 2000 acquisition by Thayer-BLUM, K*TEC was a division of Kent Electronics Corporation. The following information has been derived from (1) K*TEC's unaudited financial statements as of and for the fiscal years ended March 29, 1997 and March 28, 1998, (2) K*TEC's audited financial statements as of and for the fiscal years ended April 3, 1999 and April 1, 2000, and the period April 2, 2000 through October 9, 2000, (3) Thayer-BLUM Funding II's audited consolidated financial statements as of and for the period ended December 31, 2000, (4) K*TEC's unaudited financial statements for the nine months ended September 30, 2000, and (5) Thayer-BLUM Funding II's unaudited consolidated financial statements as of and for the nine months ended September 30, 2001. This information is only a summary and you should read it in conjunction with K*TEC's and Thayer-BLUM Funding II's financial statements and accompanying notes beginning on page F-35 and K*TEC Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 103. Results of operations for the nine months ended September 30, 2001 are not indicative of the results for the full year. See "Risk Factors—EFTC and K*TEC have each experienced declining net sales, and we expect fourth quarter net sales to decline." The financial statements of K*TEC prior to its October 10, 2000 acquisition by Thayer-BLUM Funding II are presented on a different basis of accounting than the subsequent consolidated financial statements of Thayer-BLUM Funding II, and, therefore, are not comparable in all respects. The financial statements of Thayer-BLUM Funding II reflect the impact of purchase accounting adjustments to reflect the acquisition of K*TEC.

	Predecessor Company
							Successor Company
	Fiscal Year Ended:
							Period from September 14, 2000 to December 31, 2000(a)
					Period from April 2, 2000 to October 9, 2000
	March 29, 1997	March 28, 1998	April 3, 1999	April 1, 2000		Nine Months Ended September 30, 2000		Nine Months Ended September 30, 2001
Statement of Operations Data:
Net sales	$177,704	$241,099	$174,255	$249,402	$215,163	$276,605	$135,686	$200,327
Gross profit (loss)	40,397	46,529	(520)	12,885	16,614	21,804	8,694	(20,097)
Operating income (loss)	29,492	32,784	(12,132)	168	4,657	7,075	1,514	(36,715)
Net income (loss)	18,377	20,078	(8,581)	(93)	2,880	4,181	466	(40,509)
Other Financial Data:
EBITDA(b)(d)	34,492	39,353	(1,912)	11,639	10,922	16,393	6,302	(21,730)
Adjusted EBITDA(c)(d)	34,492	39,353	(2,021)	11,658	10,922	16,412	8,602	(19,450)
Cash provided (used) by:
Operating activities	N/A	3,903	12,877	(7,041)	(34,742)	(33,684)	(16,536)	5,610
Investing activities	N/A	(27,752)	(12,343)	(4,238)	(3,315)	(4,593)	(179,110)	(9,092)
Financing activities	N/A	23,849	(534)	11,279	38,057	38,277	229,766	(30,274)
	March 29, 1997	March 28, 1998	April 3, 1999	April 1, 2000	December 31, 2000		September 30, 2001
Balance Sheet Data:
Working capital	$41,788	$68,315	$59,017	$78,195	$144,379		$75,974
Total assets	115,203	158,074	155,553	178,659	375,873		241,935
Total debt	—	—	—	—	62,202	(e)	52,230	(f)
Owner's equity	93,845	137,772	128,657	139,843	230,466		169,957

(a)
Thayer-BLUM Funding II was organized on September 14, 2000, but conducted no operations until its acquisition of K*TEC on October 10, 2000.

(b)
EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and to fund capital expenditures. It is also used by our lenders in determining compliance with certain financial covenants.
(c)
Adjusted EBITDA means EBITDA excluding acquisition expenses, merger costs and gain (loss) on sale of equipment. Adjusted EBITDA is presented because it excludes charges and gains that we believe are not indicative of the core operating performance of the Company. We primarily use this data in conjunction with other industry and market indicators when we evaluate the Company's future prospects for purposes of setting performance goals.

(d)
The primary measure of operating performance is net income (loss). EBITDA and adjusted EBITDA should not be construed as alternatives to net income (loss), determined in accordance with GAAP, as an indicator of operating performance, as a measure of liquidity, or as an alternative to cash flows from operating activities determined in accordance with GAAP. We believe the presentation of these additional financial performance indicators is beneficial to investors since they provide an additional perspective from which to evaluate the Company. In addition, the measure of EBITDA and adjusted EBITDA presented herein by K*TEC may not be comparable to other similarly titled measures of other companies.
(e)
Includes notes payable of $50.0 million and $12.2 million issued in connection with Thayer-BLUM Funding II's October 10, 2000 acquisition of K*TEC. See Note 2 of Thayer-BLUM Funding II's consolidated financial statements included elsewhere in this proxy statement/prospectus.
(f)
Includes a note payable of $12.2 million issued in connection with Thayer-BLUM Funding II's October 10, 2000 acquisition of K*TEC. As more fully described in Note 2 of Thayer-BLUM Funding II's consolidated financial statements included elsewhere in this proxy statement/prospectus, $18.6 million of the purchase price is subject to a dispute, which is expected to be settled through arbitration proceedings.

Quarterly Data:

    The following table sets forth unaudited operating data for the period from January 2, 2000 through September 30, 2001. In the opinion of K*TEC's management, these data have been prepared substantially on the same basis as the audited K*TEC and Thayer-BLUM Funding II consolidated financial statements appearing elsewhere in this proxy statement/prospectus, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data. However, K*TEC's operating results have fluctuated significantly in the past and K*TEC expects that they will continue to fluctuate in the future. Future fluctuations may be a result of a variety of factors, including the timing and amount of orders K*TEC receives from its customers. See "Risk Factors—Our results of operations will be affected by a variety of factors, which could cause our results of operations to fail to meet expectations and our stock price to decline," and "—EFTC and K*TEC have each experienced declining net sales, and we expect fourth quarter net sales to decline."

	Predecessor Company				Successor Company
	Quarter Ended			Period from October 1, 2000 to October 9, 2000	Period from September 14, 2000 to December 31, 2000(a)	Quarter Ended
	April 1, 2000	July 1, 2000	September 30, 2000			April 1, 2001	July 1, 2001	September 30, 2001
Net sales	$70,401	$91,814	$114,390	$8,959	$135,686	$90,552	$59,542	$50,233
Gross profit (loss)	5,141	9,115	7,548	(49)	8,694	(1,832)	(9,914)	(8,351)
Gross profit margin	7.3%	9.9%	6.6%	(0.5)%	6.4%	(2.0)%	(16.7)%	(16.6)%

(a)
Thayer-BLUM Funding II was organized on September 14, 2000, but conducted no operations until its acquisition of K*TEC on October 10, 2000.

Summary Pro Forma Financial Data
(in thousands, except per share data)

    The following unaudited summary pro forma combined financial data have been prepared to give effect to the proposed combination accounted for in a manner similar to the pooling-of-interests method of accounting. The pro forma combined statement of operations also gives effect to the acquisition of K*TEC by Thayer-BLUM Funding II as if it had occurred on January 1, 2000.

    The unaudited summary pro forma combined statement of operations data give effect to the proposed combination as if it had occurred on January 1, 2000. For purposes of the unaudited summary pro forma combined statements of operations for the year ended December 31, 2000, EFTC's consolidated statements of operations for the year ended December 31, 2000 have been combined with K*TEC's consolidated statements of operations for the quarter ended April 1, 2000 and the period from April 2, 2000 through October 9, 2000, and Thayer-BLUM Funding II's consolidated statements of operations for the period from September 14, 2000 through December 31, 2000. The unaudited summary pro forma combined balance sheet data gives effect to the proposed combination as if it had occurred on September 30, 2001.

    The information set forth below is only a summary and should be read together with the Suntek unaudited pro forma combined financial statements and accompanying notes contained elsewhere in this proxy statement/prospectus beginning on page F-67. The following table should also be read in conjunction with the historical consolidated financial statements of Suntek, EFTC, K*TEC and Thayer-BLUM Funding II included elsewhere in this proxy statement/prospectus beginning on page F-3.

    These pro forma amounts are not necessarily indicative of the results of operations of the combined company that would have actually occurred had we completed the combination on January 1, 2000 or of the financial condition of the combined company had we completed the combination on September 30, 2001 or of the future results of operations or financial condition of the combined company. See "Risk Factors—EFTC and K*TEC have each experienced declining net sales, and we expect fourth quarter net sales to decline."

	Year Ended December 31, 2000	Nine Months Ended September 30, 2001
Pro Forma Combined Statement of Operations Data:
Net sales	$748,694	$489,736
Operating loss	(17,389)	(21,524)
Net loss	(28,266)	(28,275)
Loss applicable to common stockholders	(30,738)	(28,825)
Diluted loss per share applicable to common stockholders	(1.61)	(1.25)
Number of shares used for computation	19,122,000	22,981,000
September 30, 2001
Pro Forma Combined Balance Sheet Data:
Working capital	$130,130
Total assets	363,796
Total debt	52,265
Stockholders' equity	254,843

COMPARATIVE PER SHARE INFORMATION

    The following table sets forth the historical net income (loss) and book value per share of EFTC in comparison with our unaudited pro forma combined net loss and book value per share after giving effect to the proposed combination of EFTC and K*TEC, assuming that .25 shares of Suntek are issued in exchange for one share of EFTC common stock and 15,127,174 shares of Suntek are issued in exchange for all outstanding membership interests in Thayer-BLUM Funding II. You should read this information in conjunction with the historical audited and unaudited financial statements of Suntek, EFTC, K*TEC and Thayer-BLUM Funding II included elsewhere in this proxy statement/prospectus beginning on page F-3. The pro forma combined per share information is also derived from, and should also be read in conjunction with, the unaudited pro forma combined financial information beginning on page F-67. The unaudited pro forma combined information does not purport to represent what the actual results of operations of the combined company would have been had the proposed combination been completed on January 1, 2000 or of the financial condition of the combined company had we completed the proposed combination on September 30, 2001. Comparative per share data and pro forma statement of operations information are not presented for periods prior to 2000 because common control of EFTC and K*TEC did not exist before October 10, 2000.

	As of and for the Year Ended December 31, 2000		As of and for the Nine Months Ended September 30, 2001
Suntek—Pro Forma Combined
Diluted loss per share applicable to common stockholders	$(1.61)		$(1.25)
Dividends per common share(1)	—		—
Book value per common share at September 30, 2001			9.37
EFTC equivalent diluted loss per share applicable to common stockholders(2)	(0.40)		(0.31)
EFTC equivalent book value per common share at September 30, 2001(2)			2.34
EFTC—Historical
Diluted net income (loss) per share applicable to common stockholders	$(1.72)		$0.30
Dividends per common share(1)	—		—
Book value per common share	$(0.03	)(3)	1.79

(1)
EFTC has never declared or paid cash dividends on its common stock. Suntek's dividend policy will be set by its board of directors, but we do not anticipate that Suntek will pay any cash dividends on its common stock for the foreseeable future.

(2)
The EFTC equivalent per share information is calculated by adjusting the Suntek pro forma per share information for the exchange ratio of .25.

(3)
At December 31, 2000, EFTC's historical book value per common share was a negative $0.03 per share. Giving retroactive effect to the May 31, 2001 issuance of 8,157,000 shares of common stock in exchange for convertible preferred stock and 22,904,000 shares of common stock in exchange for senior subordinated convertible notes outstanding at December 31, 2000, EFTC's pro forma book value per common share would have been $1.56. Because of the significance of the May 31, 2001 conversion of debt and preferred stock to EFTC's capitalization, we believe the pro forma book value per share provides a more meaningful comparison. See Note 12 of EFTC's consolidated financial statements included elsewhere in this proxy statement/prospectus. Following is the calculation of the historical and pro forma book value per common share (in thousands, except book value per share):

	Common Shares Outstanding	Shareholders' Equity	Book Value Per Share
Balances, December 31, 2000	15,933	$14,205
Less liquidation preference of convertible preferred stock	—	14,683

Book value per common share	15,933	(478)	$(.03)

Give effect to May 31, 2001 issuances:
Convertible preferred stock	8,157	14,683
Convertible notes	22,904	59,093

Pro forma book value per share	46,994	$73,298	$1.56

RISK FACTORS

    You should carefully consider the risk factors described below together with all of the other information included in this proxy statement/prospectus. If any of these risks actually occur, our business, financial condition and results of operations would likely suffer and the trading price of our common stock could fall. In addition, the following factors could cause our actual results to differ materially from those projected in our forward-looking statements, whether made in this proxy statement/prospectus, annual or quarterly reports to stockholders, future press releases, SEC filings or orally, whether in presentations, responses to questions or otherwise.

Risks Relating to the Combination

  Our inability to successfully integrate our operations may adversely affect our ability to realize the anticipated benefits of the proposed combination.

    The success of the proposed combination will depend on our ability to unite EFTC's business strategies and technologies with those of K*TEC. The difficulties of combining EFTC's operations with those of K*TEC include the necessity of coordinating geographically separated organizations and integrating personnel with diverse business backgrounds. Combining management from EFTC and K*TEC will result in changes affecting all employees and operations. Differences in management approach and corporate culture may strain employee relations. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined businesses and the loss of key personnel. We may encounter difficulties in the process of integrating the businesses of EFTC and K*TEC, which could adversely affect our ability to realize the anticipated benefits of the proposed combination, including expected synergies from cost-cutting initiatives and cross-selling of products and services across customers and geographic regions. The diversion of management's attention and any delays or difficulties encountered in connection with the proposed combination and the integration of the two operations could have an adverse effect on our business, financial condition, results of operations or prospects after the proposed combination.

  The business combination may result in a loss of customers and employees, which could harm our results of operations.

    The announcement and completion of the proposed combination could cause certain of EFTC's or K*TEC's customers to either seek alternative sources of product supply or service, or delay or change orders for products due to uncertainty over the integration of the two companies or the strategic position of the combined company. As a result, we may experience some customer attrition following the proposed combination. Any customer attrition could harm our results of operations. Difficulties in integrating the operations of EFTC and K*TEC, including the uncertainty related to organizational changes, could also negatively affect employee morale and result in the loss of key employees. We may not be able to retain EFTC's and K*TEC's key management, sales, marketing and technical personnel. Any steps taken by us to address customer and employee attrition may not be effective, and this attrition could negatively affect our results of operations.

  Executive officers and directors who are asking you to approve the proposed combination have potential conflicts of interest because they will receive additional benefits in the combination.

    Stockholders should be aware of potential conflicts of interest and the benefits available to executive officers and directors when considering the decision of the EFTC board of directors to approve the proposed combination. As discussed under "The Business Combination—Interests of Certain Persons in the Combination and Potential Conflicts of Interest," beginning on page 45, executive officers and directors of EFTC will be executive officers and directors of Suntek following the proposed combination and will derive economic benefits that are different from, or in addition to, your interests as stockholders. Executive officers and directors of EFTC who hold options to purchase EFTC common stock will receive options to acquire Suntek common stock in exchange upon completion of the combination. In addition, Messrs. Goettman, McCormick, Medeiros and Walker are directors of EFTC and are affiliated with Thayer-BLUM, which owns 77% of the outstanding EFTC common stock and will own approximately 90% of the outstanding common stock of Suntek following the combination. Thayer-BLUM will also receive a fee of $0.75 million from K*TEC upon consummation of the business combination and will enter into a new management and consulting agreement with Suntek to replace its existing agreements with EFTC and K*TEC.

  The assumptions underlying the fairness opinion obtained by the Special Committee may no longer be valid.

    JPMorgan H&Q delivered its written fairness opinion to the Special Committee on May 4, 2001. In preparing the opinion, JPMorgan H&Q relied on financial analyses and forecasts. The projections furnished to JPMorgan H&Q for EFTC and K*TEC were based on numerous assumptions that were inherently uncertain and may be beyond the control of EFTC's and K*TEC's management. Moreover, actual results since the preparation of such projections have varied and could continue to vary significantly from those set forth in the projections. Neither the Board nor the Special Committee has sought an updated opinion from JPMorgan.

Risks Relating to our Business

  EFTC and K*TEC have each experienced declining net sales, and we expect fourth quarter net sales to decline.

    EFTC recently reported third quarter 2001 net sales of approximately $84.1 million, an approximately 14% decrease from second quarter 2001 net sales of $97.8 million. See "EFTC Summary Selected Financial Data—Recent Developments" on page 10. In addition, EFTC currently estimates that net sales for the fourth quarter of 2001 may decline up to 40% sequentially from third quarter 2001 net sales.

    K*TEC recently reported third quarter 2001 net sales of $50.2 million, an approximately 16% decrease from second quarter 2001 net sales of $59.5 million. K*TEC currently estimates that net sales for the fourth quarter of 2001 may decline up to 45% sequentially from third quarter 2001 net sales. Due to the uncertainty in the markets served by many of EFTC's and K*TEC's customers, we cannot provide guidance beyond the fourth quarter of 2001 with any degree of certainty.

  We are dependent on the aerospace industry, and recent terrorist attacks may negatively impact our results of operations.

    EFTC's principal customer is engaged in the aerospace market. See "—We are dependent upon a small number of customers for a large portion of our net sales, and a decline in sales to major customers would harm our results of operations." Consequently, a significant percentage of our net sales will be derived from the aerospace segment of the electronics industry, and a significant decline in the aerospace market could have a negative impact on our results of operations. The recent terrorist attacks on the World Trade Center in New York and the Pentagon in Washington, D.C. using hijacked commercial aircraft have been highly publicized. The impacts that these events may have on the aerospace segment in the short term are reflected in our reduced net sales guidance for the fourth quarter of 2001. See "—EFTC and K*TEC have each experienced declining net sales, and we expect fourth quarter net sales to decline." The long-term impact is not known at this time, but may include reduced demand for products of our aerospace customers, which would have a negative impact on our results of operations.

  We are dependent upon the electronics industry and excess capacity or decreased demand for products produced by this industry could result in increased price competition as well as a decrease in our gross margins and unit volume sales.

    Our business is heavily dependent on the electronics industry. A significant percentage of our net sales are generated from the industrial controls and instrumentation, medical equipment, semiconductor capital equipment, networking and telecommunications equipment segments of the electronics industry, which is characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. Furthermore, these segments are subject to economic cycles and have experienced in the past, and are likely to experience in the future, recessionary periods. A recession or any other event leading to excess capacity or a downturn in these segments of the electronics industry could result in intensified price competition as well as a decrease in our gross margins and unit volume sales.

  We are dependent upon a small number of customers for a large portion of our net sales, and a decline in sales to major customers would harm our results of operations.

    A small number of customers will be responsible for a significant portion of our net sales. Sales to Honeywell represented approximately 73% of EFTC's 2000 net sales and approximately 82% of net sales for the nine months ended September 30, 2001. Sales to Applied Materials represented approximately 46% of K*TEC's pro forma net sales for the year ended December 31, 2000 and approximately 38% of net sales for the nine months ended September 30, 2001. Sales to Emulex represented 21% of K*TEC's pro forma net sales for the year ended December 31, 2000 and 26% of net sales for the nine months ended September 30, 2001. Sales to Honeywell, Applied Materials and Emulex represent 32%, 26% and 12%, respectively, of our pro forma combined net sales for the 12 months ended December 31, 2000 and 48%, 16% and 11%, respectively, for the nine months ended September 30, 2001. We expect a significant portion of our net sales will continue to be generated by a small number of customers.

    Our customer concentration could increase or decrease depending on future customer requirements, which will depend in large part on market conditions in the electronics industry segments in which our customers participate. The loss of one or more major customers or a decline in sales to our major customers could significantly harm our business and results of operations and lead to declines in the price of our common stock.

    If we are not able to expand our customer base, we will continue to depend upon a small number of customers for a significant percentage of our net sales. Despite existing contractual arrangements, there can be no assurance that current customers, including Honeywell, Applied Materials and Emulex, or future customers will not terminate their manufacturing arrangements with us or significantly change, reduce or delay the amount of manufacturing services ordered from us.

    In addition, we generate significant accounts receivable in connection with providing services to our customers. If one or more of our significant customers were to become insolvent or were otherwise unable or unwilling to pay for our services, our results of operations would be harmed.

  Our customers may cancel their orders, change production quantities or delay production.

    Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. EFTC and K*TEC generally do not, and we do not expect to, obtain firm, long-term purchase commitments from our customers, and we expect to continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations. We purchase inventory based on customer forecasts and firm purchase orders, which we may be forced to write off to the extent customer orders are changed or cancelled. In addition, we may be forced to hold excess inventories and incur carrying costs as a result of delays, cancellations or reductions in orders or poor forecasting by our key customers.

    In addition, we make significant decisions, including determining the levels of business that we seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand could harm our gross margins and operating income. Conversely, customers may on occasion require rapid increases in production, which can stress our resources and reduce margins, and we may not have sufficient capacity at any given time to meet our customers' demands.

  Our results of operations will be affected by a variety of factors, which could cause our results of operations to fail to meet expectations and our stock price to decline.

    EFTC's and K*TEC's results of operations have varied and, following the proposed combination, our results of operations may continue to fluctuate significantly from period to period, including on a quarterly basis. Our results of operations will be affected by a number of factors, including:

  •
  timing of orders from and shipments to major customers;
  •
  mix of products ordered by major customers;
  •
  volume of orders as related to our capacity at individual locations;
  •
  pricing and other competitive pressures;
  •
  component shortages, which could cause us to be unable to meet customer delivery schedules;
  •
  our ability to minimize inventory obsolescence and bad debt expense risk;
  •
  our ability to manage effectively inventory and fixed asset levels;
  •
  our ability to time expenditures in anticipation of future sales; and
  •
  timing and level of goodwill amortization or asset impairments.

    Our results of operations can also be significantly influenced by development and introduction of new products by our customers. From time to time, we may experience changes in the volume of sales to our principal customers, and results of operations may be affected on a period-to-period basis by these changes. See "—Our customers may cancel their orders, change production quantities or delay production." Our results of operations for the first quarter of 2002 may also be adversely affected by the recognition of transitional impairment losses upon the initial application of recently issued accounting standards. See "K*TEC Management's Discussion and Analysis of Financial Condition and Results of Operations—Impact of Recently Issued Accounting Statements." Results of operations in any period should not be considered indicative of the results to be expected for any future period. In addition, fluctuations in results of operations may also result in fluctuations in the price of our common stock.

  Our level of indebtedness could adversely affect our financial health, and the restrictions imposed by the terms of our debt instruments may severely limit our ability to plan for or respond to changes in our business.

    As of September 30, 2001, on a pro forma basis after giving effect to the combination, we would have had indebtedness of approximately $52.2 million. In addition, subject to the restrictions under our various debt agreements, we may incur significant additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes.

    Our level of debt could have negative consequences. For example, it could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes;
  •
  increase our vulnerability to adverse general economic conditions by making it more difficult to borrow additional funds to maintain our operations if we suffer revenue shortfalls;
  •
  limit our ability to attract new customers if we do not have sufficient liquidity to meet working capital needs;
  •
  hinder our flexibility in planning for, or reacting to, changes in our business and industry by preventing us from borrowing money to upgrade our equipment or facilities; and
  •
  limit or impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes.

  If we are unable to respond to rapid technological change and process development, we may not be able to compete effectively.

    The market for our products and services is characterized by rapidly changing technology and continual implementation of new production processes. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market products that meet changing customer needs and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. We expect that the investment necessary to maintain our technological position will increase as customers make demands for products and services requiring more advanced technology on a quicker turnaround basis. We may not be able to borrow additional funds in order to respond to technological changes as quickly as our competitors.

    In addition, the electronics manufacturing services industry could encounter competition from new or revised manufacturing and production technologies that render existing manufacturing and production technology less competitive or obsolete. We may not be able to respond effectively to the technological requirements of the changing market. If we need new technologies and equipment to remain competitive, the development, acquisition and implementation of those technologies and equipment may require us to make significant capital investments.

  We are dependent on limited and sole source suppliers for electronic components and may experience component shortages, which would cause us to delay shipments to customers, resulting in potential declines in net sales and results of operations.

    We are dependent on certain suppliers, including limited and sole source suppliers, to provide critical electronic components and other materials for our operations. At various times, there have been shortages of some of the electronic components we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. For example, from time to time, some components used by EFTC and K*TEC, including semiconductors, capacitors and resistors, have been subject to shortages, and suppliers have been forced to allocate available quantities among their customers. Such shortages have disrupted EFTC's and K*TEC's operations in the past, which resulted in incomplete or late shipments of products to EFTC's and K*TEC's customers. Our inability to obtain any needed components during future periods of allocations could cause delays in shipments to our customers. The inability to make scheduled shipments could in turn cause us to experience a shortfall in revenue. We could also experience negative customer goodwill due to the delay in shipment. Component shortages may also increase our cost of goods due to premium charges we may pay to purchase components in short supply. Accordingly, even though component shortages have not had a lasting negative impact on EFTC or K*TEC, component shortages could harm our results of operations for a particular fiscal period due to the resulting revenue shortfall or cost increases and could also damage customer relationships over a longer-term period.

  If we experience excess capacity due to variability in customer demand, our gross margins may fall.

    We may schedule certain of our production facilities at less than full capacity to retain our ability to respond to additional quick turnaround orders. However, if these orders are not made, we may forego some production and could experience excess capacity. When we experience excess capacity, our sales revenue may be insufficient to fully cover our fixed overhead expenses and our gross margins will fall. Conversely, we may not be able to capture all potential revenue in a given period if our customers' demands for quick turnaround services exceed our capacity during that period.

  Our inability to expand our Web-based supply chain management system could negatively impact our future competitiveness.

    Our future success depends in part on our ability to rapidly respond to changing customer needs by scaling operations to meet customers' requirements, shift capacity in response to product demand fluctuations, procure materials at advantageous prices, manage inventory and effectively distribute products to our customers. In order to continue to meet these customer requirements, we have developed a Web-based supply chain management system that enables us to collaborate with our customers on product content and to process engineering changes. We are currently implementing an enhanced version of our existing system, which will include real-time communications between our customers across all of our facilities. Our inability to expand this Web-based system, or delays or defects in such expansion could negatively impact our ability to manage our supply chain in an efficient and timely manner to meet customer demands, which could adversely affect our competitive position and negatively affect our ability to be competitive in the electronics manufacturing services industry.

  We may expand our business into new products and services and may not be able to compete effectively with other companies who have been in these businesses longer than we have.

    In the future, we may broaden our service offerings by providing new products and services. If we do this, we will likely compete with companies that have substantially greater financial and manufacturing resources than we have and who have been providing these services longer than we have. We may not be able to compete successfully on this basis with more established competitors.

  Our industry is extremely competitive.

    The electronics manufacturing services industry is extremely competitive and includes hundreds of companies. The contract manufacturing services we provide are available from many independent sources, and we compete with numerous domestic and foreign electronic manufacturing services firms, including Solectron Corporation; SMTC Corporation; Benchmark Electronics, Inc.; Pemstar, Inc.; Plexus Corp.; Group Technologies Corporation; Sanmina Corporation; Flextronics International Ltd.; ACT Manufacturing, Inc.; Manufacturers Services, Ltd.; Celestica Inc; Jabil Circuit, Inc. and others. Many of such competitors are more established in the industry and have substantially greater financial, manufacturing or marketing resources than us. We may be operating at a cost disadvantage as compared to our competitors that have greater direct buying power from component suppliers, distributors, and raw material suppliers and have lower cost structures. In addition, certain of our competitors have broader geographic presence, including manufacturing facilities in foreign countries. We believe that the principal competitive factors in our targeted market are quality, reliability, ability to meet delivery schedules, technological sophistication, geographic location and price. We also face competition from our current and potential customers, who are continually evaluating the relative merits of internal manufacturing versus contract manufacturing for various products.

    In recent years, many participants in our industry have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services decreases, this increased capacity could result in substantial pricing pressures, which could seriously harm our operating results.

  We may be subject to risks associated with acquisitions, and these risks could harm our results of operations and cause our stock price to decline.

    We anticipate that, after the combination, we may seek to identify and acquire suitable businesses in the electronics manufacturing services industry. Acquisitions of companies and businesses and expansion of operations involve certain risks, including the following:

  •
  the potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale or other value;
  •
  diversion of management's attention;
  •
  difficulties in scaling up production and coordinating management of operations at new sites;
  •
  the possible need to restructure, modify or terminate customer relationships of the acquired business;
  •
  loss of key employees of acquired operations; and
  •
  the potential liabilities of the acquired businesses.

    Accordingly, we may experience problems in integrating the operations associated with any future acquisition. We therefore cannot assure you that any future acquisition will result in a positive contribution to our results of operations. In particular, the successful combination with any businesses we acquire in the future will require substantial effort from each company, including the integration and coordination of sales and marketing efforts. The diversion of the attention of management and any difficulties encountered in the transition process, including the interruption of, or a loss of momentum in, the activities of any business acquired, problems associated with integration of management information and reporting systems, and delays in implementation of consolidation plans, could harm our ability to realize the anticipated benefits of any future acquisition. Any failure to realize the anticipated benefits of our acquisitions could harm our business and results of operations, and could cause the price of our common stock to decline. In addition, future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in increased amortization or impairment expense. These factors could harm our business and results of operations and cause the price of our common stock to decline.

  Products we manufacture may contain design or manufacturing defects, which could result in reduced demand for our services and liability claims.

    We manufacture products to our customers' specifications, which are highly complex and may contain design or manufacturing errors or failures despite our quality control and quality assurance efforts. Defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in delayed shipments, customer dissatisfaction, or a reduction or cancellation of purchase orders. If these defects occur either in large quantities or too frequently, our business reputation may be impaired. Because our products are used in products that are integral to our customers' businesses, errors, defects or other performance problems could result in financial or other damages to our customers, for which we may be legally required to compensate them. Product liability litigation against us, even if it were unsuccessful, would be time consuming and costly to defend.

  Our management team has not worked together as a combined unit, which may make it more difficult to conduct and grow our business.

    Our management team has not worked together as a combined unit. In addition, EFTC's senior management team has only been working together since July 2000 after the completion of the initial stage of EFTC's recapitalization by Thayer-BLUM. If our management team cannot successfully work together, we may not be able to execute our business strategy or compete effectively. Any failure to manage the combined operations of EFTC and K*TEC could harm our business and limit our ability to realize the anticipated benefits of the combination.

  Our major stockholder will control us and could prevent a change of control or other business combination.

    Following the business combination, Thayer-BLUM will own approximately 90% of our common stock, and four of our nine directors will be representatives of Thayer-BLUM. The interests of Thayer-BLUM may not always coincide with those of our other stockholders, particularly if Thayer-BLUM decides to sell its controlling interest. In addition, Thayer-BLUM will have sufficient voting power (without the approval of Suntek's other stockholders) to elect the entire Board of Directors of Suntek and, in general, to determine the outcome of various matters submitted to stockholders for approval, including fundamental corporate transactions. Thayer-BLUM could cause us to take actions that we would not consider absent Thayer-BLUM's influence, or could delay, deter or prevent a change of control or other business combination that might otherwise be beneficial to our public stockholders.

  Our major stockholder could affect a "short form" merger without the approval of other stockholders.

    Following the business combination, Thayer-BLUM will own approximately 90% of our common stock. Thayer-BLUM could contribute its Suntek stock to a newly formed subsidiary corporation which, as a 90% stockholder, would have the ability under Delaware law to merge with or into Suntek without the approval of the other Suntek stockholders. In the event of such a "short-form" merger, Suntek stockholders would have the right to assert appraisal/dissenters' rights to receive cash in the amount of the fair market value of their shares in lieu of the consideration they would have otherwise received from the transaction.

  Our inability to manage our growth successfully may divert our resources and harm our results of operations.

    Our future results of operations will be affected by our ability to manage expected growth successfully. Our future results may also be impacted by our ability to execute future acquisitions and integrate the operations of acquired companies with our operations. Any further growth is likely to continue to place a significant strain on our managerial, operational, financial and other resources. This growth will require us to implement additional management information systems, to further develop our operating, administrative, financial and accounting systems and controls and to maintain close coordination among our accounting, finance, sales and marketing and customer service and support departments. In addition, we may be required to retain additional personnel to adequately support our growth. If we cannot effectively manage our expanding operations, we may not be able to continue to grow, or we may grow at a slower pace. Any failure to successfully manage growth and to develop financial controls and accounting and operating systems or to add and retain personnel that adequately support growth could harm our business and financial results.

  We may need additional capital in the future and it may not be available on acceptable terms, or at all.

    We may need to raise additional funds for the following purposes:

  •
  to fund our operations;

  •
  to fund any growth we experience;

  •
  to enhance or expand the range of services we offer;

  •
  to increase our promotional and marketing activities; or

  •
  to respond to competitive pressures or perceived opportunities, such as investment, acquisition and international expansion activities.

    If such funds are not available when required or on acceptable terms, our business and financial results could suffer.

  Our manufacturing processes depend on the collective industry experience of our employees. If these employees were to leave and take this knowledge with them, our manufacturing processes may suffer and we may not be able to compete effectively.

    We have no patent or trade secret protection for our manufacturing processes, but instead rely on the collective experience of our employees to ensure that we continuously evaluate and adopt new technologies in our industry. Although we are not dependent on any one employee or a small number of employees, if a significant number of our employees involved in our manufacturing processes were to leave our employment and we are not able to replace these people with new employees with comparable experience, our manufacturing processes may suffer as we may be unable to keep up with innovations in the industry. As a result, we may not be able to continue to compete effectively.

  We depend on our key personnel and may have difficulty attracting and retaining skilled employees.

    Our future success will depend to a significant degree upon the continued contributions of our key management, marketing, technical and operational personnel, including James K. Bass, our President and Chief Executive Officer. There can be no guarantee that current employees of EFTC or K*TEC will remain our employees following the combination. In addition, we do not have employment agreements with any of our key employees, except Mr. Bass. The loss of the services of one or more key employees could have a material adverse effect on our results of operations. We also believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled management, technical, marketing, product development, operational personnel and consultants. Competition for such personnel is intense. There can be no assurance that we will be successful in attracting and retaining such personnel. In addition, recent and potential future facility shutdowns and workforce reductions by EFTC and K*TEC may have a negative impact on employee recruiting and retention.

  Our failure to comply with the requirements of environmental laws could result in fines and revocation of permits necessary to our manufacturing processes.

    Our operations are regulated under a number of federal, state and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage and disposal of such materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because our manufacturing processes use and generate materials classified as hazardous such as ammoniacal etching solutions, copper and nickel. In addition, because we use hazardous materials and generate hazardous wastes in our manufacturing processes, we may be subject to potential financial liability for costs associated with the investigation and remediation of our own sites, or sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated. Even if we fully comply with applicable environmental laws and are not directly at fault for the contamination, we may still be liable. The wastes we generate include spent ammoniacal etching solutions, solder stripping solutions and hydrochloric acid solutions containing palladium; waste water which contains heavy metals, acids, cleaners and conditioners; and filter cake from equipment used for on-site waste treatment. Neither K*TEC nor EFTC have incurred significant costs related to compliance with environmental laws and regulations in the prior three years, and we believe that EFTC's and K*TEC's operations substantially comply with all applicable environmental laws. However, any material violations of environmental laws by us could subject us to revocation of our effluent discharge and other environmental permits. Any such revocations could require us to cease or limit production at one or more of our facilities, negatively impacting our net sales and causing our common stock price to decline. Even if we ultimately prevail, environmental lawsuits against us would be time consuming and costly to defend.

    Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violation. We operate in environmentally sensitive locations and are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes or restrictions on discharge limits, emissions levels, or material storage, handling or disposal might require a high level of unplanned capital investment or relocation. It is possible that environmental compliance costs and penalties from new or existing regulations may harm our business, financial condition and results of operations.

  We may be exposed to intellectual property infringement claims by third parties that could be costly to defend, could divert management's attention and resources and, if successful, could result in liability.

    We could be subject to legal proceedings and claims for alleged infringement of third party proprietary rights, such as patents, from time to time in the ordinary course of business. In certain cases, we may find it necessary or desirable to license or otherwise acquire rights to intellectual property held by others. For example, in February 2000, EFTC settled a dispute with the Lemelson Foundation by entering into a license agreement that required EFTC to make payments totaling approximately $160,000 over 18 months. Other similar disputes could arise in the future. These disputes could be costly to defend and could also result in the diversion of management time and attention. In addition, adverse determinations in any proceedings could require us to pay monetary damages and could also result in loss of intellectual property rights. In the event we were able to settle disputes through licensing or similar arrangements, the costs of these licenses could be substantial. Accordingly, future disputes regarding intellectual property rights could harm our business, financial condition and results of operations.

  Our stock price may be volatile and our stock will be thinly traded, which could cause investors to lose all or part of their investments in our stock.

    The stock market has recently experienced volatility that has often been unrelated to the operating performance of any particular company or companies. If market or industry-based fluctuations continue, our stock price could decline regardless of our actual operating performance, and investors could lose a substantial part of their investments. Moreover, if an active public market for our stock does not develop, or if such a market is not sustained in the future, it may be difficult to resell our stock. We anticipate that our stock will be thinly traded. The average daily trading volume for EFTC's common stock was 12,315 shares during the period from October 1, 2001 through December 12, 2001. The market price of our common stock will likely fluctuate in response to a number of factors, including the following:

  •
  failure to meet the performance estimates of securities analysts;

  •
  changes in financial estimates of our net sales and results of operations by securities analysts;

  •
  the timing of announcements by us or our competitors of significant contracts or acquisitions; and

  •
  general stock market conditions.

    Recently, when the market price of a company's stock has been volatile, stockholders have often instituted securities class action litigation against that company. If a class action lawsuit is filed against us, we could incur substantial costs defending the lawsuit and management time and attention would be diverted. An adverse judgment could cause our financial condition or results of operations to suffer.

  Operating in foreign countries exposes us to increased risks that could adversely affect our results of operations.

    We currently have foreign operations in Mexico. We may in the future expand into other foreign countries. We have limited experience in managing geographically dispersed operations and in operating in foreign countries. Because of the scope of our international operations, we are subject to the following risks, which could adversely impact our results of operations:

  •
  economic or political instability;

  •
  transportation delays and interruptions;

  •
  increased employee turnover and labor unrest;

  •
  incompatibility of systems and equipment used in foreign operations;

  •
  difficulties in staffing and managing foreign personnel and diverse cultures; and

  •
  less developed infrastructures.

    In addition, changes in policies by the United States or foreign governments could negatively affect our operating results due to increased duties, increased regulatory requirements, higher taxation, currency conversion limitations, restrictions on the transfer of funds, the imposition of or increase in tariffs and limitations on imports or exports. Also, we could be negatively affected if our host countries revise their policies away from encouraging foreign investment or foreign trade, including tax holidays.

THE SPECIAL MEETING

    This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of EFTC common stock to be voted at a special meeting of stockholders of EFTC.

Time and Place

    The special meeting will be held at [specific location], Phoenix, Arizona [zip] on [day of week], January  , 2002, starting at 10:00 a.m. local time.

    This proxy statement/prospectus and the accompanying forms of proxies are first being mailed to the EFTC stockholders on or about December  , 2001.

Matters to be Considered at the Special Meeting

    At the special meeting, stockholders of EFTC will be asked to consider and vote upon:

      1)  a proposal to approve and adopt the merger agreement, and to approve the proposed combination; and

      2)  such other matters related to the proposed combination as may be properly brought before the special meeting or any adjournment, postponement, continuation or rescheduling thereof.

Record Date and Quorum

    The board of EFTC has fixed the close of business on January  , 2001 as the record date. Only record holders of shares of EFTC common stock on the record date are entitled to notice of and to vote at the special meeting, and any adjournments, postponements, continuations or reschedulings thereof. On the record date, there were       shares of EFTC common stock outstanding and entitled to vote at the special meeting held by approximately      stockholders of record.

    At the special meeting:

  •
  each holder of record on the record date is entitled one vote per share of common stock, either in person or by proxy, on each proposal properly submitted to a vote; and

  •
  the presence, in person or by proxy, of the holders of a majority of the outstanding shares of EFTC common stock entitled to vote is necessary to constitute a quorum.

Vote Required

    Under Colorado law, adoption and approval of the merger agreement and the combination proposal requires the affirmative vote, in person or by proxy, of the holders of at least a majority of the outstanding shares of EFTC common stock. Therefore, a failure to vote or abstention will have the same legal effect as a vote by an EFTC stockholder against approval and adoption of the merger agreement and the combination.

    As of the record date, Thayer-BLUM beneficially owned 37,851,343 shares of EFTC common stock, or approximately 77% of the outstanding shares of EFTC common stock on the record date. Thayer-BLUM has entered into a Stockholder Agreement in which it has agreed, among other things, to vote all of its shares of EFTC common stock in favor of the combination. See "The Stockholder Agreement—Voting" on page 66. Accordingly, stockholder approval of the combination is assured.

Ownership of EFTC Common Stock by Management and Major Stockholders

    The following table sets forth information with respect to the common stock of EFTC beneficially owned as of November 30, 2001 by (a) each person known by EFTC to own beneficially more than five percent of EFTC's outstanding common stock, (b) each of EFTC's directors, (c) each of EFTC's executive officers, and (d) all of EFTC's directors and executive officers as a group.

	Shares Beneficially Owned
Name of Beneficial Owner(1)
	Number	Percent(2)
Thayer-BLUM Funding, L.L.C.(3)	37,851,343	77.0%
James K. Bass(4)	185,500	*
Allen S. Braswell, Jr.(5)	891,900	1.8%
Fred A. Breidenbach	15,000	*
Jeffrey W. Goettman(6)	37,851,343	77.0%
Douglas G. McCormick(6)	37,851,343	77.0%
Jose S. Medeiros(6)	37,851,343	77.0%
Richard L. Monfort(7)	689,617	1.4%
James C. Van Horne(13)	13,000	*
John C. Walker(6)	37,851,343	77.0%
John W. Briant(8)	73,500	*
James A. Doran(9)	91,870	*
Michael Eblin(10)	33,500	*
Oscar A. Hager(11)	33,500	*
Peter W. Harper(12)	21,000	*
John H. Kulp	—	*
All directors and executive officers as a group (15 persons)(6)(14)	39,899,730	80.4%

*
Represents less than 1% of our outstanding common stock.

(1)
Except as otherwise indicated, the address of each person listed on the table is 2501 West Grandview Road, Phoenix, Arizona 85023.

(2)
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options and convertible securities held by that person that are currently exercisable or convertible or will become exercisable or convertible within 60 days after November 30, 2001, but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 49,180,932 shares of EFTC common stock outstanding as of November 30, 2001.

(3)
Thayer-BLUM Funding, L.L.C. is owned as follows: 59.9% by Thayer Equity Investors IV, L.P., 0.1% by TC Manufacturing Holdings, L.L.C. and 40% by RCBA Strategic Partners, L.P.

  TC Manufacturing Holdings, L.L.C. is controlled by limited liability companies, the managing members of which are Frederick Malek, Carl Rickertsen and Paul Stern.

  Thayer Equity Investors IV, L.P. is controlled by a limited liability company, the managing members of which are Frederick Malek and Carl Rickertsen.

  RCBA Strategic Partners, L.P. is controlled by a limited liability company, a managing member of which is Richard C. Blum.

  Messrs. Goettman and McCormick, both directors of ours, are managing directors of the limited liability company that controls Thayer Equity Investors IV, L.P. Messrs. Walker and Medeiros, both directors of ours, are members of the general partner of RCBA Strategic Partners, L.P.

  The address of Thayer-BLUM Funding, L.L.C. is 1455 Pennsylvania Avenue, N.W., Suite 350, Washington, D.C. 20004.

(4)
Consists of 185,500 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of November 30, 2001.

(5)
Includes 150,080 shares beneficially owned by the Allen S. Braswell, Jr. Family Limited Partnership #1; 97,821 shares beneficially owned by the Allen S. Braswell, Jr. EFTC Limited Partnership, of which Allen S. Braswell is a general partner; 11,000 shares beneficially owned by the Allen S. Braswell, Sr. Trust, of which Allen S. Braswell, Sr., Allen S. Braswell, Jr.'s father, is the trustee; 35,000 shares beneficially owned by Circuit Test International, L.P., of which Braswell Investment Corporation ("BIC") is a general partner; 546,088 shares beneficially owned by Braswell GRIT Limited Partnership, of which BIC is a general partner; and 3,000 shares issuable pursuant to options that are exercisable within 60 days of November 30, 2001. Allen S. Braswell, Jr. is president of BIC.

(6)
Reflects 37,851,343 shares held by Thayer-BLUM. See footnote 3. Messrs. Goettman, McCormick, Medeiros and Walker disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(7)
Includes 271,500 shares held by the Monfort Family Partnership; 250,000 shares held by Rick Montera and Kay Montera as joint tenants with right of survivorship; 92,672 shares held by a partnership in which Mr. Monfort is the principal investor; 46,070 shares owned by three of Mr. Monfort's minor children; and 29,375 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of November 30, 2001.

(8)
Consists of 73,500 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of November 30, 2001.

(9)
Includes 91,500 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of November 30, 2001.

(10)
Consists of 33,500 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of November 30, 2001.

(11)
Includes 33,000 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of November 30, 2001.

(12)
Consists of 21,000 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of November 30, 2001.

(13)
Includes 3,000 shares issuable pursuant to options that are exercisable within 60 days of November 30, 2001.

(14)
Includes 473,375 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of November 30, 2001.

Proxies

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  Completed Proxies. If you sign, complete and return a proxy, and we receive the proxy prior to or at the special meeting, your proxy will be voted as you instructed.

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  Proxies with No Instructions. If you sign and return a proxy but you do not provide instructions as to your vote, your proxy will be voted for the proposed combination.

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  Proxies Marked Abstain. If you execute and return a proxy marked ABSTAIN, your proxy will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the special meeting, but your proxy will not be voted. Since, under Colorado law, approval of the combination proposal requires the affirmative vote of a majority of the shares outstanding, proxies marked ABSTAIN will have the effect of a vote against the combination proposal.

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  Broker Non-Votes. Nasdaq broker-dealer rules generally preclude brokers and nominees from exercising their voting discretion. Absent specific instructions from the beneficial owner of shares, these rules do not give them the power to vote on the combination proposal. We will count shares as represented by broker non-votes for purposes of determining whether there is a quorum at the special meeting, but we will not count broker non-votes as shares present at the special meeting and entitled to vote on the combination proposal. Broker non-votes will have the same effect as a proxy marked ABSTAIN and will have the effect of a vote against the combination proposal.

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  Other Business. We are not aware of any business for consideration at the special meeting other than as described in this proxy statement/prospectus. However, if matters related solely to the proposed combination are properly brought before the special meeting or any adjournments, postponements, continuations or reschedulings, then the people appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

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  Adjournments. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by announcement made at the special meeting. We do not currently intend to seek an adjournment of the special meeting.

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  Revocation. You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must deliver to Peter W. Harper, Secretary of EFTC, a signed notice of revocation or you must deliver a later-dated proxy changing your vote. In addition, you may choose to attend the special meeting and vote in person. Simply attending the meeting will not in itself constitute the revocation of your proxy.

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  Confidentiality of Proxies. It is our policy to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders. Disclosure may be required by law and in other limited circumstances.

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  Costs of Solicitation. We will pay the costs associated with soliciting proxies from our stockholders.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF EFTC. ACCORDINGLY, YOU ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    You should not send any stock certificates with your proxy cards. We will mail you a separate transmittal form with instructions for the surrender of your certificates as soon as practicable after the consummation of the combination.

THE COMBINATION

Background of the Combination

  Overview

    In various recapitalization transactions consummated during 2000, Thayer-BLUM Funding acquired a controlling interest in EFTC. In October 2000, Thayer-BLUM Funding II acquired all of the outstanding capital stock of K*TEC. During late 2000 and early 2001, management and members of the board of directors of each of EFTC and K*TEC discussed a possible combination of their businesses. They discussed their belief that an entity that combined the assets and operations of EFTC and K*TEC could take better advantage of opportunities in the electronics manufacturing services industry and could operate more efficiently than the entities could separately. On January 31, 2001, K*TEC presented a formal proposal to EFTC for a business combination. EFTC's board of directors formed a special committee, composed of directors unaffiliated with K*TEC or Thayer-BLUM, to evaluate the proposal and to negotiate the terms of any combination on behalf of the stockholders of EFTC other than Thayer-BLUM. The special committee hired its own legal and financial advisors to assist it with this process. The special committee was not authorized to consider any alternative transactions to the combination. After three months of analysis, due diligence and negotiations during February, March and April, the special committee approved the terms of a merger agreement between K*TEC and EFTC, which was executed on May 2, 2001. EFTC was prevented from seeking stockholder approval earlier because the audited financial statements for Thayer-BLUM Funding II, which were required to be included in this proxy statement/prospectus, were not available. They were not available primarily because of a dispute as to an adjustment to the purchase price Thayer-BLUM Funding II paid for K*TEC. See Note 2 of Thayer-BLUM Funding II's consolidated financial statements included elsewhere in this proxy statement/prospectus.

  Thayer-BLUM's Recapitalization of EFTC

    On March 30, 2000, EFTC completed the first stage of a recapitalization transaction with Thayer-BLUM, whereby EFTC issued to Thayer-BLUM $54 million in senior subordinated exchangeable notes. On July 14, 2000, EFTC issued to Thayer-BLUM an additional $14 million of senior subordinated exchangeable notes. On August 22, 2000, in connection with the tender offer described below, these notes were exchanged for a $57,284,850 senior subordinated convertible note and 14,233.333 shares of EFTC's Series B convertible preferred stock.

    The recapitalization also involved a tender offer by Thayer-BLUM that was completed on August 22, 2000 for 5,625,000 shares of EFTC's outstanding common stock at a price of $4.00 per share. Upon the completion of the tender offer, Thayer-BLUM obtained the right to designate a majority of the members of EFTC's board of directors and the right to approve any significant financings, acquisitions and dispositions.

    On May 31, 2001, in connection with the proposed combination, the convertible note and the Series B convertible preferred stock were converted by Thayer-BLUM pursuant to their terms into an aggregate of 32,226,343 shares of EFTC common stock.

    As a result of the recapitalization, the tender offer and the subsequent conversion of the convertible note and Series B convertible preferred stock into EFTC common stock, Thayer-BLUM currently owns common stock representing approximately 77% of EFTC's outstanding common stock.

  Thayer-BLUM's Acquisition of K*TEC

    On October 10, 2000, Thayer-BLUM Funding II acquired all of the issued and outstanding capital stock of K*TEC for a purchase price of $237.2 million, consisting of a cash payment of $175.0 million and $62.2 million in promissory notes. Approximately $18.6 million of such purchase price is subject to a dispute that is expected to be settled through arbitration proceedings. Jeffrey W. Goettman, a

Managing Partner at Thayer Capital Partners, is Chairman of the K*TEC board and the EFTC board. Certain other persons affiliated with Thayer-BLUM are also on the EFTC and K*TEC boards.

  The Proposal by K*TEC

    From time to time prior to January 2001, members of EFTC's and K*TEC's management discussed a potential combination of their businesses. These discussions were initiated by Thayer-BLUM and involved discussions with the management of both EFTC and K*TEC to explore whether a combination might yield certain operating efficiencies, customer diversification and other benefits. Prior to January 2001, no formal action was taken. In early January 2001, EFTC asked its regular legal counsel, Greenberg Traurig, LLP, to provide certain legal advice regarding the structure of a potential combination and the appropriate process for obtaining board and stockholder consent for the combination. On January 19, 2001, EFTC and K*TEC executed a mutual confidentiality agreement to provide for the exchange of information regarding a possible combination. On January 31, 2001, K*TEC presented a letter to EFTC's board proposing a business combination between EFTC and K*TEC. No alternative transactions were considered by the boards of either K*TEC or EFTC.

  The Special Committee and its Advisors

    In response to K*TEC's proposal, EFTC's board met on January 31, 2001 and determined that, because the sole stockholder of K*TEC, Thayer-BLUM, was also the controlling stockholder of EFTC, it was desirable to appoint a special committee to act on behalf of and in the interests of EFTC's public stockholders for the purpose of evaluating the merits of and negotiating the proposed combination. The board of EFTC then appointed a special committee consisting of Allen S. Braswell, Jr., Richard L. Monfort and James C. Van Horne, who are directors unaffiliated with K*TEC or Thayer-BLUM. EFTC's board authorized the special committee to engage its own legal and financial advisors to perform due diligence and financial analyses of the combination and to give a recommendation to the board of directors to approve or reject the combination. EFTC's board further resolved that it would not recommend the combination to EFTC's stockholders or otherwise approve the combination without a prior favorable recommendation by the special committee. EFTC's board also authorized the special committee exclusively to negotiate the terms of the combination on behalf of EFTC. The special committee did not receive any other proposals and was not authorized to solicit any other parties to make proposals or consider an alternative transaction. The board believed that it was in the best interests of EFTC's stockholders for the special committee to focus on the proposed business combination with K*TEC and the potential synergies, operating efficiencies, geographic and customer diversification and other benefits that were described by K*TEC and its representatives in connection with the initial K*TEC proposal, rather than explore potential acquisitions or other transactions that might not offer the same benefits. The EFTC board also believed that, because of Thayer-BLUM's control of both K*TEC and EFTC, K*TEC was prepared to enter into a transaction with EFTC without the need for as extensive a due diligence investigation of EFTC as would be present with other potential merger partners. In addition, there was less likelihood of triggering change in control provisions under material contracts.

    On February 7, the special committee met by telephone and, among other things, selected Allen S. Braswell, Jr. to serve as its chairman and Cooley Godward LLP to serve as its legal advisor. Thereafter, the special committee discussed with its legal advisor the procedures to be followed in evaluating the combination. On February 12, the special committee by letter requested proposals from eight potential financial advisors recommended by members of EFTC's management team, the special committee and its legal advisor. Responses were due on February 15. During the period from February 15 through February 17, Cooley Godward sought and received clarification of their proposals from some of the firms that expressed interest in the engagement. On February 17, the special committee met by telephone, reviewed the six proposals received, and requested that Mr. Braswell and Cooley Godward interview two of the firms with a view to reporting to the special committee. Those interviews were conducted on February 19. On February 21, the special committee met by telephone to discuss the results of the interviews and other considerations in the selection of a financial advisor. After further discussions, the special committee unanimously selected JPMorgan H&Q, a division of Chase Securities, Inc., as its financial advisor. Cooley Godward negotiated the terms of the engagement of the financial advisor, which was subsequently executed. The special committee did not instruct JPMorgan H&Q to solicit alternative parties or to solicit any other type of transaction.

    On February 9, 2001, K*TEC sent to EFTC and the special committee a draft merger agreement that was consistent with the terms of K*TEC's initial February 7 proposal letter. During the following weeks, the special committee and its legal advisor reviewed the merger agreement and discussed various issues raised by the merger agreement, including the exchange ratio, the structure of the combination, representations, warranties and covenants to be made by each of K*TEC and EFTC, and indemnification and termination provisions. The special committee also discussed the exchange ratio and the structure of the combination with its financial advisor. On March 7, Cooley Godward provided written comments on the merger agreement to K*TEC's legal counsel, Latham & Watkins.

    On March 8 and March 9, the special committee's legal advisor visited the headquarters of K*TEC to perform legal due diligence. From March 12 through May 1, the special committee's legal and financial advisors continued to perform legal due diligence and financial due diligence on K*TEC's assets, liabilities, business and operations.

    On March 13, members of the special committee met with the committee's legal and financial advisors by telephone to discuss the proposed combination. Following this meeting, the financial advisor continued its due diligence review and analyses, including preparation of a financial model that incorporated financial projections provided by the management team of K*TEC and EFTC, review of the valuations of comparable public companies and the financial terms of comparable merger transactions, and preparation of discounted cash flow valuations. See "—Opinion of EFTC's Financial Advisor."

    Prior to March 28, the special committee and its advisors reviewed certain public and non-public information with respect to K*TEC, the electronics manufacturing services industry and the combination. Representatives of the special committee and its advisors met on several occasions among themselves, with members of K*TEC's management and with K*TEC's legal advisors. The focus of the discussions was the proposed structure of the combination, the proposed exchange ratio of EFTC and K*TEC common stock for Suntek common stock, and various other legal and financial issues related to the proposed combination, as well as regular updates on progress on due diligence and preliminary valuation methods. These meetings included detailed discussions on the appropriateness of certain assumptions and analyses contained in the financial advisor's preliminary valuations.

  Management and Cross-Services Agreement

    In early February, Thayer-BLUM suggested to K*TEC's management and EFTC's management that each of them could provide services and expertise to each other that could improve their respective operations. In particular, Thayer-BLUM believed that K*TEC could provide to EFTC marketing services and exposure to K*TEC's customers, and that EFTC could provide management expertise to K*TEC. Thayer-BLUM encouraged K*TEC's management and EFTC's management to work together to negotiate a cross-services agreement to formalize any assistance they could give each other. Management of K*TEC and EFTC began negotiations for such an agreement in mid-February, and on March 27, they executed a management and cross-services agreement whereby K*TEC and EFTC agreed to provide certain services to each other while they continued to negotiate the business combination. Specifically, EFTC agreed to provide certain management and other services to K*TEC, including advice and assistance to K*TEC's board in the development and execution of an operating and business plan and other services customarily provided by chief executive and chief financial officers. In exchange, K*TEC agreed to provide certain marketing, sales support and information technology services to EFTC and to pay a $20,000 monthly fee to EFTC in consideration of the management services provided by EFTC to K*TEC. To date, the management services provided by EFTC to K*TEC have primarily involved advice and consulting with respect to:

  •
  relationships with principal customers and suppliers, including contract negotiation;

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  reduction of inventories, collection of receivables and other balance sheet items;

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  reductions in workforce, facility rationalization and other cost savings initiatives;

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  K*TEC's amended credit facility; and

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  accounting policies, procedures and controls.

This agreement was reviewed by EFTC's special committee and the committee's legal advisor, and the special committee approved entering into the management and cross-services agreement on March 24, which was subsequently confirmed by a unanimous written consent executed by members of the special committee.

  Negotiations

    K*TEC first proposed an exchange ratio for EFTC common stock into Suntek common stock by letter on February 7. The letter proposed an exchange ratio that would have resulted in K*TEC's existing stockholders owning approximately 64% of Suntek, and EFTC's existing stockholders owning approximately 36% of Suntek. Under K*TEC's proposal, Thayer-BLUM's convertible note and Series B convertible preferred stock in EFTC would remain outstanding after the combination, and these securities would continue to accrue interest and dividends convertible into more shares of Suntek common stock at rates favorable to Thayer-BLUM, thereby further diluting the ownership interest of Suntek's other stockholders. Had the convertible note and preferred stock not been converted in May 2001, the number of shares of Suntek common stock issuable upon conversion would have increased each year by more than 700,000 shares. The impact of these additional shares on Suntek's other stockholders would have resulted in annual dilution of approximately 2.5%.

    The parties scheduled a meeting in Denver, Colorado for March 28 to discuss the exchange ratio and other open issues related to the combination. On March 22, Mr. Braswell met with the special committee's financial and legal advisors by telephone to discuss the exchange ratio and other open issues as well as strategy and tactics for the March 28 meeting. They also discussed the benefits of the proposed transaction to the stockholders of EFTC. The financial advisor discussed the results of its analyses to date. The presentation included a discussion of the methodology for valuation of the various assets and liabilities of the entities as well as the pro forma contribution of each entity to the earnings of Suntek. Mr. Braswell, after separate discussions with the other members of the special committee, determined that it was incumbent upon K*TEC to propose an exchange ratio more favorable to EFTC. Mr. Braswell discussed with the committee's legal and financial advisors strategy and tactics to convince K*TEC to propose a more favorable exchange ratio.

    On March 26 and March 27, the financial and legal advisors to the special committee met by telephone with management of EFTC and K*TEC to discuss the latest financial and operating conditions of EFTC and K*TEC.

    On March 28, representatives of Thayer-BLUM, K*TEC and the special committee, along with their legal advisors, met in Denver, Colorado to discuss the proposed exchange ratio and other open issues related to the proposed combination. The chairman of the special committee, Mr. Braswell, communicated to Thayer-BLUM and K*TEC that the exchange ratio initially proposed by K*TEC and reflecting the 64%/36% ownership split, as described above, was unacceptable. Mr. Braswell proposed a 50%/50% ownership and proposed that Thayer-BLUM convert all of its convertible notes and preferred stock in EFTC into common stock in connection with the proposed combination, which would eliminate future interest and dividends accruing on those securities. Thayer-BLUM indicated that the special committee's proposed exchange ratio was unacceptable, but that it might consider converting its convertible notes and preferred stock in EFTC into common stock in connection with the proposed combination. The parties also discussed various issues related to the draft merger agreement, including the representations, warranties and covenants made by each of EFTC and K*TEC, closing conditions for the combination, and termination and indemnification provisions. The meeting ended without agreement being reached on the exchange ratio or any other of the open issues.

    On April 12, 2001, K*TEC sent a letter to the special committee affirming its strong belief in the benefits of the combination to both K*TEC and EFTC and its stockholders. K*TEC also reaffirmed its belief that its proposed exchange ratio, reflecting a 64%/36% ownership split in Suntek between the stockholders of K*TEC and the stockholders of EFTC, respectively, was fair to the stockholders of EFTC.

    From April 13 to April 24, Thayer-BLUM and the special committee continued to negotiate the exchange ratio and other terms of the proposed combination, including the conversion of Thayer-BLUM's convertible notes and preferred stock into EFTC common stock. During this time, the special committee met often with its legal and financial advisors to discuss the exchange ratio and other issues related to the merger agreement. On April 24, Mr. Braswell met with Jeffrey Goettman, who as chairman of K*TEC's board was acting on behalf of K*TEC, to discuss whether K*TEC would agree to terms acceptable to the special committee. Mr. Goettman proposed a 60%/40% ownership split. Mr. Braswell countered with a 58%/42% split with a requirement that Thayer-BLUM convert all of its convertible notes and preferred stock as requested. On April 24, Thayer-BLUM and the special committee agreed in principle to an exchange ratio that reflected a 58%/42% ownership split in Suntek between the stockholders of K*TEC and the stockholders of EFTC, respectively, subject to resolution of other open issues and adjustment for a contemplated dividend distribution from K*TEC to its sole stockholder, Thayer-BLUM. The special committee also insisted, and Thayer-BLUM ultimately agreed, that Thayer-BLUM would convert all of its convertible notes and preferred stock into EFTC common stock prior to the consummation of the combination.

    On April 9, K*TEC notified the special committee that it intended to distribute a $20 million cash dividend to its sole stockholder, Thayer-BLUM. The dividend reflected Thayer-BLUM's belief that the significant equity contributions made by it in connection with the purchase of K*TEC from Kent were no longer necessary in light of K*TEC's operating performance and available borrowings and an expected purchase price adjustment. The special committee and K*TEC agreed that this dividend should result in an adjustment to the exchange ratio. K*TEC distributed this dividend on April 9, and the exchange ratio in the merger agreement was subsequently adjusted, from an approximately 58%/42% ownership split in Suntek between the stockholders of K*TEC and the stockholders of EFTC to an approximately 56%/44% ownership split. Such reduction in the number of Suntek shares to be issued in exchange for K*TEC was in proportion to the reduction of Thayer-BLUM's equity investment in K*TEC from $230 million to $210 million by reason of the $20 million dividend.

    From April 24 to May 2, EFTC, K*TEC and Thayer-BLUM continued to negotiate the terms of the merger agreement, and the special committee's legal and financial advisors concluded their due diligence review of the assets, liabilities, business and operations of K*TEC.

    On April 27, a revised draft of the merger agreement was circulated to all parties by Thayer-BLUM's legal advisor. On April 29, the special committee's legal advisor circulated to all parties a draft of a stockholder agreement by and among EFTC, Suntek and Thayer-BLUM, pursuant to which, among other things, Thayer-BLUM would agree to vote in favor of the combination and to convert its convertible note and preferred stock into EFTC common stock prior to consummation of the combination.

    From April 30 to May 2, the special committee's legal advisor met with Thayer-BLUM and its legal advisor, Latham & Watkins, at the offices of Latham & Watkins in Washington, D.C. to negotiate the final terms of the merger agreement and the stockholder agreement. The special committee met by telephone on April 30 with its legal advisor, which reported on the negotiations and open issues. Members of the special committee met by telephone each day with its legal and financial advisors to discuss the exchange ratio and certain other issues related to the merger agreement and the stockholder agreement. Revised drafts of these agreements were circulated to all parties on May 1.

    In the morning of May 2, the special committee met with its legal and financial advisors to discuss final approval of the combination, the merger agreement and the stockholder agreement. The special committee's legal advisor presented an overview of the terms of these agreements. The special committee asked, and its legal advisor answered, various questions about the agreements. The special committee's financial advisor then joined the meeting to render its oral opinion to the special committee that the proposed exchange ratio, as reflected in the merger agreement, was fair, from a financial point of view, to EFTC's stockholders other than Thayer-BLUM and its affiliates. The financial advisor reviewed the various factors it considered in rendering its opinion, which are described below under "—Opinion of EFTC's Financial Advisor." The special committee then voted unanimously to approve the merger agreement and the stockholder agreement and to recommend their approval and adoption by the full board of directors.

    Also on May 2, shortly after the special committee meeting, K*TEC and Thayer-BLUM, K*TEC's sole stockholder, proposed a revised structure for the combination. Thayer-BLUM Funding III, the sole member of Thayer-BLUM Funding II, K*TEC and Thayer-BLUM proposed that Thayer-BLUM Funding II, rather than K*TEC, merge with a subsidiary of Suntek. The structure was revised to avoid the possible imposition of a corporate level tax at Thayer-BLUM Funding II upon a future sale of shares of Suntek issued to it in connection with the combination. This might have occurred because Thayer-BLUM Funding II is treated as a corporation for federal income tax purposes. Thayer-BLUM Funding III, the parent of Thayer-BLUM Funding II, is not taxed as a corporation for federal income tax purposes, therefore any future sales of Suntek shares issued in connection with a merger of Thayer-BLUM Funding II would not be subject to a corporate level tax. Based upon that review and the receipt of appropriate representations, warranties and covanants, the special committee did not believe the revised structure would have any material effect on the unaffiliated stockholders of EFTC. The special committee indicated its willingness to agree to this structure, subject to its due diligence review of Thayer-BLUM Funding II and certain representations, warranties and covenants being made in the agreements by Thayer-BLUM Funding II and its sole member.

    Later on May 2, the full board of directors of EFTC held a meeting to discuss the proposed combination. This meeting was also attended by legal counsel for EFTC and the special committee. The special committee presented its approval of the proposed combination, on the terms set forth in the merger agreement and the stockholder agreement, to the full board of directors. The EFTC board also discussed the proposed change in the structure of the transaction, and its legal advisor informed the special committee that revised agreements would not be ready for execution until the following day, May 3. The board discussed whether to approve the existing drafts of the merger agreement and the stockholder agreement as well as amended and restated drafts reflecting the revised structure, to be executed on May 3. The special committee's financial advisor then joined the meeting and summarized its earlier presentation to the special committee regarding the fairness to EFTC's stockholders other than Thayer-BLUM and its affiliates, from a financial point of view, of the exchange ratio reflected in the merger agreement. The board of directors of EFTC then voted unanimously to approve the merger agreement and the stockholder agreement. The board of directors also voted unanimously to delegate to the special committee the authority to approve amended and restated versions of those agreements reflecting the revised structure.

    On May 3, the special committee by unanimous written consent approved amended and restated versions of those agreements reflecting the revised structure, which were executed on May 3.

EFTC's Reasons for the Combination; Recommendation of EFTC's Board

  Reasons for the Combination

    EFTC's board and the special committee believe that EFTC and its stockholders should realize a number of benefits from the combination, including, among other benefits, the following:

  •
  Operating Efficiencies. Suntek would be able to combine certain portions of EFTC's and K*TEC's management and administrative staffs, potentially resulting in lower costs for these operations than for EFTC and K*TEC operating separately, as well as obtain access to K*TEC's marketing/sales and information technology infrastructure and expertise.

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  Customer Diversification. The combination of EFTC and K*TEC would initially result in a reduction in customer concentration. This diversification potentially would allow existing customers of either EFTC or K*TEC, some of whom may impose limitations on their ability to utilize contract manufacturers with significant customer concentration, to increase their business with Suntek. In addition, a more diversified customer base potentially could reduce fluctuations in demand for Suntek's products, thereby providing greater stability in stockholder values.

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  Complementary Product Offerings. Both EFTC and K*TEC focus on the high-mix segment of the electronics manufacturing services industry. K*TEC's core competencies in program management, cable assembly, electromechanical assembly, and final integration would complement EFTC's competency in printed circuit board assembly, which potentially would allow EFTC to expand its product or service offerings to include the complete array of electronics manufacturing services to both existing customers and new customers.

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  Geographic Diversification. Suntek would provide a broader geographic presence, which may be important to some customers. In particular, K*TEC adds to EFTC's existing presence a presence in Texas as well as in Silicon Valley. Opportunities may also exist to expand EFTC's operations at its Mexican facility to accommodate some of K*TEC's current product offerings.

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  Increased Purchasing Power. Suntek would have greater purchasing power for certain raw materials, which could reduce its material purchase costs or increase its ability to purchase difficult-to-obtain components.

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  Increased Manufacturing Capacity. Suntek would have greater manufacturing capacity than either EFTC or K*TEC alone, which could increase its ability to obtain larger customers.

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  Increased Access to Capital. Suntek would have a greater asset base than either EFTC or K*TEC alone, which could increase its ability to obtain debt or equity financing.

  Recommendation of the Special Committee and EFTC's Board of Directors

    The EFTC special committee and the EFTC board believe that the proposed combination is in the best interests of EFTC's stockholders and have unanimously approved the merger agreement and the transactions contemplated by it.

    In arriving at the decision to approve and recommend the terms of the merger agreement and the transactions contemplated by it, the EFTC special committee and the EFTC board considered a number of factors, including, but not limited to, the following:

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  The Exchange Ratio. The exchange ratio, viewed in light of the course of negotiations with K*TEC and the historical market price of EFTC's common stock, was considered by the special committee and the board of directors in making their respective decisions to approve the merger agreement.

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  The Course of Negotiations. The special committee and the board of directors considered the history of negotiations with respect to the merger agreement, which led to an increase in the percentage of Suntek to be owned by the former stockholders of EFTC, from K*TEC's initial proposal of 36% to 42% (in each case without giving effect to K*TEC's distribution of a $20 million special dividend to its stockholder).

  •
  The Terms of the Merger Agreement and the Stockholder Agreement. The special committee and the board of directors considered the terms of the merger agreement, including (1) the amount and form of the consideration, (2) the limited number of conditions to the obligations of K*TEC and Thayer-BLUM, (3) the conditions to the obligations of EFTC, including the conversion by Thayer-BLUM of its convertible notes and preferred stock into EFTC common stock, thereby eliminating future interest and dividends accruing on the notes and preferred stock which would be convertible into common stock at rates favorable to Thayer-BLUM, and (4) the requirement that any amendment or waiver affecting the provisions of the merger agreement or the stockholder agreement be approved by the special committee. The special committee and the board of directors believed that the foregoing made the consummation of the combination more likely than it would if more significant conditions were placed on the completion of the combination.

  •
  The Opinion of EFTC's Financial Advisor. The special committee reviewed the independent financial analyses performed by JPMorgan H&Q, including analyses of relative value and discounted cash flows of EFTC and K*TEC, and found them to be reasonable. It believed that JPMorgan H&Q's conclusion that the exchange ratio reflected in the merger agreement was fair, from a financial point of view, to the stockholders of EFTC other than Thayer-BLUM and its affiliates was a reasonable conclusion based on the analyses performed. See "—Opinion of EFTC's Financial Advisor."

  •
  Synergies of the Combined Entity. The special committee and the board of directors believe that combining EFTC and K*TEC should result in savings in the cost to Suntek of finance, sales and information technology, compared to the costs to EFTC and K*TEC operating separately. The special committee and the board of directors also believe that Suntek will benefit from a more diversified customer base, an increase in the scale and diversity of its manufacturing capacity, and a more enhanced information technology infrastructure than EFTC or K*TEC could achieve operating separately. These cost savings and benefits will accrue jointly to the stockholder of K*TEC and the stockholders of EFTC.

  •
  The Relative Strengths of the K*TEC and EFTC Business. The special committee and the board of directors considered the relative softness of the K*TEC business and revenues compared with those of EFTC at the time of the negotiations and the possible adverse effect of such softness on K*TEC, including risks as to timing of recovery of revenues and risks of K*TEC having excess or obsolete inventory.

    The above discussion of the information and factors considered by the special committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the combination, the special committee did not find it practical to, and did not attempt to, rank or assign relative weights to the above factors. The special committee relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the combination. In addition, the special committee did not undertake as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted a discussion of the factors described above, including asking questions of its legal and financial advisors, and reached a general consensus that the combination was in the best interests of EFTC and its stockholders. In addition, individual members of the special committee may have given different weights to different factors.

    The EFTC special committee and EFTC's board of directors unanimously recommend that EFTC stockholders vote "FOR" approval and adoption of the merger agreement and approval of the combination.

K*TEC's Reasons for the Combination

    In general, K*TEC's board proposed the combination because of its desire to obtain the same benefits as were considered by the EFTC board and the special committee as described above in "The Combination—EFTC's Reasons for the Combination; Recommendation of EFTC's Board," including, among other benefits, the following:

  •
  operating efficiencies,

  •
  customer diversification,

  •
  complementary product offerings,

  •
  geographic diversification,

  •
  increased purchasing power,

  •
  increased manufacturing capacity, and

  •
  increased access to capital.

Opinion of EFTC's Financial Advisor

    Pursuant to an engagement letter dated March 9, 2001, the special committee of the board of directors of EFTC retained JPMorgan H&Q, a division of Chase Securities, Inc., as its financial advisor in connection with the proposed combination.

    At the meeting of the special committee on May 2, 2001, JPMorgan H&Q rendered its oral opinion to the special committee that, as of such date, the exchange ratio reflected in the merger agreement was fair to the holders of common stock of EFTC (other than Thayer-BLUM and its affiliates). JPMorgan H&Q has confirmed its May 2, 2001 oral opinion by delivering its written opinion, dated May 4, 2001 to the special committee, that, as of such date, the exchange ratio was fair, from a financial point of view. Neither the special committee nor the board of directors of EFTC imposed any limitations upon JPMorgan H&Q with respect to the investigations made or procedures followed by it in rendering its opinion. In addition, neither the EFTC board nor the special committee required that an updated or "bringdown" fairness opinion be obtained as a condition to closing the business combination. This latter position was consistent with the parties' intent that the economic terms of the business combination be fixed at the time of contract execution, and that in general neither EFTC nor K*TEC would be able to renegotiate the exchange ratio or terminate the transaction based on the positive or negative financial performance of one or both of such companies during the period prior to closing.

    The full text of the written opinion of JPMorgan H&Q, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. Stockholders of EFTC are urged to read the opinion in its entirety. JPMorgan H&Q's written opinion is addressed to the special committee, is directed only to the exchange ratio of shares of Suntek common stock for shares of EFTC common stock and does not constitute a recommendation to any stockholder of EFTC as to how such stockholder should vote at the special meeting. The summary of the opinion of JPMorgan H&Q set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

    In arriving at its opinion, JPMorgan H&Q reviewed, among other things, a draft of the merger agreement, the stockholder agreement and the amended and restated versions thereof; the audited financial statements of EFTC for the fiscal year ended December 31, 2000, the unaudited financial statements of K*TEC for the period ended December 31, 2000, and the unaudited financial statements of EFTC for the period ended April 1, 2001; current and historical market prices of the common stock of EFTC; certain publicly available information concerning the businesses of EFTC and K*TEC and of certain other companies engaged in businesses comparable to those of EFTC and K*TEC, and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to EFTC and K*TEC and the consideration paid for such companies; the terms of other business combinations deemed relevant by JPMorgan H&Q; and certain internal financial analyses and forecasts prepared by K*TEC and EFTC and their respective management teams. JPMorgan H&Q also held discussions with certain members of the management of K*TEC and EFTC with respect to certain aspects of the combination, and the past and current business operations of K*TEC and EFTC, the financial condition and future prospects and operations of K*TEC and EFTC, and certain other matters believed necessary or appropriate to JPMorgan H&Q's inquiry. In addition, JPMorgan H&Q reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

    JPMorgan H&Q relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by K*TEC and EFTC or otherwise reviewed by JPMorgan H&Q, and JPMorgan H&Q has not assumed any responsibility or liability therefor. JPMorgan H&Q has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to JPMorgan H&Q. In relying on financial analyses and forecasts provided to JPMorgan H&Q, JPMorgan H&Q assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of K*TEC and EFTC to which such analyses or forecasts related. JPMorgan H&Q also assumed that the combination will have the tax consequences described in this joint proxy statement/prospectus, and in discussions with, and materials furnished to JPMorgan H&Q by, representatives of EFTC, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and this proxy statement/prospectus.

    The projections furnished to JPMorgan H&Q for K*TEC and EFTC were prepared by the respective management teams of each company. Neither K*TEC nor EFTC publicly discloses internal management projections of the type provided to JPMorgan H&Q in connection with JPMorgan H&Q's analyses of the combination, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Moreover, actual results since the preparation of such projections have varied and could continue to vary significantly from those set forth in such projections.

    JPMorgan H&Q's opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan H&Q as of, the date of such opinion. Subsequent developments may affect the opinion, and JPMorgan H&Q does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan H&Q expressed no opinion as to the price at which the common stock of Suntek will trade at any future time.

    In accordance with customary investment banking practice, JPMorgan H&Q employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan H&Q in connection with providing its opinion.

    Historical Trading Price Analysis.  JPMorgan H&Q reviewed and analyzed the historical trading prices for the common stock of EFTC for the 12 months ended May 1, 2001. JPMorgan H&Q observed the following values for the trading price of the common stock of EFTC:

Metric	Value	Equity Value (in millions)
52-Week High (2/2/01)	$4.13	$204
52-Week Low (12/22/00)	$1.03	$51

    These values were used to compute an implied equity value for EFTC of between $51 million and $204 million, assuming full conversion of all convertible instruments. JPMorgan H&Q also used the value of the consideration paid by Thayer-BLUM in its October 2000 purchase of the capital stock of K*TEC to compute a relative valuation of the ownership of former holders of the common stock of EFTC of the combined company between 18.1% and 47.0%. These values compared with the proposed combination in which the pro forma ownership of former holders of the common stock of EFTC would have been 45.0% as of May 4, 2001.

    Public Trading Multiples.  Using publicly available information, JPMorgan H&Q compared selected financial data of EFTC and K*TEC with similar data for selected publicly traded mid-cap electronic manufacturing services companies engaged in businesses that JPMorgan H&Q judged to be similar to EFTC and K*TEC. The companies selected by JPMorgan H&Q were ACT Manufacturing Inc., Benchmark Electronics, Inc., C-MAC Industries Inc., Manufacturers' Services, Pemstar, Inc., Plexus Corporation and SMTC Corporation. These companies were selected, among other reasons, because of their operational, organizational and overall business similarities with EFTC and K*TEC. For each comparable company, publicly available financial performance and Wall Street projections for calendar years (CY) 2001 and 2002 were measured. JPMorgan H&Q selected the mean and the median value for each multiple, specifically: equity value to net income before goodwill amortization (cash net income) for CY 2001 and 2002 and enterprise value (enterprise value equals market value plus net debt) to last 12 month (LTM) revenues, CY 2001 revenues, LTM earnings before interest, taxes, depreciation and amortization (EBITDA) and CY 2001 EBITDA. These multiples were then applied both to EFTC's and K*TEC's LTM revenues, CY 2001 Revenues, LTM adjusted EBITDA, CY 2001 adjusted EBITDA and CY 2002 cash net income, yielding implied equity values for EFTC and K*TEC.

    These values were then used to compute a relative valuation of the ownership of former holders of the common stock of EFTC of the combined company as follows:

Metric	EFTC Pro Forma Ownership
LTM Adjusted EBITDA	34.2% - 55.6%
CY02 Cash Net Income	36.0% - 51.1%

    These values compared with the proposed combination in which the pro forma ownership of former holders of the common stock of EFTC would have been 45.0% as of May 4, 2001.

    Selected Transaction Analysis.  Using publicly available information, JPMorgan H&Q examined selected transactions with respect to the electronic manufacturing services industry. Specifically, JPMorgan H&Q reviewed the following transactions:

  •
  Marconi Communications, Inc.'s NC&S Division/Viasystems Group, Inc.

  •
  Palo Alto Products International Pte. Ltd./Flextronics International Ltd.

  •
  Trend Technologies/Doughty Hanson & Co. Limited

  •
  A-Plus Manufacturing/C-MAC Industries

  •
  GSS Array Technology/ACT Manufacturing

  •
  ELAMEX SA de CV-Electronic/Plexus

  •
  Hadco Corp./Sanmina

  •
  Turtle Mountain/Pemstar

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  Bull Electronics Angers/ACT Manufacturing

  •
  Chatham Technologies/Flextronics International Ltd.

  •
  JIT Holdings/ Flextronics International Ltd.

  •
  Lucent Global Positioning Center/Viasystems Group Inc.

  •
  Lucent—Messaging System Integration/Sanmina

  •
  Sony Manufacturing Facilities/Solectron Corporation

  •
  Cowden Metal Specialties Inc./Trend Technologies

  •
  NatSteel Electronics/Solectron

  •
  Motorola Manufacturing Assets/Celestica

  •
  NEC Technologies UK/Celestica

  •
  Honeywell EMS/C-MAC Industries

  •
  Marconi Plants/Jabil Circuits

  •
  Lucent Manufacturing Assets/Applied Power

  •
  Mayville Metal Products/Applied Power

  •
  Avaya Manufacturing Operations/Celestica

    JPMorgan H&Q applied a range of multiples derived from such analysis to EFTC's and K*TEC's LTM revenues and LTM Adjusted EBITDA, and arrived at an estimated range of equity values for EFTC and K*TEC. JPMorgan H&Q, in its judgment, used the following results of such calculations:

	Equity Value Range (in millions)
	Low	High
EFTC
LTM Adjusted EBITDA	$142.5	$189.2
K*TEC
LTM Adjusted EBITDA	$178.9	$241.8

    These values were then used to compute a relative valuation of the ownership of former holders of the common stock of EFTC of the combined company as follows:

Metric	EFTC Pro Forma Ownership
LTM Adjusted EBITDA	37.1% - 51.4%

    These values compared with the proposed combination in which the pro forma ownership of former holders of the common stock of EFTC would have been 45.0% as of May 4, 2001.

    Discounted Cash Flow Analysis.  JPMorgan H&Q conducted a discounted cash flow analysis for the purpose of determining the relative equity values of EFTC and K*TEC. JPMorgan H&Q calculated the unlevered free cash flows that EFTC and K*TEC were expected to generate during calendar years 2001 through 2005 (excluding the first quarter of 2001) based upon financial projections prepared by the management teams of EFTC and K*TEC through the years ended 2005. JPMorgan H&Q also calculated a range of the present value of terminal asset values of EFTC and K*TEC at the end of the five-year period ending 2005 by applying a multiple to CY2005 EBITDA ranging from 5.0x to 7.0x.

    This analysis resulted in an implied equity value for EFTC of between $191 million and $310 million and for K*TEC of between $216 million and $370 million, which implied a relative valuation of the pro forma ownership of the former holders of the common stock of EFTC in the combined company of between 34.0% and 58.9%. These values compared with the proposed combination in which the pro forma ownership of the former holders of the common stock of EFTC would have been 45.0% as of May 4, 2001.

    Contribution Analysis.  JPMorgan H&Q reviewed and analyzed the relative contributions to be made by EFTC and K*TEC to the combined company based upon historical and projected revenues and adjusted EBITDA for CY2000 - CY2002. This analysis resulted in a range of implied contribution of 41.5% and 48.7% for revenues and 23.7% to 67.8% for EBITDA.

    These values compared with the proposed combination in which the pro forma ownership of the former holders of the common stock of EFTC would have been 45.0% as of May 4, 2001.

    Pro Forma Merger Analysis.  JPMorgan H&Q analyzed pro forma earnings per share forecasts for 2001 and 2002 based upon estimates provided by the management of EFTC and K*TEC, respectively. The analysis showed, assuming management's anticipated synergies in the fourth quarter of CY2001 and in CY2002, on an equivalent share basis, that the merger would be accretive to earnings per share, or EPS, excluding goodwill amortization.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan H&Q. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan H&Q believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan H&Q based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan H&Q based its analyses are set forth above under the description of each such analysis. JPMorgan H&Q's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan H&Q's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

    As a part of its investment banking business, JPMorgan H&Q and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan H&Q was selected to advise the special committee with respect to the combination on the basis of such experience and its familiarity with EFTC.

    For services rendered in connection with the combination, EFTC paid JPMorgan H&Q a fee of $585,000. In addition, EFTC has agreed to reimburse JPMorgan H&Q for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan H&Q against certain liabilities, including liabilities arising under the federal securities laws. Previously, JPMorgan H&Q has advised affiliates and portfolio companies of affiliates of Thayer-BLUM, including acting as advisor to Derby Cycle in its sale to Thayer Capital Partners and to Smarte Carte in its sale to BLUM Capital Partners, L.P. in 1998; acting as agent in Derby Cycle's 1998 credit facility and sole book manager for such facility's senior notes; acting as syndicate participant in IESI's 1999 revolving credit facility; and acting as co-manager for TTM Technologies' 2000 initial public offering. For all such advisory roles JPMorgan H&Q received total fees of $9.8 million. In addition, in 1996 JPMorgan H&Q invested approximately $14 million as a limited non-voting passive partner in Thayer Equity Investors III, L.P., and, in 1998, JPMorgan H&Q invested approximately $19 million as a limited non-voting-passive partner in Thayer Equity Investors IV through Chase Capital Partners.

    JPMorgan H&Q and its affiliates maintain banking and other business relationships with Thayer-BLUM, EFTC, K*TEC and each of their respective affiliates, for which they receive customary fees. In the ordinary course of their businesses, JPMorgan H&Q and its affiliates may actively trade the debt and equity securities of EFTC or Suntek for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Interests of Certain Persons in the Combination and Possible Conflicts of Interest

    In considering the recommendation of the EFTC board of directors, EFTC stockholders should be aware that the members of EFTC's senior management team identified below as holding stock options and the members of EFTC's board of directors who hold stock options or are affiliated with Thayer-BLUM have interests in the merger that are different from, or in addition to, the interests of EFTC's stockholders generally. The members of the EFTC board of directors knew about these additional interests, and considered them, when they approved the merger agreement and the combination.

  Thayer-Blum Management Fees

    Both EFTC and K*TEC are controlled by affiliates of Thayer-BLUM. Thayer-BLUM beneficially owned as of the record date for the special meeting, approximately 77% of the outstanding EFTC common stock and 100% of the outstanding K*TEC common stock. On the basis of the number of shares of EFTC and K*TEC common stock beneficially owned by Thayer-BLUM as of such dates, upon the effectiveness of the combination Thayer-BLUM will beneficially own approximately 90% of the outstanding Suntek common stock.

    Thayer-BLUM affiliates currently receive aggregate fees of $1.25 million per year pursuant to existing management and consulting agreements with EFTC and K*TEC. Upon consummation of the combination, the existing agreements will be terminated and affiliates of Thayer-BLUM will provide to Suntek substantially the same services as currently provided to EFTC and K*TEC under the existing Thayer-BLUM management and consulting agreements. Pursuant to this new management and consulting agreement Thayer-BLUM will provide advice and expertise concerning Suntek's operations, strategic and capital planning and financing, as well as any acquisitions or dispositions Suntek might undertake. Suntek will pay Thayer-BLUM (i) an annual base management fee of $0.75 million, subject to increase in the event Thayer-BLUM increases its equity investment in Suntek, and (ii) a one-time transaction fee with respect to each acquisition or disposition introduced or negotiated by Thayer-BLUM as well as each public or private equity or debt financing. Thayer-BLUM will receive a one-time financial advisory fee between 1.0% and 2.5% of the purchase price, including the value of assumed liabilities, of each acquisition or disposition depending on the size of the transaction. In addition, Thayer-BLUM will receive a one-time fee equal to 1.0% of the gross proceeds to Suntek from each equity financing. Thayer-BLUM will also receive a one-time fee equal to 0.5% of the aggregate principal amount of any outstanding Suntek debt that is refinanced plus 0.5% of the aggregate increase in maximum borrowing availability resulting from any debt financing or refinancing. This agreement was negotiated by a special committee of the EFTC board of directors consisting of Allen S. Braswell, Jr., Richard L. Monfort and James C. Van Horne. Upon the combination, K*TEC will also pay to Thayer-BLUM affiliates an aggregate of $0.75 million for providing various services and administrative support to K*TEC in connection with the combination.

  Options

    Upon completion of the combination, Suntek will assume EFTC's obligations under all of EFTC's employee and director stock options, which will become options to purchase EFTC's shares in a number and at an exercise price that will be adjusted to reflect the exchange ratio for the combination. See "The Merger Agreement—Conversion of Shares; Treatment of Stock Options" on page 58. In addition, Suntek will, as promptly as practicable after the closing of the combination, register under the Securities Act the Suntek shares issuable upon exercise of the options, thereby enabling the holders of converted options to publicly sell any Suntek shares that they acquire upon the exercise of their converted options.

    Currently, the executive officers and outside directors of EFTC are the holders of options to purchase an aggregate of 1,672,000 shares of EFTC common stock at prices ranging from $2.63 to

$14.31 per share. The following table sets forth information as to these EFTC options and how they will be converted into Suntek options.

	EFTC Options			Suntek Options
Name and Position	No. of EFTC Shares	Exercise Price		No. of Suntek Shares	Exercise Price
James K. Bass Chief Executive Officer	955,000		$2.63	238,750		$10.52
John W. Briant Vice President of Materials and Logistics	135,000 10,000 10,000 10,000 30,000	$ $ $ $ $	2.63 11.50 2.72 4.50 4.31	33,750 2,500 2,500 2,500 7,500	$ $ $ $ $	10.52 46.00 10.88 18.00 17.24
Michael Eblin Senior Vice President of Operations	335,000		$2.63	83,750		$10.52
Oscar A. Hager Vice President of Human Resources	45,000 30,000	$ $	2.63 4.69	11,250 7,500	$ $	10.52 18.76
Peter W. Harper Chief Financial Officer	210,000		$2.63	52,500		$10.52
John H. Kulp Vice President of Sales and Marketing	100,000		$2.63	25,000		$10.52
Allen S. Braswell, Jr. Director	15,000 1,000	$ $	2.94 2.63	3,750 250	$ $	11.76 10.52
Fred A. Breidenbach Director	15,000 1,000	$ $	2.85 2.63	3,750 250	$ $	11.40 10.52
Richard L. Monfort Director	5,000 5,000 6,000 6,000 6,000 15,000 1,000	$ $ $ $ $ $ $	7.50 5.50 5.75 14.31 4.31 2.94 2.63	1,250 1,250 1,500 1,500 1,500 3,750 250	$ $ $ $ $ $ $	30.00 22.00 23.00 57.24 17.24 11.76 10.52
James C. Van Horne Director	15,000 1,000	$ $	2.94 2.63	3,750 250	$ $	11.76 10.52

Material United States Federal Income Tax Considerations

    The following is a summary of the material U.S. federal income tax consequences of the combination that are generally applicable to the EFTC stockholders and Thayer-BLUM Funding III, the sole member of Thayer-BLUM Funding II. The summary is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, as in effect as of the date of this document. There can be no assurance that future legislative, judicial or administrative changes or interpretations, which changes or interpretations could apply retroactively, will not affect the accuracy of the statements or conclusions set forth in the tax opinions summarized below or in this tax discussion. No rulings have been or will be sought from the IRS concerning the tax consequences of the combination and neither this tax discussion nor the tax opinions described below will be binding on the IRS or any court. The IRS could adopt a contrary position, and such contrary position could be sustained by a court.

    This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to you in light of your particular circumstances, nor does this discussion address the U.S. federal income tax consequences that may be applicable to taxpayers subject to special tax treatment under the Code such as:

  •
  dealers in securities, traders that mark to market, foreign individuals (i.e., individuals who are not citizens or residents of the United States), foreign corporations, foreign partnerships or other foreign entities, mutual funds, financial institutions, insurance companies or tax-exempt entities;

  •
  persons who acquired their shares through the exercise of stock options, through stock purchase plans, in other compensatory transactions, or through a tax-qualified retirement plan;

  •
  persons whose shares are qualified small business stock for purposes of Section 1202 of the Code;

  •
  persons who hold their shares or units as part of an integrated investment such as a hedge, straddle, constructive sale or other risk reduction strategy or as part of a conversion transaction;

  •
  persons who do not hold their shares or units as capital assets; or

  •
  persons whose functional currency is not the U.S. dollar.

    In addition, the summary does not address the tax consequences of the combination under foreign, state or local laws or the tax consequences of transactions effectuated prior to or after the combination (whether or not such transactions are in connection with the combination). ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINATION AND AS TO THE FOREIGN, STATE, LOCAL AND OTHER TAX CONSEQUENCES THEREOF.

  Material Tax Consequences of the Combination

    The obligation of EFTC to consummate the combination is conditioned on receipt by EFTC of an opinion from Cooley Godward LLP, counsel to the EFTC special committee, to the effect that the EFTC stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the combination, except to the extent that any EFTC stockholders receive cash in lieu of fractional shares. Assuming the combination qualifies as a non-recognition transaction and subject to the limitations and qualifications set forth in this section "Material United States Federal Income Tax Considerations" and in the opinion filed as Exhibit 8.1 to the registration statement, it is the opinion of Cooley, Godward LLP that the combination will have the following consequences to the EFTC stockholders and EFTC:

  •
  A holder of EFTC shares will not recognize any gain or loss on its exchange in the combination of its EFTC shares solely for Suntek shares.

  •
  A holder of EFTC shares who receives cash instead of a fraction of a Suntek share will be required to recognize capital gain or loss upon receipt of such cash. This gain or loss will be long-term capital gain or loss if the holder has held the EFTC shares exchanged for that fraction of a Suntek share for more than one year at the effective time of the combination.

  •
  A holder of EFTC shares will have a tax basis in the Suntek shares received in the combination equal to (1) the tax basis in the EFTC shares surrendered by that holder in the combination, reduced by (2) any tax basis in such EFTC shares that is allocable to a fraction of a Suntek share for which cash is received.

  •
  The holding period for Suntek shares received in exchange for EFTC shares in the combination will include the holding period for EFTC shares surrendered in the combination.

  •
  EFTC will not recognize any gain or loss as a result of the combination.

    The obligation of Thayer-BLUM Funding II to consummate the combination is conditioned on receipt by Thayer-BLUM Funding II of an opinion from Latham & Watkins, counsel to Thayer-BLUM Funding II, to the effect that the transfer of Thayer-BLUM Funding II units in exchange for Suntek common stock, taken together with the combination, will constitute a transfer described in Section 351 of the Code. Assuming that the transfer of Thayer-BLUM Funding II units in exchange for Suntek common stock, taken together with the combination, qualifies as a transaction described in Section 351 of the Code and subject to the limitations and qualifications set forth in this section "Material United States Federal Income Tax Considerations" and in the opinion filed as Exhibit 8.2 to the registration statement, it is the opinion of Latham & Watkins that the combination will have the following consequences to Thayer-BLUM Funding III and Thayer-BLUM Funding II:

  •
  Thayer-BLUM Funding III will not recognize any gain or loss on its exchange in the combination of its Thayer-BLUM Funding II units solely for Suntek shares.

  •
  Thayer-BLUM Funding III will recognize capital gain (but not loss) to the extent it receives cash instead of a fraction of a Suntek share in an amount equal to the lesser of (i) the excess, if any, of (A) the sum of the fair market value (on the date of the combination) of the Suntek shares and the consideration received in the combination over (B) its tax basis in its Thayer-BLUM Funding II units exchanged therefor, and (ii) the cash consideration received in the combination. This gain, if any, will be long-term capital gain if Thayer-BLUM Funding III has held the Thayer-BLUM Funding II units exchanged for that fraction of a Suntek share for more than one year at the effective time of the combination.

  •
  Thayer-BLUM Funding III will have a tax basis in the Suntek shares received in the combination equal to (1) the tax basis in the Thayer-BLUM Funding II units surrendered in the combination, decreased by (2) the amount of cash consideration received in the combination, and increased by (3) any gain recognized upon the receipt of cash instead of a fraction of a Suntek share.

  •
  The holding period for Suntek shares received in exchange for Thayer-BLUM Funding II units in the combination will include the holding period for Thayer-BLUM Funding II units surrendered in the combination.

  •
  Thayer-BLUM Funding II will not recognize any gain or loss as a result of the combination.

    Each of the tax opinions described above is subject to the conditions, assumptions and qualifications set forth in this proxy statement/prospectus and in such opinions.

    Other Consideration.  Even if the combination qualifies as a transaction in which no gain or loss is recognized, a recipient of Suntek shares might recognize income to the extent that the Suntek shares were received to satisfy any obligations or in consideration for anything other than the EFTC shares and Thayer-BLUM Funding II units surrendered. For example, if any Suntek shares were determined to have been received in exchange for services, generally, the value of such shares would be taxable as ordinary income upon receipt. In addition, to the extent that an EFTC stockholder or Thayer-BLUM Funding III was treated as receiving, directly or indirectly, consideration other than Suntek shares in exchange for EFTC shares or Thayer-BLUM Funding II units, gain or loss might be recognized.

    Backup withholding.  Unless an exemption applies under the applicable law and regulations, the exchange agent may be required to withhold and, if required, will withhold at the required rate on any cash payments to an EFTC stockholder and Thayer-BLUM Funding III in the combination unless the recipient provides the appropriate IRS form. Each such recipient should complete and sign the substitute Form W-9 enclosed with the letter of transmittal sent by the exchange agent. This completed form provides the information, including the signer's taxpayer identification number, and certification necessary to avoid backup withholding.

    Reporting Requirements.  Thayer-BLUM Funding III and each EFTC stockholder that receives Suntek shares in the combination will be required to file a statement with its federal income tax return setting forth its basis in the EFTC stock or Thayer-BLUM Funding II units surrendered and the fair market value of Suntek shares and the amount of cash, if any, received in the combination, and to retain permanent records of these facts relating to the combination.

    Consequences of IRS Challenge.  A successful challenge by the Internal Revenue Service to the tax-deferred status of one or both of the mergers would result in the recognition of taxable gain or loss with respect to each share of EFTC stock surrendered and/or each Thayer-BLUM Funding II unit surrendered, equal to the difference between each stockholder's basis in such shares (or Thayer-BLUM Funding III's basis in such Thayer-BLUM Funding II units, as applicable) and the fair market value, as of the date the combination is consummated, of the Suntek shares received in exchange therefor. In such event, an EFTC stockholder's and/or Thayer-BLUM Funding III's aggregate basis in the Suntek shares so received would equal its fair market value, and the holding period of such shares would begin the day after the date the combination is consummated.

    The summary of material U.S. federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the combination. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the combination. The summary does not address the tax consequences of any transaction other than the combination. Accordingly, each EFTC stockholder and Thayer-BLUM Funding III is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income, reporting or other tax consequences of the combination to such stockholder or member.

Accounting Treatment

    As the transaction involves entities under the common control of Thayer-BLUM, the business combination will be accounted for at historical cost in a manner similar to a pooling-of-interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of EFTC and K*TEC will be carried forward at their recorded amounts to Suntek. After the combination is consummated, the results of operations of Suntek will consist of the historical results of EFTC for all periods and K*TEC for all periods since October 10, 2000 (the date that common control for EFTC and K*TEC was established). See "Pro Forma Combined Financial Statements" beginning on page F-67 for additional information related to the combination.

Regulatory Approvals

    We are not aware of any license or regulatory permit that is material to the business of EFTC, K*TEC or Suntek and that is likely to be adversely affected by the combination, or of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to the combination.

Appraisal Rights

    The holders of EFTC common stock are not entitled to appraisal rights in connection with the approval and adoption of the combination proposal.

Resales of Suntek Shares

  General

    None of the Suntek shares received by EFTC stockholders in the combination will be subject to restrictions on resale or other transfer by them under the Securities Act, except that persons who are "affiliates" of EFTC before the combination may resell the Suntek shares they receive in the combination only pursuant to an effective registration statement under the Securities Act or in transactions exempt from the registration requirements of the Securities Act by virtue of, for example, Rule 145 under the Securities Act. An affiliate of EFTC is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with EFTC.

    In general, under Rule 145, an affiliate of EFTC, together with certain members of his or her immediate family, would be entitled, for a period of one year after the effective time of the combination, to sell Suntek shares received in the combination only through unsolicited "broker's transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, (1) the number of Suntek shares received in the combination that an affiliate of EFTC may sell within any three-month period during that one-year period may not exceed the greater of (a) one percent of the outstanding shares of Suntek common stock during the four calendar weeks preceding such sale, and (b) the average weekly trading volume of Suntek common stock during the four calendar weeks preceding such sale, and (2) Rule 145 would only be available for resales of Suntek shares by affiliates of EFTC at a time when Suntek has filed with the SEC all periodic reports it is required to have filed under the Securities Exchange Act of 1934 (Forms 10-K, 10-Q and 8-K). After one year from the effective time, affiliates of EFTC who are not then affiliates of Suntek would be able to sell freely the Suntek shares received by them in the combination, subject only to the above-mentioned periodic reports requirement, which would continue to apply until two years after the effective time of the combination, at which time former affiliates of EFTC who are not then affiliates of Suntek would be able to sell Suntek shares without any restrictions.

    EFTC has agreed to identify to Suntek all persons who may be deemed affiliates of EFTC for purposes of Rule 145, including all directors and executive officers of EFTC, and has advised such persons of the resale restrictions imposed by applicable securities law.

  Registration Rights Agreement

    Pursuant to the merger agreement, EFTC and Thayer-BLUM agreed to cause Suntek to enter into a registration rights agreement substantially similar to the registration rights agreement, dated March 30, 2000, between EFTC and Thayer-BLUM.

    Pursuant to the new registration rights agreement, Thayer-BLUM will have the right to require Suntek to register Thayer-BLUM's resale of shares of Suntek common stock under the Securities Act. Thayer-BLUM, or a permitted transferee, must request that the registration include at least 375,000 shares of Suntek common stock. If Suntek proposes to register an offering of its securities under the Securities Act, either for its own account or the account of others, Thayer-BLUM will be entitled to notice of such registration and to include its shares in such registration and no minimum amount must be included in such case. The underwriters for any such registration will have the right to limit the number of such shares included in such registration, subject to certain conditions.

    Suntek may, for any reason, withdraw or delay any such registration prior to effectiveness of the related registration statement. Thayer-BLUM may transfer its rights under the registration rights agreement to its members. Thayer-BLUM may also transfer Suntek common stock, and the related rights under the registration rights agreement, to any person in a transaction exempt from the registration requirement of the Securities Act. Generally, Suntek is required to pay all costs and expenses in connection with its obligations under the registration rights agreement. The registration rights agreement will terminate on the earlier of (1) March 30, 2010, and (2) such time as all Suntek shares received by Thayer-BLUM in the combination have been sold pursuant to an effective registration statement under the Securities Act.

BUSINESS OF SUNTEK FOLLOWING THE COMBINATION

    After the combination is completed, EFTC, Thayer-BLUM Funding II, K*TEC and the subsidiaries of each of EFTC and K*TEC will be subsidiaries of Suntek.

    We anticipate that our EFTC and K*TEC operating subsidiaries will endeavor to grow from expanded sales to existing customers and from an increased share of their markets. We also intend to integrate the operations of EFTC and K*TEC to the extent appropriate in order to take advantage of certain synergistic efficiencies presented by the combination.

    We expect that decisions as to the continuing employment of EFTC and K*TEC officers and employees, and the continuing operation of each company's facilities, will be made on a case-by-case basis after the combination based upon an evaluation of the combined operations of the companies. See "EFTC Business" and "K*TEC Business."

DIRECTORS AND MANAGEMENT OF SUNTEK FOLLOWING THE COMBINATION

Directors

    The Suntek certificate of incorporation addresses the number and classification of the Suntek board of directors. Pursuant to the merger agreement, the board of directors of Suntek will consist of nine persons immediately following the combination. The following nine initial directors of Suntek currently serve as the directors of EFTC:

    James K. Bass, 45 years old, has served as EFTC's Chief Executive Officer and President since July 2000. From 1996 to June 2000, Mr. Bass was a senior vice president of Sony Corporation, a company engaged in the development, design, manufacture and sale of various kinds of electronic equipment, instruments and devices for consumer and professional markets. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Company, a company engaged in the development, manufacturing and marketing of a wide variety of products for the generation, transmission, distribution, control and utilization of electricity. Mr. Bass also serves as a director of TTM Technologies, Inc., a provider of time-critical, one-stop manufacturing services for highly complex printed circuit boards which is also an affiliate of Thayer Capital Partners.

    Allen S. Braswell, Jr., 43 years old, has engaged in private investment activities as his principal occupation since December 2000. From September 1999 until such time, Mr. Braswell served as President of Jabil Global Services, a subsidiary of Jabil Circuit, Inc. engaged in electronic product service and repair, that was purchased by EFTC from affiliates of Mr. Braswell in September 1997 and sold to Jabil Circuit in September 1999. Mr. Braswell also served as President of the predecessors of Jabil Global Services since October 1996.

    Fred A. Breidenbach, 54 years old, has served as the principal of FA Breidenbach & Associates, LLC, a management consulting firm providing services to the aerospace industry, since November 1997. From April 1993 until July 1997, Mr. Breidenbach served as President and Chief Operating Officer of Gulfstream Aerospace Corporation, a private aircraft manufacturing company (now a subsidiary of General Dynamics).

    Jeffrey W. Goettman, 42 years old, is a Managing Partner at Thayer Capital Partners, a private equity investment company, and has been with the firm since February 1998. From February 1994 to February 1998, Mr. Goettman served as a Managing Director of Robertson Stephens & Co., Inc., an investment banking firm. Mr. Goettman also serves as Chairman of the Board of TTM Technologies, Inc.

    Douglas P. McCormick, 32 years old, has served as a Managing Director and Principal of Thayer Capital Partners since July 2000, and was a Vice President of that company from January 1999 until July 2000. From June 1997 to January 1999, Mr. McCormick served as an associate at Morgan Stanley & Co. Incorporated, an investment banking firm. From September 1995 to June 1997,

Mr. McCormick attended Harvard Business School. Mr. McCormick also serves as a director of TTM Technologies.

    Jose S. Medeiros, 33 years old, has been a Partner in Blum Capital Partners, L.P., a San Francisco-based private equity and strategic block investment firm, since August 2000 and Vice President since August 1998. From June 1996 to August 1998, Mr. Medeiros served as a Vice President in the Technology Mergers & Acquisitions group of Robertson Stephens & Company. From January 1990 to June 1996, Mr. Medeiros served as an Associate at McKinsey & Company.

    Richard L. Monfort, 47 years old, has been engaged in private investment activities as his principal occupation since June 1995. From July 1989 to June 1995, Mr. Monfort served as President and Chief Operating Officer of ConAgra Red Meat Companies, a division of ConAgra Foods Inc. engaged in beef, pork and lamb production. Mr. Monfort also serves as a director of Famous Dave's of America, Inc., an owner and operator of restaurants.

    James C. Van Horne, 66 years old, has served as the A.P. Giannini Professor of Finance at the Stanford University Graduate School of Business since 1979, and has taught at such institution since 1965. Mr. Van Horne also serves as a director of United California Bank, Montgomery Street Income Securities, Inc. (an investment company), and Bailard Biehl & Kaiser Fund Group (a family of five mutual funds).

    John C. Walker, 40 years old, has been a Partner with BLUM Capital Partners since April 1997. From 1992 until April 1997, Mr. Walker served as the Vice President of PEXCO Holdings, Inc., a private investment holding company. Mr. Walker also serves as a director of Smarte Carte, Inc., a company providing products and services to travelers to efficiently store or move their belongings, and Playtex Products, Inc., a manufacturer and distributor of a diversified portfolio of consumer and personal products.

Committees of the Board of Directors

    Suntek expects to appoint audit and compensation committees of its board of directors prior to the completion of the combination.

Director Compensation

    Directors who are employees of Suntek will not receive any compensation for service on the Suntek board. We have not yet determined the specific terms of the compensation to be paid to non-employee directors of Suntek.

Executive Officers

    We expect that the executive officers of Suntek immediately following the combination will be as follows:

Name	Position(s)
James K. Bass	Chief Executive Officer and President
John W. Briant	Vice President
Michael Eblin	Vice President and President of EFTC
R. Michael Gibbons	Vice President and President of K*TEC
Oscar A. Hager	Vice President of Human Resources
Peter W. Harper	Chief Financial Officer and Secretary
John H. Kulp	Vice President of Sales and Marketing
Kevin Sauer	Vice President of Information Technology

    John W. Briant, 35 years old, has served as EFTC's Vice President of Material and Logistics since October 1999. Mr. Briant served as the Director of Process and Quality Management since joining the company from 1998 to September 1999. Prior to joining EFTC, Mr. Briant held various management, procurement, and engineering positions at AlliedSignal from 1993 to 1998 and was responsible for the development of their corporate supply base for Electronic Manufacturing Services and Printed Wiring Boards. Prior to that, he held engineering positions with Honeywell's Business and Commuter Aviation Division, a manufacturer of aerospace products and services.

    Michael Eblin, 39 years old, has served as the Senior Vice President of Operations of EFTC since July 2000. From 1995 to June 2000, Mr. Eblin was Director of Operations of Sony Corporation. Prior to that, Mr. Eblin held various management positions in the Electronics Controls division of United Technologies and Hughes Electronics, part of General Motors Corporation, an automobile manufacturer and communications systems and financial services provider.

    R. Michael Gibbons, 43 years old, has served as President and Chief Executive Officer of K*TEC since May 2000. From January 1998 to May 2000, Mr. Gibbons served as Executive Vice President and General Manager of K*TEC and from February 1997 to January 1998 as Corporate Quality Director of K*TEC. From July 1984 to February 1997, Mr. Gibbons worked in various capacities in the electronics manufacturing industry at Schlumberger Oilfield Services.

    Oscar A. Hager, 46 years old, has served as EFTC's Vice President of Human Resources since November 2000. From April 1999 to October 2000, Mr. Hager was EFTC's Director of Human Resources for Southwest Commercial Operations. Prior to joining EFTC, Mr. Hager spent fifteen years with Honeywell's Commercial Aviation group, a manufacturer of commercial avionics equipment, in various human resource management capacities. Prior to joining Honeywell, Mr. Hager held various human resource positions in the aerospace industry.

    Peter W. Harper, 40 years old, has served as the Chief Financial Officer of EFTC since July 2000. From 1996 to June 2000, Mr. Harper served as Vice President of Finance at Iomega Corporation, a company that designs, manufactures and markets personal and professional storage solutions for users of personal computers and consumer electronics devices. Prior to that, Mr. Harper spent 12 years in various management positions at General Electric Company.

    John H. Kulp, 44 years old, has served as the Vice President of Sales and Marketing of EFTC since December 2001. From October 1999 to August 2001, Mr. Kulp served as Vice President of Sales at FlexTek Incorporated, a supplier of electromechanical subassemblies. From 1979 to October 1999, Mr. Kulp served in various capacities, most recently as regional sales manager, at AMP Inc., a supplier of electrical and electronic connections and interconnection systems.

    Kevin Sauer, 38 years old, has served as Vice President of Information Technology of K*TEC since May 2001. From May 1997 to April 2001, Mr. Saver held various management and information technology-related positions with K*TEC. From November 1993 to May 1997, Mr. Sauer served in various capacities at Schlumberger, most recently as a Quality Assurance Manager.

Executive Compensation

    The following table sets forth information concerning the compensation paid by EFTC or K*TEC for the fiscal years ended December 31, 2000, 1999 and 1998 to our Chief Executive Officer and each of the four other most highly compensated individuals who will serve as executive officers of Suntek and whose total salary and bonus exceeded $100,000 in 2000, as well as their titles with Suntek following the combination.

 Summary Compensation Table

Long-Term Compensation
	Annual Compensation				Awards	Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)	Securities Underlying Options(#)	LTIP Payouts ($)	All Other Compen- sation($)
James K. Bass(2) Chief Executive Officer and President of Suntek	2000	$126,918	$50,000	—	450,000	—	$42,133	(3)
John W. Briant(2) Vice President of Suntek	2000 1999 1998	140,950 117,105 42,519	40,000 — 6,000	— — —	— — —	— — —	46,124 — 37,119	(3) (3)
R. Michael Gibbons Vice President of Suntek and President of K*TEC	2000 1999 1998	220,000 176,764 165,000	100,000 30,000 25,000	—	—	—	—
Oscar A. Hager Vice President of Human Resources of Suntek	2000 1999	91,759 72,307	25,905 —	— —	— —	— —	— —
Kevin Sauer Vice President of Information Technology of Suntek	2000 1999 1998	140,400 104,000 100,000	6,000 15,000 10,000	— — —	— — —	— — —	— — —

(1)
Except as otherwise provided in this table, no amounts for perquisites and other personal benefits received by any of the named executive officers are shown because the aggregate dollar amounts were lower than the reporting requirements established by the rules of the SEC.
(2)
Mr. Bass joined EFTC in July 2000; Mr. Briant joined EFTC in July 1998; and Mr. Hager joined EFTC in April 1999.
(3)
Represents payment to defray moving expenses related to relocation to Phoenix, Arizona in connection with employment with EFTC.

Stock Option Grants

    The following table sets forth information concerning the grant of stock options in 2000 by EFTC and K*TEC to Suntek's Chief Executive Officer and the other executive officers named in the Summary Compensation Table above. Neither EFTC nor K*TEC granted any stock appreciation rights in 2000.

Option Grants In Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted (#)(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
		% of Total Options Granted to Employees in Fiscal Year(2)		Grant Date Market Value ($/Sh)(3)
Name			Exercise or Base Price ($/Sh)(3)		Expiration Date
						5%($)	10%($)
James K. Bass	225,000	32.2%	$10.52	$7.00	6/22/10	$999,509	$2,510,144
John W. Briant	30,000	4.3%	$10.52	$8.00	7/23/10	$75,335	$306,898
R. Michael Gibbons	—	—	—	—	—	—	—
Oscar A. Hager	7,500	1.1%	$10.52	$6.64	10/31/10	$31,319	$79,368
Kevin Sauer	—	—	—	—	—	—	—

(1)
Represents options to purchase shares of Suntek common stock, after giving effect to the assumption of EFTC and K*TEC options upon the completion of the combination and the applicable exchange ratios. Generally, 50% of the options granted were categorized as A options and the remaining 50% as B options. Generally, the B options become exercisable for 20% of the underlying shares on the first anniversary of the date of grant and for the balance in equal annual installments over the four year period thereafter, so long as the executive remains employed. However, the 225,000 B options granted to Mr. Bass in 2000 became exercisable for 20% of the underlying shares on the grant date and the balance vests in equal annual installments over the four year period thereafter, so long as he remains employed by us or one of our subsidiaries. The A options generally cliff-vest on the eighth anniversary of the date of grant. However, upon the occurrence of specified events, including a sale of shares by the majority stockholders or a merger, a portion of the A options will vest based upon the annual rate of return of the common stock. The combination does not constitute a change in control as defined in the EFTC option plan and, accordingly, the vesting schedules will not accelerate automatically.

(2)
The percentages shown above for Messrs. Bass, Briant and Hager are based on an aggregate of 699,254 shares of Suntek common stock that will be subject to options that were related to options granted by EFTC to employees in the year ended December 31, 2000. K*TEC did not issue any options to its employees in 2000.
(3)
The exercise prices and market values shown above for Suntek options were determined by multiplying by four the corresponding exercise prices and market values for EFTC options granted in 2000 to adjust for the exchange ratio in the combination.
(4)
Potential realizable value assumes that the stock price increases from the date of the grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by SEC rules and do not represent our estimate or projection of the future price of our common stock. We do not believe that this method accurately illustrates the potential value of a stock option.

Stock Option Exercises and Values for Fiscal 2000

    The following table sets forth information, with respect to Suntek's Chief Executive Officer and the executive officers named in the Summary Compensation Table concerning options exercised in 2000 and unexercised options held by them as of the end of such fiscal year:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

			Number of Unexercised Options at December 31, 2000		Value of Unexercised In-the-Money Options at December 31, 2000($)(2)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable(1)	Unexercisable(1)	Exercisable	Unexercisable
James K. Bass	—	—	22,500	205,500	—	—
John W. Briant	—	—	15,000	30,000	—	—
R. Michael Gibbons	—	—	—	—	—	—
Oscar A. Hager	—	—	7,500	7,500	—	—
Kevin Sauer	—	—	—	—	—	—

(1)
The number of Suntek options shown above gives effect to the exchange ratio in the combination of .25 of a share of Suntek common stock for each share of EFTC common. K*TEC did not grant any options to its employees in 2000.
(2)
The closing sales price per share for EFTC common stock as reported by the Nasdaq National Market on December 29, 2000 was $1.125. The option value is calculated by multiplying (a) the positive difference, if any, between $4.50 (which is four times the $1.125 EFTC closing sales price to adjust for the exchange ratio in the combination) and the option exercise price by (b) the number of shares of common stock underlying the option.

Employment Agreements and Change of Control Arrangements

    EFTC entered into an employment agreement with James K. Bass, who will be the Chief Executive Officer of Suntek. Mr. Bass' agreement provides for him to be employed as Chief Executive Officer for a term beginning on July 17, 2000 and ending on December 31, 2003, which term automatically extends for successive one-year periods until the agreement is terminated. Mr. Bass' agreement, which Suntek will assume as part of the combination, provides for a minimum annual base salary of $300,000 and incentive-based bonus compensation in an amount determined by the Compensation Committee of the Board. We may terminate his employment agreement with or without cause. In the case of a termination without cause, however, we must continue to pay Mr. Bass' base salary and prorated bonus compensation for a period of one year from the date of termination. Mr. Bass' agreement provided for an initial award of stock options to purchase 900,000 shares of EFTC common stock at an exercise price of $2.63 per share under EFTC's 2000 Equity Stock Option Plan. Options to purchase 450,000 shares of EFTC common stock vest over four years (20% of which vest immediately, the remaining 80% vest incrementally over five years) and options to purchase the remaining 450,000 shares of EFTC common stock vest in 2008 or earlier if we achieve certain benchmark internal rates of return.

    K*TEC entered into an employment agreement with R. Michael Gibbons, who following the combination will be a Vice President of Suntek and President of K*TEC. Mr. Gibbons' agreement provides for a term beginning on March 9, 2000 and ending on March 9, 2002, which term automatically extends until the agreement is terminated by Mr. Gibbons or K*TEC. Mr. Gibbons' agreement, which Suntek will assume as part of the combination, provides for a minimum annual base salary of $220,000. K*TEC may terminate his employment agreement with or without cause. In the case of a termination without cause, K*TEC must continue to pay Mr. Gibbons' base salary and prorated bonus compensation for a period of one year from the date of termination. In the case of a termination with cause, however, K*TEC must continue to pay Mr. Gibbons' base salary for a period of six months.

Certain Relationships and Related Transactions

  Sale/Leaseback Transaction

    Richard L. Monfort, currently a member of EFTC's and Suntek's board, entered into a sale/leaseback transaction with EFTC in December 1998 whereby EFTC sold two manufacturing facilities located in Newburg, Oregon and Tucson, Arizona to Mr. Monfort for $10.5 million. Mr. Monfort leased these manufacturing facilities back to EFTC for a term of five years with aggregate monthly payments of $90,000. At the end of the lease term, EFTC had the option to repurchase the facilities for approximately $9.4 million. In May 1999, the lease was amended to eliminate the purchase option.

  Issuance of Subordinated Notes and Warrants

    Mr. Monfort purchased $15 million in aggregate principal amount of subordinated notes issued by EFTC on September 9, 1997. The subordinated notes had a maturity date of December 31, 2002 and provided for interest at a variable rate (adjusted monthly) equal to 2.00% over the applicable LIBOR rate. EFTC used the proceeds from these notes to acquire certain assets from Honeywell. In connection with the issuance of these subordinated notes, EFTC issued warrants to purchase 500,000 shares of its common stock at an exercise price of $8.00 per share to Mr. Monfort. The warrants were exercised on October 9, 1997 resulting in net proceeds to EFTC of $4.0 million. EFTC prepaid $10.0 million of the outstanding principal amount of these notes early in December 1997 from the proceeds of a loan from its senior lender. In connection with such prepayment, EFTC agreed to pay a fee of approximately $325,000 to be paid in equal monthly increments until the maturity of the notes.

    In November 1999, Mr. Monfort purchased $5 million in aggregate principal amount of subordinated notes issued by EFTC. These notes had a maturity date of March 30, 2000 and provided for interest at a rate of 10%. EFTC used the proceeds of these notes for general operating purposes. EFTC repaid $6.9 million in principal amount outstanding under both subordinated notes. In addition,

EFTC paid the remaining outstanding prepayment fee of approximately $150,000 due in connection with the prepayment of the September 1997 notes and a fee of $100,000 due upon maturity of the November 1999 note. In March 2000, the remaining $3.0 million due under the November note agreement was refinanced with a maturity date of March 30, 2004 and bearing interest at 10%. In June 2001, the $3.0 million under the November note was repaid in full.

  Thayer-BLUM's Recapitalization of EFTC

    On March 30, 2000, EFTC completed the first stage of a recapitalization transaction with Thayer-BLUM, whereby EFTC issued to Thayer-BLUM $54 million in senior subordinated exchangeable notes. On July 14, 2000, EFTC issued to Thayer-BLUM an additional $14 million of senior subordinated exchangeable notes. On August 22, 2000, in connection with the tender offer described below, these notes were exchanged for a $57,284,850 senior subordinated convertible note and 14,233,333 shares of EFTC's Series B convertible preferred stock.

    The recapitalization also involved a tender offer by Thayer-BLUM that was completed on August 22, 2000 for 5,625,000 shares of EFTC's outstanding common stock at a price of $4.00 per share. Upon the completion of the tender offer, Thayer-BLUM obtained the right to designate a majority of the members of EFTC's board of directors and the right to approve any significant financings, acquisitions and dispositions.

    On May 31, 2001, in connection with the proposed combination, the convertible note and the Series B convertible preferred stock were converted by Thayer-BLUM pursuant to their terms into an aggregate of 32,226,343 shares of EFTC common stock.

    As a result of the recapitalization, the tender offer and the subsequent conversion of the convertible note and Series B convertible preferred stock into EFTC common stock, Thayer-BLUM currently owns common stock representing approximately 77% of EFTC's outstanding common stock.

  Combination with K*TEC

    On October 10, 2000, Thayer-BLUM Funding II acquired all of the issued and outstanding capital stock of K*TEC. Jeffrey W. Goettman, a Managing Partner at Thayer Capital Partners, is Chairman of the K*TEC board and the EFTC board. Certain other persons affiliated with Thayer-BLUM are also on the EFTC and K*TEC boards. In May 2001, EFTC, K*TEC, Thayer-BLUM Funding II and Suntek entered into the merger agreement. See "The Combination" and "The Merger Agreement." Under the merger agreement, each of Thayer-BLUM and EFTC will merge with a separate, wholly owned subsidiary of Suntek, with Thayer-BLUM and EFTC continuing as the surviving corporations and wholly owned subsidiaries of Suntek. In turn, Thayer-BLUM will initially continue solely as an intermediate holding company for the K*TEC operating subsidiary.

  Thayer-Blum Management Fees

    Thayer-BLUM affiliates currently receive management fees of $250,000 per year pursuant to the existing management and consulting agreement with EFTC. In 2000, EFTC paid Thayer-BLUM affiliates management fees of approximately $188,000.

    Thayer-BLUM affiliates also currently receive management fees of $1.0 million per year pursuant to the existing management and consulting agreement with K*TEC. During the period from September 14, 2000 (inception) through December 31, 2000, K*TEC paid Thayer-BLUM affiliates management fees of $225,000. In connection with the October 10, 2000 acquisition of K*TEC, K*TEC paid Thayer-BLUM affiliates investment advisory fees of $2.3 million. In connection with the Citicorp credit facility, in January 2001, K*TEC paid Thayer-BLUM affiliates advisory fees of $1.75 million.

THE MERGER AGREEMENT

    The following is a summary of the material terms of the merger agreement among EFTC, K*TEC, Thayer-BLUM Funding II and Suntek and is not an exhaustive description. You should read the merger agreement carefully and in its entirety. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference.

General

    Under the merger agreement, each of Thayer-BLUM and EFTC will merge with a separate, wholly owned subsidiary of Suntek, with Thayer-BLUM and EFTC continuing as the surviving corporations and wholly owned subsidiaries of Suntek. In turn, Thayer-BLUM will initially continue solely as an intermediate holding company for the K*TEC operating subsidiary. The board of directors of Suntek consists of nine members, each of whom currently serves as a member of the board of directors of EFTC, and Suntek will be led by EFTC's management team.

Closing Matters

  Closing

    Unless the parties agree otherwise, the closing of the mergers/combination will take place as soon as practicable, but no later than two business days after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated. See "Conditions to Obligations to Effect the Merger" below for a more complete description of the conditions that must be satisfied prior to closing.

  Effective Time

    On the closing date, Thayer-BLUM and a wholly owned Delaware subsidiary of Suntek will file a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law, and EFTC and a wholly owned Colorado subsidiary of Suntek will file a certificate of merger with the Colorado Secretary of State in accordance with the relevant provisions of the Colorado Business Corporation Act. Each merger will become effective at such time as is specified in its certificate of merger. The effective time for the purposes of the conversion of shares described below shall be the time at which both mergers have become effective.

Conversion of Shares; Treatment of Stock Options

    As a result of the mergers, each share of EFTC's common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive .25 shares of Suntek common stock. If you own EFTC common stock, you may exchange your shares of EFTC common stock for shares of Suntek common stock after the mergers become effective. In addition, the exchange agent will make a cash payment to you for any fractional share of EFTC common stock you would otherwise be entitled to receive.

    As a result of the mergers, all of the outstanding membership units of Thayer-BLUM Funding II immediately prior to the effective time will be converted into the right to receive an aggregate of 15,127,174 shares of Suntek common stock.

    At the effective time of the mergers, each outstanding option and warrant to purchase shares of EFTC common stock will be converted into an option or warrant to purchase shares of Suntek common stock under similar terms and conditions as were applicable to the EFTC option or warrant. The number of shares of Suntek common stock that the converted EFTC options and warrants will be exercisable for, and the exercise price of the options and warrants, will be adjusted to reflect the exchange ratio of .25.

    At or prior to the effective time of the merger, each of Suntek, Thayer-BLUM and K*TEC has agreed to use commercially reasonable efforts to cause each outstanding option to purchase shares of K*TEC common stock granted under K*TEC's stock option plan to be converted into an option to purchase shares of Suntek common stock under similar terms and conditions as were applicable to the option as granted under the K*TEC stock option plan. The number of shares of Suntek common stock that the converted options will be exercisable for, and the exercise price of the option, will be adjusted to reflect an exchange ratio of 0.6577 shares of Suntek stock for each share of K*TEC stock subject to the replaced option.

Exchange of Stock Certificates

    Before the closing of the mergers, EFTC and Thayer-BLUM will appoint an exchange agent to handle the exchange of Suntek stock certificates for stock of EFTC and the payment of cash for fractional shares. Soon after the closing of the mergers, the exchange agent will send a letter of transmittal to each former EFTC stockholder, which is to be used to exchange EFTC stock certificates for stock of Suntek. The letter of transmittal will contain instructions explaining the procedure for surrendering EFTC stock certificates.

    EFTC stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive shares of Suntek common stock into which the shares of EFTC common stock were converted in the merger.

    After the mergers, each certificate that previously represented shares of EFTC common stock will only represent the right to receive the shares of Suntek common stock into which those shares of EFTC common stock have been converted.

    As soon as practicable after the closing of the mergers, the exchange agent will also issue a stock certificate for the stock of Suntek issuable to Thayer-BLUM Funding III in exchange for its ownership of Thayer-BLUM Funding II (the sole stockholder of K*TEC).

    After the effective time of the mergers, EFTC will not register any transfers of the shares of EFTC common stock.

Representations and Warranties

    The merger agreement contains representations and warranties of EFTC that are customary for a transaction of this nature relating to, among other things:

  •
  EFTC's organization, capitalization and authority to enter into the merger agreement;

  •
  the enforceability of the merger agreement as a binding obligation of EFTC;

  •
  conflicts between the merger agreement and any of EFTC's other material contracts, any law, or any of EFTC's charter or bylaw provisions;

  •
  required filings and consents;

  •
  the accuracy of EFTC's financial statements and filings with the SEC and EFTC's submission of all required filings and the absence of undisclosed liabilities;

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  the conduct of EFTC's business since March 31, 2001;

  •
  tax matters, real property and intellectual property matters, litigation matters, environmental matters, employee benefit and labor matters and insurance matters relating to EFTC;

  •
  the validity of, and absence of defaults respecting, EFTC's material contracts;

  •
  compliance with laws;

  •
  EFTC's customers and suppliers;

  •
  the opinion of EFTC's financial advisor;

  •
  the absence of discussions or negotiations between EFTC and any other potential acquirer; and

  •
  EFTC's stockholder rights plan.

    The merger agreement also includes representations and warranties made jointly and severally by K*TEC and Thayer-BLUM as to:

  •
  each of K*TEC's and Thayer-BLUM's organization, capitalization and authority to enter into the merger agreement;

  •
  the enforceability of the merger agreement as a binding obligation of each of K*TEC and Thayer-BLUM;

  •
  conflicts between the merger agreement and any of K*TEC's or Thayer-BLUM's other material contracts, any law, or any of K*TEC's charter or bylaw provisions or the provisions of Thayer-BLUM's governing documents;

  •
  required filings and consents;

  •
  the absence of operations or liabilities of Thayer-BLUM;

  •
  the accuracy of K*TEC's financial statements and the absence of undisclosed liabilities of K*TEC;

  •
  the conduct of K*TEC's business since April 1, 2001;

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  tax matters relating to K*TEC and Thayer-BLUM;

  •
  real property and intellectual property matters, litigation matters, environmental matters, employee benefit and labor matters and insurance matters relating to K*TEC;

  •
  the validity of, and absence of material defaults respecting, K*TEC's material contracts;

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  compliance by K*TEC and Thayer-BLUM with applicable laws;

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  K*TEC's customers and suppliers;

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  the absence of discussions or negotiations between K*TEC and any other potential acquirer; and

  •
  the inapplicability of Section 203 of the Delaware General Corporation Law to the K*TEC merger.

    The representations and warranties made by each of the parties will not survive the effective time of the mergers.

Covenants

    The merger agreement contains the following covenants made by EFTC, K*TEC and Thayer-BLUM, among others.

  Conduct of Business

    Each of EFTC, K*TEC and Thayer-BLUM made covenants concerning the conduct of its business and the business of its subsidiaries from the date of execution of the merger agreement until the effective time of the merger. In general, each of EFTC, K*TEC and Thayer-BLUM is required to conduct its business in the ordinary course in the same manner as previously conducted and to use its commercially reasonable efforts to preserve intact its present relationships with customers, suppliers and other third parties. Each of EFTC, K*TEC and Thayer-BLUM has agreed that, among other things, it will not do or agree to do any of the following without the other party's prior written consent:

  •
  make any distributions on its capital stock or change its capitalization including (a) splitting, combining or reclassifying stock, (b) repurchasing or redeeming its capital stock, (c) issuing, delivering or selling any of its shares of its capital stock or other equity interests, other than in connection with its benefit plans or the exercise of options, and (d) amending options or restricted stock granted under any employee stock plan;

  •
  acquire, merge or consolidate with or into any other corporation or other business organization or make any investment therein, other than in the ordinary course of business;

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  sell, lease, license or otherwise dispose of any of its material assets, or acquire a substantial portion of the assets of any business, other than in the ordinary course of business;

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  make salary, wage, severance or benefits increases other than in the ordinary course of business;

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  amend or propose to amend its charter, bylaws, limited liability company agreement (as applicable) or other organizational documents;

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  incur indebtedness other than in the ordinary course of business, with certain specified exceptions;

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  take any action likely to result in a material breach of the merger agreement;

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  make certain tax elections, settlements or compromises; or

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  settle any litigation that would have an adverse effect on the transactions contemplated by the merger agreement.

  No Solicitation

    Each of EFTC, K*TEC and Thayer-BLUM agreed not to:

  •
  solicit, initiate or encourage any inquiries or proposals (including by way of furnishing certain information) that would constitute or could reasonably be expected to lead to an acquisition proposal;

  •
  engage in any discussion or negotiations with any third party relating to any acquisition proposal; or

  •
  agree to or recommend any acquisition proposal.

    An acquisition proposal is a proposal or offer for a tender offer, merger, consolidation or other business combination involving EFTC, K*TEC, Thayer-BLUM or any of their subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, any of them.

    This covenant does, however, expressly permit EFTC to comply with Rule 14e-2 of the Exchange Act with regard to a tender or exchange offer.

    In addition, each of EFTC, K*TEC and Thayer-BLUM agreed to notify the others promptly if it receives any acquisition proposal or inquiries indicating that any person is considering making an acquisition proposal.

  Listing

    EFTC agreed to continue the listing of its common stock on the Nasdaq National Market during the term of the merger agreement. EFTC and Thayer-BLUM agreed to cause Suntek to use all reasonable efforts to cause the shares of Suntek common stock to be approved for quotation on the Nasdaq National Market prior to the effective time of the mergers. Each of Suntek and Thayer-BLUM agreed to use reasonable efforts, subject to certain conditions and exceptions, to cause Suntek's common stock to be listed on the Nasdaq National Market (or the Nasdaq Small Cap Market if Suntek's common stock is delisted or is in the process of being delisted from the Nasdaq National Market) through September 30, 2010, provided that a majority of Suntek's disinterested directors may waive compliance with this covenant at any time after March 31, 2004.

  Access to Information

    Each of EFTC, K*TEC and Thayer-BLUM agreed to provide the other reasonable access to its and its subsidiaries' facilities, books and records and to furnish certain information to the other upon reasonable request.

  Stockholders' Meeting

    EFTC agreed to use its reasonable best efforts to solicit and secure from its stockholders the approval and adoption of the merger agreement and the EFTC merger subject to the fiduciary duties of its board of directors under applicable law.

  Reasonable Efforts

    Each of EFTC, K*TEC and Thayer-BLUM agreed to use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under applicable agreements, laws, statutes, ordinances, codes, rules and regulations to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable.

  Public Announcements

    The parties agreed to consult with each other before making any public announcements or otherwise communicating with any news media concerning the merger agreement or the transactions contemplated thereby, unless applicable law requires.

  Registration Rights; Registration of Stock Underlying Options

    EFTC and Thayer-BLUM agreed to cause Suntek to enter into a registration rights agreement substantially similar to the registration rights agreement dated March 30, 2000 by and among EFTC and certain of its stockholders, pursuant to which Suntek will provide registration rights to Thayer-BLUM and the other parties to the EFTC registration rights agreement with respect to Suntek common stock issued in the combination. See "The Combination—Resales of Suntek Shares." Suntek agreed as soon as practicable following the mergers to file a registration statement on Form S-8 covering Suntek common stock underlying options issued pursuant to Suntek's stock option plan adopted prior to or at the effective time of the combination.

  Affiliates

    Each of EFTC and Thayer-BLUM agreed to take all action reasonably necessary to cause those parties identified as affiliates, as defined under Rule 145 of the Securities Act, to execute and deliver an affiliate agreement prior to the effective time of the combination.

  Employee Matters

    Suntek agreed to treat each EFTC and K*TEC employee who continues employment with the combined company as if that employee had been employed by Suntek for the same period that he or she had been employed by EFTC or K*TEC, as applicable, for purposes of the employee's coverage under Suntek's benefits plans and certain severance agreements and severance pay policies.

Effect of Action or Knowledge of Thayer-BLUM

    No representation or warranty by EFTC shall be deemed to be breached if such breach was caused by any act or omission of Thayer-BLUM or any of its nominees, or if any facts or circumstances giving rise to such breach were known by any such person at the time the representation or warranty was made. No covenant made by EFTC shall be deemed to be breached if such breach was caused by any act or omission of Thayer-BLUM or any of its nominees, or if any facts or circumstances giving rise to such breach were known by any such person at or prior to the time of the breach and Thayer-BLUM failed to notify the special committee promptly of such breach. For purposes of this provision, Thayer-BLUM and its nominees are deemed to have knowledge of any fact or circumstance if it was formally considered at a meeting of the board of directors of EFTC at which any Thayer-BLUM nominee was present or if it was presented in writing to any Thayer-BLUM nominee.

Conditions to Obligations to Effect the Combination

  General Conditions

    The merger agreement contains various conditions to the parties' obligations to effect the combination, including:

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  the requisite approval of the EFTC stockholders;

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  any requisite consent or approval of any governmental entity, and the absence of any judicial or quasi-judicial action or litigation, or any statute, rule or regulation, in each case that restrains or prohibits consummation of the combination and the related transactions;

  •
  effectiveness of the registration of which this proxy statement/prospectus is a part; and

  •
  approval of the Nasdaq National Market, upon official notice of issuance, of the listing of the Suntek common stock to be issued in the merger.

  Additional Conditions to Obligations of EFTC

    EFTC's obligations to complete the combination are subject to certain additional conditions including:

  •
  the accuracy of the representations and warranties of Thayer-BLUM and K*TEC as of the date of the merger agreement and as of the date of closing, except for such inaccuracies which, individually or in the aggregate, would not have a K*TEC material adverse effect, as defined in the merger agreement, and the delivery to EFTC of an officer's certificate to that effect;

  •
  each of Thayer-BLUM's and K*TEC's performance in all material respects of each of the obligations it has agreed, under the merger agreement, to perform prior to the closing, and delivery to EFTC of an officer's certificate to that effect;

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  Thayer-BLUM's performance in all material respects of each of the obligations it has agreed to perform under the Stockholder Agreement described beginning on page 66; and

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  EFTC's receipt of a tax opinion from its legal counsel to the effect that the EFTC merger will be treated as a reorganization described in Section 368(a) of the Code and/or, taken together with the K*TEC merger, as a transfer of property described in Section 351 of the Code to Suntek by holders of EFTC common stock and Thayer-BLUM membership units.

  Additional Conditions to Obligations of Thayer-BLUM

    Thayer-BLUM's obligations to complete the combination are subject to certain additional conditions including:

  •
  the accuracy of the representations and warranties of EFTC as of the date of the merger agreement and as of the date of closing, except for such inaccuracies which, individually or in the aggregate, would not have an EFTC material adverse effect, as defined in the merger agreement, and the delivery to Thayer-BLUM of an officer's certificate to that effect;

  •
  EFTC's performance in all material respects of each of the obligations it has agreed, under the merger agreement, to perform prior to the closing, and delivery to Thayer-BLUM of an officer's certificate to that effect;

  •
  amendment of EFTC's stockholder rights plan such that there will be no triggering of any right or entitlement of stockholders of EFTC thereunder as a result of the consummation of the combination;

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  amendment of Suntek's certificate of incorporation and bylaws to conform to the forms of certificate of incorporation and bylaws attached as exhibits to the merger agreement; and

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  Thayer-BLUM's receipt of a tax opinion from its legal counsel to the effect that the K*TEC merger, taken together with the EFTC merger, will be treated as a transfer of property described in Section 351 of the Code to Suntek by holders of EFTC common stock and Thayer-BLUM membership units.

Termination

    Except as described below, the merger agreement provides that the combination may be abandoned and the merger agreement may be terminated prior to the combination's effectiveness, in various ways including:

  •
  by mutual written consent of EFTC and Thayer-BLUM;

  •
  by either EFTC or Thayer-BLUM if the combination is not consummated on or before March 31, 2002, as long as the party requesting such termination did not, by its failure to fulfill an obligation under the merger agreement, prevent consummation of the mergers;

  •
  by either EFTC or Thayer-BLUM if any governmental entity or arbitrator with jurisdiction issues a final order, injunction or decree preventing consummation of the mergers;

  •
  by either EFTC or Thayer-BLUM if approval of EFTC's stockholders has not been obtained; and

  •
  by either EFTC or Thayer-BLUM upon the other entity's breach or failure to comply with its obligations under the merger agreement in any material respect, or any representation or warranty of the other entity being incorrect, in each case where such breach or failure would have a material adverse effect and is not cured within 20 days after receiving written notice from the other party seeking to terminate the merger agreement.

    Any termination of the merger agreement by EFTC must be approved by the special committee of EFTC's board of directors. If the merger agreement is terminated, it becomes void and none of the parties to the agreement has any liability or further rights or obligations under the agreement other than the obligations to pay all fees and expenses incurred by such party in connection with the agreement. However, if any party willfully breaches any provision of the merger agreement, the breaching party remains liable to the non-breaching parties for such breach.

Amendment and Waiver

    The merger agreement may be amended by EFTC, Thayer-BLUM and K*TEC at any time prior to the effective time, provided that any amendment approved by EFTC must be approved by the special committee. Any amendment must be in writing signed by all the parties. Once EFTC's stockholders have voted to approve the merger agreement, however, no party may make an amendment to the merger agreement which would by law require further approval by EFTC's stockholders without such further approval.

    Except as described below, prior to the consummation of the mergers, any party may:

  •
  extend the time given for the performance of any of the obligations or other acts of the other parties;

  •
  waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered by the other parties pursuant to the merger agreement; and

  •
  waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

    Any agreement as to extension or waiver by any party will be valid only as against such party and only if set forth in writing executed by such party. In addition, any extension or waiver approved by EFTC must be approved by the special committee.

THE STOCKHOLDER AGREEMENT

    The following is a summary of the material terms of the stockholder agreement among EFTC, Thayer-BLUM and Suntek, and is not an exhaustive description. You should read the stockholder agreement carefully and in its entirety. A copy of the stockholder agreement is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference.

Representations and Warranties

    The stockholder agreement contains representations and warranties of Thayer-BLUM relating to, among other things:

  •
  Thayer-BLUM's then ownership of common stock, preferred stock and convertible notes of EFTC, free and clear of liens or encumbrances;

  •
  Thayer-BLUM's ownership of K*TEC's parent (Thayer-BLUM Funding II), free and clear of liens or encumbrances;

  •
  the authority of Thayer-BLUM to enter into the stockholder agreement and its enforceability as a binding obligation of Thayer-BLUM;

  •
  conflicts between the stockholder agreement and any material contract, organizational document or law applicable to Thayer-BLUM;

  •
  required filings and consents;

  •
  tax matters; and

  •
  the identity of Thayer-BLUM's "ultimate parent entity" for antitrust purposes.

Voting

    Thayer-BLUM agreed to vote all of its shares of EFTC common stock in favor of the mergers and against any action that would impede or postpone the consummation of the mergers.

Covenants

    The merger agreement contains, among others, the following covenants made by Thayer-BLUM and Suntek.

  Conversion of Securities

    Thayer-BLUM agreed to convert all of its EFTC preferred stock and EFTC convertible notes into EFTC common stock on or prior to May 31, 2001. In accordance with this covenant, Thayer-BLUM converted these securities into an aggregate of 32,226,343 shares of EFTC common stock on May 31, 2001.

  Nasdaq Listing

    Each of Suntek and Thayer-BLUM agreed to use reasonable efforts, subject to certain conditions and exceptions, to cause Suntek's common stock to be listed on the Nasdaq National Market (or the Nasdaq Small Cap Market if Suntek's common stock is delisted or is in the process of being delisted from the Nasdaq National Market) through September 30, 2010, provided that a majority of Suntek's disinterested directors may waive compliance with this covenant at any time after March 31, 2004. Thayer-BLUM also agreed it would not take any action prior to December 31, 2001 to cause Suntek to be subject to any "going private" transaction under Rule 13e-3 of the Exchange Act with any affiliate of Thayer-BLUM without the approval of a majority of Suntek's disinterested directors.

  Tax Matters

    Thayer-BLUM agreed that neither it nor any of its affiliates will take any action, or fail to take any action, that would jeopardize the treatment of the EFTC merger as a reorganization described in Section 368(a) of the Code and/or, taken together with the K*TEC merger, as a transfer of property described in Section 351 of the Code to Suntek by holders of EFTC common stock and Thayer-BLUM units.

  No Transfer of Securities

    Thayer-BLUM agreed not to transfer any of its EFTC or K*TEC securities prior to the mergers.

  Indemnification by Thayer-BLUM

    Thayer-BLUM agreed to indemnify and hold harmless Suntek from and against any loss caused by any material breach of Thayer-BLUM's representation and warranty in the merger agreement regarding Thayer-BLUM's absence of operations, absence of liabilities and absence of assets other than its K*TEC common stock.

Termination, Amendment and Waiver

    The stockholder agreement will automatically terminate upon any termination of the merger agreement prior to the effective time of the mergers.

    Prior to the effective time of the mergers, any provision of the stockholder agreement may be amended or waived by a writing executed by EFTC and Thayer-BLUM, provided that any material amendment or waiver must also be approved by the special committee of EFTC's board of directors.

    After the effective time of the mergers, any provision of the stockholder agreement may be amended or waived by a writing executed by Suntek and Thayer-BLUM, provided that any amendment or waiver materially affecting the rights of Suntek's stockholders other than Thayer-BLUM must be approved by a majority of Suntek's disinterested directors.

COMPARISON OF STOCKHOLDERS' RIGHTS

    If the merger is effected, the stockholders of EFTC, whose rights are presently governed by the Colorado Business Corporation Act (referred to as the Colorado Act) and by the articles of incorporation and bylaws of EFTC, will become stockholders of Suntek, a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law (referred to as the Delaware Act) and the certificate of incorporation and bylaws of Suntek. The material differences between the rights of EFTC stockholders and Suntek stockholders are summarized below.

    The following discussion is a summary only and does not purport to be a complete description of all the differences between the rights of EFTC stockholders and Suntek stockholders. You should also refer to the Colorado Act and the Delaware Act, and each company's respective charter and bylaws and carefully read this proxy statement/prospectus in its entirety. The amended and restated certificate of incorporation and bylaws of Suntek are attached as Appendix D and Appendix E, to this proxy statement/prospectus and are incorporated herein by reference. For more information on how to obtain EFTC's charter and bylaws, see "Where You Can Find More Information" on page 111.

Action by Written Consent

  EFTC

    In accordance with the Colorado Act, the EFTC bylaws state that stockholder action may be taken without a meeting, without prior notice, and without a vote, if all stockholders entitled to vote on the matter consent in writing to the action proposed to be taken.

  Suntek

    Pursuant to the Delaware Act, the Suntek bylaws authorize the company to take action with respect to a matter if written consents are executed by those stockholders owning not less than the minimum number of shares that would be required to take the same action at a meeting of stockholders at which all stockholders were present.

Stockholder Meetings

  EFTC

    The EFTC bylaws provide that the annual meeting of stockholders will be held on a date and at a time and place determined by the board of directors.

    Under EFTC's bylaws, a special meeting of stockholders may be called by the President or board of directors pursuant to a resolution approved by a majority of the directors or by the Chairman of the Board or the President. In addition, the Colorado Act provides that a corporation shall hold a special meeting of stockholders if the corporation receives one or more written demands for the meeting, stating the purpose for which it is to be held, signed and dated by the holders of shares representing at least 10 percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the meeting.

  Suntek

    Pursuant to the Suntek bylaws, unless otherwise provided by the board of directors, the annual meeting of stockholders will be held on the first Wednesday in June, if not a legal holiday, and if a legal holiday, then on the next full business day following, at 10:00 a.m. Under the Delaware Act, special meetings of stockholders may be called by the board of directors or by such other person or persons as may be authorized by the certificate of incorporation or bylaws. Under the Suntek bylaws, special meetings of the stockholders may only be called by the board of directors or a committee designated by the board and expressly granted the authority to call special meetings. Special meetings may not be called by the Suntek stockholders.

Notice of Meetings

  EFTC

    Pursuant to the EFTC bylaws, written notice of each meeting of stockholders shall be given stating the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice shall be given, either personally (including delivery by private courier) or by first class, certified or registered mail, to each stockholder of record entitled to notice of such meeting, not less than 10 nor more than 50 days before the date of the meeting, except that if the authorized shares of the corporation are to be increased, at least 30 days' notice shall be given, and if the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation not in the usual and regular course of business is to be voted on, at least 20 days' notice shall be given.

  Suntek

    Whenever stockholders of Suntek are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. In accordance with the Delaware Act, written notice of any meeting shall be given to the Suntek stockholders no less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the corporation.

Fixing Date for Determination of Holders of Record

  EFTC

    For the purpose of determining the EFTC stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors may provide that the stock transfer books shall be closed for any stated period not exceeding 50 days. In lieu of closing the stock transfer books, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than 50 days prior to the date on which the particular action requiring such determination of stockholders is to be taken.

    If the stock transfer books shall be closed or a record date fixed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of the stockholders, such books shall be closed for at least, or such record date shall be fixed not less than, 10 days immediately preceding such meeting, except that 30 days' notice shall be given if the authorized shares of the corporation are to be increased, and 20 days' notice shall be given if the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation not in the usual and regular course of business is to be considered.

    If the stock transfer books are not so closed or no record date is so fixed, the date on which notice of the meeting is mailed or the date on which the resolution of the board of directors declaring the dividend is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of the stockholders has been made as set forth above, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of the stock transfer books and the stated period of the closing has expired.

  Suntek

    Under Suntek's bylaws, the board of directors may fix a record date in order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date: (1) in the case of a determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, not be more than 60 nor less than 10 days before the date of such meeting; (2) in the case of a determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the board of directors; and (3) in the case of any other action, shall not be more than 60 days prior to such other action.

    If no record date is fixed by the Suntek board of directors: (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (b) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the board of directors is required by law shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the board of directors is required by law, shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action; and (c) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto. A determination of the Suntek stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Nomination of Directors and Presentation of Business at Stockholder Meetings

  EFTC

    Pursuant to the EFTC bylaws, nominations of directors and the proposal of business to be considered by stockholders may be made at an annual meeting of stockholders pursuant to EFTC's notice of meeting, by or at the direction of the board, or by a stockholder who was a stockholder of record and who complies with the notice requirements summarized below.

    For nominations or other business to be brought before the annual meeting of stockholders, the EFTC bylaws require a stockholder to give notice in writing to the secretary at the principal office of the company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (1) the 60th day prior to such annual meeting, and (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

    Such EFTC stockholder's notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A or any successor regulation under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder as they appear on the corporation's books and of such beneficial owner, and (2) the class and number of shares of the corporation that are owned beneficially and of record by such stockholder and such beneficial owner.

    In the event that the number of directors to be elected to the board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which the public announcement is first made by the corporation.

    Under the EFTC bylaws, only such business shall be conducted at a special meeting of the EFTC stockholders as shall have been brought before the meeting pursuant to the corporation's notice of meeting or as otherwise required by law. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders with regard to which the board of directors has determined that directors are to be elected (a) pursuant to the corporation's notice of meeting; (b) by or at the direction of the board of directors; or (c) by any stockholder who is a stockholder of record at the time of the giving of notice, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures herein.

    In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in EFTC's notice of meeting, if the stockholder's notice setting forth the information and complying with the form described in the preceding paragraph shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (1) the 60th day prior to such special meeting, and (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

  Suntek

    The Suntek bylaws do not contain any provisions related to advance notice of stockholder proposals. Similarly, the Delaware Act does not include a provision restricting the manner in which nominations for directors may be made by stockholders and the manner in which business may be brought before a meeting.

Proxies

  EFTC

    Under the EFTC bylaws, no proxy shall be valid after 11 months from the date of its execution unless otherwise provided in the proxy.

  Suntek

    Under the Suntek bylaws, no proxy shall be valid for a period of time greater than three years from the date of its execution unless otherwise provided in the proxy.

Number, Election and Classification of Directors

  EFTC

    Under the EFTC bylaws, the number of directors of EFTC shall be fixed from time to time by resolution of the board. Currently, EFTC has nine directors. At all meetings for the election of directors, a plurality of the votes cast shall be sufficient to elect a new director.

    The EFTC articles of incorporation provide for a board of directors consisting of three classes, as nearly equal in number as possible, serving three-year staggered terms.

  Suntek

    Under the Suntek certificate of incorporation, the initial board of Suntek shall consist of three members and the board shall continue to be comprised of not less than three nor more than 12 members, as determined by resolution of the Suntek board of directors. Currently, Suntek has nine directors. At all meetings for the election of directors, a plurality of the votes cast shall be sufficient to elect a new director.

    The Suntek certificate of incorporation and bylaws provide for a board of directors consisting of three classes, as nearly equal in number as possible, serving three-year staggered terms.

Cumulative Voting

  EFTC

    The Colorado Act mandates cumulative voting in the election of directors unless the corporation's articles of incorporation state otherwise. The EFTC articles of incorporation do not permit cumulative voting.

  Suntek

    The Delaware Act permits a corporation to specify in its certificate of incorporation whether cumulative voting exists. The Suntek certificate of incorporation does not allow cumulative voting.

Removal of Directors

  EFTC

    Under the Colorado Act, stockholders may remove one or more directors, with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. A director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal, except that if cumulative voting is in effect, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against such removal. The vote for removal must be conducted at a meeting called expressly for that purpose.

    Under the EFTC articles of incorporation, one or more directors may be removed by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote in the election of directors, with our without cause, unless otherwise specified by law.

  Suntek

    In the case of a corporation whose board is classified such as Suntek's, the Delaware Act provides that directors may be removed only for cause (unless the charter documents provide otherwise) by a majority of the shares entitled to vote at an election of directors. Suntek's charter documents do not grant stockholders the authority to remove directors other than for cause.

Filling Vacancies on the Board

  EFTC

    The Colorado Act provides that in accordance with the charter documents, the board or the stockholders may fill a vacancy on the board of directors. The term of a director elected to fill a vacancy by the directors expires at the next annual stockholders' meeting at which directors are elected. The term of a director elected to fill a vacancy by the stockholders is the unexpired term of the predecessor director. Directors elected to fill vacancies or newly created directorships will continue to serve until a successor is elected and qualifies.

    Any vacancy occurring on the EFTC board of directors may be filled by a vote of the majority of the remaining directors, though less than a quorum, or by the stockholders if there are no directors remaining.

  Suntek

    Under the Suntek certificate of incorporation, only the remaining directors will have the authority to fill any vacancy that exists on the board and each new director will hold office until the expiration of the term of office of the director whom such person has replaced.

Elimination or Limitation of Certain Personal Liability of Directors

  EFTC

    Under the Colorado Act, if so provided in the articles of incorporation, the corporation may eliminate or limit the personal liability of a director to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; except that any such provision will not eliminate or limit the liability of a director to the corporation or to its stockholders for monetary damages for any breach of the directors duty of loyalty to the corporation or to its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in section 7-108-403 of the Colorado Act (dealing with liability of directors for unlawful distributions), or any transaction from which the director derived an improper personal benefit. The EFTC articles of incorporation limit director liability to the fullest extent permitted by Colorado law.

  Suntek

    The Delaware Act is substantially similar to the Colorado Act with respect to the limitation on director liability. Delaware law permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except for: (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the Delaware Act (dealing with willful or negligent violation of certain statutory provisions concerning dividends and stock purchases or redemptions), and (4) for any transaction from which the director derived an improper personal benefit. The Suntek certificate of incorporation limits director liability to the fullest extent permitted by Delaware law.

Indemnification of Directors and Officers

  EFTC

    The Colorado Act provides that the corporation may indemnify a person for all expenses actually and necessarily incurred by them in connection with the defense of any action suit, or proceeding in which they were made a party by reason of being or having been a director, officer, employee, fiduciary or agent of the corporation, except in relation to matters to which any such person shall be adjudged in such action, suit or proceeding to be liable to the corporation or where the person derived a an improper personal benefit. Generally, the officer, director, employee, fiduciary or agent being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in a criminal proceeding, must have had no reasonable cause to believe his conduct was unlawful.

    EFTC's bylaws provide that the company will indemnify any officer, director or employee and any individual who, while a director, officer of employee of the company is or was serving at the request of EFTC as a director, officer, partner, trustee or employee of any other entity to the fullest extent of the law. Under the EFTC bylaws, a director, officer or employee may be reimbursed in advance of a final disposition of a proceeding if such person undertakes to repay any such advances if it is determined that he or she did not meet the required standards of conduct. EFTC may purchase insurance on behalf of its directors and officers for liability asserted against them in their capacity as such regardless of whether the corporation would have the power to indemnify them.

  Suntek

    Under the Delaware Act, a corporation may indemnify any person involved in a third-party action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred in connection with such action, suit or proceeding or incurred by reason of such persons being or having been a representative of the corporation, if he acted in good faith and reasonably believed that his actions were in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

    The Delaware Act also provides that a corporation may advance to a director or officer expenses incurred by him in defending any action, upon receipt of an undertaking by the present or former director or officer to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification. The Delaware Act provides further that the provisions for indemnification contained therein are nonexclusive of any other rights to which the party may be entitled under any bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

    The Suntek certificate of incorporation and bylaws provide for indemnification of any such person to the fullest extent permitted by law. The Suntek certificate of incorporation permits the advancement of expenses to the fullest extent permitted by law, while the Suntek bylaws provide for the advancement of expenses to an indemnified party upon receipt by Suntek of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

Dividends and Repurchases of Shares

  EFTC

    The Colorado Act permits a corporation to declare and pay dividends unless, after giving effect thereto: (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights that are superior to those receiving the distribution.

  Suntek

    The Delaware Act permits a corporation to declare and pay dividends out of surplus or if there is no surplus, out of net profits for the fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets. In addition, the Delaware Act generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Inspection of Books and Records

  EFTC

    Under the Colorado Act, any stockholder may inspect and copy, during usual business hours, a corporation's articles of incorporation, bylaws, minutes of the proceedings of stockholders, names and addresses of current officers and directors, most recent periodic report, and all annual and published financial statements prepared for periods ending the last three years on file at the corporation's principal office. Additionally, any person who has been a holder of record for a minimum of three months or who owns at least 5% of the corporation's outstanding shares has a right to inspect (1) the corporation's accounting records, (2) the record of stockholders, and (3) minutes from board of directors or stockholder meetings and records of action taken by the board of directors or stockholders without a meeting.

  Suntek

    Under the Delaware Act, any stockholder may submit a written demand to inspect and copy the corporation's stock ledger, a list of its stockholders and its other books and records. The written demand must state a purpose for the inspection which is reasonably related to the demanding stockholder's interest as a stockholder.

Charter Amendments

  EFTC

    The Colorado Act generally provides that amendments to a corporation's articles of incorporation require the approval of a majority of shares represented and entitled to vote at a meeting at which a quorum is present.

    Under EFTC's articles of incorporation, the affirmative vote of the holders of at least 80% of the outstanding shares of EFTC's stock entitled to vote for the election of directors, voting together as a single class, shall be required to amend the articles of incorporation to allow cumulative voting or to amend, repeal, or adopt any provision inconsistent with certain of the articles including those relating to EFTC's directors, stockholder actions without a meeting, special meetings of stockholders and the right of the board to adopt, alter, amend and repeal EFTC's bylaws.

  Suntek

    Under the Delaware Act, an amendment or change to a certificate of incorporation generally requires the approval of the board of directors, followed by the approval of such amendment by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote thereon. When an amendment of the certificate would adversely affect the rights of a class of stock or the rights of a series of a class, the Delaware Act provides that the enactment of the amendment also requires the affirmative vote of the owners of a majority of the outstanding shares of such class or series. The Delaware Act generally provides that the approval of a majority of outstanding voting shares is required to amend a corporation's certificate of incorporation.

    The Suntek certificate of incorporation expressly reserves the company's right to amend or repeal any provision contained in the certificate. In addition, Article IX regarding number and term of directors and director vacancies can only be altered, amended or repealed with the affirmative vote of at least two-thirds of the outstanding shares of all capital stock entitled to vote for the election of directors.

Bylaw Amendments

  EFTC

    The EFTC board of directors has the power to adopt, alter, amend or repeal the bylaws of the company by vote of not less than a majority of the directors then in office. The holders of shares of capital stock of EFTC entitled at the time to vote for the election of directors also have the power to adopt, alter, amend or repeal the bylaws of the company, although any proposal by a stockholder to adopt, alter, amend or repeal the bylaws requires for adoption the affirmative vote of the holders of at least 80% of the outstanding shares of stock generally entitled to vote in the election of directors, voting together as a single class.

  Suntek

    Under the Delaware Act, bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon provided that any corporation may, in its certificate of incorporation, confer this power upon the directors. However, the power vested in the stockholders shall not be divested or limited where the board of directors also has such power.

    Suntek's certificate of incorporation provides that its board of directors may adopt, amend, repeal or otherwise alter the bylaws without any action of the stockholders; provided the stockholders will have the power to amend, alter or repeal such bylaws made by the directors.

Appraisal Rights

  EFTC

    The Colorado Act permits a stockholder of a corporation participating in certain major corporate transactions to, under varying circumstances, assert appraisal/dissenters' rights by which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transactions. Colorado law provides that dissenters' rights are generally available to stockholders, whether or not they are entitled to vote, for any of the following: (a) mergers; (b) statutory share exchanges; and (c) sales, leases, exchanges or other dispositions of all or substantially all of the property of a corporation or of an entity controlled by the corporation if the stockholders of the corporation were entitled to vote on the consent of the corporation to the disposition under state law.

    Under the Colorado Act, there are no appraisal rights for shares which either were listed on a national securities exchange or on the Nasdaq national market system, or were held of record by more than 2,000 stockholders, at the time of: (1) the record date fixed to determine the stockholders entitled to receive notice of the stockholders' meeting at which the corporate action is submitted to vote; (2) the record date fixed to determine stockholders entitled to sign writings consenting to the corporate action; or (3) the effective date of the corporate action if the corporate action is authorized other than by a vote of stockholders, unless, with respect to (1), (2) and (3) above, stockholders receive anything except (a) shares of the corporation surviving the consummation of the plan of merger or share exchange; (b) shares of any other corporation which at the effective date of the plan of merger of share exchange either will be listed on a national securities exchange or on the Nasdaq national market system, or will be held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares; or (d) any combination of the foregoing described shares or cash in lieu of fractional shares.

  Suntek

    Under the Delaware Act, unless the certificate of incorporation of a corporation provides otherwise, there are no appraisal rights provided in the case of a sale or transfer of all or substantially all of its assets or an amendment to the corporation's certificate of incorporation.

    Moreover, Delaware corporate law does not provide appraisal rights in connection with a merger or consolidation, unless the certificate of incorporation provides otherwise, to the owners of shares of a corporation that, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the merger or consolidating agreements, are either listed on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the owners of these shares to receive, in exchange for these shares, anything other than: (1) shares of stock of the resulting or surviving corporation; (2) shares of stock of any other corporation listed on a national securities exchange designated as described above, or held of record by more than 2,000 holders; (3) cash in lieu of fractional shares of the corporations described in the foregoing clauses (1) and (2); or (4) any combination of clauses (1), (2) and (3).

    In addition, the Delaware Act denies appraisal rights to the stockholders of a surviving corporation in a merger if that merger did not require for its approval the vote of the stockholders of such surviving corporation.

Derivative Suits

  EFTC

    Derivative actions may be brought in Colorado by a stockholder on behalf of, and for the benefit of, a Colorado corporation. Colorado law provides that a stockholder must be a stockholder of the corporation at the time of the transaction of which the stockholder complains. If the stockholder bringing the derivative action holds less than 5% of the outstanding shares of any class of the corporation, unless such shares have a market value in excess of $25,000, the corporation is entitled to require the stockholder to post a bond for the costs and reasonable expenses, excluding attorneys' fees, which may be directly attributable to and incurred by the corporation in defense of the derivative action or may be incurred by other parties named as defendant in such action for which the corporation may become legally liable.

  Suntek

    Derivative actions may also be brought in Delaware by a stockholder on behalf of, and for the benefit of, a Delaware corporation. The Delaware Act provides that a stockholder must state in the complaint that he was a stockholder of the corporation at the time of the transaction of which he complains.

Stockholder Approval of Certain Business Combinations under Delaware Law

    The Delaware Act prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger or consolidation involving the corporation and the interested stockholder, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation involving the corporation and the interested stockholder, certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation and the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. This provision does not apply where (a) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest, (b) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered, (c) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting, (d) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, (e) the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding three years but for the inadvertent acquisition of ownership, (f) the stockholder acquired the 15% interest when these restrictions did not apply, or (g) the corporation has expressly elected not to be governed by this provision. Suntek has not expressly elected to opt out of this provision in its certification of incorporation. This provision would not apply to a "short-form" merger by Thayer-BLUM, because upon consummation of the combination Thayer-BLUM will own greater than 85% of the outstanding voting stock of Suntek and because Suntek's board of directors approved the combination, which is the transaction in which Thayer-BLUM will become an "interested stockholder." However, Thayer-BLUM has advised us that it does not have any present intentions to pursue a "short form" merger.

    The Colorado Act does not contain an equivalent business combination provision.

Merger of Parent and Subsidiary

  EFTC

    Under the Colorado Act, a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may either merge the subsidiary into itself or merge itself into the subsidiary without the approval of the other stockholders of the subsidiary. In the event of such a merger, the parent corporation is required to mail a copy or summary of the plan of merger to each other stockholder of the subsidiary, and the effective date of the merger can be no earlier than (a) the date on which all of the other stockholders of the subsidiary waived the mailing requirement; or (b) ten days after the date of the mailing. In addition, in the event of such a merger, the other stockholders of the subsidiary corporation, under varying circumstances, may assert appraisal/dissenters' rights as a result of the merger, which are described under "Comparison of Stockholders' Rights—Appraisal Rights—EFTC."

  Suntek

    Under the Delaware Act, a parent corporation owning at least 90% of the outstanding shares of each class of stock of a subsidiary corporation may either merge the subsidiary corporation into itself or merge itself into the subsidiary corporation without the approval of the other stockholders of the subsidiary corporation. The parent corporation is required to file a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of the adoption. If the parent corporation is not the sole stockholder of the subsidiary corporation, the resolution must state the terms and conditions of the merger, including the securities, cash, property, or rights to be issued, paid, delivered, or granted by the surviving corporation upon surrender of each share of the subsidiary corporation. If the parent is not the surviving corporation, the resolution must include, among other things, provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificates. In the event all of the stock of a subsidiary Delaware corporation party to such a merger is not owned by the parent corporation immediately prior to the merger, the stockholders of the subsidiary Delaware corporation will have appraisal rights as described under "Comparison of Stockholders' Rights—Appraisal Rights—Suntek."

Rights Agreement

  EFTC

    EFTC has entered into a Rights Agreement dated as of February 25, 1999, as amended on March 30, 2000, July 14, 2000 and May 3, 2001, between EFTC and Computershare Trust Company, Inc., as rights agent, pursuant to which EFTC has issued rights, exercisable only upon the occurrence of certain events, to purchase its preferred stock. The Third Amendment to Rights Agreement dated May 3, 2001, amended the Rights Agreement so that it will not apply to the combination contemplated herein and will terminate and expire immediately prior to the consummation of the combination.

  Suntek

    Suntek does not have a stockholder rights plan.

DESCRIPTION OF SUNTEK CAPITAL STOCK FOLLOWING THE COMBINATION

    The following summarizes the terms of the capital stock of Suntek following the combination, including the common stock you will receive in the combination. This summary does not purport to be complete and is qualified by reference to Suntek's certificate of incorporation and to the Delaware General Corporation Law. Please read the amended and restated certificate of incorporation and the bylaws of Suntek, which are attached hereto as Appendix D and Appendix E.

Authorized Capital Stock

    The authorized capital stock of Suntek consists of:

  •
  50 million shares of common stock, par value $.01 per share; and

  •
  10 million shares of preferred stock, par value $.01 per share.

Suntek Common Stock

    Subject to the rights of holders of any outstanding Suntek preferred stock, the holders of outstanding shares of Suntek common stock are entitled to share ratably in dividends declared out of assets legally available therefor at that time and in those amounts as the Suntek board of directors may from time to time lawfully determine.

    Each holder of common stock is entitled to one vote for each share held and, except as otherwise provided by law or by the Suntek board of directors with respect to any series of Suntek preferred stock, the holders of Suntek common stock will exclusively possess all voting power. Holders of Suntek common stock are not entitled to accumulate votes for the election of directors. The Suntek common stock is not entitled to preemptive rights and is not subject to redemption or assessment. Subject to the rights of holders of any outstanding Suntek preferred stock, upon liquidation, dissolution or winding up of Suntek, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the Suntek common stock at that time outstanding.

Suntek Preferred Stock

    The Express board of directors has the authority to issue Suntek preferred stock in one or more series with such distinctive serial designations, at such price or prices and for such other consideration as may be fixed by the Suntek board of directors. Different series of Suntek preferred stock may vary with respect to, among other things, dividend rates, conversion rights, voting rights, redemption rights, liquidation preferences and the number of shares constituting each such series as shall be determined and fixed by resolution or resolutions of the Suntek board of directors providing for the issuance of such series, without any further vote or action by the stockholders of Suntek. All the shares of any one series will be alike in every particular.

    The ability of the Suntek board of directors to issue Suntek preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Suntek.

Transfer Agent and Registrar

    The transfer agent and registrar for the Suntek common stock will be American Stock Transfer & Trust Company.

Nasdaq Listing of the Common Stock

    It is a condition to the consummation of the combination that the shares of Suntek common stock to be issued in the combination be approved for quotation on the Nasdaq National Market. If the combination is completed, the Suntek common stock will be quoted on the Nasdaq National Market under the symbol "SNTX," and the EFTC common stock will cease to be quoted on the Nasdaq National Market.

INDUSTRY OVERVIEW

    Outsourcing is a rapidly growing trend in many industry sectors in the United States as companies seek to reduce costs and improve operating efficiencies. Original equipment manufactures, or OEMs, are increasingly outsourcing materials management and manufacturing operations, ranging from inventory management to final system integration (known as box build) combined with distribution to the end customer. Manufacturers of electronic products are responding to this trend by utilizing technology-based materials management and logistical solutions provided by distributors. In addition, we believe that there is an emerging trend among OEMs to align with contract manufacturers that have distribution capabilities and expertise. The potential benefits from outsourcing materials management, manufacturing operations and network integration services include:

    Focused Resources.  Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs are focusing their resources on activities and technologies in which they add the greatest value. By offering comprehensive integrated manufacturing services, electronic manufacturing services, or EMS, companies such as EFTC and K*TEC allow OEMs to focus on their core competencies, such as product development and marketing.

    Reduced Time to Market.  Due to intense competitive pressures and rapid technological developments in the electronics industry, OEMs are faced with increasingly shorter product life cycles and therefore have a growing need to reduce the time required to bring a product to market. OEMs can reduce their time to market by using our expertise in providing manufacturing solutions.

    Reduced Costs and Capital Investment.  As electronic products have become more technologically advanced and shipped in greater volumes, manufacturing processes have become increasingly automated, requiring greater investments in technology and capital equipment on an ongoing basis. Outsourcing electronic manufacturing services frequently enables an OEM to gain access to advanced, high-volume manufacturing and distribution capabilities while reducing the OEM's capital requirements.

    Access to Leading Manufacturing Technology.  Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it more difficult and expensive for OEMs to maintain the necessary technological expertise to manufacture products internally. OEMs work with EMS companies such as EFTC and K*TEC to gain access to specialized process expertise and manufacturing know-how.

EFTC BUSINESS

General

    EFTC is an independent provider of electronic manufacturing services to OEMs. EFTC's manufacturing services include the assembly of complex printed circuit boards, cables and electromechanical devices. EFTC focuses on high-mix solutions that target the aerospace, industrial controls and instrumentation, medical equipment, semiconductor capital equipment, networking and telecommunications equipment segments of the electronics industry. EFTC's high-mix manufacturing focus involves processing printed circuit board assemblies in small-lots (up to 100 assemblies per production run) in a flexible manufacturing environment.

Manufacturing Services

    EFTC provides a variety of manufacturing services ranging from the assembly of printed circuit cards to the full box-level integration of circuit cards, cables, harnesses and electromechanical assemblies. EFTC's various manufacturing locations provide some or all of the following services:

    Materials Services.  EFTC consults with its customers and their suppliers early in the component selection process. This early supplier involvement helps ensure an efficient supply stream that focuses not only on cost but also on availability of components and component life cycle. When material obsolescence affects its customers' designs, EFTC can provide recommendations on alternative components through its component engineering group.

    Prototype Manufacturing Services.  Two EFTC locations specialize in quick-turn manufacturing and prototype services that provide customers with 24 hour to 10-day turnaround times. EFTC's facility located in Manchester, New Hampshire, as well as EFTC's new prototype manufacturing operation located in Phoenix, Arizona, provide full turnkey solutions with a high degree of customer service.

    Design Services.  EFTC also contributes to its customers' product design by providing concurrent engineering, design for manufacturability and design for testability reviews. These reviews engage EFTC's engineering group with EFTC's customers early in the design process to reduce variation, cost and complexity in new designs. Upon completion of the design, EFTC also offers third party design services to assist its customers in getting their product to market.

    Manufacturing Services.  EFTC's manufacturing methodology is central to supporting high-mix manufacturing. While typical high-volume manufacturing companies use long high-volume runs to recover costs incurred in the initial set-up for the manufacturing process, EFTC's high-mix manufacturing technique focuses on parallel processing and set-up reductions in order to reduce initial set-up costs.

    Testing Services.  EFTC offers in-circuit, functional and environmental test screening. These tests verify that components have been properly placed and electrical continuity exists at the proper places on the circuit card. Functional testing is performed on the in-circuit testers or separate test adapters and verifies that the board or system is in compliance with customer specifications. Environmental tests determine how the product will function at various temperatures and seeks to identify and remove any latent defects that might appear later in the product life cycle.

Customers

    EFTC focuses on serving OEMs in industries that have high-mix requirements. The following table presents EFTC's net sales for manufacturing services by industry segment for the years ended December 31, 1998, 1999 and 2000:

	1998	1999	2000
Aerospace and defense	46%	60%	74%
Industrial controls and instrumentation	18%	19%	11%
Networking and telecommunications equipment	5%	6%	9%
Computer-related products	28%	14%	2%
Medical equipment, semiconductor capital equipment and other	3%	1%	4%

Total	100%	100%	100%

    During 2000, EFTC's 10 largest customers accounted for 93% of EFTC's net sales. Sales to Honeywell represented 72.7% of EFTC's 2000 net sales. The loss of Honeywell as a customer would, and the loss of any other significant customer could, have a material adverse effect on EFTC's financial condition and results of operations. See "Risk Factors—We are dependent upon a small number of customers for a large portion of our net sales, and a decline in sales to major customers would harm our results of operations."

Sales and Marketing

    Our sales force develops close working relationships with customers beginning early in the design phase and throughout all stages of production. EFTC focuses its marketing efforts on developing long-term relationships with its customers' key personnel.

    EFTC's sales approach is designed to align EFTC's sales efforts in close proximity to its customers and EFTC's regional manufacturing facilities. EFTC continues to focus on the following markets: (1) aerospace and defense; (2) industrial controls and instrumentation; (3) networking and telecommunications equipment; (4) medical equipment; and (5) semiconductor capital equipment.

Backlog

    Although EFTC obtains firm purchase orders from customers, most customers do not place firm purchase orders for products until 30 - 90 days prior to the delivery date for the finished goods. Backlog covered by firm purchase orders does not demonstrate a meaningful projection of EFTC's future sales since orders may be modified or canceled.

Suppliers

    EFTC uses numerous suppliers of electronic components and other materials for its operations. From time to time, some components used by EFTC have been subject to shortages, and suppliers have been forced to allocate available quantities among their customers. See "Risk Factors—We may experience component shortages, which would cause us to delay shipments to customers, resulting in potential declines in net sales and operating results." EFTC attempts to mitigate the risks of component shortages by working with customers to delay delivery schedules or by working with suppliers to provide the needed components using just-in-time inventory programs.

Competition

    The electronic manufacturing services industry is extremely competitive and includes hundreds of companies. The contract manufacturing services provided by EFTC are available from many independent sources. Many of EFTC's competitors are more established in the industry and have substantially greater financial, manufacturing or marketing resources than EFTC. Certain of EFTC's competitors have broader geographic presence than EFTC, including manufacturing facilities in foreign countries. EFTC believes that the principal competitive factors in its targeted market are quality, reliability, ability to meet delivery schedules, technological sophistication, geographic location and price. EFTC also faces competition from its current and potential customers, who are continually evaluating the relative merits of internal manufacturing versus contract manufacturing for various products.

Intellectual Property

    We seek to protect our proprietary technology and other intangible assets primarily through trade secret protection. We believe our business depends on the effectiveness of our fabrication techniques and our ability to continue to improve our manufacturing processes. In addition, we depend heavily on training, recruiting and retaining our employees, who are required to have sufficient know-how to operate advanced equipment and to conduct sensitive and complicated manufacturing processes.

Governmental Regulation

    EFTC's operations are subject to certain federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters, and there can be no assurance that material costs and liabilities will not be incurred in complying with those regulations or that past or future operations will not result in exposure to injury or claims of injury by employees or the public. To meet various legal requirements, EFTC has modified its circuit board cleaning processes to utilize only aqueous (water-based) methods.

    Some risk of costs and liabilities related to these matters is inherent in EFTC's business, as with many similar businesses. EFTC's management team believes that EFTC's business is operated in substantial compliance with applicable environmental, waste management, health and safety regulations, the violation of which could have a material adverse effect on EFTC. In the event of violation, these regulations provide for civil and criminal fines, injunctions and other sanctions and, in certain instances, allow third parties to sue to enforce compliance. In addition, new, modified or more stringent requirements or enforcement policies could be adopted that may adversely affect EFTC.

    EFTC periodically generates and temporarily handles limited amounts of materials that are considered hazardous waste under applicable law. EFTC contracts for the off-site disposal of these materials. For additional information, see "Risk Factors—Our failure to comply with the requirements of environmental laws could result in fines and revocation of permits necessary to our manufacturing processes."

Employees

    As of November 30, 2001, EFTC had 1,443 full-time equivalent employees, of whom 1,130 were engaged in manufacturing operations, 185 in material handling and procurement, and 128 in finance, sales and administration. As of the same date, EFTC also engaged the full-time services of 280 temporary laborers through employment agencies in manufacturing operations. None of EFTC's employees is subject to a collective bargaining agreement. EFTC's management team believes that EFTC's relationship with its employees is good.

Properties

    The following table describes EFTC's material locations.

Location	Year Acquired/ Opened	Approximate Size	Owned/ Leased	Primary Use
Phoenix, Arizona	1999	99,000 square feet	Leased	Manufacturing
Phoenix, Arizona	1999	46,000 square feet	Leased	Manufacturing/Headquarters
Lawrence, Massachusetts	2001	73,000 square feet	Leased	Manufacturing
Newberg, Oregon	1998	65,000 square feet	Leased	Manufacturing
Ottawa, Kansas	1998	40,000 square feet	Owned	Manufacturing
Tijuana, Mexico	1999	30,000 square feet	Leased	Manufacturing
Moses Lake, Washington	1997	20,000 square feet	Leased	Manufacturing
Manchester, New Hampshire	1998	19,000 square feet	Leased	Manufacturing

    In addition, EFTC leases a facility in Denver, Colorado where its former executive offices were located. EFTC has subleased a significant portion of the facility and is actively pursuing a sublease of the remainder of the space. For additional information with respect to EFTC's leases, see Note 11 of EFTC's consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

    EFTC believes its facilities are in good condition and that its current capacity is sufficient to handle its anticipated needs for the foreseeable future.

EFTC MARKET PRICE AND DIVIDEND INFORMATION

    EFTC common stock is quoted on the Nasdaq National Market under the symbol "EFTC". On         , 2001, there were approximately          stockholders of record.

    The following table sets forth the high and low sale prices for EFTC common stock, as reported on the Nasdaq National Market, for the quarters presented.

	1999 Sales Prices		2000 Sales Prices		2001 Sales Prices
	High	Low	High	Low	High	Low
First Quarter	$5.75	$3.38	$3.22	$2.00	$4.38	$1.06
Second Quarter	6.75	4.00	3.19	1.69	3.75	2.25
Third Quarter	5.19	2.63	3.06	1.94	3.14	1.00
Fourth Quarter	3.59	1.50	2.06	1.03

    EFTC has never paid dividends on its common stock and does not anticipate that it will do so in the foreseeable future. The future payment of dividends, if any, on common stock is within the discretion of the Board of Directors and will depend on EFTC's earnings, capital requirements, financial condition and other relevant factors. However, EFTC's loan agreement with Bank of America prohibits payment of dividends without the lender's consent.

K*TEC BUSINESS

General

    Formerly a wholly owned subsidiary of Kent Electronics Corporation, K*TEC provides vertically integrated electronics manufacturing services. K*TEC's services include electronic interconnect assemblies, printed circuit board assemblies, sheet metal fabrication, powder painting, plastic injection molding, cable assembly, other built to order subassemblies, final system integration and after-market repair services.

Manufacturing Services

    K*TEC provides vertically integrated electronic manufacturing products and services, including printed circuit board assembly and test, electronic interconnect assemblies, subassemblies, sheet metal fabrication and powder paint, plastic injection molding and box build. K*TEC has developed innovative material requirements planning relationships with a select group of OEMs in the computer, medical instrumentation, networking, semiconductor capital equipment and telecommunications industries. These relationships are supported by sophisticated in-house product design and technical support capabilities. K*TEC support teams work closely with K*TEC's customers through all stages of product planning and production to apply advanced design and production technology. K*TEC's computer systems have a computer aided design capability that allows K*TEC engineers to be on-line with an OEM's engineers when developing and changing product designs. In addition, K*TEC customers have Internet access to K*TEC's intranet in order to monitor printed circuit board production quality, board and box build assembly methods and product throughput in a real-time environment. Each customer's Internet site is secured and tailored for the customer's unique needs.

    K*TEC's quality control standards provide another means of serving the needs of K*TEC's customers, because OEMs often rely on suppliers to assure quality control for subassemblies rather than providing such quality control themselves. The K*TEC management team believes that K*TEC's adherence to strict quality control standards and its investment in state-of-the-art production facilities and equipment have attracted and retained important customers who have established extremely rigid product quality standards. K*TEC further complements its offerings by providing full logistics support that allows the final assembly to be shipped directly to the customer's end customer. This supply chain management ability differentiates K*TEC as a resource in enhancing customers' cost-efficiency and time-to-market.

Customers

    K*TEC's customers consist of OEMs in the electronics industry. The following table presents K*TEC's net sales for manufacturing services by industry segment for the 12 months ended December 31, 1998 and 1999 and pro forma net sales for the 12 months ended December 31, 2000:

	1998	1999	Pro Forma 2000(a)
Semiconductor	17.8%	27.3%	48.5%
Networking	21.9%	37.9%	27.8%
Telecommunications	12.7%	12.8%	11.3%
Contract manufacturing	12.6%	7.0%	6.2%
Other	9.3%	4.9%	2.9%
Medical	2.9%	3.1%	1.8%
Computers	19.2%	6.6%	1.3%
Oil Field	3.6%	0.4%	0.2%

Total	100%	100%	100%

(a)
Combines K*TEC's net sales during the period from January 1, 2000 to October 9, 2000 and the period from October 10, 2000 to December 31, 2000.

    During 2000, K*TEC's 10 largest customers accounted for 85.7% of K*TEC's pro forma net sales. Sales to Applied Materials represented 39% of K*TEC's 2000 pro forma net sales and 38% of K*TEC's net sales for the nine months ended September 30, 2001. Sales to Emulex represented 21% of K*TEC's 2000 pro forma net sales and 26% of K*TEC's net sales for the nine months ended September 30, 2001. The loss of Applied Materials or Emulex as a customer would, and the loss of any other significant customer could, have a material adverse effect on K*TEC's financial condition and results of operations. See "Risk Factors—We are dependent upon a small number of customers for a large portion of our net sales, and a decline in sales to major customers would harm our results of operations."

Sales and Marketing

    K*TEC targets (1) technology companies with minimal manufacturing capabilities who require "one-stop shopping" service in rapidly evolving sectors and (2) OEMs whose demand is characterized by small lot, high frequency purchases with significant demand and engineering design variables. K*TEC's vertical integration, coupled with its focus on and unique configuration required to service its customers' high mix needs, differentiates K*TEC from other EMS companies. K*TEC focuses on providing to its customers products and services that emphasize technology-based materials management and manufacturing solutions.

    K*TEC supplements the efforts of its direct sales force in the marketing of its products with direct mailings of brochures and catalogs, the publication of various white papers, as well as advertisements in trade journals. K*TEC continues to focus on the following markets: (1) semiconductor capital equipment, (2) networking equipment, (3) telecommunications equipment and (4) medical equipment. This approach facilitates sales personnel specialization within related product groupings and permits sales representatives to develop a high degree of technical expertise.

Backlog

    Although K*TEC obtains firm purchase orders from customers, most customers do not place firm purchase orders for products until 30 - 90 days prior to the delivery date for the finished goods.

Backlog covered by firm purchase orders does not demonstrate a meaningful projection of K*TEC's future sales since orders may be modified or canceled.

Suppliers

    K*TEC uses numerous suppliers of electronic components and other materials for its operations. From time to time, some components used by K*TEC have been subject to shortages, and suppliers have been forced to allocate available quantities among their customers. See "Risk Factors—We may experience component shortages, which would cause us to delay shipments to customers, resulting in potential declines in net sales and operating results." K*TEC attempts to mitigate the risks of component shortages by working with customers to delay delivery schedules or by working with suppliers to provide the needed components using just-in-time inventory programs.

Competition

    The electronic manufacturing services industry is extremely competitive and includes hundreds of companies. The contract manufacturing services provided by K*TEC are available from many independent sources. Many of K*TEC's competitors are more established in the industry and have substantially greater financial, manufacturing or marketing resources than K*TEC. Certain of K*TEC's competitors have broader geographic presence than K*TEC, including manufacturing facilities in foreign countries. K*TEC believes that the principal competitive factors in its targeted market are quality, reliability, ability to meet delivery schedules, technological sophistication, geographic location and price. K*TEC also faces competition from its current and potential customers, who are continually evaluating the relative merits of internal manufacturing versus contract manufacturing for various products.

Intellectual Property

    We seek to protect our proprietary technology and other intangible assets primarily through trade secret protection. We believe our business depends on the effectiveness of our fabrication techniques and our ability to continue to improve our manufacturing processes. In addition, we depend heavily on training, recruiting and retaining our employees, who are required to have sufficient know-how to operate advanced equipment and to conduct sensitive and complicated manufacturing processes.

Governmental Regulation

    K*TEC's operations are subject to certain federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters, and there can be no assurance that material costs and liabilities will not be incurred in complying with those regulations or that past or future operations will not result in exposure to injury or claims of injury by employees or the public.

    Some risk of costs and liabilities related to these matters is inherent in K*TEC's business, as with many similar businesses. K*TEC's management team believes that K*TEC's business is operated in substantial compliance with applicable environmental, waste management, health and safety regulations, the violation of which could have a material adverse effect on K*TEC. In the event of violation, these regulations provide for civil and criminal fines, injunctions and other sanctions and, in certain instances, allow third parties to sue to enforce compliance. In addition, new, modified or more stringent requirements or enforcement policies could be adopted that may adversely affect K*TEC.

    K*TEC periodically generates and temporarily handles limited amounts of materials that are considered hazardous waste under applicable law. K*TEC contracts for the off-site disposal of these materials. For additional information, see "Risk Factors—Our failure to comply with the requirements of environmental laws could result in fines and revocation of permits necessary to our manufacturing processes."

Employees

    As of November 30, 2001, K*TEC had 910 full-time equivalent employees, of whom 757 were engaged in manufacturing operations, 77 in material handling and procurement, and 76 in finance, sales and administration. As of the same date, K*TEC also engaged the full-time services of 89 temporary laborers through employment agencies. None of K*TEC's employees is subject to a collective bargaining agreement. K*TEC's management team believes that K*TEC's relationship with its employees is good.

Properties

    The K*TEC manufacturing facility located in Sugar Land, Texas consists of approximately 472,000 square feet. The following table describes K*TEC's material locations.

Location	Year Acquired/ Opened	Approximate Size	Owned/ Leased	Primary Use
Sugar Land, Texas	1996	472,000 sq. ft.	Owned	Manufacturing/ Headquarters
Fremont, California	2000	87,000 sq. ft.	Leased	Manufacturing
Dallas, Texas(1)	1999	52,000 sq. ft.	Leased	Manufacturing
Austin, Texas	1996	45,000 sq. ft.	Leased	Warehouse

(1)
On October 18, 2001, K*TEC announced plans to close its Dallas facility by the end of the fourth quarter of 2001.

    K*TEC leases additional manufacturing facilities in Milpitas, California and Austin, Texas, which it has closed. K*TEC is actively pursuing subleases for such spaces. For additional information with respect to K*TEC's leases, see Note 8 to Thayer-BLUM Funding II's consolidated financial statements appearing elsewhere in this proxy statement/prospectus.

EFTC SELECTED FINANCIAL DATA

(in thousands, except per share data)

    The selected dated presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of and for each of the years in the five-year period ended December 31, 2000, are derived from the consolidated financial statements of EFTC, which financial statements have been audited by KPMG LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000, and the independent auditors' report thereon, are included elsewhere in this proxy statement/prospectus. The selected unaudited data presented below for the nine-month periods ended September 30, 2000 and 2001 are derived from the unaudited consolidated financial statements of EFTC included elsewhere in this proxy statement/prospectus. Results of operations for the nine months ended September 30, 2001 are not indicative of the results for the full year. See "Risk Factors—EFTC and K*TEC have each experienced declining net sales, and we expect fourth quarter net sales to decline."

	Year Ended December 31,					Nine Months Ended September 30
	1996	1997	1998	1999	2000	2000	2001
Statement of Operations Data:
Net sales	$60,910	$122,079	$226,780	$221,864	$327,444	$225,751	$289,409
Cost of goods sold	56,277	102,166	200,581	229,892	311,485	218,950	259,164

Gross profit (loss)	4,633	19,913	26,199	(8,028)	15,959	6,801	30,245
Operating costs and expenses:
Selling, general and administrative expenses	5,916	12,711	22,838	25,389	23,926	18,874	13,740
Recapitalization and merger transaction costs	—	—	1,048	—	5,336	5,303	1,113
Severance, retention, closure and relocation costs	—	—	200	300	4,579	3,090	—
Impairment of long-lived assets	726	—	3,342	2,822	1,662	1,662	—
Goodwill amortization	—	547	1,564	1,133	267	201	201
Litigation settlement	—	—	—	6,400	—	—	—

Operating income (loss)	(2,009)	6,655	(2,793)	(44,072)	(19,811)	(22,329)	15,191
Interest expense	(576)	(2,411)	(4,312)	(6,516)	(9,556)	(7,265)	(3,310)
Gain (loss) on sale of assets	50	1,156	400	(20,880)	4,369	4,351	781
Other, net	50	139	(104)	(55)	(15)	(14)	23

Income (loss) before income taxes	(2,485)	5,539	(6,809)	(71,523)	(25,013)	(25,257)	12,685
Income tax benefit (expense)	867	(2,118)	2,631	(2,180)	—	—	(451)

Net income (loss)	$(1,618)	$3,421	$(4,178)	$(73,703)	$(25,013)	$(25,257)	$12,234

Net income (loss) applicable to common stockholders:
Basic	$(1,608)	$3,380	$(4,495)	$(73,703)	$(27,485)	$(27,410)	$11,684

Diluted	$(1,608)	$3,380	$(4,495)	$(73,703)	$(27,485)	$(27,410)	$14,451

Net income (loss) per share applicable to common stockholders:
Basic	$(.28)	$.40	$(.31)	$(4.74)	$(1.72)	$(1.75)	$0.37

Diluted	$(.28)	$.38	$(.31)	$(4.74)	$(1.72)	$(1.75)	$0.30

Number of shares used for computation:
Basic	5,742	8,502	14,730	15,543	15,978	15,686	31,417

Diluted	5,742	8,955	14,730	15,543	15,978	15,686	48,495

	December 31,
						September 30, 2001
	1996	1997	1998	1999	2000
Balance Sheet Data:
Working capital	$9,284	$43,634	$59,037	$26,232	$72,037	$55,156
Total assets	24,037	148,825	190,666	131,129	159,572	122,965
Total debt	5,917	44,959	54,983	42,994	90,652	—
Stockholders' equity	13,850	75,221	94,979	21,278	14,205	86,388

EFTC MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The information set forth below contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. See "Special Note Regarding Forward-Looking Statements."

General

    EFTC is a provider of electronic manufacturing services to original equipment manufacturers. EFTC focuses on high-mix solutions that target the aerospace, industrial controls and instrumentation, medical equipment, semiconductor capital equipment, networking and telecommunications equipment segments of the electronics industry. EFTC's manufacturing services consist of assembling complex printed circuit boards, cables and electromechanical devices. High-mix manufacturing involves processing printed circuit board assemblies in small-lots (up to 100 assemblies per production run) in a flexible manufacturing environment.

    During 1997 and 1998, EFTC made several acquisitions of businesses and assets in connection with an aggressive growth strategy. Between the fourth quarter of 1998 and the fourth quarter of 2000, EFTC implemented a series of actions to improve liquidity and operating results. These actions included the disposal or closure of several of EFTC's business units. Moreover, as more fully described in Note 4 of EFTC's audited consolidated financial statements, EFTC engaged in a number of significant recapitalization transactions beginning in March 2000. Because of the significant impact of these transactions, we believe that EFTC's results are not necessarily comparable on a period-to-period basis. A summary of EFTC's acquisitions, dispositions and closures in recent periods is presented below.

    Northwest Operations Division.  On February 24, 1997, EFTC acquired two affiliated entities, Current Electronics, Inc., an Oregon corporation, and Current Electronics (Washington), Inc., a Washington corporation, for total consideration of approximately $10.9 million, consisting of 1,980,000 shares of EFTC common stock and approximately $5.5 million in cash, including approximately $0.6 of transaction costs. During 1998, EFTC completed construction of a new manufacturing facility in Newberg, Oregon at a total cost of approximately $7.0 million. The Newberg facility along with one in Moses Lake, Washington comprises EFTC's Northwest Operations Division.

    AlliedSignal Asset Purchases.  During the period from August 1997 through February 1998, EFTC completed two transactions with AlliedSignal, Inc., now Honeywell International Inc., pursuant to which EFTC acquired inventories and equipment located in Fort Lauderdale, Florida and Tucson, Arizona for an aggregate purchase price of approximately $19.0 million. In connection with these activities, the parties entered into a long-term supply agreement for the production of circuit card assemblies.

    In September 1999, EFTC initiated a plan to close its facility in Fort Lauderdale and consolidate the business from that plant into three other EFTC facilities. In an effort to improve company-wide utilization, Ft. Lauderdale was closed as a result of its higher cost structure and the added benefits of transferring this business to other EFTC facilities that were in closer proximity to the affected customers. The Ft. Lauderdale restructuring activities were substantially complete in the second quarter of 2000.

    In December 1999, EFTC commenced negotiations with Honeywell for the sale of inventory and equipment at EFTC's facility in Tucson and the sublease of the facility to Honeywell. This sale closed in February 2000 and provided net proceeds to EFTC of $12.7 million. In July 2000, EFTC completed the build-out for facilities in Phoenix designed to accommodate the manufacturing services of the non-Honeywell customers that were transitioned from Tucson and which are now conducted in the Phoenix facility.

    EFTC Services Division.  EFTC acquired the Services Division in September 1997 for approximately $35.7 million, consisting of 1,858,975 shares of EFTC's common stock and approximately $26.5 million in cash. The Services Division had facilities in Memphis, Tennessee, Louisville, Kentucky and Tampa, Florida and specialized in transportation hub-based warranty and repair services for companies engaged in the computer and communications industries.

    On September 1, 1999, EFTC sold substantially all of the assets of its Services Division for approximately $28.1 million. In connection with this sale, the purchaser and EFTC agreed to an Earn-out Contingency (the EC). Under the EC, if the earnings for the year ended August 31, 2000 related to the division sold are in excess of $4.5 million (Target Earnings), EFTC would have been entitled to an additional payment equal to three times the difference between the actual earnings and Target Earnings. If actual earnings were less than Target Earnings, EFTC would have been required to refund an amount equal to three times the difference. The maximum amount that either party would have been required to pay under the EC was $2.5 million. In October 2000, the purchaser notified EFTC that actual earnings exceeded Target Earnings by $0.6 million, resulting in an additional payment to EFTC of $1.9 million in December 2000.

    EFTC Express Division.  In March 1998, EFTC acquired RM Electronics, Inc., doing business as Personal Electronics (Personal), in a business combination accounted for as a pooling of interests. EFTC issued 1,800,000 shares of common stock in exchange for all of the outstanding common stock of Personal. Personal is based in Manchester, New Hampshire and specializes in quick turn, front-end prototype development, low volume, and end-of-life high mix assembly services. Personal comprises EFTC's Express Division.

    Northeast Operations Division.  In September 1998, EFTC acquired the circuit card assembly operations of the Agfa Division of Bayer Corporation. EFTC purchased inventory and equipment for approximately $6.0 million and the parties entered into a long-term supply agreement for the manufacture of circuit card assemblies. This business is conducted in EFTC's leased facility in Wilmington, Massachusetts and comprises the Northeast Operations Division.

    Midwest Operations Division.  In September 1998, EFTC purchased manufacturing equipment for approximately $1.5 million from AlliedSignal. In connection with this transaction, AlliedSignal agreed to amend the existing long-term supply agreement with EFTC to include the production of circuit card assemblies at EFTC's new facility in Ottawa, Kansas. The Kansas facility comprises EFTC's Midwest Operations Division.

    Rocky Mountain Division.  In December 1998, EFTC announced a plan to close the Rocky Mountain Division located in Greeley, Colorado and to consolidate the remaining business into other facilities, in an effort to improve capacity utilization and profitability. In October 1999, EFTC completed the sale of the building in Greeley for net proceeds of approximately $3.8 million.

    Southwest Commercial Operations Division.  In March 1999, EFTC entered into a long-term supply agreement with Honeywell that included the acquisition of certain assets and inventory used in circuit card assembly manufacturing. For the year ended December 31, 2000 and 1999, sales under this agreement amounted to approximately $166 million and $28 million, respectively. The manufacturing activities under this agreement are conducted in EFTC's leased facility in Phoenix, Arizona and a smaller facility in Tijuana, Mexico. These facilities comprise the EFTC's Southwest Commercial Operations Division. Effective November 2000, the supply agreement was replaced by a memorandum of understanding which was intended to govern the relationship between the parties until the earlier of (1) implementation of a new contract or (2) October 31, 2001. EFTC and Honeywell are negotiating towards a new agreement, but in the meantime the parties are continuing to operate under the expired memorandum of understanding. That document evidences the parties' understanding with respect to pricing, purchase price variances, payment terms, and inventory and volume purchase matters.

    Corporate Headquarters.  In July 2000, EFTC announced its plan to relocate its corporate headquarters from Denver, Colorado to EFTC's existing Phoenix, Arizona site, EFTC's largest manufacturing facility. The move was completed by the end of 2000.

Results of Operations

    EFTC's results of operations are affected by several factors, primarily the level and timing of customer orders (especially orders from Honeywell). The level and timing of orders placed by a customer vary due to the customer's attempts to balance its inventory, changes in the customer's manufacturing strategy, and variation in demand for its products due to, among other things, product life cycles, competitive conditions and general economic conditions. In the past, changes in orders from customers have had a significant effect on EFTC's quarterly results of operations. Also see "Risk Factors—Our results of operations will be affected by a variety of factors, which could cause our results of operations to fail to meet expectations and our stock price to decline."

    As an electronic manufacturing services company, many of EFTC's customers are original equipment manufacturers that have designed their own products. EFTC's customers request proposals from EFTC that include key terms such as quality, delivery and the price to purchase the materials and perform the manufacturing services to make one or more components or assemblies. Generally, the component or assembly that EFTC manufactures is delivered to the customer where it is then integrated into their final product. EFTC prices new business with its customers by obtaining quotes from its suppliers and then estimating the amount of labor and overhead that will be required to make the products.

    The electronic manufacturing services industry is extremely dynamic and EFTC's customers make frequent changes to their orders. The magnitude and frequency of these changes make it difficult to predict revenues beyond the next quarter. These changes in customer orders also cause substantial difficulties in managing inventories, which often leads to excess inventories and the need to recognize losses on inventories. However, from time to time, EFTC also has difficulties obtaining certain electronic components that are in short supply, which can result in a decision to purchase some materials before demand from its customer. In addition, its inventories consist of over 100,000 different parts and many of its parts have limited alternative uses or markets, except in the products that EFTC manufactures for its customers. When EFTC liquidates excess materials through an inventory broker or auction, EFTC often realizes less than 25% of the original cost of the materials.

    Before EFTC begins a customer relationship, EFTC typically enters into arrangements that are intended to protect EFTC in case a customer cancels an order after EFTC has purchased the raw materials to fill that order. If an order is cancelled, the customer is generally required to purchase the materials from EFTC or reimburse EFTC if it incurs a loss from liquidating the raw materials. Despite these arrangements, it is not unusual for EFTC to incur losses on inventories.

    The most common reasons EFTC incurs losses are if it purchases more materials than are necessary to meet a customer's requirements or if EFTC fails to move quickly to minimize losses once the customer communicates a cancellation. Occasionally it is not clear what action caused an inventory loss and there is a shared responsibility whereby EFTC agrees to negotiate a settlement with its customers. Accordingly, on a quarterly basis management evaluates inventory on-hand, forecasted demand, contractual protections and net realizable values in order to determine whether an adjustment to the carrying amount of inventory is necessary. When the relationship with a customer terminates, EFTC tends to be more vulnerable to inventory losses since the customer may be reluctant to accept responsibility for the remaining inventory if a product is at the end of its life cycle. EFTC can also incur inventory losses if a customer becomes insolvent and the materials do not have alternative uses or markets into which EFTC can sell them.

    The following table sets forth certain EFTC operating data as a percentage of net sales:

	Year Ended December 31,			Nine Months Ended September 30,
	1998	1999	2000	2000	2001
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	88.4%	103.6%	95.1%	97.0%	89.6%

Gross profit (loss)	11.6%	(3.6)%	4.9%	3.0%	10.4%
Operating costs and expenses:
Selling, general and administrative	10.0%	11.5%	7.3%	8.4%	4.7%
Recapitalization and merger transaction costs	0.5%	—	1.6%	2.4%	0.4%
Severance, retention, closure and relocation costs	0.1%	0.1%	1.4%	1.3%	—
Impairment of long-lived assets	1.5%	1.3%	0.5%	0.7%
Goodwill amortization	0.7%	0.5%	0.1%	0.1%	0.1%
Litigation settlement	—	2.9%	—	—	—

Operating income (loss)	(1.2)%	(19.9)%	(6.0)%	(9.9)%	5.2%

  Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 2001

    Net Sales.  Net sales increased $63.7 million, or 28.2%, from $225.8 million for the first nine months of 2000 to $289.4 million for the first nine months of 2001. Approximately 48% of EFTC's net sales for the first nine months of 2000 related to manufacturing services for Honeywell at EFTC's Phoenix plant, compared to approximately 60% for the first nine months of 2001. All of the increase in net sales during the first nine months of 2001 was attributable to increased sales to Honeywell at EFTC's Phoenix plant. For the first nine months of 2001, the overall concentration of business with Honeywell accounted for 82% of EFTC's consolidated net sales.

    EFTC's management team estimates that net sales for the fourth quarter of 2001 may decline up to 40% sequentially from net sales for the third quarter of 2001, due to overall order softness from EFTC's existing customers. EFTC is not able to provide guidance beyond the fourth quarter of 2001 due to the uncertainty in the markets served by many of EFTC's customers.

    Gross Profit.  EFTC's gross profit increased $23.4 million from $6.8 million for the first nine months of 2000 compared to $30.2 million for the first nine months of 2001. Similarly, gross profit as a percentage of net sales improved from 3.0% of net sales in the first nine months of 2000 to 10.4% of net sales in the first nine months of 2001. The improvement in gross profit during the first nine months of 2001 is primarily attributable to an overall improvement in capacity utilization and operational efficiency at EFTC's facilities, and more favorable product mix with its customers. The improvement in capacity utilization was driven by changes initiated in 1999 and the first nine months of 2000, including the closure of EFTC's Ft. Lauderdale facility and the sale of the assets of its Tucson facility. The Ft. Lauderdale and Tucson facilities generated a combined gross profit deficiency of $2.1 million during the first nine months of 2000. Gross profit for the first nine months of 2000 was also negatively impacted by $0.8 million related to the transition of additional manufacturing services under the Honeywell agreement in the first quarter of 2000.

    During the first nine months of 2001, EFTC assessed certain long-lived assets for impairment related to the planned move to a new facility in the Northeast, and the abandonment of manufacturing-related software that is no longer expected to be used. Due to changes in its customers and product mix, EFTC also assessed the carrying value of intellectual property and manufacturing equipment related to those customers during the first nine months of 2001. Accordingly, EFTC recognized impairment expense of $1.2 million that is included in cost of goods sold in 2001.

    For the first nine months of 2001, we recognized inventory write-downs of $4.2 million, or 1.6% of net sales. This compares to $4.8 million for the first nine months of 2000, or 2.2% or net sales. During the first nine months of 2000, we recognized inventory write-downs of $0.8 million related to customer disengagements, $0.3 million of additional write-downs related to the Fort Lauderdale and Tucson inventories, and $3.7 million for excess inventories related to a variety of customers. During the first nine months of 2001, we recognized charges of $0.6 million that were necessary due to customer disengagements, $0.3 million related to a customer that is experiencing financial difficulties whereby we don't expect to realize the value of the inventory either through production or other means of liquidation, $1.1 million related to an existing customer that discontinued a product line, and $2.2 million for excess inventories related to a variety of customers. Despite these charges, over the past year we have focused substantial efforts to improve our inventory management processes and to work more closely with our customers to minimize losses due to excess inventories. These efforts were primarily responsible for the reduction in inventory write-downs as a percentage of net sales in 2001 compared to 2000.

    Selling, General and Administrative Expenses.  Selling, general and administrative expenses ("SG & A") decreased $5.1 million, or 27.2%, from $18.9 million for the nine months ended September 30, 2000 to $13.7 million for the first nine months of 2001. SG & A expenses for the first nine months of 2000 included $3.0 million for consulting services intended to accelerate operational improvement at each of EFTC's facilities. SG & A for the first nine months of 2000 also included a charge of $1.4 million for accelerated depreciation and amortization of assets that were not expected to be utilized after the 2000 relocation of EFTC's corporate headquarters to Phoenix. Finally, the results for the first nine months of 2000 include $0.8 million for SG & A at divisions that were sold or closed by the end of September 2000.

    After excluding all of the charges discussed above, SG & A expense amounted to approximately $13.7 million for the first nine months of 2000 and 2001. Despite the significant increase in sales, SG & A expenses have remained stable, primarily due to the elimination of costs as a result of the closure of the Denver headquarters in the fourth quarter of 2000.

    Severance, Retention, Closure and Relocation Costs.  EFTC recognized charges of $3.1 million for the nine months ended September 30, 2000 for severance, recruiting and other costs associated with changes in management and the relocation of its corporate headquarters.

    Impairment of Long-lived Assets.  During the first nine months of 2000, EFTC recognized an impairment charge of $1.7 million, including $1.3 million for software that EFTC decided to abandon.

    Recapitalization and Merger Transaction Costs.  In connection with the March 2000 recapitalization, EFTC incurred charges totaling $5.3 million for financial advisor fees, a fee paid to Thayer-BLUM Funding, costs related to a Special Shareholder Meeting to approve the recapitalization, and due diligence costs for legal, accounting and management consultants. EFTC capitalized costs associated with the Senior Subordinated Exchangeable Notes and the new revolving credit agreement, and all other costs were charged to operations during the first nine months of 2000.

    In the first nine months of 2001, EFTC incurred costs, primarily for a fairness opinion and professional fees, of $1.1 million related to the proposed combination with K*TEC. If this combination is consummated, it will be accounted for as a reorganization of entities under common control and, accordingly, these costs were charged to operations in the first nine months of 2001.

    Interest Expense.  Interest expense decreased $4.0 million, or 54.4%, from $7.3 million for the first nine months of 2000 to $3.3 million in the first nine months of 2001. EFTC's outstanding debt decreased from $86.5 million at September 30, 2000 to none at September 30, 2001. The decreased debt level at September 30, 2001 was primarily due to the conversion of $61.3 million of debt to common stock on May 31, 2001. The reduction in debt was also attributable to improved working capital management during the first nine months of 2001, which resulted in the repayment of nearly $29 million of debt under EFTC's revolving credit agreement and a $3 million note payable owed to a director.

    Lower interest rates in 2001 also contributed to the reduction in interest expense. The interest rate on the $54 million of Exchangeable Notes that were outstanding during the second and third quarters of 2000 accrued interest at 15% compared to the reduced rate of 8.875% that went into effect after the recapitalization was approved by EFTC's shareholders in August 2000. Additionally, the prime rate has decreased by four percentage points during the first nine months of 2001, and this also had a favorable impact because the interest rate on the revolving line of credit is a variable rate based on the prime rate.

    Gain (Loss) on Sale of Assets.  During 1999, EFTC recognized a loss of $20.6 million in connection with the sale of substantially all of the assets of the Services Division. The 1999 loss gave effect to the deferral of $2.5 million of the proceeds for a post closing Earn-Out Contingency. During 2000, the purchaser agreed to pay $1.9 million under the Earn-Out Contingency provision of the sales agreement. Accordingly, EFTC recognized a gain of $4.4 million in the first nine months of 2000, consisting of $2.5 million of the 1999 proceeds that EFTC was entitled to retain and the additional consideration of $1.9 million that the purchaser agreed to pay. However, in the fourth quarter of 2000 EFTC notified the purchaser that EFTC believed it was entitled to a higher payment than the $1.9 million that they calculated.

    In April 2001, EFTC entered into a settlement agreement with respect to the earn-out calculation and, as a result of this agreement, EFTC received a final payment of $0.6 million that accounted for the $0.6 million gain on sale of division in 2001. During the first nine months of 2001, EFTC also recognized a gain of $0.2 million from the sale of equipment.

    Income Taxes.  Due to significant net losses in 1999 and 2000, EFTC has recorded a valuation allowance for all of its net deferred tax assets. Based on the level of earnings generated through the third quarter of 2001, EFTC determined that an income tax provision of $0.5 million should be recognized. This provision was due to a valuation allowance for Federal alternative minimum tax and a provision for state income taxes at locations where the state net operating loss carryovers were not sufficient to offset expected taxable income for 2001. Utilization of EFTC's net operating loss carryovers is subject to limitation as a result of the change in ownership of EFTC that occurred during 2000.

  Fiscal 2000 Compared to Fiscal 1999

    Net Sales.  Net sales for the year ended December 31, 2000 were $327.4 million compared to $221.9 million for the year ended December 31, 1999, an increase of 47.6%. EFTC experienced major changes in its customers and facilities since the beginning of 1999. At the start of 1999, EFTC had 11 facilities. Six of these facilities were either sold or closed by December 31, 2000. However, EFTC also added facilities in Phoenix and Mexico during 1999 to support the new business with Honeywell in connection with the long-term supply agreement entered into in March 1999. Approximately 51% of EFTC's sales for the year ended December 31, 2000 were made under the Honeywell agreement at the Phoenix location as opposed to 12.6% of EFTC's sales in 1999. However, this increased revenue under the Honeywell supply agreement was offset by the loss of revenue from the Services Division that was sold on September 1, 1999, and EFTC's Tucson assets that were sold on February 17, 2000. The Services division and the Tucson assets generated revenue of $55.5 million in the year ended December 31, 1999 compared to $4.4 million in the comparable period of 2000.

    After eliminating sales (excluding sales related to customers that agreed to transition the manufacture of their products to another facility operated by EFTC) related to facilities that were either closed or sold, adjusted net sales for 2000 amounted to $323.0 million compared to $166.4 million for 1999, which is an increase of $156.6 million, or 94.1%. Approximately $138 million of this increase is attributable to an increase in sales generated at EFTC's Phoenix location under the long-term supply agreement with Honeywell.

    Gross Profit (Loss).  EFTC realized gross profit of 4.9% in 2000 compared to a loss of 3.6% in 1999. This 1999 loss was primarily attributable to charges related to decisions to sell assets and close certain facilities, including its Rocky Mountain operations, the Services Division, its Southeast Operations and its Tucson facility. The operations sold or closed accounted for a loss of $6.2 million during 1999 compared to a loss of $2.1 million for 2000. During 1999, product pricing at the Tucson facility resulted in negative margins of $3.5 million.

    During 1999, EFTC recognized inventory write-downs of $7.3 million, or 3.2% of net sales. This compares to $5.6 million for the year ended December 31, 2000, or 1.8% of net sales. During 1999, EFTC recognized a charge of $1.2 million that was necessary due to customer disengagements, $0.9 million related to inventories for which EFTC could not realize its carrying cost when EFTC sold its Services Division, $3.4 million under a negotiated settlement related to a dispute with Honeywell with respect to excess inventories at EFTC's Fort Lauderdale plant, and $1.8 million for excess inventories related to a variety of continuing customers. As a result of the significant charges that EFTC incurred in 1999, during 2000 EFTC renegotiated customer agreements, focused substantial efforts to improve its inventory management processes, and began working more closely with customers to minimize charges due to excess inventories. These efforts were primarily responsible for the reduction in inventory write-downs as a percentage of net sales in 2000 compared to 1999. However, despite these efforts, EFTC recognized inventory write-downs in 2000 of $0.8 million related to customer disengagements, $0.3 million of additional write-downs related to the Fort Lauderdale and Tucson inventories, and $4.5 million for excess inventories related to Honeywell and a variety of smaller customers.

    In addition to poor performance at the facilities that were sold or closed, EFTC's other facilities also performed poorly due to capacity utilization issues, difficulties in dealing with rapid growth issues at the new Phoenix plant, and difficulties in managing a business that was undergoing dramatic and complex changes at a time when financial resources were not adequate. The improvement in gross profit during 2000 was due to higher capacity utilization at most of EFTC's facilities. The improvement in capacity utilization has been partially offset by generally higher compensation and benefits costs during 2000 compared to 1999. During the second half of 2000, profitability was favorably impacted by heightened management focus on operational issues and the renegotiation of unfavorable contracts with customers.

    Selling, General and Administrative Expenses.  SG & A expenses decreased 5.8% to $23.9 million during 2000 compared to $25.4 million in 1999. SG & A expenses for the year ended December 31, 2000 includes $3.1 million for consulting services intended to accelerate operational improvement at each of EFTC's facilities. SG & A expenses for 2000 include a charge of $1.9 million for accelerated depreciation and amortization of assets that could not be used after EFTC relocated its corporate headquarters and $0.6 million for SG & A expenses at divisions that were sold or closed by the end of 2000. For 1999, EFTC's SG&A expenses included charges to bad debt expense of $5.1 million, primarily due to a loss of $4.1 million that was recognized due to settlements reached with Honeywell with respect to business conducted at EFTC's Fort Lauderdale and Tucson facilities, and $0.9 for uncollectible receivables related to EFTC's Services Group, which was sold in September 1999. For 1999, SG&A also includes $6.2 million of other costs related to the divisions that were sold or closed, and approximately $0.4 million for start-up costs at the Phoenix facility.

    After excluding all of the charges discussed above, SG & A expense for 2000 amounted to $18.3 million compared to $13.7 million in 1999. The increase in SG & A in 2000 is primarily attributable to an increase in compensation and benefits costs of $2.7 million, and information technology expenses of $1.4 million.

    Severance, Retention, Closure and Relocation Costs.  EFTC also recognized charges of $4.6 million in 2000 for severance, recruiting and other costs associated with changes in management and the relocation of corporate headquarters. This compares to $0.3 million in 1999 that was primarily attributable to severance costs for administrative employees in connection with the closure of the Southeast Division.

    Recapitalization Transaction Costs.  In connection with the recapitalization described below, during 2000 EFTC incurred charges totaling $5.3 million for financial advisor fees, a fee paid to Thayer-BLUM Funding, and due diligence costs for legal, accounting and management consultants. EFTC capitalized costs directly associated with the March and July Exchangeable Notes and the revolving credit agreement with Bank of America, and all other costs were charged to operations.

    Impairment of Long-lived Assets.  During 2000, EFTC recognized an impairment charge of $1.7 million. This charge consists of $1.3 million for software that was abandoned and an additional $0.4 million for impaired equipment related to headquarters and plant closures. For 1999, EFTC recognized impairment expense of $2.8 million that was incurred in connection with the sale and closure of four divisions. For 1999, the Company recognized $1.0 million of impairment related to equipment at the Ft. Lauderdale facility, $1.2 million for the Tucson assets that were held for sale at year-end, $0.4 million for Services Group assets that were sold in September 1999, and $0.2 million for impaired assets at other locations.

    Goodwill Amortization.  Goodwill amortization for 2000 amounted to $0.3 million compared to $1.1 million in 1999. The decrease in 2000 was attributable to the sale of the Services Division on September 1, 1999, and the corresponding write-off of $36.5 million of goodwill that was included in the calculation of the 1999 loss on sale of the Services Division.

    Litigation Settlement.  In 1999 EFTC recognized a provision of $6.4 million for the settlement of litigation that was initiated in 1998.

    Interest Expense.  Interest expense increased 46.7% to $9.6 million in 2000 compared to $6.5 million in 1999. For the year ended December 31, 2000, EFTC's weighted average borrowings were $73.8 million compared to $52.1 million during 1999. The increased debt level in 2000 is attributable to the issuance of $54 million of March Exchangeable Notes that accrued interest at 15% until August 22, 2000. Upon stockholder approval of the issuance of the Convertible Notes, on August 23, 2000 the March Exchangeable Notes were exchanged for Convertible Notes that bear interest at 8.875%. EFTC also incurred interest expense at a rate of 15% on the $14 million of July Exchangeable Notes for 40 days. The July Exchangeable Notes were exchanged for Convertible Preferred Stock on August 22, 2000 and, accordingly, EFTC no longer incurs interest cost related to this financing. In addition to the higher rate on the Exchangeable Notes, during 2000 interest expense was adversely affected by increases in the prime rate, which impacts the interest rate on EFTC's revolving credit facility.

    Gain (Loss) on Sale of Assets.  During 1999, EFTC recognized a loss of $20.6 million in connection with the sale of substantially all of the assets of the Services Division due to the write-off of $36.5 million of goodwill from the 1997 acquisition of the Services Division. The 1999 loss gave effect to the deferral of $2.5 million of the proceeds for a post closing earn-out contingency. During 2000, EFTC was paid $1.9 million under the Earn-Out Contingency agreed to between EFTC and the purchaser in connection with the sale of the Services Division. Accordingly, EFTC recognized a gain of

$4.4 million in 2000, consisting of $2.5 million of the 1999 proceeds that EFTC was entitled to retain and additional consideration of $1.9 million that was received in 2000.

    Income Tax Benefit (Expense).  Due to significant net losses in 1999, EFTC recorded a valuation allowance for all of its net deferred tax assets. As a result, EFTC recorded deferred tax expense of $2.2 million in 1999 despite a pre-tax loss of $71.5 million. Due to significant net losses in 1999 and 2000, EFTC recorded a valuation allowance for all of its net deferred tax assets again in 2000. EFTC has a significant net operating loss carryforward that is available for financial reporting and income tax purposes. However, a portion of this carryforward is subject to limitation in future years due to changes in ownership in 2000.

  Fiscal 1999 Compared to Fiscal 1998

    Net Sales.  Net sales for 1999 were $221.9 million compared to $226.8 million in 1998, which is a decrease of 2.0%. Despite the minor decrease in revenue, EFTC experienced major changes in its customers and facilities during 1999. At the start of 1999, EFTC had 11 facilities. Six of these facilities were sold or closed by April 2000. However, EFTC also added facilities in Phoenix and Mexico during 1999 to support the new business in connection with the long-term supply agreement entered into with Honeywell in March 1999, which offset the loss of revenue from other divisions. EFTC's sales for 1999 include approximately $28 million of revenue under this agreement. The Northeast Operations Division (acquired September 1, 1998) and the Midwest Operations Division (acquired September 30, 1998) accounted for $11 million of revenue in 1998 compared to $36 million in 1999. However, this increase was offset by the loss of revenue from the Services Group that was sold on September 1, 1999. The Services Group accounted for $41 million of revenue in 1998 compared to only $22 million in 1999. The closure of the Greeley, Colorado facility in 1999 also contributed to lower revenue, despite the transfer of part of this business to other facilities.

    Gross Profit (Loss).  EFTC had gross profit of 11.6% in 1998 and a deficiency of 3.6% in 1999. During 1998, EFTC increased its workforce, and invested substantial amounts in new facilities, equipment and information systems to prepare for an expected increase in sales in 1999. This higher cost structure combined with a decrease in sales was the primary contributor to the significant decrease in 1999 gross profit. EFTC incurred restructuring charges for the Greeley facility in the fourth quarter of 1998, including a $5.7 million charge to cost of goods sold, primarily for a provision for inventory allowances. During 1999, unfavorable product pricing at the Tucson facility resulted in negative margins of $3.5 million.

    During 1998, EFTC recognized inventory write-downs of $7.0 million, or 3.5% of net sales. This compares to $7.3 million for the year ended December 31, 1999, or 3.2% of net sales. During 1998, EFTC recognized a charge of $5.7 million due to inventory write-downs related to the closure of its Greeley, Colorado plant and the resulting disengagement with most of the customers, and $1.3 million for excess inventories related to a variety of customers. During 1999, EFTC recognized a charge of $1.2 million that was necessary due to a customer disengagements, $0.9 million related to inventories for which EFTC could not realize its carrying cost when EFTC sold its Services Division, $3.4 million under a negotiated settlement related to a dispute with Honeywell with respect to excess inventories at its Fort Lauderdale plant, and $1.8 million for excess inventories related to a variety of customers.

    Selling, General and Administrative Expenses.  SG & A expenses increased 11.1% to $25.4 million in 1999 compared to $22.8 million in 1998. During 1999, EFTC also recognized charges of $5.1 million for uncollectible receivables compared to 1998 when EFTC recognized bad debt expense of $0.6 million. The 1999 charges included (1) charges for uncollectable receivables due to settlements reached with Honeywell in the aggregate amount of $4.1 million with respect to business conducted at the Ft. Lauderdale and Tucson facilities, (2) charges for uncollectible receivables of $0.9 million related to the Services Group, and (3) $0.4 million for start-up costs at the Phoenix facility.

    Severance, Retention, Closure and Relocation Costs.  EFTC recognized charges of $0.3 million in 1999 for severance and retention costs related to administrative employees in connection with the closure of the Southeast Division. This compares to $0.2 million in 1998 that was primarily attributable to administrative employees in connection with the closure of the Rocky Mountain Division.

    Impairment of Long-Lived Assets.  During 1999, EFTC recognized impairment expense of $2.8 million compared to $3.3 million in 1998, which is a decrease of 15.6%. The impairment in 1998 related solely to land, building and equipment at the Greeley facility. For 1999, EFTC recognized $1.0 million of impairment related to equipment at the Ft. Lauderdale facility, $1.2 million for the Tucson assets that were held for sale at year-end, $0.4 million for Services Group assets that were sold in September 1999, and $0.2 million for impaired assets at other locations.

    Goodwill Amortization.  Goodwill amortization for 1999 amounted to $1.1 million compared to $1.6 million in 1998. The decrease in 1999 was attributable to the sale of the Services Division on September 1, 1999, and the corresponding write-off of $36.5 million of goodwill that was included in the calculation of the loss on sale of the Services Division.

    Litigation Settlement.  In 1999 we recognized a provision of $6.4 million for the settlement of litigation that was initiated in 1998.

    Interest Expense.  Interest expense increased 51.1% to $6.5 million in 1999 compared to $4.3 million in 1998. The increase in 1999 was partially attributable to an increase in amortization of debt issuance costs of $0.9 million. The increase in amortization in 1999 was attributable to accelerated amortization of debt issuance costs and additional costs incurred in connection with amendments to the credit agreement that accelerated the maturity date. Interest expense was also higher in 1999 due to increases in the prime rate, as well as increases in the rate charged by EFTC's lenders due to increased credit risk.

    Loss on Sale of Assets.  EFTC recognized a loss of $20.6 million in connection with the sale of the Services Division due to the write-off of $36.5 million of goodwill from the 1997 acquisition of the Services Division. In 1999, EFTC also incurred a loss of $0.3 million on the sale of other property and equipment.

    Income Tax Benefit (Expense).  Due to significant net losses in 1999, EFTC recorded a valuation allowance for all of its net deferred tax assets. As a result, EFTC recorded deferred tax expense of $2.2 million in 1999 despite a pre-tax loss of $71.5 million. During 1998, EFTC recognized an income tax benefit of $2.6 million based on a pre-tax loss of $6.8 million.

Liquidity and Capital Resources

    EFTC's working capital at September 30, 2001 totaled $55.2 million compared to $72.0 million at December 31, 2000. At September 30, 2001, EFTC did not have any outstanding borrowings under its $45.0 million revolving credit facility and unused availability was approximately $33.2 million under the credit facility.

    Cash Flows from Operating Activities.  Net cash provided by operating activities for the first nine months of 2001 was $41.4 million, compared with net cash used in operating activities of $67.2 million in the first nine months of 2000. The difference between EFTC's net income in the first nine months of 2001 of $12.2 million and EFTC's $41.4 million operating cash flow was primarily attributable to a $17.8 million decrease in trade receivables, a reduction in inventories of $12.0 million, $4.7 million of depreciation and amortization expense, a $4.2 million provision for excess and obsolete inventories, a $2.2 million increase in accrued interest on convertible debt, and an impairment charge of $1.2 million, partially offset by a reduction of $12.3 million in accounts payable.

    Days sales outstanding (based on annualized net sales for the nine months ended September 30, 2001 and net trade receivables outstanding on that date) decreased to 23 days for the nine months ended September 30, 2001, compared to 36 days for the comparable period of 2000. Days sales outstanding for the first nine months of 2001 were affected favorably by a new financing program for a substantial portion of EFTC's receivables whereby the receivables are generally collected in 10 days in exchange for a discount of 0.5%.

    Inventories decreased 19.6% to $66.1 million at September 30, 2001, compared to $82.2 million at December 31, 2000. For the nine months ended September 30, 2001, inventory turns (i.e., annualized net sales divided by period end inventory) amounted to 5.8 times per year. This compares to 3.4 times for the nine months ended September 30, 2000. During 2000, one of EFTC's biggest challenges involved financing the higher levels of inventories required to support increased sales at EFTC's Phoenix facility. During the last nine months of 1999 and much of 2000, these difficulties worsened because of industry-wide shortages of components that ultimately delayed shipment of finished goods to customers. By the fourth quarter of 2000, the component shortages had diminished and EFTC had generally improved its inventory management practices, which contributed to improved inventory turns in 2001 compared to 2000.

    Cash Flows from Investing Activities.  Net cash used in investing activities in the first nine months of 2001 was $4.8 million compared with net cash provided by investing activities of $7.3 million in the first nine months of 2000. EFTC's investing cash flows in the first nine months of 2001 reflect $6.3 million in capital expenditures (including leasehold improvements of $1.6 million at its new Northeast facility, $1.2 million for information technology assets, and $1.1 million for new manufacturing equipment), partially offset by $1.5 million of proceeds from the sale of assets. The proceeds from asset sales consisted primarily of $0.6 million received as a final settlement under the earn-out provision from the September 1999 sale of EFTC's Services Division, and the release of $0.5 million of proceeds from the February 2000 sale of Tucson assets that were required to be released from escrow one year after closing.

    During the first nine months of 2001, EFTC entered into a 10-year operating lease that provides for annual payments of approximately $0.6 million for a new manufacturing facility in Lawrence, Massachusetts. This facility opened in October 2001 and replaces EFTC's facility in Wilmington, Massachusetts that provided for annual lease payments of approximately $0.7 million.

    Cash Flows from Financing Activities.  Net cash used in financing activities in the first nine months of 2001 was $36.6 million, compared with net cash provided by financing activities of $59.3 million in the first nine months of 2000. EFTC's financing cash flows in the first nine months of 2001 reflect a net reduction in borrowings under EFTC's revolving line of credit of $28.6 million, the repayment of a $3.0 million loan from a director, and a $5.3 million reduction in outstanding checks in excess of cash balances.

    EFTC believes it has adequate capital resources to fund working capital and other cash requirements for the next 12 months. At September 30, 2001, EFTC had unused availability of approximately $33.2 million under its revolving credit facility. However, depending on the timing and ability of EFTC to improve operational performance, EFTC may need to seek additional funds through public or private debt or equity offerings, bank borrowings or leasing arrangements.

Impact of Recently Issued Accounting Standards

    In July 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 141 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

    The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001. The provisions also apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. The provisions of Statement No. 142 are required to be adopted by EFTC beginning in the first quarter of 2002. Goodwill and intangible assets acquired after June 30, 2001 are already subject to the amortization provisions of this Statement.

    The effect of these Statements on EFTC will be the elimination of EFTC's current 30-year straight-line amortization of goodwill and the requirement to begin testing goodwill and other intangible assets for impairment at least on an annual basis. Because of the extensive effort needed to comply with the adoption of Statements 141 and 142, it is not currently practicable to estimate the impact of adopting these Statements on the Company's consolidated financial statements, including whether any transitional impairment losses will be required to be recognized. If such losses are required to be recognized upon the initial application of these Statements, they would be accounted for as the cumulative effect of a change in accounting principle.

    In August 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Management does not believe the initial application of Statement 143 will have a significant impact on EFTC's consolidated financial statements.

    In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which replaces FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. Statement 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Statement 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. Management does not believe the initial application of Statement 144 will have a significant impact on EFTC's consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

    On March 30, 2000, EFTC entered into a $45 million revolving line of credit with Bank of America, N.A. The interest rate on this loan is based either on the prime rate or LIBOR rates, plus applicable margins. Therefore, as interest rates fluctuate, EFTC may experience changes in interest expense that could impact financial results. EFTC has not entered into any interest rate swap agreements, or similar instruments, to protect against the risk of interest rate fluctuations. Assuming outstanding borrowings of $45 million, if interest rates were to increase or decrease by 1%, the result would be an annual increase or decrease in interest expense of approximately $0.45 million under this loan.

K*TEC SELECTED FINANCIAL DATA

(in thousands, except per share data)

    We are providing the following information concerning K*TEC to aid you in your analysis of the financial aspects of the combination. Prior to October 10, 2000, K*TEC was a wholly owned subsidiary of Kent Electronics Corporation, which had a fiscal year-end on the Saturday closest to March 31st. Since October 10, 2000, K*TEC has been a wholly owned subsidiary of Thayer-BLUM Funding II, which has a fiscal year-end of December 31st. This information is only a summary and you should read it in conjunction with K*TEC's and Thayer-BLUM Funding II's financial statements and accompanying notes beginning on page F-35 and K*TEC Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 103. Results of operations for the nine months ended September 30, 2001 are not indicative of the results for the full year. See "Risk Factors—EFTC and K*TEC have each experienced declining net sales, and we expect fourth quarter net sales to decline." The financial statements of K*TEC prior to its October 10, 2000 acquisition by Thayer-BLUM Funding II are presented on a different basis of accounting than the subsequent consolidated financial statements of Thayer-BLUM Funding II, and, therefore, are not comparable in all respects. The financial statements of Thayer-BLUM Funding II reflect the impact of purchase accounting adjustments to reflect the acquisition of K*TEC.

	Predecessor Company								Successor Company
	Fiscal Year Ended					Period from April 2, 2000 to October 9, 2000	Three Months Ended January 1, 2000		Period from September 14, 2000 to December 31, 2000(a)
					Six Months Ended October 2, 1999			Nine Months Ended September 30, 2000
	March 29, 1997	March 28, 1998	April 3, 1999	April 1, 2000						Nine Months Ended September 30, 2001
Statement of Operations Data:
Net sales	$177,704	$241,099	$174,255	$249,402	$118,983	$215,163	$60,018	$276,605	$135,686	$200,327
Cost of goods sold	137,307	194,570	174,775	236,517	112,288	198,549	58,969	254,801	126,992	220,424

Gross profit (loss)	40,397	46,529	(520)	12,885	6,695	16,614	1,049	21,804	8,694	(20,097)
Operating costs and expenses:
Selling, general and administrative expenses	10,886	13,725	11,593	12,698	6,012	11,948	3,170	14,715	4,240	12,250
Acquisition expenses	—	—	—	—	—	—	—	—	2,300	1,750
Merger costs	—	—	—	—	—	—	—	—	—	530
Goodwill amortization	19	19	19	19	10	9	4	14	640	2,088

Operating income (loss)	29,492	32,784	(12,132)	168	673	4,657	(2,125)	7,075	1,514	(36,715)
Interest expense	—	—	—	—	—	—	—	—	(1,325)	(4,532)
Gain (loss) on sale of equipment	—	—	109	(19)	—	—	—	(19)	—	—
Interest and other income	—	—	—	—	—	—	—	—	564	451

Income (loss) before income taxes	29,492	32,784	(12,023)	149	673	4,657	(2,125)	7,056	753	(40,796)
Income tax benefit (expense)	(11,115)	(12,706)	3,442	(242)	(256)	(1,777)	808	(2,875)	(287)	287

Net income (loss)	$18,377	$20,078	$(8,581)	$(93)	$417	$2,880	$(1,317)	$4,181	$466	$(40,509)

	March 29, 1997	March 28, 1998	April 3, 1999	April 1, 2000	December 31, 2000	September 30, 2001
Balance Sheet Data:
Working capital	$41,788	$68,315	$59,017	$78,195	$144,379	$75,974
Total assets	115,203	158,074	155,553	178,659	375,873	241,935
Total debt	—	—	—	—	62,202	52,230
Owner's equity	93,845	137,772	128,657	139,843	230,466	169,957

(a)
Thayer-BLUM Funding II was organized September 14, 2000 but had no operating results until its acquisition of K*TEC on October 10, 2000.

K*TEC MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

    The information set forth below contains "forward-looking statements." Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. See "Special Note Regarding Forward-Looking Statements."

General

    Formerly a wholly owned subsidiary of Kent Electronics Corporation, K*TEC provides vertically integrated electronics manufacturing services. K*TEC's services include electronic interconnect assemblies, printed circuit board assemblies, sheet metal fabrication, powder painting, plastic injection molding, cable assembly, other built to order subassemblies, final system integration and after-market repair services.

    Thayer-BLUM Funding II acquired K*TEC on October 10, 2000. Thayer-BLUM Funding II had no operations prior to such acquisition and has no assets other than its investment in K*TEC. Nevertheless, because of the significant impact of this transaction, we do not believe that K*TEC's results of operations are necessarily comparable on a period-to-period basis.

Results of Operations

    K*TEC's results of operations are affected by several factors, primarily the level and timing of customer orders (especially orders from Applied Materials and Emulex). The level and timing of orders placed by a customer vary due to the customer's attempts to balance its inventory, changes in the customer's manufacturing strategy, and variation in demand for its products due to, among other things, product life cycles, competitive conditions and general economic conditions. In the past, changes in orders from customers have had a significant effect on K*TEC's results of operations. Also see "Risk Factors—Our results of operations will be affected by a variety of factors, which could cause our results of operations to fail to meet expectations and our stock price to decline."

    Prior to October 10, 2000, K*TEC was owned by Kent Electronics Corporation. Kent's core business was electronic components distribution. Due to Kent's high volume of distribution business, it was able to negotiate favorable franchise agreements with its suppliers that allowed stock rotation and returns. Additionally, Kent's procurement staff had identified a large network of broker contacts and Kent had a large national sales force to offload any surplus or special products that might not have been subject to a franchise agreement. As a result of Kent's significant concentration and expertise in the distribution business, K*TEC was able to avoid inventory write-downs under Kent ownership that are not possible to prevent under Thayer-BLUM Funding II ownership.

    As an electronic manufacturing services company, many of K*TEC's customers are original equipment manufacturers that have designed their own products. K*TEC's customers request proposals from K*TEC that include key terms such as quality, delivery and the price to purchase the materials and perform the manufacturing services to make one or more components or assemblies. Generally, the component or assembly that K*TEC manufactures is delivered to K*TEC's customer where it is then integrated into their final product. K*TEC prices new business with its customers by obtaining quotes from its suppliers and then estimating the amount of labor and overhead that will be required to make the products.

    The electronic manufacturing services industry is extremely dynamic and K*TEC's customers make frequent changes to their orders. The magnitude and frequency of these changes make it difficult to predict revenues beyond the next quarter. These changes in customer orders also cause substantial difficulties in managing inventories, which often leads to excess inventories and the need to recognize losses on inventories. However, from time to time, K*TEC also has difficulties obtaining certain electronic components that are in short supply which can result in a decision to purchase some materials before demand from its customer. Because K*TEC specializes in high-mix electronics manufacturing services, it is also important to realize that its inventories consist of over 38,000 different parts and many of these parts have limited alternative uses or markets, except in the products that K*TEC manufactures for its customers. When K*TEC liquidates excess materials through an inventory broker or auction, K*TEC often realizes less than 25% of the original cost of the materials.

    Before K*TEC begins a customer relationship, it typically enters into arrangements that are intended to protect K*TEC in case a customer cancels an order after K*TEC has purchased the raw materials to fill that order. If an order is cancelled, the customer is generally responsible to purchase the materials from K*TEC or reimburse K*TEC if it incurs a loss from liquidating the raw materials. Despite these arrangements, it is not unusual for K*TEC to incur losses on inventories.

    The most common reasons K*TEC incurs losses are if it purchases more materials than are necessary to meet a customer's requirements or if K*TEC fails to move quickly to minimize losses once the customer communicates a cancellation. And occasionally it is not clear what action caused an inventory loss and there is a shared responsibility whereby K*TEC agrees to negotiate a settlement with its customers. Accordingly, on a quarterly basis management evaluates inventory on-hand, forecasted demand, contractual protections and net realizable values in order to determine whether an adjustment to the carrying amount of inventory is necessary. When the relationship with a customer terminates, K*TEC tends to be more vulnerable to inventory losses because the customer may be reluctant to accept responsibility for the remaining inventory if a product is at the end of its life cycle. K*TEC can also incur inventory losses if a customer becomes insolvent and the materials do not have alternative uses or markets into which K*TEC can sell them.

    The following table sets forth certain K*TEC operating data as a percentage of net sales:

	Fiscal Year Ended			Period from April 2, 2000 to October 9, 2000
			Six Months Ended October 2, 1999		Three Months Ended January 1, 2000	Period from September 14, 2000 to December 31, 2000	Nine Months Ended September 30,
	April 3, 1999	April 1, 2000
							2000	2001
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	100.3%	94.8%	94.4%	92.3%	98.3%	93.6%	92.1%	110.0%

Gross profit (loss)	(0.3)%	5.2%	5.6%	7.7%	1.7%	6.4%	7.9%	(10.0)%
Operating costs and expenses:
Selling, general and administrative	6.7%	5.1%	5.0%	5.5%	5.3%	3.1%	5.3%	6.1%
Acquisition expenses	—	—	—	—	—	1.7%	—	0.9%
Merger costs	—	—	—	—	—	—	—	0.3%
Goodwill amortization	—	—	—	—	—	0.5%	—	1.0%

Operating income (loss)	(7.0)%	0.1%	0.6%	2.2%	(3.6)%	1.1%	2.6%	(18.3)%

  Nine Months Ended September 30, 2000 Compared to Nine Months Ended September 30, 2001

    The nine-month periods are not necessarily comparable in all respects as the nine-month period ended September 30, 2001 is presented on a different basis of accounting. The nine-month period ended September 30, 2001 reflects the impact of purchase accounting adjustments related to the acquisition of K*TEC by Thayer-BLUM Funding II.

    Net Sales.  Net sales decreased $76.3 million, or 27.6%, from $276.6 million for the nine months ended September 30, 2000 to $200.3 million for the nine months ended September 30, 2001. This decrease was primarily due to a reduction in sales to most of K*TEC's customers engaged in the telecommunications industry during the first nine months of 2001 compared to 2000.

    In addition, K*TEC is in the process of compiling its preliminary fourth quarter results. K*TEC's management team estimates that net sales for the fourth quarter of 2001 may decline up to 45% sequentially from $50.2 million of net sales for the third quarter of 2001, due to overall softness from

K*TEC's existing customers engaged in the telecommunications, networking and semiconductor capital equipment industries.

    Gross Profit (Loss).  K*TEC's gross profit decreased $41.9 million from a gross profit of $21.8 million for the first nine months of 2000 to a deficit of $20.1 million for the first nine months of 2001. This decrease was primarily due to K*TEC's reduced sales and the resulting excess capacity at all of K*TEC's plants. As discussed in the following two paragraphs, during 2001 K*TEC undertook actions to reduce or eliminate costs. Despite those measures, the decline in sales was so severe that it was not possible to eliminate variable costs concurrently with the decline in sales. Also, it was not possible to eliminate rental and depreciation costs for facilities, depreciation for under-utilized equipment, and other fixed costs included in cost of goods sold. In addition to the lower capacity utilization during 2001, gross profit was also adversely affected by an overall reduction in profit margin related to products manufactured for K*TEC's principal customer during the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000.

    Consistent with past practices, K*TEC frequently considers actions to control costs, including reductions in force and other expense reductions, in response to softening market conditions. Accordingly, K*TEC regularly reviews the size and scope of its operations at each facility in relation to net sales generated and orders forcasted. In response to the adverse impact of excess manufacturing capacity that materialized during 2001, K*TEC has taken several actions to reduce costs. In July 2001, a 10% reduction in compensation was mandated for all executive-level employees, a 7% reduction was mandated for other salaried employees, and overtime was prohibited for all hourly employees.

    Additionally, K*TEC took action on several occasions in 2001 to reduce the size of its workforce (including contract labor) from an aggregate of 2,400 workers on December 31, 2000 to 900 as of September 30, 2001. The latest such action was taken on October 18, 2001, when K*TEC announced the closure of its Dallas, Texas facility. This closure is expected to result in a further reduction of approximately 80 workers by the end of the fourth quarter of 2001. In connection with this Dallas facility closing, K*TEC expects to incur costs for severance, retention, moving and lease exit costs of approximately $1.2 million in the fourth quarter of 2001.

    For the first nine months of 2001, K*TEC recognized inventory write-downs of $5.6 million, or 2.8% of net sales. This compares to no write-downs for the first nine months of 2000. During the first nine months of 2001, K*TEC recognized charges of $1.8 million that were necessary due to customer disengagements, $0.6 million related to a customer that is experiencing financial difficulties and K*TEC does not expect to realize the value of the inventory either through production or other means of liquidation, and $3.2 million for excess inventories related to a variety of customers. Despite these charges, during 2001 K*TEC has focused substantial efforts to improve its inventory management processes and to work more closely with its customers to minimize losses due to excess inventories.

    Selling, General and Administrative Expenses.  SG & A expenses decreased $2.5 million, or 16.8%, from $14.7 million for the nine months ended September 30, 2000 to $12.3 million for the nine months ended September 30, 2001. The decrease in SG & A for the nine months ended September 30, 2001 was primarily attributable to a decrease in the number of administrative employees during the nine months ended September 30, 2001 compared to 2000. There was a significant increase in the number of employees that were hired in the second half of 2000 to support the increasing level of sales being recognized by K*TEC throughout calendar 2000. During the nine months ended September 30, 2001, K*TEC reduced the administrative workforce as the level of sales contracted. During the nine months ended September 30, 2001, K*TEC also incurred $0.8 million for management fees to Thayer-BLUM pursuant to an October 2000 agreement. For the nine months ended September 30, 2001, bad debt expense amounted to $1.3 million compared to $2.1 million for the nine months ended September 30, 2000. Bad debt expense for the nine months ended September 30, 2001, includes $0.5 million related to a long-time customer that experienced serious liquidity issues in 2001. Bad debt expense of $2.1 million for the comparable period of 2000 was due to a deterioration in the aging of trade receivables and uncollectible accounts related to customer disengagements for a number of smaller customers.

    Acquisition Expenses.  In connection with the January 2001 credit agreement between Citicorp USA, Inc. and K*TEC, K*TEC paid Thayer-BLUM fees of approximately $1.8 million for advisory services. These fees were charged to operations (rather than capitalized) for the nine months ended September 30, 2001 because they are internal costs related to the financing.

    Merger Costs.  During the nine months ended September 30, 2001, K*TEC incurred costs of $0.5 million related to the proposed merger with EFTC. Those costs were charged to operations (rather than capitalized) because the merger will be accounted for as a reorganization of entities under common control.

    Goodwill Amortization.  In connection with Thayer-BLUM's acquisition of K*TEC, goodwill of $79.1 million was recorded. Goodwill is being amortized over 30 years beginning on the October 10, 2000 acquisition date. The goodwill amortization of $2.1 million for the nine months ended September 30, 2001 was solely attributable to the amortization of goodwill arising from Thayer-BLUM's October 2000 acquisition of K*TEC. We will begin testing goodwill and other intangible assets for impairment pursuant to Statement of Financial Accounting Standards No. 142 in the first quarter of 2002, see "—Impact of Recently Issued Accounting Statements" below for a description of the expected impact on K*TEC's consolidated financial statements.

    Interest Expense.  K*TEC did not have any debt financing prior to the October 2000 acquisition by Thayer-BLUM. In connection with Thayer-BLUM's acquisition, Kent provided financing of $62.2 million that accrued interest at 10.0%. On January 26, 2001, K*TEC repaid $50.0 million of the Kent notes payable with the proceeds from a new credit agreement with Citicorp. The total interest cost incurred for the nine months ended September 30, 2001 was $4.5 million.

  Period from September 14, 2000 to December 31, 2000 Compared to Three Months Ended January 1, 2000

    The periods are not necessarily comparable in all respects as the period from September 14, 2000 to December 31, 2000 is presented on a different basis of accounting than the three months ended January 1, 2000. The period from September 14, 2000 to December 31, 2000 reflects the impact of purchase accounting adjustments related to the acquisition of K*TEC by Thayer-BLUM Funding II.

    Net Sales.  Net sales increased $75.7 million, or 126.1%, from $60.0 million for the three months ended January 1, 2000 to $135.7 million for the period from September 14, 2000 to December 31, 2000. This increase was primarily due to increased sales to customers in the telecommunications, networking and semiconductor capital equipment industries during the period September 14, 2000 through December 31, 2000. In particular, sales to Applied Materials increased from $23.1 million for the three months ended January 1, 2000 to $68.8 million for the period September 14, 2000 through December 31, 2000.

    Gross Profit (Loss).  K*TEC's gross profit increased $7.6 million, or 728.8%, from a gross profit of $1.0 million for the three months ended January 1, 2000 to a gross profit of $8.7 million for the period from September 14, 2000 to December 31, 2000. Similarly gross profit as a percentage of net sales increased from 1.7% of net sales for the three months ended January 1, 2000 to 6.4% of net sales in the period from September 14, 2000 to December 31, 2000. This increase was primarily due to improved capacity utilization, which resulted in improved profitability as fixed costs were spread over higher net sales.

    For the period from September 14, 2000 through December 31, 2000, K*TEC recognized inventory write-downs of $1.5 million, or 1.0% of net sales. This compares to no write-downs for the three months ended January 1, 2000. During the period ended December 31, 2000, K*TEC's inventory write-downs were due to excess inventories related to a variety of customers.

    Selling, General and Administrative Expenses.  SG & A expenses increased $1.1 million, or 33.8%, from $3.2 million for the three months ended January 1, 2000 to $4.2 million for the period from September 14, 2000 to December 31, 2000. The increase in SG & A expenses for the period from September 14, 2000 to December 31, 2000 was primarily attributable to an increase in the number of administrative employees during this period. Many of these employees were hired in the second half of 2000 to support the increased level of sales during that period. During the period from September 14, 2000 to December 31, 2000, K*TEC also incurred $0.2 million for management fees to Thayer-BLUM pursuant to an October 2000 agreement.

    Acquisition Expenses.  In connection with the October 10, 2000 acquisition by Thayer-BLUM of K*TEC, K*TEC paid affiliates of Thayer-BLUM fees of approximately $2.3 million for investment advisory services. These fees were charged to operations (rather than capitalized) for the period from September 14, 2000 to December 31, 2000 because they were internal costs related to the acquisition.

    Goodwill Amortization.  In connection with Thayer-BLUM's acquisition of K*TEC, goodwill of $79.1 million was recorded. Goodwill is being amortized over 30 years beginning on the October 10, 2000 acquisition date. The goodwill amortization of $0.6 million for the period from September 14, 2000 to December 31, 2000 was solely attributable to the amortization of goodwill arising from Thayer-BLUM's October 2000 acquisition of K*TEC.

    Interest Expense.  K*TEC did not have any debt financing prior to the October 2000 acquisition by Thayer-BLUM. In connection with Thayer-BLUM's acquisition, Kent provided financing of $62.2 million that accrued interest at 10.0%. The total interest cost incurred for the period from September 14, 2000 to December 31, 2000 was $1.3 million.

  Period from April 2, 2000 to October 9, 2000 Compared to Six Months Ended October 2, 1999

    Net Sales.  Net sales increased $96.2 million, or 80.8%, from $119.0 million for the six months ended October 2, 1999 to $215.2 million for the period from April 2, 2000 to October 9, 2000. This increase was primarily due to increased sales to customers in the telecommunications, networking and semiconductor capital equipment industries during the period from April 2, 2000 to October 9, 2000. In particular, sales to Applied Materials increased from $29.1 million for the six months ended October 2, 1999 to $96.8 million for the period from April 2, 2000 to October 9, 2000. Additionally, a portion of the increase in net sales between these periods is attributable to the extra nine days in the 2000 period, which accounted for $9.0 million in net sales.

    Gross Profit (Loss).  K*TEC's gross profit increased $9.9 million, or 148.2%, from a gross profit of $6.7 million for the six months ended October 2, 1999 to a gross profit of $16.6 million for the period from April 2, 2000 to October 9, 2000. Similarly, gross profit as a percentage of net sales increased from 5.6% of net sales for the six months ended October 2, 1999 to 7.7% of net sales for the period from April 2, 2000 to October 9, 2000. This increase was primarily due to improved capacity utilization, which resulted in improved profitability as fixed costs were spread over an 80.8% higher level of net sales for the period from September 14, 2000 to December 31, 2000.

    Selling, General and Administrative Expenses.  SG & A expenses increased $5.9 million, or 98.7%, from $6.0 million for the six months ended October 2, 1999 to $11.9 million for the period from April 2, 2000 to October 9, 2000. The increase in SG & A expense for the period from April 2, 2000 to October 9, 2000 was primarily attributable to charges for bad debts of $2.1 million, increased sales commissions, and costs associated with an increase in the number of administrative employees during this period. Upon the award of the February 2000 contract with Applied Materials, K*TEC began to hire additional employees to accommodate the anticipated administrative burden associated with the large increase in sales that was expected from Applied Materials, as well as new business from other customers. The provision for bad debts was necessary primarily due to a deterioration in the aging of trade receivables during 2000 and to reflect charges for uncollectible accounts related to disengaged customers.

  Year End April 3, 1999 Compared to Year Ended April 1, 2000

    Net Sales.  Net sales increased $75.1 million, or 43.1% from $174.3 million for the year ended April 3, 1999 to $249.4 million for the year ended April 1, 2000. The increase in sales for the 2000 fiscal year was primarily due to increased orders from K*TEC's two principal customers as their business expanded. These two customers accounted for over $70.0 million of the $75.1 million increase. The increased sales from these two customers was partially offset by the loss of customers in the computer and oilfield services industries that accounted for approximately $25 million in net sales during 1999.

    Gross Profit (Loss).  K*TEC's gross profit increased $13.4 million from a gross profit deficit of $0.5 million for the year ended April 3, 1999 to a gross profit of $12.9 million for the year ended April 1, 2000. The improvement in 2000 was primarily attributable to increased plant utilization and manufacturing and purchasing efficiencies. During 1998, K*TEC completed phase two of construction at its Sugar Land, Texas facility, which added approximately 220,000 square feet of manufacturing capacity that was dedicated to printed circuit board assembly operations. During the year ended April 3, 1999, K*TEC was not able to increase sales to take advantage of this expanded facility, which resulted in the $0.5 million gross profit deficiency for the year ended April 3, 1999.

    Selling, General and Administrative Expenses.  SG & A expenses increased $1.1 million or 9.5%, from $11.6 million for the year ended April 3, 1999 to $12.7 million for the year ended April 1, 2000. The increase was primarily attributable to an increase in compensation and benefits costs and sales commissions.

Liquidity and Capital Resources

    Thayer-BLUM's working capital at September 30, 2001 totaled $76.0 million compared to $144.4 million at December 31, 2000. At September 30, 2001, borrowings on K*TEC's revolving credit facility were approximately $40.0 million. At November 30, 2001, borrowings on K*TEC's revolving credit facility were approximately $33.4 million, and, after giving effect to a November 7, 2001 amendment to its credit facility, K*TEC had approximately $6.2 million of borrowing availability.

    Cash Flows from Operating Activities.  Net cash provided by operating activities for the first nine months of 2001 was $5.6 million, compared to net cash used by operating activities of $33.7 million in the first nine months of 2000. The difference between Thayer-BLUM's net loss of $40.5 million in the first nine months of 2001 and the positive cash flow of $5.6 million was primarily attributable to a $45.5 million decrease in trade receivables, a $53.4 million decrease in inventories, $14.5 million of depreciation and amortization expense and a $5.6 million non-cash inventory reserve, partially offset by a $48.5 million decrease in accounts payable and a $27.7 million decrease in other accrued liabilities.

    Days sales outstanding (based on annualized net sales for the nine months ended September 30, 2001 and net trade receivables outstanding on that date) decreased to 36 days for the nine months ended September 30, 2001, compared to 64 days for the comparable period of 2000. Days sales outstanding for the first nine months of 2001 were affected favorably by the settlement and collection of trade receivables from K*TEC's largest customer that had been outstanding since the end of 2000, as well as increased collection success with many of K*TEC's customers.

    Inventories decreased 42.2% to $69.2 million at September 30, 2001, compared to $119.6 million at December 31, 2000. For the nine months ended September 30, 2001, inventory turns (i.e., annualized net sales divided by period end inventory) amounted to 3.9 times per year. This compares to 2.9 times for the nine months ended September 30, 2000. During 2000, K*TEC was required to increase inventory levels significantly to meet the increased level of business with new and existing customers in 2000. This rapid growth resulted in inefficiencies as K*TEC's materials group tried to ensure that adequate materials would be available to meet demand. During 2001, K*TEC experienced the opposite situation where orders were being deferred as reflected by K*TEC's declining sales levels each quarter. This contraction has given K*TEC's materials organization the opportunity to reduce inventory levels in 2001 which contributed to the improvement in inventory turns in 2001 compared to 2000.

    Cash Flows from Investing Activities.  Net cash used by investing activities was $9.1 million in the first nine months of 2001, compared to $4.6 million in the first nine months of 2000. The 2001 cash flow includes $8.6 million of capital expenditures, primarily for new manufacturing equipment.

    Cash Flows from Financing Activities.  Net cash used by financing activities was approximately $30.3 million in the first nine months of 2001, compared to cash provided by financing activities of $38.3 million in the first nine months of 2000. The 2001 cash flow reflects a $20.0 million distribution by Thayer-BLUM Funding II to its member, Thayer-BLUM Funding III, as well as $4.5 million of debt issuance costs.

    On January 26, 2001, K*TEC entered into a new credit agreement with Citicorp USA to refinance the $50.0 million acquisition note payable to Kent and to provide financing for working capital and expansion. As of September 30, 2001, K*TEC was not in compliance with certain covenants under the credit agreement related to the timely delivery of audited financial statements. On November 7, 2001, K*TEC obtained a waiver for the covenant violations through March 31, 2002 and, upon consummation of the combination, this waiver will become permanent. In conjunction with the waiver, the credit agreement was amended to provide for a $60.0 million (with an increase up to $100.0 million upon consummation of the combination) revolving line of credit maturing on the earlier of March 31, 2005 or the third anniversary of the consummation of the combination. Borrowings under the amended credit facility currently bear interest at the prime rate plus 2.00 percent for "Base Rate" borrowings and the LIBOR rate plus 3.25 percent for "LIBOR Rate" borrowings. Total borrowings are subject to limitation based on a percentage of eligible accounts receivable, inventories, real estate and equipment. The credit agreement also requires compliance with certain financial and non-financial covenants. The credit agreement also limits or prohibits K*TEC from paying dividends, incurring additional debt, selling significant assets or merging with other entities without the consent of the lenders. Substantially all of K*TEC's assets are pledged as collateral for outstanding borrowings.

    K*TEC's management team believes adequate capital resources exist to fund working capital and other cash requirements for the next 12 months.

Impact of Recently Issued Accounting Standards

    In July 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 141 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

    The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001. The provisions also apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. The provisions of Statement No. 142 are required to be adopted beginning in the first quarter of 2002. Goodwill and intangible assets acquired after June 30, 2001, are already subject to the amortization provisions of Statement No. 142.

    The effect of these Statements on K*TEC will be (1) the elimination of the straight-line amortization of the goodwill that resulted from Thayer-BLUM's October 10, 2000 purchase of K*TEC, which is currently being amortized over 30 years, and (2) the requirement to begin testing goodwill and other intangible assets for impairment at least on an annual basis. Because of the extensive effort needed to comply with the adoption of Statements 141 and 142, it is not currently practicable to estimate with specificity the impact of adopting these Statements on K*TEC's consolidated financial statements. We may recognize transitional impairment losses of up to the entire carrying value of K*TEC's goodwill in the first quarter of 2002 upon the initial application of these Statements. Such losses will be accounted for as the cumulative effect of a change in accounting principle.

    In August 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Management does not believe the initial application of Statement 143 will have a significant impact on K*TEC's consolidated financial statements.

    In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which replaces FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. Statement 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Statement 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. Management does not believe the initial application of Statement 144 will have a significant impact on K*TEC's consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

    The interest rate on K*TEC's credit agreement with Citicorp bears interest at a rate based either on the prime rate or LIBOR rates, plus applicable margins. Therefore, as interest rates fluctuate, K*TEC may experience changes in interest expense that could impact financial results. K*TEC has not entered into any interest rate swap agreements, or similar instruments, to protect against the risk of interest rate fluctuations. Assuming outstanding borrowings of $60.0 million, if interest rates were to increase or decrease by 1%, the result would be an annual increase or decrease in interest expense of approximately $0.6 million under this loan.

LEGAL MATTERS

    The validity of the Suntek common stock to be issued in connection wit the combination will be passed upon by Greenberg Traurig, LLP, Phoenix, Arizona, counsel to EFTC and Suntek.

EXPERTS

    The balance sheet of Suntek Corporation as of September 30, 2001 has been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and schedule of EFTC Corporation and subsidiaries as of December 31, 1999 and 2000 and for each of the years in the three-year period ended December 31, 2000 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and schedule of K*TEC as of April 1, 2000 and for each of the two years in the period ended April 1, 2000, and the period from April 2, 2000 through October 9, 2000, which are included in this proxy statement/prospectus and elsewhere in the registration statement, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements and schedule of Thayer-BLUM Funding II as of December 31, 2000 and for the period September 14, 2000 (inception) through December 31, 2000, which are included in this proxy statement/prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

    EFTC files annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission, or the SEC. In addition, Suntek has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the common stock offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Suntek and the common stock offered by this proxy statement/prospectus, refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this proxy statement/prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; refer in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement of the type referred to in the preceding sentence is qualified in all respects by reference to the exhibit.

    You may read and copy any document filed by EFTC or Suntek at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. These SEC filings are also available to the public at the SEC's web site at "www.sec.gov".

    This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth in this proxy statement/prospectus or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to EFTC was provided by EFTC and the information contained in this proxy statement/prospectus with respect to K*TEC was provided by K*TEC.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    All statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this proxy statement/prospectus (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words) and all statements that are not statements of historical fact constitute forward-looking statements. Actual results, performance or events may differ materially from those contained in the forward-looking statements for a variety of reasons, including, but not limited to, risks related to the realization of anticipated revenues, profitability and synergies of the proposed combination, trends affecting the growth of EFTC, K*TEC and Suntek and other risks and uncertainties described in "Risk Factors."

    In addition, as it relates to EFTC, this proxy statement/prospectus contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

INDEX TO FINANCIAL STATEMENTS

Page(s)
Suntek Corporation:
Independent auditor's report of KPMG LLP	F-3
Balance sheet as of September 30, 2001	F-4
Notes to balance sheet as of September 30, 2001	F-5 to F-6
EFTC Corporation and Subsidiaries:
Independent auditor's report of KPMG LLP	F-7
Consolidated balance sheets as of December 31, 1999 and 2000, and September 30, 2001 (unaudited)	F-8
Consolidated statements of operations for the years ended December 31, 1998, 1999 and 2000, and the nine months ended September 30, 2000 (unaudited) 2001 (unaudited)	F-9
Consolidated statements of shareholders' equity for the years ended December 31, 1998, 1999 and 2000, and the nine months ended September 30, 2001 (unaudited)	F-10
Consolidated statements of cash flows for the years ended December 31, 1998, 1999 and 2000, and the nine months ended September 30, 2000 (unaudited) and 2001 (unaudited)	F-11 to F-12
Notes to consolidated financial statements	F-13 to F-34
K*TEC Electronics Holding Corporation (a wholly owned subsidiary of Kent Electronics Corporation) and Subsidiaries:
Independent auditor's report of Grant Thornton LLP	F-35
Consolidated balance sheet as of April 1, 2000	F-36
Consolidated statements of operations for the fiscal years ended April 3, 1999 and April 1, 2000, the period April 2, 2000 through October 9, 2000, and the nine months ended September 30, 2000 (unaudited)	F-37
Consolidated statement of parent's investment for the fiscal years ended April 3, 1999 and April 1, 2000, and the period April 2, 2000 through October 9, 2000	F-38
Consolidated statements of cash flows for the fiscal years ended April 3, 1999 and April 1, 2000, the period April 2, 2000 through October 9, 2000, and the nine months ended September 30, 2000 (unaudited)	F-39
Notes to consolidated financial statements	F-40 to F-49
Thayer-BLUM Funding II, L.L.C. and Subsidiary:
Report of independent public accountants of Arthur Andersen LLP	F-50
Consolidated balance sheets as of December 31, 2000 and September 30, 2001 (unaudited)	F-51
Consolidated statements of operations for the period September 14, 2000 (inception) through December 31, 2000, and for the nine months ended September 30, 2001 (unaudited)	F-52
Consolidated statements of member's equity for the period September 14, 2000 (inception) through December 31, 2000, and for the nine months ended September 30, 2001 (unaudited)	F-53

F–1

Consolidated statements of cash flows for the period September 14, 2000 (inception) through December 31, 2000, and for the nine months ended September 30, 2001 (unaudited)	F-54
Notes to consolidated financial statements	F-55 to F-66
Pro Forma Combined Financial Statements:
Introduction	F-67
Balance sheet as of September 30, 2001	F-68
Statement of operations for the nine months ended September 30, 2001	F-69
Statement of operations for the year ended December 31, 2000	F-70
Notes to pro forma combined financial statements	F-71 to F-73

F–2

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Suntek Corporation:

    We have audited the accompanying balance sheet of Suntek Corporation (formerly known as Express EMS Corporation and a wholly owned subsidiary of EFTC Corporation) as of September 30, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Suntek Corporation as of September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Phoenix, Arizona
October 1, 2001, except as to note 5 which is as of
    October 31, 2001

F–3

SUNTEK CORPORATION

(A Wholly Owned Subsidiary of EFTC Corporation)

BALANCE SHEET

September 30, 2001

Assets	$—

Liabilities and Shareholder's Equity
Liabilities	$—

Shareholder's equity:
Preferred stock, $.01 par value, authorized 10,000,000 shares; no shares issued and outstanding	—
Common stock, $.01 par value, authorized 50,000,000 shares; 100 shares issued and outstanding	1
Additional paid-in capital related to common stock	99
Less: subscription receivable	(100)

Total shareholder's equity	—

$—

The Accompanying Notes are an Integral Part of This Balance Sheet.

F–4

SUNTEK CORPORATION

(A Wholly Owned Subsidiary of EFTC Corporation)

NOTES TO BALANCE SHEET

SEPTEMBER 30, 2001

1.  Nature of Business

    Suntek Corporation (the "Company"), a Delaware Corporation, formerly known as Express EMS Corporation (see Note 5), was formed on May 2, 2001. The Company is a wholly owned subsidiary of EFTC Corporation ("EFTC"). The Company was formed for the purpose of carrying out the merger discussed in Note 3. The Company accepted the subscription for 100 shares of its common stock, par value $.01 per share, from EFTC, such shares to be issued upon payment to the Company of cash in the amount of $100, or $1.00 per share.

2.  Significant Accounting Policies

  Basis of Presentation

    The balance sheet of the Company has been prepared on the accrual basis of accounting. For the period May 2, 2001 through September 30, 2001, the Company had no operating activities.

3.  Merger Agreement

    On May 2, 2001, the Company; EFTC; K*TEC Electronics Holding Corporation, formerly known as K*TEC Electronics Corporation ("K*TEC"); and Thayer-Blum Funding II, L.L.C. ("TBF II"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for, among other things, the merger of two wholly owned subsidiaries of the Company with and into EFTC and K*TEC, respectively. As of September 30, 2001, the Company had not formed these subsidiaries.

    EFTC is a publicly held electronic manufacturing services company based in Phoenix, Arizona. K*TEC is a privately held electronic manufacturing services company based in Sugar Land, Texas. K*TEC is 100% owned by TBF II, an affiliate of Thayer-BLUM Funding L.L.C. ("TBF"), EFTC's principal shareholder. TBF currently controls approximately 78% of the outstanding voting stock of EFTC. A special committee comprised of EFTC's independent directors negotiated the terms of the Merger Agreement on behalf of the minority shareholders of EFTC.

    On May 3, 2001, the parties to the Merger Agreement agreed to substitute TBF II as a party to the K*TEC Merger (as such term is defined in the Merger Agreement). Such substitution is reflected in the Amended and Restated Agreement and Plan of Merger dated as of May 3, 2001 by and among the Company, EFTC, K*TEC, and TBF II (the "Amended and Restated Merger Agreement").

    In connection with the signing of the Merger Agreement, the Company entered into a stockholder agreement, as amended (the "Stockholder Agreement"), with EFTC, TBF, and TBF II. Pursuant to the Stockholder Agreement, TBF agreed to vote all its shares of EFTC's common stock in favor of the business combination.

    Pursuant to the Amended and Restated Merger Agreement, the Company is required to form two new wholly owned subsidiaries, which will merge with and into EFTC and TBF II, respectively. Following completion of the transactions, EFTC and TBF II will be wholly owned subsidiaries of the Company, whose common stock is expected to be traded on the Nasdaq National Market. Based upon the Amended and Restated Merger Agreement's exchange ratios, it is expected that the owner of TBF II will receive approximately 56% of the Company's common stock, while EFTC's current shareholders will receive approximately 44% of the shares of the Company's common stock. Following

F–5

consummation of the proposed business combination, TBF and its affiliates are expected to own approximately 90% of the outstanding common stock of the Company.

    Consummation of the proposed business combination is subject to a number of closing conditions. Consequently, there can be no assurance that the business combination will be consummated. If the merger is consummated, management expects that it will be accounted for as a reorganization of entities under common control.

4.  Capital Stock

    The Company has the authority to issue a total of sixty million shares, consisting of (i) fifty million shares of common stock, $0.01 par value per share (the "Common Stock"), and (ii) ten million shares of preferred stock, $0.01 par value per share (the "Preferred Stock").

    Preferred Stock.  The Company's Board of Directors may authorize the issuance of the Preferred Stock as a class, in one or more series, having a number of shares, designations, dividend rights, redemption or exchange rights, relative voting rights, and other preferences and limitations that the Board of Directors fixes without any stockholder approval. No shares of Preferred Stock have been issued.

    Common Stock.  The voting, dividend, and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of Preferred Stock. The holders of Common Stock are entitled to one vote for each share of Common Stock on matters submitted to a vote of common stockholders, voting together as a single class, subject to the right to a separate class vote in certain instances required by law.

5.  Subsequent Event

    On October 31, 2001, the Company changed its name from Express EMS Corporation to Suntek Corporation.

F–6

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
EFTC Corporation:

    We have audited the accompanying consolidated balance sheets of EFTC Corporation and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EFTC Corporation and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Denver, Colorado
January 31, 2001

F–7

EFTC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Amounts)

	December 31,
			September 30, 2001
	1999	2000
			(Unaudited)
ASSETS
Current Assets:
Cash and equivalents	$716	$43	$70
Trade receivables, net of allowance for doubtful accounts of $3,689, $1,671 and $2,805 (unaudited), respectively	26,094	42,270	24,070
Receivable from sale of assets	—	500	—
Income taxes receivable	2,106	—	—
Inventories	60,167	82,220	66,068
Prepaid expenses and other	2,795	1,380	1,360

Total Current Assets	91,878	126,413	91,568

Property, Plant and Equipment, at cost:
Leasehold improvements	2,797	4,249	5,877
Buildings and improvements	1,172	2,127	2,124
Manufacturing machinery and equipment	16,496	15,432	15,475
Furniture, computer equipment and software	12,726	13,149	16,030

Total	33,191	34,957	39,506
Less accumulated depreciation and amortization	(9,614)	(14,581)	(18,043)

Net Property, Plant and Equipment	23,577	20,376	21,463

Intangible and Other Assets:
Goodwill, net of accumulated amortization of $758, $1,025 and $1,226 (unaudited), respectively	7,264	6,997	6,796
Intellectual property, net of accumulated amortization of $699, $2,403 and $2,715 (unaudited), respectively	4,289	2,585	1,947
Debt issuance costs, net of accumulated amortization of $97, $811 and $468 (unaudited), respectively	460	2,470	467
Deposits and other	3,661	731	724

Total Intangible and Other Assets	15,674	12,783	9,934

	$131,129	$159,572	$122,965

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$46,985	$39,944	$27,663
Outstanding checks in excess of cash balances	—	5,471	210
Accrued compensation and benefits	4,993	7,463	6,585
Other accrued liabilities	8,650	1,498	1,954
Current maturities of long-term debt—related party	5,018	—	—

Total Current Liabilities	65,646	54,376	36,412
Long-term Liabilities:
Long-term debt, net of current maturities:
Banks	33,184	28,559	—
Convertible Notes, including accrued interest	—	59,093	—
Related parties	4,792	3,000	—
Other	6,229	339	165

Total Liabilities	109,851	145,367	36,577

Commitments and Contingencies (Notes 8 and 11)
Shareholders' Equity:
Preferred stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 14,233 shares of Series B Convertible Preferred Stock at December 31, 2000	—	14,683	—
Common stock, $.01 par value. Authorized 75,000,000 shares; issued and outstanding 15,543,489, 15,933,489 and 48,243,632 (unaudited) shares, respectively	155	159	482
Additional paid-in capital related to common stock	91,992	93,222	167,475
Settlement obligation to issue 910,000 shares of common stock	—	2,303	2,303
Deferred stock compensation cost	—	(280)	(224)
Accumulated deficit	(70,869)	(95,882)	(83,648)

Total Shareholders' Equity	21,278	14,205	86,388

	$131,129	$159,572	$122,965

The Accompanying Notes Are an Integral Part of These Consolidated Financial Statements.

F–8

EFTC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars In Thousands, Except Per Share Amounts)

	Year Ended December 31,			Nine Months Ended September 30:
	1998	1999	2000	2000	2001
				(Unaudited)	(Unaudited)
Net Sales	$226,780	$221,864	$327,444	$225,751	$289,409
Cost of Goods Sold	200,581	229,892	311,485	218,950	259,164

Gross profit (loss)	26,199	(8,028)	15,959	6,801	30,245
Operating Costs and Expenses:
Selling, general and administrative expenses	22,838	25,389	23,926	18,874	13,740
Recapitalization and merger transaction costs	1,048	—	5,336	5,303	1,113
Severance, retention, closure and relocation costs	200	300	4,579	3,090	—
Impairment of long-lived assets	3,342	2,822	1,662	1,662	—
Goodwill amortization	1,564	1,133	267	201	201
Litigation settlement	—	6,400	—	—	—

Total operating costs and expenses	28,992	36,044	35,770	29,130	15,054

Operating income (loss)	(2,793)	(44,072)	(19,811)	(22,329)	15,191
Other Income (Expense):
Interest expense	(4,312)	(6,516)	(9,556)	(7,265)	(3,310)
Gain (loss) on sale of assets	400	(20,880)	4,369	4,351	781
Other, net	(104)	(55)	(15)	(14)	23

Income (loss) before income taxes	(6,809)	(71,523)	(25,013)	(25,257)	12,685
Income Tax Benefit (Expense)	2,631	(2,180)	—	—	(451)

Net income (loss)	$(4,178)	$(73,703)	$(25,013)	$(25,257)	$12,234

Net Income (Loss) Applicable to Common Shareholders:
Net income (loss)	$(4,178)	$(73,703)	$(25,013)	$(25,257)	$12,234
Pro forma adjustment to income taxes	(317)	—	—	—	—
Accrued dividends related to preferred stock	—	—	(450)	(131)	(550)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	(2,022)	(2,022)	—

Basic earnings per share computation	(4,495)	(73,703)	(27,485)	(27,410)	11,684
Accrued dividends related to preferred stock	—	—	—	—	550
Interest on convertible debt	—	—	—	—	2,217

Diluted earnings per share computation	$(4,495)	$(73,703)	$(27,485)	$(27,410)	$14,451

Net Income (Loss) Per Share Applicable to Common Shareholders:
Basic	$(0.31)	$(4.74)	$(1.72)	$(1.75)	$0.37

Diluted	$(0.31)	$(4.74)	$(1.72)	$(1.75)	$0.30

Number of Shares Used for Computation:
Basic	14,730,000	15,543,000	15,978,000	15,686,000	31,417,000

Diluted	14,730,000	15,543,000	15,978,000	15,686,000	48,495,000

The Accompanying Notes Are an Integral Part of These Consolidated Financial Statements.

F–9

EFTC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years Ended December 31, 1998, 1999 and 2000, and the Six Months Ended July 1, 2001

(Dollars in Thousands)

	Preferred Stock		Common Stock
					Additional Paid-in Capital	Settlement Obligation	Deferred Stock Compensation	Retained Earnings (Deficit)
	Shares	Amount	Shares	Amount					Total
Balances at December 31, 1997	—	$—	13,641,776	$136	$68,040	$—	$—	$7,045	$75,221
Conversion of notes payable to shareholders' equity	—	—	—	—	1,398	—	—	—	1,398
Issuance of common stock in secondary offering, net of costs of $3,500	—	—	1,770,000	18	21,314	—	—	—	21,332
Stock options and warrants exercised	—	—	131,213	1	512	—	—	—	513
Tax benefit from exercise of stock options	—	—	—	—	693	—	—	—	693
Termination of S Corporation tax status of pooled company	—	—	—	—	33	—	—	(33)	—
Net loss	—	—	—	—	—	—	—	(4,178)	(4,178)

Balances at December 31, 1998	—	—	15,542,989	155	91,990	—	—	2,834	94,979
Stock options exercised	—	—	500	—	2	—	—	—	2
Net loss	—	—	—	—	—	—	—	(73,703)	(73,703)

Balances at December 31, 1999	—	—	15,543,489	155	91,992	—	—	(70,869)	21,278
Fair value of warrants issued for services	—	—	—	—	536	—	—	—	536
Compensation cost related to stock options granted to employees	—	—	—	—	367	—	(367)	—	—
Amortization of deferred stock compensation cost	—	—	—	—	—	—	87	—	87
Conversion of exchangeable notes for preferred stock, net of issuance costs	14,233	14,233	—	—	(206)	—	—	—	14,027
Common stock issued in lawsuit settlement	—	—	390,000	4	983	—	—	—	987
Obligation to issue common stock in lawsuit settlement	—	—	—	—	—	2,303	—	—	2,303
Preferred stock dividend requirement	—	450	—	—	(450)	—	—	—	—
Net loss	—	—	—	—	—	—	—	(25,013)	(25,013)

Balances at December 31, 2000	14,233	14,683	15,933,489	159	93,222	2,303	(280)	(95,882)	14,205
Stock options exercised (unaudited)	—	—	83,800	1	217	—	—	—	218
Amortization of deferred stock compensation cost (unaudited)	—	—	—	—	—	—	56	—	56
Preferred stock dividend—requirement (unaudited)	—	550	—	—	(550)	—	—	—	—
Conversion of preferred stock to common stock (unaudited)	(14,233)	(15,233)	8,462,994	85	15,148	—	—	—	—
Conversion of Convertible Notes to common stock, net of debt issuance costs of $1,635 (unaudited)	—	—	23,763,349	237	59,438	—	—	—	59,675
Net income (unaudited)	—	—	—	—	—	—	—	12,234	12,234

Balances at September 30, 2001 (unaudited)	—	$—	48,243,632	$482	$167,475	$2,303	$(224)	$(83,648)	$86,388

The Accompanying Notes Are an Integral Part of These Consolidated Financial Statements.

F–10

EFTC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year Ended December 31,			Nine Months Ended September 30:
	1998	1999	2000	2000	2001
				(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$(4,178)	$(73,703)	$(25,013)	$(25,257)	$12,234
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	6,244	7,242	8,415	6,328	4,679
Amortization of debt issuance costs	241	1,147	901	743	368
Impairment of property, plant and equipment	3,342	2,822	1,662	1,662	1,153
Severance, retention, closure and relocation costs	363	319	1,323	584	(1,251)
Deferred income tax expense (benefit)	(4,859)	4,534	—	—	—
Accrued interest on exchangeable and convertible notes	—	—	5,326	4,043	2,217
Provision for excess and obsolete inventories	6,975	7,287	5,640	4,821	4,184
Provision for doubtful accounts receivable	600	5,091	1,033	596	385
Loss (gain) on sale of assets	(400)	20,880	(4,369)	(4,351)	(781)
Stock-based compensation and services expense	—	—	297	263	56
Changes in operating assets and liabilities, net of effects of purchase and sale of businesses:
Decrease (increase) in:
Trade receivables	(9,311)	(338)	(17,209)	(3,932)	17,815
Inventories	(21,667)	(8,899)	(35,612)	(43,760)	11,968
Income taxes receivable	(125)	(1,981)	2,106	2,106	—
Prepaid expenses and other	(2,289)	(843)	300	1,786	27
Increase (decrease) in:
Accounts payable	4,463	19,047	(7,041)	(5,443)	(12,281)
Accrued compensation and benefits	253	3,312	1,970	(946)	71
Other accrued liabilities	2,167	4,210	(7,255)	(6,478)	584

Net cash provided (used) by operating activities	(18,181)	(9,873)	(67,526)	(67,235)	41,428

Cash Flows from Investing Activities:
Proceeds from sale of assets, net of cash transferred	1,000	32,171	14,392	12,846	1,495
Payment of commissions on sale of division	—	—	(500)	(500)	—
Capital expenditures	(22,924)	(14,419)	(6,210)	(5,075)	(6,294)

Net cash provided (used) by investing activities	(21,924)	17,752	7,682	7,271	(4,799)

Cash Flows from Financing Activities:
Proceeds from long-term debt	16,865	153,157	392,902	296,706	291,153
Principal payments on long-term debt	(5,459)	(154,756)	(336,427)	(243,138)	(322,712)
Payments for debt issuance costs	—	(588)	(2,775)	(2,770)	—
Increase in outstanding checks in excess of cash balances	—	—	5,471	8,506	(5,261)
Proceeds from exercise of stock options and warrants	513	1	—	—	218
Issuance of common stock for cash, net of costs	21,332	—	—	—	—
Receipts (payments) under inventory financing arrangement	5,600	(5,600)	—	—	—

Net cash provided (used) by financing activities	38,851	(7,786)	59,171	59,304	(36,602)

Net increase (decrease) in cash and equivalents	(1,254)	93	(673)	(660)	27
Cash and Equivalents:
Beginning of period	1,877	623	716	716	43

End of period	$623	$716	$43	$56	$70

F–11

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$4,344	$5,320	$3,571	$2,797	$801

Cash received (paid) for income taxes	$(1,116)	$184	$2,106	$2,106	$(171)

Supplemental Schedule of Non-cash Investing and Financing Activities:
Issuance of 23,763,349 shares of common stock as a result of conversion of Convertible Notes	$—	$—	$—	$—	$61,309

Issuance of 8,462,994 shares of common stock as a result of conversion of Convertible Preferred Stock	$—	$—	$—	$—	$15,233

Issuance of preferred stock for exchangeable notes, net of debt issuance costs of $205	$—	$—	$14,027	$14,027	$—

Obligation to issue common stock in lawsuit settlement	$—	$—	$2,303	$2,303	$—

Issuance of 390,000 shares of common stock in connection with lawsuit settlement	$—	$—	$987	$987	$—

Proceeds from sale of assets placed in escrow account	$—	$—	$500	$500	$—

Stock options granted for deferred compensation	$—	$—	$367	$377	$—

Issuance of warrants to purchase common stock for debt issuance costs	$—	$—	$326	$326	$—

Conversion of capital lease for property, plant and equipment to an operating lease	$—	$10,240	$—	$—	$—

Conversion of notes payable to shareholders' equity	$1,398	$—	$—	$—	$—

The Accompanying Notes Are an Integral Part of These Consolidated Financial Statements.

F–12

EFTC CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, Except Per Share Amounts)

1. Nature of Business and Significant Accounting Policies

  Nature of Business

    EFTC Corporation (the "Company") is an independent provider of electronic manufacturing services to original equipment manufacturers. The Company focuses on high-mix solutions that target the aerospace, industrial controls and instrumentation, medical equipment, semiconductor capital equipment, networking and telecommunications equipment industries. The Company's manufacturing services consist of assembling complex printed circuit boards (using both surface mount and pin-through-hole technologies), cables, electro-mechanical devices and complete "box-build" products. High mix manufacturing involves processing printed circuit board assemblies in small-lots (up to 100 assemblies per production run) in a flexible manufacturing environment.

    The Company operates in one business segment and substantially all of its operations are conducted in the United States.

  Basis of Presentation

    The accompanying consolidated financial statements include the accounts of EFTC Corporation and its wholly-owned subsidiaries since the date of formation or acquisition, as described in Note 2. All intercompany balances and transactions have been eliminated in consolidation.

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The actual results could differ significantly from those estimates.

    The Company's consolidated financial statements are based on several significant estimates, including the allowance for doubtful accounts, the provision for excess and obsolete inventories, and the selection of estimated useful lives of intangible assets and property, plant and equipment.

  Interim Financial Statements (Unaudited)

    Effective January 1, 2001, the Company changed its interim financial reporting to end on the Sunday closest to the last day of each calendar quarter, except for the fourth quarter of each year which will continue to end on December 31st. The second quarter of 2001 ended on July 1, 2001. This change did not have a material effect on the comparability between the first six months of fiscal 2000 and 2001.

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in conformity with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. The unaudited consolidated financial statements should be read in conjunction with the accompanying audited financial statements and notes thereto.

F–13

  Cash and Equivalents

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

    Inventories are stated at the lower of cost (weighted average cost, which approximates the first-in, first-out method) or market. The Company evaluates inventory on hand, forecasted demand, contractual protections and net realizable values in order to determine whether an adjustment to the carrying amount of inventory is necessary. Groups of identifiable inventory are segregated by customer or category of inventory and the adjustment to carrying value for such groups are tracked separately. If the Company records a write-down to reduce the cost of inventories to market, such write-down is not subsequently reversed. Finished goods and work-in-process inventories include material, labor and manufacturing overhead.

  Financial Instruments

    The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of cash and equivalents, trade receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amount of bank debt approximates fair value due to the variable interest rate. Due to the complexity of the terms of the Senior Subordinated Convertible Notes described in Note 4, it is not practicable to estimate the fair value of this financial instrument.

  Revenue Recognition

    The Company recognizes revenue upon shipment of products and the transfer of title to customers, or when services are provided.

  Property, Plant and Equipment

    Property, plant and equipment are stated at cost. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of normal maintenance and repairs is charged to operating expenses as incurred. For the year ended December 31, 1998, the Company incurred interest costs of $4,762, of which $450 was capitalized for assets under construction. Upon disposal of an asset, the cost of the properties and the related accumulated depreciation are removed from the accounts, and any gains or losses are reflected in current operations. Leasehold improvements are amortized over the lesser of the life of the lease or the estimated life of the improvement. Depreciation is computed using the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	30 to 40
Manufacturing machinery and equipment	5 to 10
Furniture, computer equipment and software	3 to 7

F–14

For the years ended December 31, 1998, 1999 and 2000, the Company recognized depreciation and amortization expense of $4,548, $5,751 and $6,444, respectively.

  Goodwill and Other Intangible Assets

    Debt issuance costs are being amortized over the term of the related debt using the interest method. Goodwill is amortized using the straight-line method over 30 years. Intellectual property costs, consisting of circuit board assembly designs and specifications, are being amortized over periods ranging from 5 to 10 years using the straight-line method. For the years ended December 31, 1998, 1999 and 2000, the Company recognized amortization expense related to goodwill and intellectual property of $1,696, $1,491 and $1,971, respectively.

  Impairment of Long-Lived Assets

    The Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset, including goodwill and intellectual property costs, may not be recoverable. Assets held for sale are stated at the lower of the carrying value or fair value (net of costs to sell). Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows, excluding interest expense, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. The Company recognized provisions for impairment of long-lived assets of $3,342, $2,822 and $1,662 for the years ended December 31, 1998, 1999 and 2000, respectively. These provisions primarily related to the restructuring and relocation activities discussed in Note 9.

    At December 31, 2000, the net carrying value of goodwill of $6,997 relates to the 1997 acquisition of Current Electronics, which now comprises the Company's Northwest Division. Since this division is not held for sale, the Company evaluates the goodwill for impairment by considering historical and budgeted earnings trends for this division. The Company has adopted a policy that if the unamortized carrying amount of the goodwill exceeds projected undiscounted cash flows generated by this division before interest, an adjustment will be recorded to reduce the carrying amount to the net cash flows discounted at 15%.

  Income Taxes

    Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F–15

  Earnings Per Share

    Basic Earnings Per Share excludes dilution for potential common shares and is computed by dividing net income or loss applicable to common shareholders by the weighted average number of common shares outstanding for the period. For the computation of Basic Earnings Per Share, accrued dividends on preferred stock are deducted to arrive at net income or loss applicable to common stockholders. Diluted Earnings Per Share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For purposes of the weighted average share calculations, beginning on August 31, 2000 (the date the court approved the class action lawsuit settlement) the 1,300,000 shares required to be issued in the lawsuit settlement have been treated as issued and outstanding. As of December 31, 2000, the Company has not issued 910,000 of these shares, pending identification of the members of the "class" who will participate in the settlement. For each of the three years in the period ended December 31, 2000, Basic and diluted Earnings Per Share were the same since all potential common shares were antidilutive.

    As discussed in Note 7, the calculation of Earnings per Share for 2000 reflects adjustments for a beneficial conversion feature and accrued dividends for convertible preferred stock that was issued in the third quarter of 2000.

    Prior to the merger with the Company, the net income of Personal Electronics (see Note 2) was not subject to income taxes due to its tax status under Subchapter S of the Internal Revenue Code. For periods prior to the merger, Earnings Per Share has been presented on a pro forma basis to reflect the Company's 1998 net loss as if Personal Electronics had been a taxable entity subject to federal and state income taxes at the marginal tax rates applicable in such periods. Accordingly, the 1998 calculation of net loss applicable to common shareholders includes a pro forma income tax charge.

  Stock-based Compensation

    The Company accounts for stock-based compensation issued to employees using the intrinsic value method. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the quoted market price of the Company's common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the stock. Pro forma disclosures of net income (loss) and earnings per share are presented in Note 6 to reflect the impact on earnings if the Company had adopted the alternative method under Statement of Financial Accounting Standards No. 123, which prescribes the use of an option pricing model to determine the fair value of stock options.

    For fixed awards of stock options with pro rata vesting, the Company utilizes the attribution method described in FASB Interpretation No. 28.

  Reclassifications

    Certain reclassifications have been made to the 1998 and 1999 financial statements to conform to the presentation in 2000. These reclassifications had no effect on the previously reported net loss.

F–16

2. Business Combinations and Asset Acquisitions

    Personal Electronics.  On March 31, 1998, the Company acquired through merger, RM Electronics, Inc., doing business as Personal Electronics (Personal), in a business combination accounted for as a pooling of interests. The Company issued 1,800,000 shares of common stock in exchange for all of the outstanding common stock of Personal. Accordingly, the Company's consolidated financial statements were restated for all periods presented to combine the financial position, results of operations and cash flows of Personal with those of the Company.

    In connection with the acquisition, the Company incurred merger costs of $1,048, which were charged to operations in March 1998. Notes payable to shareholders of Personal of $1,398 were converted to shareholders' equity upon consummation of the merger.

    Asset Acquisitions.  In September 1998, the Company acquired the circuit card assembly operations of the Agfa Division of Bayer Corporation. The Company purchased inventory and equipment for approximately $6,000 and the parties entered into a long-term supply agreement for the manufacture of circuit card assemblies.

    During the period from August 1997 through February 1998, the Company completed two transactions with AlliedSignal, Inc. ("AlliedSignal") pursuant to which the Company acquired inventories and equipment located in Ft. Lauderdale, Florida and Tucson, Arizona, for an aggregate purchase price of approximately $19,000. In connection with these transactions, the Company entered into a long-term supply agreement with AlliedSignal for the production of circuit card assemblies. As discussed in Note 9, in 2000 the Tucson assets were sold to Honeywell and the Ft. Lauderdale facility was closed.

    In September 1998, the Company purchased manufacturing equipment for approximately $1,500 from AlliedSignal. In connection with this transaction, AlliedSignal agreed to amend the long-term supply agreement to include the production of circuit card assemblies at the Company's new facility in Ottawa, Kansas.

3. Inventories

    Inventories are summarized as follows:

	December 31,
			September 30, 2001
	1999	2000
			(Unaudited)
Purchased parts and completed sub-assemblies	$43,971	$65,905	$52,490
Work-in-process	13,317	14,284	8,329
Finished goods	2,879	2,031	5,249

	$60,167	$82,220	$66,068

For the years ended December 31, 1998, 1999 and 2000, the Company recognized charges to reflect excess and obsolete inventories of $6,975, $7,287 and $5,640, respectively.

F–17

4. Debt Financing

    Long-term debt consists of the following:

	December 31,
			September 30, 2001
	1999	2000
			(Unaudited)
Note payable to bank group under revolving line of credit, interest at the prime rate plus 0.5% (10.0% and 6.0% at December 31, 2000 and September 30, 2001, respectively), collateralized by substantially all assets, due March 2003	$—	$28,559	$—
Senior Subordinated Convertible Notes, interest at 8.875%, unsecured, due June 2006	—	59,093	—
Subordinated note payable to entity controlled by a director, interest at 10%, unsecured, due March 2004	5,000	3,000	—
Note payable to bank group under revolving line of credit, interest at the prime rate plus 2.25%, collateralized by substantially all assets, paid in March 2000	33,184	—	—
Note payable, net of discount of $90, to entity controlled by a director, interest at LIBOR plus 2%, unsecured, paid in March 2000	4,810	—	—

Total	42,994	90,652	—
Less current maturities	(5,018)	—	—

Long-term debt, less current maturities	$37,976	$90,652	$—

    Refinancing of Debt.  On March 30, 2000, the Company entered into a new credit agreement with Bank of America, N.A. to refinance the Company's revolving line of credit with the Company's previous lender. The new credit facility provides for a $45,000 revolving line of credit with a maturity date of March 2003. Initially, the interest rate is the prime rate plus .5%. Total borrowings are subject to limitation based on a percentage of eligible accounts receivable and inventories, and substantially all of the Company's assets are pledged as collateral for outstanding borrowings. The credit agreement requires compliance with certain financial and non-financial covenants. The credit agreement also limits or prohibits the Company from paying dividends, incurring additional debt, selling significant assets, or merging with other entities without the consent of the bank group. At December 31, 2000, the outstanding principal balance was $28,559 and the borrowing base calculation supported borrowings up to the maximum of $45,000 under the credit agreement.

    On March 30, 2000, the Company also repaid outstanding notes payable in the aggregate principal amount of $6,810 (net of discount) to entities controlled by a director of the Company. The Company incurred a fee of $150, due to the early retirement of this debt. The Company and the director amended the terms of the remaining outstanding debt to provide for a new unsecured note in the principal amount of $3,000 that bears interest at 10% and is due in March 2004.

    Recapitalization.  On March 30, 2000, the Company completed the first stage of a recapitalization transaction with Thayer-BLUM Funding, L.L.C. ("Thayer-BLUM Funding"), an entity formed by affiliates of Thayer Capital Partners ("Thayer") and BLUM Capital Partners ("BLUM"). The first stage

F–18

of the recapitalization involved the issuance of a total of $54,000 in Senior Subordinated Exchangeable Notes (the "March Exchangeable Notes"), which was closed on March 30, 2000. On July 14, 2000, the Company issued an additional $14,000 of Senior Subordinated Exchangeable Notes (the "July Exchangeable Notes") to Thayer-BLUM Funding in the second stage of the transaction. As described below, on August 23, 2000, the March and July Exchangeable Notes were exchanged for the Senior Subordinated Convertible Notes (the "Convertible Notes") and the Series B Convertible Preferred Stock (the "Series B Stock"), respectively.

    The recapitalization also involved a tender offer by Thayer-BLUM Funding that was completed on August 23, 2000 for 5,625,000 shares of the Company's outstanding common stock at a price of $4.00 per share. Upon completion of the final stage of the recapitalization, Thayer-BLUM Funding obtained the right to designate a majority of the members of the Company's board of directors and has the right to approve any significant financings, acquisitions and dispositions.

    The March and July Exchangeable Notes initially provided for an interest rate of 15% and were accompanied by warrants to purchase 3,093,154 shares of the Company's common stock at an exercise price of $.01 per share. However, since shareholders approved the issuance of the Convertible Notes and the Series B Stock and the tender offer was consummated, the warrants never became exercisable and expired. Accordingly, no value was assigned to the warrants in the accompanying consolidated financial statements.

    Upon receipt of shareholder approval, the March Exchangeable Notes were exchanged for the Convertible Notes. The Convertible Notes provide for interest at 8.875%, payable in kind, and may be converted into the Company's common stock at $2.58 per share, subject to adjustment. The July Exchangeable Notes were exchanged for Series B Convertible Preferred Stock, as discussed in Note 7.

    See Note 12 for discussion of Convertible Notes that were converted to common stock in May 2001.

    Aggregate Maturities.  Aggregate maturities of long-term debt, including accrued interest on the convertible notes, are as follows at December 31, 2000:

Year Ending December 31:
2003	$28,559
2004	3,000
2006	59,093

Total	$90,652

F–19

5. Income Taxes

    Income tax benefit (expense) for the years ended December 31, 1998, 1999 and 2000, is comprised of the following:

	1998	1999	2000
Current:
Federal	$(2,058)	$2,370	$—
State	(170)	(16)	—

	(2,228)	2,354	—

Deferred:
Federal	4,328	(4,039)	—
State	531	(495)	—

	4,859	(4,534)	—

Income tax benefit (expense)	$2,631	$(2,180)	$—

    Actual income tax benefit (expense) differs from the amounts computed using the federal statutory tax rate of 34%, as follows:

	1998	1999	2000
Income tax benefit at the statutory rate	$2,315	$24,318	$8,505
Increase (decrease) resulting from:
State income taxes	238	2,146	—
Amortization of non-deductible goodwill	(164)	(135)	(91)
S Corporation loss	317	—	—
Increase in valuation allowance	—	(28,462)	(8,250)
Other, net	(75)	(47)	(164)

Income tax benefit (expense)	$2,631	$(2,180)	$—

    At December 31, 2000, the Company has a net operating loss carryforward for Federal income tax purposes of approximately $63,000. If not previously utilized, this carryforward will expire in 2020. A portion of this net operating loss carryforward is subject to limitation of use as a result of the changes in ownership that occurred in 2000.

    At December 31, 2000, the Company also has a long-term capital loss carryforward of $6,467 that can be utilized to offset future capital gains. This carryforward expires in 2004.

    During 1999 and 2000, the Company provided a valuation allowance for all net deferred tax assets, including the net operating loss and capital loss carryforwards.

F–20

    At December 31, 1999 and 2000, the tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below:

	1999	2000
Deferred tax assets:
Accrued compensation, benefits and severance	$558	$2,039
Impairment of property, plant and equipment	844	830
State net operating loss carryforwards	900	5,823
Provision for settlement of litigation	2,368	—
Deferred liability on sale of division	925	—
Federal net operating loss carryforwards	8,695	21,394
Intangible assets	696	3,612
Capital loss carryforward	3,080	2,830
Allowance for doubtful accounts	1,890	719
Inventories	6,943	7,741
Other	3,186	3,244

Total deferred tax assets	30,085	48,232
Less valuation allowance	(28,462)	(45,888)

Net deferred tax assets	$1,623	$2,344

Deferred tax liabilities:
Amortization of intangible assets	$(622)	$(324)
Accelerated depreciation and other basis differences for property, plant and equipment	(1,001)	(2,020)

Total deferred tax liabilities	$(1,623)	$(2,344)

6. Stock-based Compensation

    Warrants.  At December 31, 2000, the Company has warrants outstanding for 614,066 shares of common stock at an exercise price of $2.56 per share. If not previously exercised, these warrants expire in December 2003. At December 31, 2000, the Company has warrants outstanding for 13,720 shares of common stock at an exercise price of $2.92 per share. If not previously exercised, these warrants expire in March 2002. The amounts shown for these warrants have been adjusted based on the anti-dilution provisions of the warrant agreements.

    All of the above warrants were granted to financial advisors in connection with the recapitalization discussed in Note 4. As required by Statement of Financial Accounting Standards No. 123, the Company estimated the fair value of these warrants using the Black-Scholes model. The assumptions for valuation of the warrants provided for volatility of 96%, a risk-free interest rate of 5.6%, and an expected life of 2.7 years, which resulted in a valuation of $536, of which $210 was charged to operations and $326 was recorded as debt issuance costs.

    Stock Options.  The Company has three stock option plans. The Equity Incentive Plan was adopted in 1997 and provides for the grant of non-qualified stock options, incentive stock options, stock

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appreciation rights, restricted stock and stock units. Substantially all employees are eligible under this plan, which provides that options may be granted for a maximum of 4,495,000 shares of common stock under this plan. These options generally vest 7 years after the grant date, but vesting may accelerate based on increases in the market price of the Company's common stock or upon a change of control of the Company. Effective December 31, 2000, the Company's Board of Directors agreed to accelerate vesting of all outstanding options under this plan, subject to continued employment and other terms of this plan. The acceleration of vesting resulted in a new measurement date but a compensation charge was not required since the options did not have any intrinsic value on the new measurement date. On December 31, 2000, the market price of the Company's common stock was $1.13 and the weighted average exercise price of the stock options was $5.42 per share. At December 31, 2000, approximately 3,027,000 shares were available for grant under the Equity Incentive Plan.

    The Non-employee Directors Plan was adopted in 1993 and provides for options to acquire shares of common stock to members of the Board of Directors who are not also employees. Options for a maximum of 300,000 shares may be granted under this plan, and the options generally vest over a 4-year period. At December 31, 2000, approximately 272,000 shares are available for grant under the Directors Plan.

    In August 2000, the Company's shareholders approved the 2000 Stock Option Plan, which provides that options for 5,000,000 shares of common stock may be granted under this plan. This plan provides for the grant of incentive and non-qualified options to employees, directors and consultants of the Company. At December 31, 2000, 2,419,000 shares were available for grant under the 2000 Stock Option Plan.

    At December 31, 2000, the Company also has nonqualified options outstanding for 278,369 shares. Effective December 31, 2000, the Company's Board of Directors agreed to accelerate vesting of these options, subject to continued employment and other terms of the options. The acceleration of vesting resulted in a new measurement date but a compensation charge was not required.

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6. Stock-based Compensation (Continued)

    The following summarizes activity related to all stock options for the three years ended December 31, 2000:

	Shares	Weighted Average Exercise Price
Outstanding, December 31, 1997	2,415,220	$10.37
Granted	2,578,892	9.82
Exercised	(275,016)	5.34
Canceled	(2,155,469)	14.46

Outstanding, December 31, 1998	2,563,627	7.01
Granted	1,222,263	4.13
Exercised	(500)	3.38
Canceled	(650,331)	7.59

Outstanding, December 31, 1999	3,135,059	5.77
Granted	2,797,015	2.62
Canceled	(1,576,332)	5.76

Outstanding, December 31, 2000	4,355,742	3.78

    The following table summarizes information about stock options outstanding at December 31, 2000:

Stock Options Outstanding
Exercise Prices				Stock Options Exercisable
Range	Weighted Average	Remaining Contractual Life (Years)	Number of Shares	Weighted Average Exercise Price	Number of Shares
$1.84 to $ 2.72	$2.62	8.4	2,760,000	$2.56	494,000
$2.88 to $ 4.31	$3.50	6.5	535,845	$3.50	532,720
$4.50 to $ 6.63	$5.21	5.9	503,850	$5.21	503,600
$7.50 to $ 9.88	$8.10	4.9	513,547	$8.10	513,547
$11.50 to $14.31	$13.51	7.4	42,500	$13.48	40,750

$1.84 to $14.31	$3.78	7.4	4,355,742	$5.02	2,084,617

    The Company utilizes the intrinsic value method to account for stock-based compensation. During 2000, the Company granted options with an intrinsic value of approximately $367 on the measurement date. This amount is reflected as deferred compensation cost in the accompanying statement of shareholders' equity and the related compensation expense is being charged to operations over the vesting period for the associated stock options. If compensation cost had been determined for all

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options granted subsequent to 1994, using the fair value method using an option pricing model, the Company's pro forma net loss and loss per share would have been as follows:

	Year ended December 31,
	1998	1999	2000
Net loss:
As reported	$(4,178)	$(73,703)	$(25,013)
Pro forma	$(6,645)	$(75,345)	$(28,633)
Loss per share—basic and diluted:
As reported	$(.31)	$(4.74)	$(1.72)
Pro forma	$(.45)	$(4.85)	$(1.95)

    The weighted average fair value of options granted for the years ended December 31, 1998, 1999 and 2000 was $4.42, $2.45, and $1.38, respectively. In estimating the fair value of options, the Company used the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year ended December 31,
	1998	1999	2000
Dividend yield	—	—	—
Expected volatility	100.0%	78.0%	98.5%
Risk-free interest rate	5.0%	5.4%	5.5%
Expected lives (years)	3.0	3.5	5.3

7. Shareholders' Equity

    Shareholder Rights Plan.  In January 1999, the Board of Directors approved a Shareholder Rights Plan and declared a dividend distribution of one right to purchase one one-thousandth of a share of a new series of junior participating preferred stock for each share of common stock of EFTC held. The distribution was made on February 25, 1999, to shareholders of record on that date.

    The Rights trade with the Company's common stock as a unit unless the Rights become exercisable upon the occurrence of certain triggering events relating to the acquisition of 15% or more of the Company's common stock by any person or group (the "Acquirer"). In certain events after the Rights become exercisable they will entitle each holder, other than the Acquirer, to purchase for $35 a number of shares of common stock having a market value of twice the Right's exercise price, or a number of the acquiring company's common shares having a market value at the time of twice the Right's exercise price. A shareholder would have one such right for each share of stock held at the time the rights become exercisable. The Company may amend the Rights or redeem the Rights at $0.001 per Right at any time prior to the Rights becoming exercisable. The Rights will expire in February 2009.

    In connection with the recapitalization discussed in Note 4, in March 2000 the Company's Board of Directors agreed to amend the Shareholder Rights Plan to exclude the recapitalization from being classified as a triggering event and, accordingly, the Rights did not become exercisable.

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    Preferred Stock.  In connection with the recapitalization discussed in Note 4, the Board of Directors authorized the issuance of a new series of preferred stock, designated Series B Convertible Preferred Stock (the "Series B Preferred Stock"). A total of 15,000 shares of Series B Preferred Stock are authorized for issuance. The Series B Preferred Stock accrues dividends, compounded quarterly, at 8.875% per annum on the liquidation preference, which is $1,000 per share plus accrued and unpaid dividends. Each share of Series B Preferred Stock may be converted into the Company's common stock at a conversion price of $1.80 per share, subject to adjustment. The Series B Preferred Stock is entitled to vote on all matters presented to holders of the Company's common stock on an "as converted" basis. Assuming that the Company's common stock is traded on the Nasdaq Stock Market and the Company is in compliance with all covenants under its debt agreements, the shares of Series B Preferred Stock will automatically convert into shares of common stock if the average high and low sales prices of the Company's common stock is above $7.50 per share for 45 consecutive trading days.

    Upon shareholder approval of the recapitalization on August 22, 2000, the July Exchangeable Notes held by Thayer-Blum Funding in the original principal amount of $14,000, plus accrued interest of $233 were exchanged for 14,233 shares of Series B Preferred Stock. As of December 31, 2000, accrued and unpaid dividends on the Series B Preferred Stock amounted to $450.

    Based on the $1.80 per share conversion price, the shares of Series B Preferred Stock were converted into 7,907,407 shares of common stock on August 23, 2000. In addition to these shares, Thayer-Blum Funding purchased 5,625,000 shares of Common Stock in a tender offer in connection with the recapitalization discussed in Note 4, which resulted in Thayer-Blum Funding obtaining voting control of 57.7% as of the completion of the recapitalization on August 23, 2000.

    The market price of the Company's common stock was in excess of the conversion price for the July Exchangeable Notes on the commitment date. The commitment date was July 14, 2000, the date when the investor agreed to the terms, funded the investment, and completed its performance obligations. Accordingly, the Company was required to include a deemed dividend of $2,022 related to the holders of the Series B Preferred Stock due to the existence of a "beneficial conversion feature" on the commitment date in the determination of net loss per share applicable to common shareholders.

    See Note 12 for a discussion of the conversion of the shares of Series B Preferred Stock to common stock in May 2001.

8. Related Party Transactions

    An investment-banking firm, of which a former director of the Company is the Managing Director, received a fee of $500 as a representative of the Company for the sale of the Services division in September 1999. This investment-banking firm also received a fee of $642 as a representative of Personal Electronics in connection with the Company's 1998 acquisition described in Note 2.

    As discussed in Note 4, the Company has entered into several debt agreements with entities that are affiliated with directors of the Company.

    In December 1998, the Company entered into a sale-leaseback transaction with a director of the Company. Manufacturing facilities in Newberg, Oregon and Tucson, Arizona were sold for $10,500 and leased back to the Company. Due to the Company's continuing financial interest in the facilities, the

F–25

transaction was accounted for as a financing transaction secured by the facilities with an imputed interest rate of 8.68%. The lease term is for 5 years with monthly payments of $90. No gain or loss from the sale was recorded. At the end of the initial lease term the Company had the option to buy the buildings back for $9,400. In May 1999, the lease was amended to eliminate the purchase option, which resulted in the re-characterization of the lease from a capital lease to an operating lease. Accordingly, the buildings and the related debt have been removed from the accompanying balance sheets. As discussed in Note 9, the Company subleased the Tucson facility to Honeywell in February 2000.

    The Company has entered into consulting agreements with individuals who are former officers and directors of the Company. The consulting agreements provide for aggregate monthly payments of approximately $40 through February 2002. The Company has also entered into an employment agreement with an officer and director that provides for monthly payments of $25 until expiration in December 2003. The employment agreement may be terminated prior to expiration but the Company would generally be required to pay severance benefits equal to one-year's salary. Additionally, the Company has entered into arrangements with an entity that is owned by a former director whereby an aggregate of $238 and $191 was paid for services rendered in 1999 and 2000, respectively.

    During 2000, the Company incurred management fees of $188 for services provided by a major shareholder.

9. Sale of Assets, Facility Closures, Recapitalization and Relocation Activities

    Since the fourth quarter of 1998, the Company has taken actions to increase capacity utilization through the closure of two facilities and the sale of substantially all of the assets at two other divisions. The Company has also relocated its corporate headquarters to improve efficiency and control costs, and has completed a recapitalization transaction. The aggregate results of operations (excluding interest expense and income taxes) related to these activities for the years ended December 31, 1999 and 2000 are summarized as follows:

	1999	2000
Net sales	$102,967	$11,935
Cost of goods sold	(109,203)	14,040

Gross profit (loss)	(6,236)	(2,105)
Selling, general and administrative	(11,372)	(2,580)
Recapitalization transaction costs	—	(5,336)
Severance, retention, closure and relocation costs	(300)	(4,579)
Impairment of long-lived assets	(2,681)	(1,662)
Goodwill amortization	(868)	—
Gain (loss) on sale of assets	(20,712)	4,357
Other, net	212	—

	$(41,657)	$(11,905)

    Management estimates that approximately $50,000 of the 1999 revenue and $10,000 of the 2000 revenue relates to customers who have agreed to transition the manufacture of their products to other

F–26

facilities owned by the Company. Presented below is a detailed description of the recapitalization transaction costs and each location that was impacted by significant asset sales, facility closures and relocation activities:

    Recapitalization Costs.  In connection with the Company's recapitalization in 2000, the Company incurred costs of $5,336 that were charged to operations for the year ended December 31, 2000. These costs included due diligence costs for legal, accounting and management consulting services of $2,130; financial advisory fees of $1,645; costs related to a Special Meeting of Shareholders and other costs of $811; and a fee paid to Thayer-BLUM Funding of $750.

    Headquarters Relocation.  In July 2000, the Company announced plans to relocate its corporate headquarters from Denver to Phoenix. Accordingly, management assessed the estimated useful lives of the assets located in Denver and determined that it was not practical to use certain assets at the Phoenix location. The Company also reevaluated the carrying value of intellectual property related to a customer whose business was expected to terminate by the end of 2000. The aggregate carrying value of the Denver assets and the intellectual property as of March 31, 2000 was $2,133. Accordingly, effective April 1, 2000, the estimated useful lives of these assets were shortened from approximately five years to nine months to coincide with the expected period that the assets would continue to be used in the business. This change in estimate resulted in an increase in depreciation and amortization (included in selling, general and administrative) expense of $1,931 ($.12 per share) for the year ended December 31, 2000, and the net book value of these assets was reduced to zero at the end of 2000.

    In connection with the Denver headquarters relocation and other changes in management in 2000, the Company incurred $4,579 for severance, retention, closure and relocation costs, consisting of $2,299 for severance and retention costs, $823 for the expected loss on subleasing the Denver facility, $608 for moving and relocation costs, $538 for recruiting fees, and $311 for other related costs.

    At December 31, 2000, all of these costs had been paid except for $1,181 of severance costs and the $823 provision related to the Denver sublease loss. Approximately $808 of the remaining severance costs relate to four individuals who were terminated in 2000 and will be paid through February 2002. With respect to the relocation of headquarters and changes in management, the Company terminated approximately 45 executive and administrative employees and paid $1,118 in termination benefits in 2000. The provision for loss on the sublease is expected to be paid through January 2005 when the Company's lease expires, and is included in other accrued liabilities in the accompanying 2000 balance sheet.

    During 2000, the Company recognized impairment expense related to software of $1,312, and computer equipment of $100 that EFTC decided to abandon in the headquarters relocation.

    Sale of Tucson Assets.  In December 1999, the Company commenced negotiations with Honeywell International, Inc. for the sale of inventory and equipment at the Company's facility located in Tucson, Arizona. On February 17, 2000, these assets were sold to Honeywell for a purchase price of $13,240. The Company was required to place $500 in an escrow account, resulting in net proceeds of $12,740. The $500 placed in escrow is required to be paid to the Company in February 2001 and is presented as a receivable from the sale of assets in the accompanying consolidated balance sheet as of December 31, 2000.

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    In connection with the agreement, Honeywell agreed to sublease the Tucson facility for at least 18 months at $32 per month, which is equal to the Company's lease commitment. Honeywell has the option to extend the term of the sublease until December 2003 when the Company's primary lease term expires. The Tucson facility is currently leased from a director of the Company as discussed in Note 8.

    The Company recognized a $1,200 impairment charge in 1999 related to property and equipment at the Tucson facility.

    Southeast Operations.  On September 30, 1999, the Company initiated a plan to consolidate and close its Southeast Operations in Fort Lauderdale, Florida. Exit costs of approximately $7,300 related to the closure were recognized in the third quarter of 1999 and approximately $3,931 of related charges were recognized in the fourth quarter. These aggregate costs and charges of approximately $11,231 included $700 for severance costs related to approximately 200 employees whose employment period ended by April 2000, the unpaid portion of which amounted to $682 at December 31, 1999 and is included in accrued compensation and benefits in the 1999 balance sheet. Approximately $400 of severance costs were included in cost of goods sold and approximately $300 was reflected in severance, retention, closure and relocation costs. The Company also recognized charges of $3,464 for excess and obsolete inventories and $3,667 for other items that are included in cost of goods sold in 1999, a charge of $1,000 for impairment of property and equipment that was not redeployed to other divisions, and an increase in the allowance for doubtful accounts of $2,400 that is included in selling, general and administrative expenses in 1999.

    The Company incurred additional charges in 2000 of $1,485 to cost of goods sold, including $393 for retention and relocation costs. During 2000 the Company also incurred additional selling, general and administrative expenses of $649, and $250 for impairment of excess equipment that was held for sale. At December 31, 2000, the carrying value of the equipment held for sale was $50, and the expected disposal date is by the fourth quarter of 2001. The closure was substantially complete in April 2000 and all costs have been paid as of December 31, 2000.

    Sale of Services Division.  On September 1, 1999, the Company sold substantially all of the assets of its Services Division for approximately $24,900, net of selling costs of $600 and the $2,500 Earn-out Contingency discussed below. The sale was part of the Company's efforts to improve liquidity and operating results. The Company recognized a loss of $20,565 primarily due to the write-off of $36,452 of unamortized goodwill that was directly associated with the original acquisition. In connection with the sale of this division, the Company also transferred cash of $469 and sold trade receivables of $3,276, inventories of $3,355, property, equipment and other assets of $4,365, and the buyer assumed liabilities of $2,452.

    In connection with this sale, the purchaser and the Company agreed to an Earn-out Contingency (the "EC"). Under the EC, if the earnings for the year ended August 31, 2000 related to the division sold are in excess of $4,455 ("Target Earnings"), the Company is entitled to an additional payment equal to three times the difference between the actual earnings and Target Earnings. If actual earnings were less than Target Earnings, the Company would have been required to refund an amount equal to three times the difference. The maximum amount that either party could be required to pay under the

F–28

EC is $2,500; accordingly, the Company recorded a liability for $2,500 of the consideration received in 1999 that was subject to the EC.

    Prior to the sale, the Company also recognized $400 for impairment of abandoned software related to this division, and additional provisions of $893 for inventory and $705 for receivables not transferred to the purchaser.

    In October 2000, the purchaser notified the Company that actual earnings exceeded Target Earnings by $619, resulting in a payment due the Company of $1,857. Accordingly, the Company recognized a gain of $4,357 in 2000 under the EC.

    Rocky Mountain Operations.  In the fourth quarter of 1998, management initiated a plan to consolidate and close its Rocky Mountain Operations in Greeley, Colorado. Costs of $9,250 related to the closing were charged to operations for the year ended December 31, 1998. Additional costs related to the closure of $2,391 were incurred through October 1999 when the facility was sold for $3,802. The restructuring involved the termination of approximately 140 employees of which 123 were manufacturing related and 17 administrative or indirect support personnel. Total severance and salaries of employees performing exit activities amounted to $463 of which $263 was included in cost goods sold and $200 in selling, general and administrative expenses in 1998. During 1998, the Company paid $100 of these costs and the remainder was paid in 1999.

    Inventory allowances of $5,445, which were included in cost of goods sold in 1998, were recorded to provide for future losses to be incurred related to disengaged customers that did not continue as customers of the Company. In addition, a provision of $3,342 was charged to operations in 1998 related to asset impairment for land, building and equipment. At December 31, 1999, all of the restructuring costs had been paid and no accrual was remaining related to these restructuring activities.

10. Business and Credit Concentrations

    The Company operates in the electronic manufacturing services segment of the electronics industry. Substantially all of the Company's customers are located in the United States. For the years ended December 31, 1998, 1999 and 2000, approximately 45%, 65% and 74%, respectively, of the Company's sales were derived from companies engaged in the aerospace industry. The Company has a policy to regularly monitor the credit worthiness of its customers and provide for uncollectible amounts if credit problems arise. Customers may experience financial difficulties, including those that may result from industry developments, which may increase bad debt exposure to the Company. In addition, the electronics manufacturing services industry has been experiencing component supply shortages which has impacted the Company's profitability in the past year. If this situation continues to deteriorate, the Company may experience reduced net sales and profitability in the future.

F–29

    Sales to significant customers as a percentage of total net sales for the years ended December 31, 1998, 1999 and 2000, were as follows:

	1998	1999	2000
AlliedSignal, Inc.	42.1%	46.1%	—
Honeywell, Inc.	3.3%	10.3%	72.7%

Pro Forma Combined	45.4%	56.4%	72.7%

    In December 1999, AlliedSignal and Honeywell completed their merger and the combined company was named Honeywell International, Inc. The pro forma disclosure above presents the customer concentration as if the merger had occurred on January 1, 1998.

    At December 31, 1999 and 2000, approximately 57% and 69%, respectively, of the Company's net trade receivables were due from Honeywell International, Inc. The Company does not require collateral to support trade receivables.

11. Commitments and Contingencies

    Operating Leases.  The Company has noncancelable operating leases for facilities and equipment that expire in various years through 2007. Lease expense under all operating leases amounted to $7,072, $9,471 and $10,169 for the years ended December 31, 1998, 1999 and 2000, respectively.

    At December 31, 2000, future minimum lease payments (excluding sublease rentals due from Honeywell International, Inc. discussed in Note 9) for operating leases are as follows:

Year Ending December 31:
2001	$7,680
2002	6,398
2003	5,668
2004	3,450
2005	2,297
After 2005	3,570

$29,063

    Employee Benefit Plan.  The Company has a 401(k) Savings Plan covering substantially all employees, whereby the Company matches 50% of an employee's contributions to a maximum of 2% of the employee's compensation. Additional profit sharing contributions to the plan are at the discretion of the Board of Directors. During the years ended December 31, 1998, 1999 and 2000, contributions by the Company to the Plan were approximately $391, $588 and $637, respectively.

    Legal Proceedings.  In September and October 1998, the Company and certain of its present and former directors and officers were named as defendants in lawsuits brought by certain shareholders claiming to represent classes of shareholders that purchased shares of the Company's common stock between April and August 1998. These class action complaints purported to present claims under

F–30

federal and state securities laws, seeking unspecified damages based on alleged misleading disclosures during the class period.

    In April 2000, the Company agreed to settle this litigation for approximately $6,400 and the settlement was recorded as of December 31, 1999. Under the settlement agreement, the Company transferred $3,100 to the class settlement fund in April 2000 and agreed to issue a total of 1,300,000 shares of its common stock to members of the class and their counsel once the procedures set forth in the settlement are completed. The estimated fair value of the 1,300,000 shares of common stock was $3,290. In addition to the $6.4 million of consideration from the Company, the Company's insurer contributed an additional $2.9 million to the settlement fund.

    A motion to approve the settlement was approved by the state court on August 31, 2000. To date the Company has issued 390,000 shares of common stock to plaintiff's counsel and will issue the remaining 910,000 shares with a fair value of $2,303 when the court completes its determination of the members of the class who are entitled to participate in the settlement. On September 29, 2000, the parties filed a motion in federal court to dismiss all claims with prejudice. See Note 12 for discussion of the November 2001 issuance of the remaining shares of common stock.

12. Subsequent Events (Unaudited)

    Management and Cross-Services Agreement.  On March 27, 2001, K*TEC and the Company executed a management and cross-services agreement whereby K*TEC and the Company agreed to provide certain services to each other while they continued to negotiate the business combination. Specifically, the Company agreed to provide certain management and other services to K*TEC, including advice and assistance to K*TEC's board in the development and execution of an operating and business plan and other services customarily provided by chief executive and chief financial officers. In exchange, K*TEC agreed to provide certain marketing, sales support and information technology services to the Company and to pay a $20 monthly fee to the Company in consideration of the management services provided by the Company to K*TEC.

    Merger Agreement.  On May 2, 2001, the Company; K*TEC Electronics Holding Corporation, formerly known as K*TEC Electronics Corporation ("K*TEC"); Thayer-Blum Funding II, L.L.C. ("TBF II"); and Suntek Corporation, formerly known as Express EMS Corporation, ("Parent"), a newly formed wholly owned subsidiary of the Company, entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for, among other things, the merger of two wholly owned subsidiaries of Parent with and into the Company and K*TEC, respectively. K*TEC is a privately held electronic manufacturing services company based in Sugar Land, Texas. K*TEC is 100% owned by TBF II, an affiliate of Thayer-BLUM Funding L.L.C. ("TBF"), the Company's principal shareholder. TBF currently controls approximately 78% of the outstanding voting stock of the Company. A special committee comprised of the Company's independent directors negotiated the terms of the Merger Agreement on behalf of the minority shareholders of the Company.

    On May 3, 2001, the parties to the Merger Agreement agreed to substitute TBF II as a party to the K*TEC Merger (as such term is defined in the Merger Agreement). Such substitution is reflected in the Amended and Restated Agreement and Plan of Merger dated as of May 3, 2001 by and among the Company, K*TEC, TBF II and Parent (the "Amended and Restated Merger Agreement").

F–31

    In connection with the signing of the Merger Agreement, the Company entered into a stockholder agreement, as amended (the "Stockholder Agreement"), with TBF, TBF II and Parent that required TBF to convert the Senior Subordinated Convertible Notes and the Series B preferred stock of the Company held by TBF into common stock on or before May 31, 2001. These conversions resulted in the issuance of approximately 32.2 million additional shares of common stock to TBF, which increased its voting control of the Company from 58% to approximately 78%. Pursuant to the Stockholder Agreement, TBF agreed to vote all its shares of the Company's common stock in favor of the business combination.

    Pursuant to the Amended and Restated Merger Agreement, Parent is required to form two new wholly owned subsidiaries, which will merge with and into EFTC and TBF II, respectively. Following completion of the transactions, the Company and TBF II will be wholly owned subsidiaries of Parent, whose common stock is expected to be traded on the Nasdaq National Market. Based upon the Amended and Restated Merger Agreement's exchange ratios, it is expected that the owner of TBF II will receive approximately 55% of Parent's capital stock, while the Company's current shareholders will receive approximately 45% of the shares. Following consummation of the proposed business combination, TBF and its affiliates are expected to own approximately 90% of the outstanding capital stock of Parent.

    Consummation of the proposed business combination is subject to a number of closing conditions. Consequently, there can be no assurance that the business combination will be consummated. If the merger is consummated, management expects that it will be accounted for as a reorganization of entities under common control.

    During the nine months ended September 30, 2001, the Company incurred transaction costs of $1,113 related to the proposed merger, primarily related to a fairness opinion and professional fees. Since the merger will be accounted for as a reorganization of entities under common control, the transactions costs are required to be charged to operations in the period incurred.

    Interim Earnings Per Share.  For the nine months ended September 30, 2001, Diluted Earnings Per Share gives effect to shares issuable prior to the May 31, 2001 conversion of the Company's Convertible Notes and Convertible Preferred Stock, using the if-converted method. Under the if-converted method, it is assumed that conversion occurred at the beginning of the period, and that the Company would not have been required to incur interest and dividends on the Convertible Notes and Convertible Preferred Stock, respectively.

    Presented below is the calculation of the number of shares used in the calculation of Diluted Earnings Per Share for the nine months ended September 30, 2001:

Basic Weighted Average Shares Outstanding	31,417,000
Shares related to Convertible Debt before conversion	12,585,000
Shares related to Preferred Stock before conversion	4,482,000
Options and warrants	11,000

Number of Shares Used in Computation	48,495,000

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    Stock options for approximately 4,396,000 shares exercisable at prices ranging from $2.59 per share to $14.31 per share were outstanding at September 30, 2001 but were not included in the computation of Diluted Earnings Per Share because the exercise price of the options was greater than the average market price of the Company's common stock during the nine months ended September 30, 2001.

    Issuance of Settlement Shares.  In November 2001, the Company issued the remaining 910,000 shares of its common stock in connection with the lawsuit settlement discussed in Note 11. As a result of the issuance of these shares, TBF's voting control of the Company was reduced from 78% to 77%.

    Additional Gain on Services Division.  As discussed in Note 9, the Company sold its Services Division in September 1999 and recognized a loss of $20,565. During 2000, the Company recognized a gain of $4,357 based on the outcome of an Earn-out Contingency. In the fourth quarter of 2000 we notified the purchaser of the Services Division that we believed we were entitled to a higher payment than the $1,857 that they computed. In April 2001, we entered into a settlement agreement with respect to the Earn-out calculation and received a final payment of $574.

    Impairment of Long-lived Assets.  During the nine months ended September 30, 2001, the Company recognized impairment of materials management software that we no longer intend to use for $305, equipment that will not be used upon relocation of a our Northeast facility for $308, intellectual property of $326 due to a customer notification that we will no longer manufacture the related products, and $214 for other assets no longer used in our business. The aggregate charge of $1,153 is included in cost of good sold since the assets were previously used in manufacturing operations.

    New Accounting Standards.  In July 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 141 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

    The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001. The provisions also apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later.

    The provisions of Statement No. 142 are required to be adopted by the Company beginning in the first quarter of 2002. Goodwill and intangible assets acquired after June 30, 2001, would be subject to the amortization provisions of this Statement immediately.

    The effect of these Statements on the Company will be the elimination of the amortization of goodwill which is currently being amortized over 30 years and the requirement to begin testing goodwill and other intangible assets for impairment at least on an annual basis. Because of the extensive effort needed to comply with the adoption of Statements 141 and 142, it is not currently practicable to estimate the impact of adopting these Statements on the Company's consolidated financial statements.

F–33

If such losses are required to be recognized upon the initial application of these Statements, they would be accounted for as the cumulative effect of a change in accounting principle.

    In August 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Management does not believe the initial application of Statement 143 will have a significant impact on the Company's consolidated financial statements.

    In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which replaces FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. Statement 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Statement 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. Management does not believe the initial application of Statement 144 will have a significant impact on the Company's consolidated financial statements.

13. Interim Financial Information (Unaudited)

    Presented below is selected unaudited quarterly financial information (in thousands):

	Year Ended December 31, 1999				Year Ended December 31, 2000
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales	$54,325	$54,690	$50,434	$62,415	$63,526	$75,944	$86,281	$101,693
Gross profit (loss)	6,141	1,857	(10,468)	(5,558)	1,329	(276)	5,767	9,139
Operating income (loss)	739	(3,708)	(21,258)	(19,845)	(8,460)	(10,242)	(3,627)	2,518
Net income (loss)	(329)	(2,994)	(44,130)	(26,250)	(10,100)	(13,028)	(2,129)	244
Net income (loss) per share applicable to common shareholders— Basic and Diluted	(.02)	(.19)	(2.84)	(1.69)	(.65)	(.84)	(.27)	—

F–34

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
K*TEC Electronics Holding Corporation:

    We have audited the accompanying consolidated balance sheet of K*TEC Electronics Holding Corporation (a wholly owned subsidiary of Kent Electronics Corporation) and subsidiaries as of April 1, 2000, and the related consolidated statements of operations, parent's investment, and cash flows for the fiscal years ended April 3, 1999 and April 1, 2000, and the period from April 2, 2000 through October 9, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of K*TEC Electronics Holding Corporation and subsidiaries as of April 1, 2000, and the consolidated results of their operations and their cash flows for the fiscal years ended April 3, 1999 and April 1, 2000, and the period from April 2, 2000 through October 9, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Houston, Texas
August 3, 2001

F–35

K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Kent Electronics Corporation)

CONSOLIDATED BALANCE SHEET

April 1, 2000
(Dollars in thousands)

ASSETS
Current Assets:
Cash and equivalents	$—
Trade receivables, net of allowance for doubtful accounts of $107	28,537
Inventories, net	78,934
Prepaid expenses and other	1,001
Deferred income taxes	2,622

Total Current Assets	111,094
Property, Plant and Equipment, at cost:
Land	3,178
Leasehold improvements	1,424
Buildings and improvements	24,667
Equipment, furniture and fixtures	76,042

Total	105,311
Less accumulated depreciation and amortization	(38,306)

Net Property, Plant and Equipment	67,005
Intangible and Other Assets:
Goodwill, net of accumulated amortization of $212	560

$178,659

LIABILITIES AND PARENT'S INVESTMENT
Current Liabilities:
Accounts payable	$25,306
Accrued compensation and benefits	2,375
Deferred revenue	3,083
Other accrued liabilities	2,135

Total Current Liabilities	32,899
Deferred Income Taxes	5,917

Total Liabilities	38,816
Commitments and Contingencies (Notes 4 and 7)	—
Parent's Investment	139,843

$178,659

The accompanying notes are an integral part of this consolidated financial statement.

F–36

K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Kent Electronics Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Fiscal Year Ended:		Period From April 2, 2000 Through October 9, 2000	Nine Months Ended September 30, 2000
	April 3, 1999	April 1, 2000
				(Unaudited)
Net Sales	$174,255	$249,402	$215,163	$276,605
Cost of Goods Sold	174,775	236,517	198,549	254,801

Gross profit (loss)	(520)	12,885	16,614	21,804
Operating Costs and Expenses:
Selling, general and administrative expenses	11,593	12,698	11,948	14,715
Goodwill amortization	19	19	9	14

Operating income (loss)	(12,132)	168	4,657	7,075
Other Income (Expense):
Gain (loss) on sale of equipment	109	(19)	—	(19)

Income (loss) before income taxes	(12,023)	149	4,657	7,056
Income tax benefit (expense)	3,442	(242)	(1,777)	(2,875)

Net income (loss)	$(8,581)	$(93)	$2,880	$4,181

The accompanying notes are an integral part of these consolidated financial statements.

F–37

K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Kent Electronics Corporation)

CONSOLIDATED STATEMENT OF PARENT'S INVESTMENT

Fiscal years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000

(Dollars in thousands)

Balance at March 28, 1998	$137,772
Net loss	(8,581)
Net transfers to Kent Electronics Corporation	(534)

Balance at April 3, 1999	128,657
Net loss	(93)
Net transfers from Kent Electronics Corporation	11,279

Balance at April 1, 2000	139,843
Net income	2,880
Net transfers from Kent Electronics Corporation	38,057

Balance at October 9, 2000	$180,780

The accompanying notes are an integral part of this consolidated financial statement.

F–38

K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Kent Electronics Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Fiscal Year Ended:		Period From April 2, 2000 Through October 9, 2000
				Nine Months Ended September 30, 2000
	April 3, 1999	April 1, 2000
				(Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$(8,581)	$(93)	$2,880	$4,181
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	10,111	11,490	6,265	9,337
Deferred income tax expense (benefit)	584	1,172	(419)	1,057
Loss (gain) on sale of equipment	(109)	19	—	19
Provision for doubtful accounts	(182)	98	2,105	2,130
Changes in operating assets and liabilities:
Decrease (increase) in:
Trade receivables	18,356	(1,708)	(38,594)	(37,215)
Inventories	(11,973)	(28,816)	(46,581)	(62,130)
Prepaid expenses and other	235	(402)	191	(85)
Increase (decrease) in:
Accounts payable	691	11,328	30,631	38,834
Accrued compensation and benefits	567	486	278	888
Other accrued liabilities	3,178	(615)	8,502	9,300

Net cash provided (used) by operating activities	12,877	(7,041)	(34,742)	(33,684)
Cash Flows from Investing Activities:
Capital expenditures	(12,900)	(4,238)	(3,315)	(4,593)
Proceeds from sale of equipment	557	—	—	—

Net cash used by investing activities	(12,343)	(4,238)	(3,315)	(4,593)
Cash flows from Financing Activities
Parent's investment, net	(534)	11,279	38,057	38,277

Net increase in cash and equivalents	—	—	—	—
Cash and Equivalents:
Beginning of period	—	—	—	—

End of period	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

F–39

K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Kent Electronics Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

1. Nature of Business and Significant Accounting Policies

  Nature of Business

    K*TEC Electronics Holding Corporation (the "Parent" or "Company"), a Delaware corporation, formerly K*TEC Electronics Corporation, was formed in March 1991. On October 7, 2000 (Reorganization Date) Rodnic LLC (a Texas limited liability company) (the "TX LLC"), Cathio LLC (a Delaware limited liability company) (the "DE LLC"), and Randic LP (a Texas limited partnership) (the "Partnership") were formed by the Company as part of a reorganization. The TX LLC and the DE LLC are wholly owned subsidiaries of the Parent. The TX LLC is the general partner and the DE LLC is the limited partner in the Partnership. As of the Reorganization Date, all of the operating assets of the Company were contributed to the Partnership by the Parent in exchange for ownership interests in the Partnership. The ownership interests in the partnership were then transferred to the DE LLC and the TX LLC.

    Prior to October 10, 2000, the Company was a wholly owned subsidiary of Kent Electronics Corporation ("Kent"), a national specialty electronics distributor, network integrator, and contract manufacturer. The Company has authority to issue 3,000 shares of common stock, par value $.01 per share. At October 9, 2000 and April 1, 2000, the Company had 1,000 shares issued and outstanding. On October 10, 2000, a Stock Purchase Agreement ("SPA") was executed between Kent and Thayer-Blum Funding II, L.L.C. ("TBF II"), whereby TBF II acquired all of the outstanding common stock of the Company.

    In 2001, the Company changed its name from K*TEC Electronics Corporation. The Company is a contract manufacturer serving a broad range of industries, including semiconductor capital equipment, networking, telecommunications, medical and computer. The Company operates in one business segment and substantially all of its operations are conducted in the United States.

  Principles of Consolidation and Investment in Subsidiaries

    The consolidated financial statements include the accounts of the Parent and its subsidiaries, Rodnic LLC, Cathio LLC, and Randic LP (collectively referred to as the "Company"). All significant intercompany transactions and balances have been eliminated in the consolidated report of the Company.

  Basis of Presentation

    The Company's sale by Kent occurred on October 10, 2000 ("Separation Date"), at which time the Company began to operate independently from Kent. For periods prior to the Separation Date, the financial statements reflect the historical results of operations and cash flows of the contract manufacturing business of Kent during each respective period, and include allocations of certain Kent corporate expenses (see Note 5). The expense allocations have been determined on bases that Kent and the Company considered to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company. However, the financial information included herein may not necessarily reflect the financial position, results of operations, cash flows and parent's investment of the Company in the future or what they would have been if the Company had been a separate, stand-alone entity during the periods presented.

F–40

    Commencing with the Separation Date, the Company's financial statements will no longer include an allocated portion of Kent's corporate services and infrastructure costs. However, the Company will incur amounts payable to Kent under a transitional service agreement, under which Kent provides services such as transaction processing in accounting and credit and collection services (see Note 8).

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The actual results could differ significantly from those estimates.

  Interim Financial Statements

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in conformity with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended July 1, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. The unaudited consolidated financial statements should be read in conjunction with the accompanying audited financial statements and notes thereto.

  Use of Estimates

    The Company's financial statements are based on several significant estimates, including the allowance for doubtful accounts, the provision for excess and obsolete inventories, the selection of estimated useful lives of property, plant and equipment and the allocation of various Kent assets and liabilities and corporate expenses to the Company.

  Fiscal Year

    The Company's fiscal year ends on the Saturday closest to the end of March. The fiscal year ended April 1, 2000 consisted of 52 weeks and the fiscal year ended April 3, 1999 consisted of 53 weeks. Effective with the closing of the SPA, TBF II changed the Company's fiscal year end to a fiscal year ending on December 31st.

  Cash Balances and Parent's Investment

    The Company had no cash balances as of April 3, 1999, April 1, 2000 and October 10, 2000, as no specific cash accounts had been designated by Kent for the Company. When Company liabilities are paid or investments are made, it is assumed that the cash used by the Company was funded by a Kent cash contribution. When cash is received associated with the Company's business, it is transferred to Kent. Similarly, changes in parent's investment represent Kent's contribution after giving effect to the net earnings of the Company plus net transfers to and from Kent.

F–41

  Inventories

    Inventories are valued at the lower of cost (first-in, first-out) or market. The Company evaluates inventory on hand, forecasted demand, contractual protections and net realizable values in order to determine whether an adjustment to the carrying amount of inventory is necessary. Groups of identifiable inventory are segregated by customer or category of inventory and the adjustment to carrying value for such groups are tracked separately.

  Goodwill

    Goodwill is being amortized on a straight-line basis over 40 years. For the years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000, the Company recognized amortization expense related to goodwill of $19, $19 and $9, respectively.

  Property, Plant and Equipment

    Property, plant and equipment are stated at cost. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Upon disposal of an asset, the cost of the properties and the related accumulated depreciation are removed from the accounts, and any gains or losses are reflected in current operations. Leasehold improvements are amortized over the lesser of the life of the lease or the estimated life of the improvements. For the years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000, the Company recognized depreciation and amortization expense related to property, plant and equipment of $10,092, $11,471, and $6,256, respectively. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives (in years):

Buildings and improvements	39
Equipment and furniture and fixtures	3 - 15

  Impairment of Long-Lived Assets

    The Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset, including goodwill, may not be recoverable. Assets held for sale are stated at the lower of the carrying value or fair value (net of costs to sell). Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets.

  Income Taxes

    The Company's operating results historically have been included in Kent's consolidated U.S. and state income tax returns. The provision for income taxes in the Company's financial statements has been determined on a separate-return basis. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying

F–42

amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Revenue Recognition

    The Company recognizes revenue upon shipment of products to customers or when services are provided. The Company also recognizes revenue on bill and hold transactions when the product is completed and is ready to be shipped and the risk of loss on the product has been transferred to the customer. In certain cases, at the customer's request, the Company is storing the product for a brief period of time, typically less than three months. The Company defers revenue until all the criteria for bill and hold transactions are met.

  Financial Instruments

    The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of trade receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments.

  Stock-Based Compensation

    The Company accounts for stock-based (Kent common stock) compensation issued to employees using the intrinsic value method. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the quoted market price of Kent's common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the stock. Pro forma disclosure of net income (loss) are presented in Note 4 to reflect the impact on stock-based compensation if the Company had adopted the alternative method prescribed by Statement of Financial Accounting Standard No. 123, which requires the use of an option pricing model to determine the fair value of stock options.

  Effects of Recent Pronouncements

    In June 1998 and June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133. These statements require companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the fair values of those derivatives would be accounted for depending on the intended use of the derivative and the resulting designation (whether it qualifies for hedge accounting). SFAS 133 will be effective for the Company's fiscal year ending December 31, 2001. Management believes that the adoption of these standards will not have a significant impact on the Company's financial position or results of operations as the Company currently does not engage in derivative transactions.

F–43

2. Inventories

    At April 1, 2000, inventories are summarized as follows:

Raw materials	$51,256
Finished goods	21,720
Work-in-process	5,958

$78,934

For the years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000, the Company recognized charges to reflect excess and obsolete inventories of $-0-, $225 and $-0-, respectively.

3. Income Taxes

    Income tax benefit (expense) for the fiscal years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000 consists of the following:

	April 3, 1999	April 1, 2000	October 9, 2000
Current	$6,848	$1,022	$(1,476)
Tax reduction for exercise of stock options credited to parent's investment	(2,822)	(92)	(720)
Deferred	(584)	(1,172)	419

	$3,442	$(242)	$(1,777)

    Actual income tax benefit (expense) differs from the amounts computed using the federal statutory tax rate as follows:

	April 3, 1999	April 1, 2000	October 9, 2000
Income tax benefit (expense) at statutory rate	$4,208	$(52)	$(1,630)
Decrease (increase) resulting from:
State income taxes, net of Federal tax effect	(734)	(159)	(99)
Other, net (principally non-deductible meals and entertainment)	(32)	(31)	(48)

Income tax benefit (expense)	$3,442	$(242)	$(1,777)

F–44

    At April 1, 2000, the tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below:

Current deferred tax assets:
Allowance for doubtful accounts	$43
Capitalization of additional inventory costs	952
Accrued expenses not currently deductible, net of reversals	1,627

Net current deferred tax assets	$2,622

Long-term deferred tax liability:
Property, plant and equipment	$5,917

4. Stock-Based Compensation

    Warrants.  In February 2000, Kent issued five-year warrants at the exercise price of $22.81 for the purchase of 300,000 shares of Kent common stock in conjunction with the award from a Company customer of a three-year manufacturing contract. The warrants vest over the three-year contract based upon the attainment of certain revenue targets. The estimated fair value of the warrants is being recognized as a charge to cost of goods sold based on progress in attaining the performance criteria.

    Stock Options.  At April 1, 2000, Kent had nonqualified stock option plans which allow for the grant of 3.5 million common shares for options, of which 0.8 million are available for future grants. Options granted under the Kent plans have a maximum term of 15 years and are exercisable under the terms of the respective option agreements. Under some Kent plans, options may be granted with exercise prices less than Kent's stock market value at the date of grant. On September 1, 1998, the Stock Option Committee of Kent's Board of Directors approved a stock option repricing program. As a result, approximately 147,000 options to Company employees were repriced to $8.94; and the terms during which the amended Kent stock options may be exercised were extended two years. All other terms and conditions remained the same.

    The following summarizes Kent's stock option activity for Company employees only for the fiscal years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000 (options in thousands):

	April 3, 1999		April 1, 2000		October 9, 2000
	Options	Weighted average exercise price	Options	Weighted average exercise price	Options	Weighted average exercise price
Outstanding at beginning of period	205	$19.71	271	$15.27	232	$16.28
Granted	137	9.29	92	18.48	35	26.58
Exercised	3	15.23	87	12.32	14	8.86
Lapsed/forfeited	68	11.39	44	11.47	13	12.67

Outstanding at end of period	271	$15.27	232	$16.28	240	$17.96

Exercisable at end of period	78	$18.08	54	$16.47	57	$14.94

F–45

    The following table summarizes information about Kent stock options to Company employees only outstanding at October 9, 2000 (options in thousands):

	Options Outstanding			Options Exercisable
Range of exercise prices	Options	Remaining life (in years)	Weighted average exercise price	Options	Weighted average exercise price
$ 6.96 - $10.44	73	6.32	$9.20	25	$9.13
$10.45 - $12.50	10	8.13	12.00	2	12.00
$18.77 - $28.16	157	6.90	22.38	30	20.17

Total	240			57

    All Kent stock options owned by Company employees expired in conjunction with the sale of the Company (see Note 8).

    The weighted average fair value of Kent stock options granted to Company employees for the fiscal years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000 was $4.97, $9.38 and $12.58, respectively. In estimating the fair value of Kent stock options to Company employees, the Company used the Black-Scholes option pricing model with the following weighted average assumptions:

	Period Ended:
	April 3, 1999	April 1, 2000	October 9, 2000
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	65.1%	65.9%	67.3%
Risk-free interest rate	5.0%	5.6%	6.2%
Expected lives (years)	3.7 years	3.5 years	3.1 years

    The Company utilizes the intrinsic value method to account for stock-based compensation. Accordingly, because the exercise price of stock options granted by the Company is equal to the market price on the date of grant, no compensation cost has been recognized in the accompanying financial statements. If compensation cost had been determined using the fair value method calculated using an option-pricing model, stock-based compensation costs would have increased net loss by approximately $480 in the year ended April 3, 1999, and $224 in the year ended April 1, 2000, and decreased net income by approximately $138 for the period from April 2, 2000 through October 9, 2000.

5. Related Party Transactions

    Through October 10, 2000, the date of the Company's sale by Kent, the Company's costs and expenses included inventory purchases from Kent at Kent's cost without any mark-up and allocations from Kent for centralized accounting, credit and collections, professional services, and bank fees. These allocations were determined on bases that Kent and the Company considered to be reasonable reflections of the utilization of services provided or the benefit received by the Company. The

F–46

allocations were based on relative revenues. Costs included in the accompanying statements of operations were as follows for the fiscal years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000:

	April 3, 1999	April 1, 2000	October 9, 2000
Cost of goods sold	$2,424	$3,162	$2,491

Selling, general and administrative	$1,898	$2,231	$1,142

6. Business and Credit Concentrations

    The Company operates in the electronic manufacturing services segment of the electronics industry. Substantially all of the Company's customers are located in the United States. The Company has a policy to regularly monitor the credit worthiness of its customers and provides for uncollectible amounts if credit problems arise. Customers may experience adverse financial difficulties, including those that may result from industry developments, which may increase bad debt exposure to the Company. In addition, the electronics manufacturing services industry has experienced component supply shortages in the past. Should future component shortages occur, the Company might experience reduced net sales and profitability.

    During the period from April 2, 2000 through October 9, 2000, the Company recognized a provision for doubtful accounts of $2,105. This provision was necessary primarily due to a deterioration in the aging of trade receivables during this period and to reflect charges for uncollectible accounts for customer relationships that were terminated.

    Sales to significant customers as a percentage of total net sales for the fiscal years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000 were as follows:

	April 3, 1999	April 1, 2000	October 9, 2000
Applied Materials	15%	28%	45%
Emulex Networks System	22%	26%	18%
Highway Master	12%	6%	6%

7. Commitments and Contingencies

    Operating Leases.  The Company has noncancelable operating leases for facilities and transportation equipment that expire in various years through 2007. Lease expense under all operating leases amounted to $626, $697 and $562 for the fiscal years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000, respectively.

F–47

    At October 9, 2000, the future minimum operating lease payments totaled $751 for the period October 10, 2000 through December 31, 2000. Future minimum operating lease payments for fiscal years ending after December 31, 2000, are as follows:

Year ending December 31:
2001	$3,326
2002	3,428
2003	2,916
2004	2,583
2005	2,471
After 2005	4,121

$18,845

    Employee Benefit Plan.  Kent sponsors a Tax-Deferred Savings and Retirement Plan (the "Plan") covering substantially all employees. Under the Plan, a participating employee may allocate up to 12% of salary, and Kent makes matching contributions of the participating employee's salary up to 3% thereof. Additionally, Kent may elect to make additional contributions at its option. Such contributions accrue to employee accounts regardless of whether they have elected to participate in the salary deferral option of the Plan. During the fiscal years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000, the Company expensed $498, $612 and $414, respectively, relating to the Plan.

    Legal Proceedings.  The Company is engaged in litigation occurring in the normal course of business. In the opinion of management, based on the advice of legal counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial statements.

    Self-Insured Medical Insurance Program.  Kent has maintained a self-insurance program for employees' major medical coverage which has included the employees of the Company up to the Separation Date. Claims under the self-insurance program are insured for amounts greater than $100 per employee. The aggregate self-insured amount varies based on participant levels. Claims are accrued as incurred and the total expense under the program was approximately $3,300, $2,800 and $1,800 for the fiscal years ended April 3, 1999, April 1, 2000, and for the period from April 2, 2000 through October 9, 2000, respectively.

8. Subsequent Events

    In connection with the October 10, 2000 sale of the Company to TBF II, certain agreements were executed between the Company and Kent to govern certain of the ongoing relationships between the parties and to provide for an orderly transition. Commencing October 10, 2000, Kent provided depository and disbursement services, credit and collection services, accounting and information services support and other ancillary services as defined in the agreement for a six-month period. The Shared Systems, as defined under the agreement, will run for a one year period.

F–48

    The Company's plans include a merger with EFTC Corporation (EFTC), an entity under common control through an affiliate of TBF II. The merger is subject to EFTC shareholder approval and other closing conditions.

9. Supplemental Financial Information (Unaudited)

    Presented below is selected unaudited financial information (in thousands):

	Year Ended April 1, 2000			Period April 2, 2000 Through October 9, 2000
		Quarter Ended		Quarter Ended
	Six Months Ended October 2, 1999					Period From October 1, 2000 Through October 9, 2000
		January 1, 2000	April 1, 2000	July 1, 2000	September 30, 2000
Net sales	$118,983	$60,018	$70,401	$91,814	$114,390	$8,959
Cost of goods sold	112,288	58,969	65,260	82,699	106,842	9,008

Gross profit (loss)	6,695	1,049	5,141	9,115	7,548	(49)
Selling, general and administrative	6,012	3,170	3,516	4,388	6,811	749
Goodwill amortization	10	4	5	4	5	—

Operating income (loss)	673	(2,125)	1,620	4,723	732	(798)
Gain (loss) on sale of equipment	—	—	(19)	—	—	—

Income (loss) before income taxes	673	(2,125)	1,601	4,723	732	(798)
Income tax benefit (expense)	(256)	808	(794)	(1,802)	(279)	304

Net income (loss)	$417	$(1,317)	$807	$2,921	$453	$(494)

F–49

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Thayer-BLUM Funding II, L.L.C.:

    We have audited the accompanying consolidated balance sheet of Thayer-BLUM Funding II, L.L.C., and subsidiary as of December 31, 2000, and the related consolidated statements of operations, member's equity and cash flows for the period from September 14, 2000 (inception) through December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thayer-BLUM Funding II, L.L.C. and subsidiary as of December 31, 2000, and the results of their operations and their cash flows for the period from September 14, 2000 (inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Houston, Texas
May 25, 2001 (except with respect to the last paragraph of
    Note 4, as to which the date is November 7, 2001)

F–50

THAYER-BLUM FUNDING II, L.L.C., AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31, 2000	September 30, 2001
		(Unaudited)
ASSETS
Current Assets:
Cash and equivalents	$34,120	$364
Trade receivables, net of allowance for doubtful accounts of $2,917 and $3,213	71,991	26,030
Inventories	119,583	69,169
Deferred income taxes	970	—
Prepaid expenses and other	920	159

Total current assets	227,584	95,722

Property, Plant and Equipment, at cost:
Land	4,748	4,748
Building and improvements	18,738	18,739
Manufacturing machinery and equipment	30,937	38,410
Furniture, computer equipment and software	16,658	18,276

Total property, plant and equipment	71,081	80,173
Less accumulated depreciation and amortization	(3,501)	(14,841)

Net property, plant and equipment	67,580	65,332

Intangible and Other Assets:
Goodwill, net of accumulated amortization of $640 and $2,728	78,483	76,308
Other intangible assets, net of accumulated amortization of $83 and $386	967	664
Debt issuance costs and other	250	3,909
Deferred income taxes	1,009	—

Total intangible and other assets	80,709	80,881

	$375,873	$241,935

LIABILITIES AND MEMBER'S EQUITY
Current Liabilities:
Accounts payable	$55,352	$6,806
Contract labor accrual	7,061	734
Outstanding checks in excess of cash balances	—	4,153
Deferred revenue	6,588	—
Accrued compensation and benefits	3,691	2,515
Income taxes payable	2,266	—
Accrued property taxes	1,477	1,371
Other accrued liabilities	6,770	4,169

Total current liabilities	83,205	19,748
Long-term Debt	62,202	52,230
Commitments and Contingencies (Notes 7, 8 and 9)
Member's Equity	230,466	169,957

	$375,873	$241,935

The accompanying notes are an integral part of these consolidated financial statements.

F–51

THAYER-BLUM FUNDING II, L.L.C., AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

	For the Period September 14, 2000 (Inception) Through December 31, 2000(a)	For the Nine Months Ended September 30, 2001
		(Unaudited)
Net Sales	$135,686	$200,327
Cost of Goods Sold	126,992	220,424

Gross profit (loss)	8,694	(20,097)
Operating Costs and Expenses:
Selling, general and administrative expenses	4,240	12,250
Acquisition expenses	2,300	1,750
Merger costs	—	530
Goodwill amortization	640	2,088

Total operating costs and expenses	7,180	16,618

Operating income (loss)	1,514	(36,715)
Other Income (Expense):
Interest expense	(1,325)	(4,532)
Interest and other income	564	451

Income (loss) before income taxes	753	(40,796)
Income Tax Benefit (Expense)	(287)	287

Net income (loss)	$466	$(40,509)

(a)
As discussed in Note l, the results of operations of K*TEC are included for the period October 10, 2000 through December 31, 2000.

The accompanying notes are an integral part of these consolidated financial statements.

F–52

THAYER-BLUM FUNDING II, L.L.C., AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

FOR THE PERIOD FROM SEPTEMBER 14, 2000 (INCEPTION) THROUGH SEPTEMBER 30, 2001

(Dollars in Thousands)

Balance, September 14, 2000 (inception)	$—
Member's capital contributions	230,000
Net income	466

BALANCE, December 31, 2000	230,466
Distribution to member (Unaudited)	(20,000)
Net loss (Unaudited)	(40,509)

BALANCE, September 30, 2001 (Unaudited)	$169,957

The accompanying notes are an integral part of these consolidated financial statements.

F–53

THAYER-BLUM FUNDING II, L.L.C., AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	For the Period September 14, 2000 (Inception) Through December 31, 2000	For the Nine Months Ended September 30, 2001
		(Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$466	$(40,509)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	4,224	14,534
Amortization of debt issuance costs	—	579
Deferred income tax expense (benefit)	(1,979)	1,979
Provision for excess and obsolete inventories	1,465	5,612
Provision for doubtful accounts receivable	176	1,271
Changes in operating assets and liabilities, net of effects of purchase of business—
Decrease (increase) in—
Trade receivables	(5,402)	45,541
Inventories	(18,591)	53,428
Prepaid expenses and other	502	625
Increase (decrease) in—
Accounts payable	(1,062)	(48,546)
Accrued compensation and benefits	1,288	(1,176)
Other accrued liabilities	2,377	(27,728)

Net cash used by operating activities	(16,536)	5,610

Cash Flows from Investing Activities:
Payments for acquisition of K*TEC Electronics Holding Corporation	(175,350)	(457)
Capital expenditures	(3,760)	(8,635)

Net cash used by investing activities	(179,110)	(9,092)

Cash Flows from Financing Activities:
Member's capital contributions	230,000	—
Increase in outstanding checks in excess of cash balances	—	4,153
Distribution to member	—	(20,000)
Principal payments on long-term debt	—	(9,971)
Payments for debt issuance costs	(234)	(4,456)

Net cash provided (used) by operating activities	229,766	(30,274)

Net increase (decrease) in cash and equivalents	34,120	(33,756)
Cash and Equivalents, beginning of period	—	34,120

Cash and Equivalents, end of period	$34,120	$364

The accompanying notes are an integral part of these consolidated financial statements.

F–54

THAYER-BLUM FUNDING II, L.L.C. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, Except Per Share Amounts)

1. Nature of Business and Significant Accounting Policies

  Nature of Business

    Thayer-BLUM Funding II, L.L.C. ("TBF II") is an entity formed on September 14, 2000, for the purpose of acquiring K*TEC Electronics Holding Corporation, formerly K*TEC Electronics Corporation ("K*TEC").

    K*TEC is an independent provider of electronic manufacturing services to original equipment manufacturers in the semiconductor capital equipment, industrial controls and instrumentation, telecommunications and networking equipment and other electronic markets. K*TEC's manufacturing services consist of assembling complex printed circuit boards (using both surface mount and pin-through-hole technologies), cables, sheet metal and plastic enclosures, electromechanical devices and complete "box build" products.

    K*TEC operates in one business segment and substantially all of its operations are conducted in the United States.

  Basis of Presentation

    As discussed in Note 2, on October 10, 2000, TBF II acquired all of the outstanding common stock of K*TEC from Kent Electronics Corporation (the "Former Parent") in a business combination accounted for as a purchase. The accompanying consolidated financial statements present the results of TBF II from its inception (September 14, 2000) and K*TEC beginning on October 10, 2000 (the date TBF II acquired K*TEC). The operations of TBF II consist solely of its investment in K*TEC.

    TBF II and K*TEC are collectively referred to herein as the "Company". All intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates

    In conformity with generally accepted accounting principles in the United States, the preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The actual results could differ significantly from those estimates.

    The accompanying consolidated financial statements are based on several significant estimates, including the allowance for doubtful accounts, the provision for excess and obsolete inventories, and the selection of estimated useful lives of intangible assets and property, plant and equipment.

  Fiscal Year

    For financial reporting purposes, the Company's fiscal year ends on December 31st. Except for the fourth quarter of each year, the Company's fiscal quarters end on the Sunday closest to the end of each calendar quarter.

  Interim Financial Statements

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in conformity with

F–55

the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. The unaudited consolidated financial statements should be read in conjunction with the accompanying audited financial statements and notes thereto.

  Cash and Equivalents

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

    Inventories are stated at the lower of standard cost (which approximates weighted average cost) or market. The Company evaluates inventory on hand, forecasted demand, contractual protections and net realizable values in order to determine whether an adjustment to the carrying amount of inventory is necessary. Groups of identifiable inventory are segregated by customer or category of inventory and the adjustment to carrying value for such groups are tracked separately. If the Company records a write-down to reduce the cost of inventories to market, such write-down is not subsequently reversed.

  Property, Plant and Equipment

    Property, plant and equipment are stated at cost. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Upon disposal of an asset, the cost of the properties and the related accumulated depreciation are removed from the accounts, and any gains or losses are reflected in current operations. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated life of the improvement. Depreciation is computed using the straight-line method over the following estimated useful lives:

Years
Building and improvements	10 to 30
Manufacturing machinery and equipment	3 to 10
Furniture, computer equipment and software	2 to 7

    For the period from September 14, 2000 (inception) through December 31, 2000, the Company recognized depreciation and amortization expense related to property, plant and equipment of $3,501.

  Goodwill and Other Intangible Assets

    Goodwill represents the excess of cost over fair value of the net assets acquired and is being amortized using the straight-line method over 30 years. For the period from September 14, 2000 (inception) through December 31, 2000, the Company recognized amortization expense related to goodwill of $640. Other intangible assets are amortized using the straight-line method and consist of a covenant not to compete for $200 which is being amortized over 18 months, a customer agreement for

F–56

$800 which is being amortized over 60 months, and other intangible assets for $50 which are being amortized over 15 months. Amortization expense for other intangible assets amounted to $83 for the period from September 14, 2000 (inception) through December 31, 2000.

  Revenue Recognition

    The Company recognizes revenue upon shipment of products to customers or when services are provided. The Company also recognizes revenue on bill and hold transactions when the product is completed and is ready to be shipped and the risk of loss on the product has been transferred to the customer. In certain cases, at the customer's request, the Company is storing the product for a brief period of time, typically less than three months. The Company defers revenue until all the criteria for bill and hold transactions are met.

    The Company includes shipping and handling amounts that are billed to customers in net sales, and the related costs are classified as selling, general and administrative expenses.

  Stock-based Compensation

    For the period from September 14, 2000 (inception) through December 31, 2000, no stock options were granted to employees of K*TEC. See Note 9—Subsequent Events for a description of K*TEC's stock option plan and issuance of options subsequent to year end.

    K*TEC intends to use the intrinsic value method to account for stock-based compensation issued to employees. Accordingly, compensation cost for stock options granted to employees will be measured as the excess, if any, of the market price of K*TEC's common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the stock. Pro forma disclosures of net income (loss) and earnings per share will be presented to reflect the impact on earnings if K*TEC had adopted the alternative method under Statement of Financial Accounting Standards (SFAS) No. 123, which prescribes the use of an option pricing model to determine the fair value of stock options.

  Impairment of Long-Lived Assets

    The Company assesses impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset, including goodwill, may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows, excluding interest expense, expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized, will be measured as the amount by which the carrying amount of the asset exceeds its fair value.

    For purposes of determining impairment of goodwill, management considers historical results and current projections in estimating the future undiscounted cash flows of the business to which the goodwill relates. For purposes of determining the fair value of impaired assets that are held and used, the projected cash flows are then discounted at a rate corresponding to the Company's estimated cost of capital, which also is the hurdle rate used in making investment decisions. See also discussion of "New Accounting Standards" on the following page.

F–57

  Income Taxes

    TBF II has made an election to be taxed as a corporation for Federal and state income tax purposes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in income in the period that includes the enactment date.

  Financial Instruments

    The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of cash and equivalents, trade receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of notes payable to the Former Parent is approximately equal to the carrying value since there were no significant changes in interest rates or the Company's credit risk from the issuance date through December 31, 2000.

  New Accounting Standards

    In July 2001 the Financial Accounting Standards Board issued Statement No. 141, Business Combinations and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition, and requires the use of the purchase method for all business combinations initiated after June 30, 2001. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

    The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the amortization provisions of this Statement. Goodwill and intangible assets acquired on or before June 30, 2001, will cease to be amortized beginning on January 1, 2002.

    The Company expects to adopt the provisions of Statement No. 142 in January 2002. At such time, the Company will establish reporting units as defined in Statement No. 142 and will assess the impairment of goodwill at each of the reporting units using a two-step process, and this process will be reevaluated at least annually. In addition, the Company will be required to reassess for impairment the intangible assets previously recorded in connection with earlier purchase acquisitions, as well as their useful lives. Because of the extensive effort needed to comply with the adoption of Statement No. 142, it is not currently practicable to estimate the impact of adopting this Statement on the Company's consolidated financial statements. If impairment losses are required to be recognized upon the initial application of this Statement, they would be accounted for as the cumulative effect of a change in accounting principle.

F–58

    In August 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. This standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. This standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Management does not believe the initial application of Statement 143 will have a significant impact on the Company's consolidated financial statements.

    In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which replaces FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. Statement 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Statement 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. Management does not believe the initial application of Statement 144 will have a significant impact on the Company's consolidated financial statements.

2. Business Combination

    On October 10, 2000, TBF II acquired all of the outstanding common stock of K*TEC from the Former Parent in a business combination accounted for as a purchase. The purchase price amounted to $238,009, consisting of a cash payment to the seller of $175,000, notes payable to the seller of $62,202 and acquisition costs of $807. The preliminary purchase price allocation to the assets acquired and liabilities assumed is presented below:

Trade receivables, net	$66,922
Inventories	102,457
Prepaid expenses and other	1,072
Property, plant and equipment	67,336
Goodwill	79,089
Other intangible assets	1,050
Liabilities assumed and other	(79,917)

$238,009

F–59

    Fair values of certain assets included in the purchase price allocation were determined utilizing proven valuation procedures and techniques. The historical cost basis of property, plant and equipment was increased by $1,980, and inventories were reduced by $22,673 to arrive at the fair value amounts shown above. The Company accrued $2,995 of remaining noncancelable lease costs associated with facilities in Milpitas, California and Austin, Texas, as part of exit plans to relocate those operations. Approximately $615 of these lease costs were paid in 2000 and the remaining amount is expected to be paid in 2001 and 2002.

    Approximately $18,600 of the purchase price is subject to a dispute which is expected to be settled through arbitration proceedings. The disputed amounts include approximately $9,400 for the valuation of receivables and revenue recognition issues, $3,600 for impairment of software, $3,500 for unrecorded liabilities, and $2,100 for other issues. The maximum amount claimed by the Former Parent is reflected as a liability because the Company owes this amount to the Former Parent under a note obligation. The Company is accounting for the purchase price dispute as a gain contingency and, accordingly, will record the result when and to the extent the arbitration is favorably settled. In the case of a favorable settlement, the note payable to the Former Parent will be reduced or eliminated and there will be a corresponding reduction in goodwill for the final amount of the settlement. Management believes the arbitration proceedings will be completed by the second quarter of 2002 and that the purchase price allocation with respect to goodwill will be finalized at that time. There will be no other adjustment to the initial purchase price allocation.

    The effective date of the acquisition was October 7, 2000. No events occurred between October 7 and October 10 that materially affected the Company's financial position or results of operations. In connection with this acquisition, affiliates of TBF II charged fees of $2,300 for investment advisory services. These fees were charged to operations since they are internal costs associated with the acquisition.

    The significant terms of debt incurred in connection with the acquisition are described in Note 4.

    The table below reflects unaudited pro forma combined results of the Company as if the acquisition had taken place at the beginning of fiscal year 2000:

Net sales	$421,250

Net loss	$(3,253)

    The unaudited pro forma data gives effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of interest expense on acquisition debt, amortization of intangibles and the elimination of all income tax benefits. In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual combined results of operations might have been if the acquisition had been effective at the beginning of fiscal year 2000.

F–60

3. Inventories

    At December 31, 2000, inventories are summarized as follows:

Raw materials	$80,035
Work in process	9,755
Finished goods and completed sub-assemblies	29,793

$119,583

    For the period from September 14, 2000 (inception) through December 31, 2000, the Company recorded charges for excess and obsolete inventories of $1,465. The determination of charges related to excess and obsolete inventories requires management's estimates about the outcome of uncertainties, including our customers' level of financial responsibility when an order is cancelled, the ability to liquidate inventories in volatile electronic component markets, and the timing and amount of future orders from K*TEC's customers.

4. Debt Financing

    Acquisition Debt Financing.  At December 31, 2000, long-term debt consists of the following:

Note payable to Former Parent, interest at the prime rate (9.5% at December 31, 2000), collateralized by substantially all assets, adjusted EBITDA interest and principal paid in January 2001	$50,000
Note payable to Former Parent, interest at variable rate (10.0% at December 31, 2000), collateralized by substantially all assets, adjusted balance due upon settlement of arbitration proceedings	12,202

Total	$62,202

    The interest rate on the $12,202 note payable to Former Parent increases to 12 percent from February 2001 until June 2001 when the rate is 14 percent until the maturity date. See also Note 2 for discussion of a dispute with Former Parent, that may result in the reduction or elimination of this note payable to the extent the dispute is resolved favorably through settlement of the arbitration proceedings.

    No payments were made for interest during 2000. For the nine months ended September 30, 2001, the Company paid $4,000 (unaudited) for interest.

    Refinancing of Acquisition Debt.  On January 26, 2001, K*TEC entered into a credit agreement with Citibank, N.A., to refinance the $50,000 of notes payable to Former Parent and to provide financing for working capital requirements. Due to the refinancing on a long-term basis of the notes payable to the Former Parent, these notes are included in long-term debt in the accompanying balance sheets. The credit facility initially provided for a $175,000 revolving line of credit with a maturity date of January 2006. The interest rate was the prime rate plus 1.50 percent for "Base Rate" borrowings and the LIBOR rate plus 3.00 percent for "LIBOR Rate" borrowings. Total borrowings are subject to limitation based on a percentage of eligible accounts receivable, inventories, real estate and equipment. Substantially all of K*TEC's assets are pledged as collateral for outstanding borrowings. The credit agreement requires compliance with certain financial and nonfinancial covenants. The credit agreement

F–61

also limits or prohibits K*TEC from paying dividends, incurring additional debt, selling significant assets or merging with other entities without the consent of the lenders.

    As of September 30, 2001, the borrowing base calculation permitted borrowings of approximately $72.6 million and the outstanding principal balance on that date was $40.0 million, resulting in approximately $32.6 million of availability. As of September 30, 2001, the Company was not in compliance with certain covenants under the credit agreement related to the timely delivery of audited financial statements. On November 7, 2001, the Company obtained a waiver for the covenant violations through March 31, 2002 and, upon consummation of the merger discussed in Note 9, this waiver will become permanent. In conjunction with the waiver, the Company and Citibank entered into an amendment to the credit agreement whereby the commitment under the revolving line of credit was reduced from $175.0 million to $60.0 million (with an increase up to $100.0 million upon consummation of the merger discussed in Note 9). Additionally, the interest rate increased to the prime rate plus 2.00 percent for "Base Rate" borrowings and the LIBOR rate plus 3.25 percent for "LIBOR Rate" borrowings. The maturity date of the credit facility was also changed to the earlier of March 31, 2005 or the third anniversary of the consummation of the merger discussed in Note 9. As of November 30, 2001, the borrowing base calculation under the amendment permitted borrowings of approximately $39.6 million and the outstanding principal balance on that date was $33.4 million, resulting in $6.2 million of availability.

5. Income Taxes

    Income tax expense for the period from September 14, 2000 (inception), through December 31, 2000, is comprised of the following:

Current expense—
Federal	$1,989
State	277

2,266
Deferred benefit—
Federal	(1,730)
State	(249)

(1,979)

Income tax expense	$287

    Actual income tax expense differs from the amounts computed using the federal statutory tax rate of 34 percent, as follows:

Income tax expense at the statutory rate	$256
Increase resulting from—
State income taxes	25
Nondeductible expenses	6

Income tax expense	$287

F–62

    At December 31, 2000, the tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below:

Deferred tax assets—
Basis difference of property, plant and equipment	$390
Goodwill	853
Allowance for doubtful accounts	43
Inventories	927

Total deferred tax assets	2,213

Deferred tax liabilities-
Amortization of intangible assets	234

Net deferred tax asset	$1,979

    At December 31, 2000, the net deferred tax assets and liabilities are presented in the accompanying Consolidated Balance Sheet as follows:

Net deferred tax assets:
Current	$970
Long-term	1,009

$1,979

    There were no income tax payments made in 2000 or for the nine months ended September 30, 2001.

6. Business and Credit Concentrations

    K*TEC operates in the electronic manufacturing services segment of the electronics industry. Substantially all of K*TEC's customers are located in the United States. For the period from September 14, 2000 (inception) through December 31, 2000, approximately 53 percent, 24 percent and 13 percent of K*TEC's sales were derived from customers directly or indirectly engaged in the semiconductor capital equipment, networking, and telecommunications industries, respectively. K*TEC has a policy to regularly monitor the credit worthiness of its customers and provide for uncollectible amounts if credit problems arise. Customers may experience financial difficulties, including those that may result from industry developments, which may increase bad debt exposure to K*TEC. In addition, the electronics manufacturing services industry has been experiencing component supply shortages which has impacted K*TEC's profitability in the past year. If this situation continues to deteriorate, K*TEC may experience reduced net sales and profitability in the future.

    Sales to significant customers as a percentage of total sales for the period from September 14, 2000 (inception) through December 31, 2000, were as follows:

Applied Materials, Inc.	50.7%
Emulex Corporation	21.0

F–63

    At December 31, 2000, approximately $24,409 and $23,451 of K*TEC's net trade receivables were due from Applied Materials, Inc. and Emulex Corporation, respectively. K*TEC does not require collateral to support trade receivables.

7. Related Party Transactions

    K*TEC has entered into an employment agreement with an officer that provides for monthly payments of $18 until expiration in March 2002. The employment agreement may be terminated prior to expiration but K*TEC would generally be required to pay severance benefits equal to one year's salary.

    In connection with the October 10, 2000 acquisition of K*TEC as described in Note 2, affiliates of TBF II charged fees of $2,300 for investment advisory services. In connection with the Citicorp credit facility, in January 2001 affiliates of TBF II charged advisory fees of $1,750. These fees were charged to operations since they are internal costs related to the acquisition and financing.

    In October 2000, affiliates of TBF II entered into a management agreement with K*TEC that requires a quarterly fee of $250. This management agreement states that the affiliates will provide certain management and consulting services in connection with corporate development activities and the operation and conduct of K*TEC. During the period from September 14, 2000 (inception) through December 31, 2000, K*TEC incurred management fees of $225 for services provided by affiliates of TBF II. These fees are included in selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

8. Commitments and Contingencies

    Employee Benefit Plan.  K*TEC has a 401(k) Savings Plan covering substantially all employees, whereby K*TEC matches 100 percent of an employee's contributions to a maximum of 3 percent of the employee's compensation. Additional profit sharing contributions to the plan are at the discretion of the Board of Directors. During the period from September 14, 2000 (inception) through December 31, 2000, contributions by K*TEC to the Plan were approximately $223.

    Transitional Services, System Sharing Agreement and Lease Agreement.  In connection with the acquisition of K*TEC described in Note 2, a Transitional Services and System Sharing Agreement was entered into with the Former Parent. Under this agreement, for a period up to six months the Former Parent agreed to provide cash management services and support for a wide variety of financial and administrative functions.

    Additionally, prior to the divestiture, the Former Parent and K*TEC shared certain software, computers and related equipment (the "Shared Systems"). For a period of one year, the parties agreed to permit the mutual use of the Shared Systems regardless of which party owned the related asset.

    Under separate one-year agreements, the Former Parent and K*TEC entered into lease agreements that permitted K*TEC to lease a warehouse owned by the Former Parent, and K*TEC permitted the Former Parent to continue to utilize administrative office space in its building.

    Management believes the fair value of the services and rentals that are provided and received under all of these agreements is approximately equivalent whereby neither party is receiving a material benefit by the arrangement. Accordingly, no assets or obligations were recognized under purchase

F–64

accounting for the expected impact of these arrangements. K*TEC and the Former Parent have completed the transition of several activities, including implementation of K*TEC's cash management activities. Management does not believe the remaining transition activities will result in significant disruption to K*TEC's business activities or processes and the remaining transition issues are not expected to require significant outlays for capital expenditures.

    Operating Leases.  K*TEC has noncancelable operating leases for facilities and equipment that expire in various years through 2007. Lease expense under all operating leases amounted to $533 for the period from September 14, 2000 (inception) through December 31, 2000.

    At December 31, 2000, future minimum lease payments under noncancelable operating leases with an initial or remaining term in excess of one year are as follows:

Fiscal year ending December 31—
2001	$3,326
2002	3,428
2003	2,916
2004	2,583
2005	2,471
After 2005	4,121

$18,845

    Legal Proceedings.  The Company is subject to litigation, claims and assessments that arise in the ordinary course of its business activities. Such matters include contractual matters, employment-related issues and regulatory proceedings. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have a material effect on the Company's financial position, results of operations or liquidity.

    Insurance.  K*TEC has instituted a self -insurance program for workers compensation. Claims under the self -insurance program are insured by an outside carrier for amounts greater than $250 per occurrence. The aggregate self-insurance amount is approximately $1,000. There were no claims outstanding as of December 31, 2000.

9. Subsequent Events

    Merger.  On May 2, 2001, EFTC Corporation ("EFTC"), the Company and Suntek Corporation, formerly known as Express EMS Corporation, ("New Parent"), a newly formed wholly owned subsidiary of EFTC, entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of two wholly owned subsidiaries of New Parent with and into EFTC and the Company, respectively. EFTC is a publicly held electronic manufacturing services company based in Phoenix, Arizona. EFTC is controlled by Thayer-BLUM Funding L.L.C. ("TBF"), an affiliate of TBF II. TBF currently controls approximately 78 percent of the outstanding voting stock of EFTC. A special committee of independent directors negotiated terms of the Merger Agreement on behalf of the minority shareholders of EFTC.

F–65

    Consummation of the proposed business combination is subject to a number of closing conditions. Consequently, there can be no assurance that the business combination will be consummated. The proposed combination of these entities will be accounted for at historical cost in a manner similar to a pooling-of-interests, since these are entities under common control.

    Stock Option Plan.  In January 2001, K*TEC's shareholders approved the 2001 Stock Option Plan, which provides that options for 3,450,000 shares of common stock may be granted under this plan. This plan provides for the grant of incentive and nonqualified options to employees, directors and consultants of K*TEC. During the first quarter of 2001, options for an aggregate of 1,000,500 shares were granted to employees of K*TEC. All of the options are exercisable at $10.00 per share and, if not previously exercised, expire in 2011. None of the options are currently exercisable.

    Distribution.  In April 2001, K*TEC paid a dividend of $20,000 to TBF II, and TBF II distributed this amount to its sole owner.

    Management Sharing Agreement.  K*TEC and EFTC entered into a Management and Cross-Services Agreement as of March 1, 2001, pursuant to which EFTC will provide K*TEC with executive support and supervisory and management services similar to those customarily provided by chief executive and chief financial officers. K*TEC will provide EFTC with certain marketing, sales support and information systems technology, and will pay EFTC a monthly management fee of $20.

F–66

SUNTEK CORPORATION

INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

On May 2, 2001, EFTC Corporation ("EFTC"); K*TEC Electronics Holding Corporation, formerly known as K*TEC Electronics Corporation ("K*TEC"); Thayer-BLUM Funding II, L.L.C. (TBF II); and Suntek Corporation, formerly known as Express EMS Corporation, ("Suntek"), a newly formed wholly owned subsidiary of EFTC, entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for, among other things, the merger of two wholly owned subsidiaries of Suntek with and into EFTC and K*TEC, respectively. On May 3, 2001, the parties to the Merger Agreement agreed to substitute TBF II as a party to the K*TEC Merger. TBF II is 100% owned by TBF III, an affiliate of Thayer-BLUM Funding L.L.C. ("TBF"), EFTC's principal shareholder. TBF currently controls approximately 77% of the outstanding voting stock of EFTC. The following unaudited pro forma combined financial statements have been prepared to give effect to the mergers of these entities. The mergers will be accounted for as a reorganization of entities under common control.

    K*TEC is a privately held electronic manufacturing services company based in Sugar Land, Texas. On October 10, 2000 TBF II acquired K*TEC in a business combination that was accounted for using the purchase method. Due to a dispute with the seller over various accounting adjustments, the fair value of the net assets acquired was based on certain estimates that are preliminary and will be revised at a later date when arbitration proceedings are completed or a settlement with the seller is reached. The maximum amount claimed by the seller is reflected as a note payable to the seller. The Company is accounting for the purchase price dispute as a gain contingency and accordingly will record the result when and to the extent the dispute is favorably settled. In the case of a favorable settlement, the note payable to the seller will be reduced with a corresponding reduction in goodwill.

    The pro forma balance sheet gives effect to the mergers of TBF II, EFTC and Suntek as if the mergers occurred on September 30, 2001.

    The accompanying pro forma statement of operations for the year ended December 31, 2000 gives effect to TBF II's acquisition of K*TEC using the purchase method, as if the acquisition occurred on January 1, 2000. Pro forma statements of operations are not presented for periods prior to 2000 since common control of EFTC and K*TEC did not exist before October 10, 2000.

    These unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would actually have been reported had TBF II's acquisition of K*TEC, and had the mergers involving EFTC, TBF II and Suntek occurred at the beginning of the periods presented, nor are they necessarily indicative of the future financial position and results of operations. These pro forma financial statements are based upon the respective historical consolidated financial statements and related notes of Suntek, EFTC, TBF II and K*TEC included elsewhere in this proxy statement and prospectus. These pro forma statements do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined companies, or any costs of restructuring, integrating or consolidating these operations. No adjustments were necessary to conform the accounting policies of the combining companies.

F–67

SUNTEK CORPORATION

EFTC CORPORATION AND SUBSIDIARIES

THAYER-BLUM FUNDING II, L.L.C. AND SUBSIDIARY

PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2001
(Dollars in Thousands)
(Unaudited)

			Pro Forma Adjustments
	Historical
					Pro Forma Combined
	EFTC	TBF II	#	Amount
ASSETS
Current Assets:
Cash and equivalents	$70	$364			$434
Trade receivables, net	24,070	26,030	A	(637)	49,463
Inventories	66,068	69,169			135,237
Prepaid expenses and other	1,360	159			1,519

Total Current Assets	91,568	95,722			186,653

Property, Plant and Equipment, at cost:
Total	39,506	80,173			119,679
Less accumulated depreciation and amortization	(18,043)	(14,841)			(32,884)

Net Property, Plant and Equipment	21,463	65,332			86,795

Intangible and Other Assets:
Goodwill, net	6,796	76,308			83,104
Debt issuance costs, net	467	3,909	C	(467)	3,909
Other intangible assets, net	1,947	664			2,611
Deposits and other	724	—			724

Total Intangible and Other Assets	9,934	80,881			90,348

	$122,965	$241,935			$363,796

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:			D	1,000
Accounts payable and accrued liabilities	$36,412	$19,748	A	(637)	$56,523
Long-term Liabilities:
Bank of America Senior Facility	—	—			—
Citibank Senior Facility	—	40,028	C	35	40,063
Subordinated Debt	—	12,202			12,202
Other	165	—			165

Total Liabilities	36,577	71,978			108,953

Shareholders' and Members' Equity
Members' Equity	—	210,000	E	(210,000)	—
Common Stock (27,188,082 shares—pro forma combined)	482	—	E	(210)	272
Additional Paid-in Capital	167,475	—	E	210,210	377,685
Settlement obligation to issue common stock	2,303	—			2,303
Deferred stock compensation costs	(224)	—			(224)
Accumulated deficit	(83,648)	(40,043)	C	(502)	(125,193)
			D	(1,000)

Total Shareholders' and Members' Equity	86,388	169,957			254,843

	$122,965	$241,935			$363,796

See accompanying notes to unaudited pro forma combined financial statements.

F–68

SUNTEK CORPORATION

EFTC CORPORATION AND SUBSIDIARIES

THAYER-BLUM FUNDING II, L.L.C. AND SUBSIDIARY

PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For The Nine Months Ended September 30, 2001
(Dollars In Thousands, Except Per Share Amounts)
(Unaudited)

	Historical
			Pro Forma Combined
	EFTC	TBF II, L.L.C.
Net Sales	$289,409	$200,327	$489,736
Cost of Goods Sold	259,164	220,424	479,588

Gross profit (loss)	30,245	(20,097)	10,148
Operating Costs and Expenses:
Selling, general and administrative expenses	13,740	12,250	25,990
Merger and financing costs	1,113	2,280	3,393
Goodwill amortization	201	2,088	2,289

Total operating costs and expenses	15,054	16,618	31,672

Operating income (loss)	15,191	(36,715)	(21,524)
Other Income (Expense):
Interest expense	(3,310)	(4,532)	(7,842)
Gain (loss) on sale of assets	781	—	781
Other, net	23	451	474

Income (loss) before income taxes	12,685	(40,796)	(28,111)
Income Tax Benefit (Expense)	(451)	287	(164)

Net income (loss)	$12,234	$(40,509)	$(28,275)

Earnings (Loss) Applicable to Common Shareholders:
Basic	$11,684		$(28,825)

Diluted	$14,451		$(28,825)

Earnings (Loss) Per Share Applicable to Common Shareholders:
Basic	$0.37		$(1.25)

Diluted	$0.30		$(1.25)

Number of Shares Used for Computation:
Basic	31,417,000		22,981,000	K

Diluted	48,495,000		22,981,000	K

See accompanying notes to unaudited pro forma financial statements.

F–69

SUNTEK CORPORATION

EFTC CORPORATION AND SUBSIDIARIES

K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES

THAYER-BLUM FUNDING II, L.L.C. AND SUBSIDIARY

PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For The Year Ended December 31, 2000
(Dollars In Thousands, Except Per Share Amounts)
(Unaudited)

	Pro Forma for TBF II Acquisition of K*TEC
	K*TEC (Kent ownership)			Pro Forma Adjustments
	1/1/00 Thru 4/1/00	4/2/00 Thru 10/9/00	TBF II, L.L.C. 10/10/00 Thru 12/31/00			Pro Forma Combined	EFTC Year Ended 12/31/00	Pro Forma Combined
				#	Amount
Net Sales	$70,401	$215,163	$135,686		$—	$421,250	$327,444	$748,694
Cost of Goods Sold	65,260	198,549	126,992			390,801	311,485	702,286

Gross profit	5,141	16,614	8,694			30,449	15,959	46,408
Operating Costs and Expenses:
Selling, general and administrative expenses	3,516	11,948	4,240	G F	2,612 775	23,091	23,926	47,017
Recapitalization transaction costs	—	—	—			—	5,336	5,336
Merger and financing costs	—	—	2,300			2,300	—	2,300
Severance, retention, closure and relocation costs	—	—	—			—	4,579	4,579
Asset impairment and abandonment	—	—	—			—	1,662	1,662
Goodwill amortization	5	9	640	H	1,982	2,636	267	2,903

Total operating costs and expenses	3,521	11,957	7,180			28,027	35,770	63,797

Operating income (loss)	1,620	4,657	1,514			2,422	(19,811)	(17,389)
Other Income (Expense):
Interest expense	—	—	(1,325)	I	(4,895)	(6,220)	(9,556)	(15,776)
Gain (loss) on sale of assets	(19)	—	—			(19)	4,369	4,350
Other, net	—	—	564			564	(15)	549

Income (loss) before income taxes	1,601	4,657	753			(3,253)	(25,013)	(28,266)
Income Tax Benefit (Expense)	(794)	(1,777)	(287)	J	2,858	—	—	—

Net income (loss)	$807	$2,880	$466			$(3,253)	$(25,013)	$(28,266)

Loss Applicable to Common Shareholders:
Basic							$(27,485)	$(30,738)

Diluted							$(27,485)	$(30,738)

Loss Per Share Applicable to Common Shareholders:
Basic							$(1.72)	$(1.61)

Diluted							$(1.72)	$(1.61)

Number of Shares Used for Computation:
Basic							15,978,000	19,122,000	K

Diluted							15,978,000	19,122,000	K

See accompanying notes to unaudited pro forma combined financial statements.

F–70

SUNTEK CORPORATION

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(Dollars in Thousands)

A.
These unaudited pro forma financial statements reflect the elimination of all material intercompany transactions between Suntek, EFTC, K*TEC and TBF II.

B.
Upon consummation of the merger, the credit facility with Bank of America is required to be repaid. Since no amounts were outstanding at September 30, 2001, the termination of this credit facility did not have an effect on the pro forma balance sheet.

C.
The Bank of America credit agreement requires an early prepayment fee that is estimated to be $35 as of September 30, 2001 and which is assumed to be financed with borrowings under the Citibank credit facility. Additionally, the unamortized debt issuance costs related to the Bank of America credit facility will be charged to operations upon termination. These adjustments are reflected in the accompanying pro forma balance sheet but are not reflected in the pro forma statement of operations since they will be treated as extraordinary items.

D.
K*TEC, TBF II and EFTC estimate that they will incur additional merger related expenses during the fourth quarter of 2001 and the first quarter of 2002 of approximately $1,000 (including a $750 fee payable to affiliates of TBF II upon completion of the merger), and these costs are reflected as a payable in the pro forma balance sheet. Since the merger will be accounted for as a reorganization of entities under common control, these costs will be charged to operations in the period in which they are incurred. These adjustments are not reflected in the pro forma statement of operations since they are non-recurring charges.

E.
TBF II's member's equity will be eliminated in connection with the merger to reflect the issuance of approximately 15.1 million shares of Suntek's common stock. Additionally, EFTC's common shares and additional paid-in capital has been adjusted to reflect the exchange of four shares of EFTC common stock for one share of Suntek common stock. The total shares expected to be issued to EFTC shareholders is approximately 12.1 million shares (excluding the effect of the November 2001 issuance of 910,000 shares of EFTC common stock in connection with the settlement obligation).

  Presented below is the calculation of the number of shares of Suntek common stock that are outstanding for purposes of the pro forma combined balance sheet:

Number of shares of EFTC common stock outstanding on September 30, 2001	48,243,632
Merger Exchange Ratio	.25

Suntek shares to be issued to EFTC's shareholders	12,060,908
Suntek shares to be issued for K*TEC	15,127,174

27,188,082

F.
In October 2000, affiliates of TBF II entered into a management agreement with K*TEC that provides for annual fees of $1,000. The pro forma statements of operations include an adjustment to reflect this management fee for the period prior to October 10, 2000.

G.
In connection with TBF II's acquisition of K*TEC on October 10, 2000, the historical financial statements of TBF II reflect the estimated fair value of K*TEC's property, plant and equipment, and identifiable intangible assets. The fair value of these assets was higher than the cost basis reported prior to that date, and the estimated useful lives were revised based on management's estimates. A pro forma adjustment has been recorded to reflect the higher depreciation and amortization expense totaling $2,612 for the period January 1, 2000 through October 9, 2000.

F–71

  The calculation of this adjustment is presented below:

	Property, Plant & Equipment	Identifiable Intangible Assets	Total

Fair value purchase price allocation	$67,336	$1,050	$68,386

Annual depreciation and amortization expense related to these assets	$15,004	$333	$15,337
Less depreciation and amortization expense included in historical financial statements for 2000	(12,642)	(83)	(12,725)

	$2,362	$250	$2,612

H.
Goodwill of $79,089 was recorded in TBF II's historical financial statements in connection with the K*TEC purchase price allocation. A pro forma adjustment has been recorded to reflect higher goodwill amortization expense totaling $1,920 for the period January 1, 2000 through October 9, 2000.

  The calculation of this adjustment is presented below:

Goodwill recorded in initial purchase price allocation	$79,089

Annual amortization expense, using the straight-line method over 30 years	$2,636
Less amortization expense included in historical financial statements for 2000	(654)

$1,982

I.
In connection with TBF II's acquisition of K*TEC on October 10, 2000, Kent Electronics provided seller financing that totaled $62,202. The pro forma statement of operations for the year ended December 31, 2000, includes an adjustment to reflect interest expense as if the $62,202 principal amount was outstanding for the period from January 1, 2000 through October 9, 2000 based on the rate in effect on December 31, 2000 of 10%.

J.
If TBF II's acquisition of K*TEC occurred on January 1, 2000, K*TEC would not have realized the tax benefits based on the separate return calculation under Kent ownership. Accordingly, the pro forma statement of operation for the year ended December 31, 2000 includes an adjustment to reflect income taxes based on the results of the entities as if the acquisition occurred on January 1, 2000.

K.
The pro forma combined earnings per share calculations are based on the number of shares used in the calculation of basic earnings per share for EFTC, after adjusting to reflect the exchange of four shares of EFTC common stock for one share of Suntek common stock. In addition, the shares used in the pro forma earnings per share calculations for each period give effect to the issuance of approximately 15.1 million shares of Suntek common stock to the owner of TBF II. Basic and diluted earnings per share are the same for all periods since all potential common shares were anti-dilutive due to the pro forma combined net loss.

F–72

  Presented below is a reconciliation of the pro forma combined net loss to the pro forma combined loss applicable to common shareholders:

	Year Ended December 31, 2000	Nine Months Ended September 30, 2001

Pro forma combined net loss	$(28,266)	$(28,275)
Accrued dividends related to EFTC's convertible preferred stock	(450)	(550)
Deemed dividend related to beneficial conversion feature of EFTC's convertible preferred stock	(2,022)	—

Pro forma combined loss applicable to common shareholders	$(30,738)	$(28,825)

  Presented below are the calculations of the number of shares used to compute pro forma loss applicable to common shareholders:

	Year Ended December 31, 2000	Nine Months Ended September 30, 2001

Number of shares used in the computation of basic earnings per share for EFTC	15,978,000	31,417,000
Merger Exchange Ratio	.25	.25

Equivalent Suntek shares related to EFTC	3,995,000	7,854,000
Suntek shares to be issued for K*TEC	15,127,000	15,127,000

	19,122,000	22,981,000

F–73

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of May 3, 2001

among

EFTC Corporation,

K*TEC Electronics Holding Corporation,

Thayer-BLUM Funding II, L.L.C.

and

Express EMS Corporation

A–1

A–2

A–3

A–4

EXHIBITS

Exhibit A	Certificate of Incorporation of Parent
Exhibit B	Bylaws of Parent
Exhibit C	Form of EFTC Affiliate Agreement
Exhibit D	Form of K*TEC Affiliate Agreement

A–5

TABLES OF DEFINED TERMS

Terms	Cross Reference in Agreement
Acquisition Proposal	Section 5.3(a)
Affiliate	Section 5.11
Affiliate Agreement(s)	Section 5.11
Agreement	Preamble
Audited K*TEC Balance Sheet	Section 5.20
Bankruptcy and Equity Exception	Section 3.3(a)
Balance Sheet Date	Section 4.4B(a)
CBCA	Section 1.2(a)
Certificate(s) of Merger	Section 1.4
Certificates	Section 2.4(b)
Closing	Section 1.5
Closing Date	Section 1.5
Code	Preamble
Controlled Entity	Section 4.12B(a)(ii)
DGCL	Section 1.2(b)
EFTC	Preamble
EFTC Agreements	Section 3.3(b)
EFTC Balance Sheet	Section 3.4(b)
EFTC Common Stock	Section 2.1
EFTC Disclosure Schedule	Article III
EFTC Employee Plans	Section 3.13(a)
EFTC Employees	Section 5.19(a)
EFTC Exchange Ratio	Section 2.1(c)
EFTC Material Adverse Effect	Section 3.1
EFTC Material Contracts	Section 3.10(a)
EFTC Merger	Section 1.2(a)
EFTC Merger Sub	Section 1.2(b)
EFTC Preferred Stock	Section 3.2(a)
EFTC Registration Rights Agreement	Section 5.16
EFTC Reincorporation Merger	Section 1.2(a)
EFTC Rights Plan	Section 3.2(b)
EFTC SEC Reports	Section 3.4(a)
EFTC Stock Option	Section 5.13(a)
EFTC Stock Plans	Section 3.2(a)
EFTC Shareholders' Meeting	Section 5.4(c)
EFTC Sub	Section 1.2(a)
EFTC Surviving Corporation	Section 1.6
EFTC Tax Representation Letters	Section 6.2(c)
Effective Time	Section 1.4
Environmental Law	Section 3.12(b)
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(a)
Exchange Act	Section 3.3(c)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
FCPA	Section 3.22
Governmental Entity	Section 3.3(c)

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Hazardous Substance	Section 3.12(c)
IRS	Section 3.7(b)
Joint Proxy Statement/Prospectus	Section 5.4(a)
K*TEC	Preamble
K*TEC Agreements	Section 4.3B(b)
TBF II Units	Preamble
K*TEC Disclosure Schedule	Section 4.8A(d)
K*TEC Employee Plans	Section 4.12B(b)(i)
K*TEC Employees	Section 5.19(a)
K*TEC Financial Statements	Section 4.4B(a)
K*TEC Material Adverse Effect	Section 4.1B
K*TEC Material Contracts	Section 4.9B(a)
K*TEC Merger	Section 1.3
K*TEC Stock Option	Section 5.13(b)
K*TEC Stock Plans	Section 4.2B(a)
K*TEC Sub	Section 1.3
K*TEC Surviving Entity	Section 1.6
K*TEC Tax Representation Letters	Section 6.3(e)
Material Lease(s)	Section 3.8(a)
Mergers	Section 1.3
Order	Section 5.8(b)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Common Stock	Section 2.1(c)
Parent Registration Rights Agreement	Section 5.16
Parent Sub	Preamble
Pre-Purchase K*TEC Plans	Section 4.12B(a)(i)
Registration Statement	Section 5.4(a)
Rule 145	Section 5.11
SEC	Section 3.3(c)
Securities Act	Section 2.4(j)
Series A Preferred Stock	Section 3.2(a)
Special Committee	Preamble
Subsidiary	Section 3.1
Surviving Entities	Section 1.6
Tax	Section 3.7(a)
Taxes	Section 3.7(a)
TBF	Preamble
TBF II	Preamble
Thayer-BLUM	Section 8.1(a)
Thayer-BLUM Nominees	Section 8.1(a)
Third Party	Section 5.3(a)
Unaudited K*TEC Balance Sheet	Section 4.4B(a)
Warrants	Section 3.2(b)

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 3, 2001, by and among EFTC CORPORATION, a Colorado corporation ("EFTC"), K*TEC ELECTRONICS HOLDING CORPORATION, a Delaware corporation ("K*TEC"), THAYER-BLUM FUNDING II, L.L.C., a Delaware limited liability company ("TBF II"), and EXPRESS EMS CORPORATION, a newly-formed Delaware corporation with nominal capitalization, the issued and outstanding capital stock of which is nominally owned by EFTC ("Parent").

    WHEREAS, EFTC, K*TEC and Parent entered in the Agreement and Plan of Merger, dated May 2, 2001 (the "Merger Agreement"), and desire to amend and restate such agreement to substitute K*TEC's sole stockholder as a party to the K*TEC Merger (as defined);

    WHEREAS, Thayer-BLUM Funding, L.L.C. ("TBF"), owns a controlling interest in EFTC and TBF II is an affiliate of TBF and owns all of the outstanding capital stock of K*TEC;

    WHEREAS, because of the ownership of such interests in EFTC, TBF II and K*TEC by affiliated entities the board of directors of EFTC formed a special committee (the "Special Committee") to evaluate a proposal by K*TEC to combine the businesses of EFTC and K*TEC;

    WHEREAS, the Boards of Directors of EFTC and K*TEC and the Special Committee and the sole member of TBF II deem it advisable and in the best interests of each entity and its respective stockholders or member that EFTC and TBF II combine in order to advance the interests of EFTC and TBF II and their respective shareholders or member;

    WHEREAS, Parent has determined to reincorporate EFTC in Delaware by merging it with and into a newly formed wholly-owned subsidiary Delaware corporation of EFTC following the combination of EFTC and TBF II;

    WHEREAS, the combination of EFTC and TBF II shall be effected by the terms of this Agreement through (i) a merger of a wholly-owned subsidiary of Parent with and into EFTC and (ii) a merger of another wholly-owned subsidiary of Parent with and into TBF II, such that EFTC and TBF II become wholly-owned subsidiaries of Parent and the stockholders of EFTC and the member of TBF II become shareholders of Parent;

    WHEREAS, immediately after the consummation of such mergers of EFTC and K*TEC all outstanding stock of EFTC and membership units of TBF II ("TBF II Units") (as the surviving entities in the mergers) will be transferred by Parent to a newly formed entity ("Parent Sub") in exchange for shares of common stock of Parent Sub, so that, after giving effect to the transaction, (x) Parent Sub is a direct wholly-owned subsidiary of Parent and (y) TBF II and EFTC (as the surviving corporations in the mergers) are direct wholly-owned subsidiaries of Parent Sub, respectively;

    WHEREAS, for Federal income tax purposes, it is intended that (i) the EFTC Merger (as defined in Section 1.2) shall qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and/or, taken together with the K*TEC Merger (as defined in Section 1.3), as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and (as defined in Section 2.1) and TBF II Units (as defined in Section 2.2) (ii) the K*TEC Merger, taken together with the EFTC Merger, shall qualify as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units and EFTC Common Stock and (iii) the EFTC Reincorporation Merger (as defined in Section 1.2) shall constitute a "reorganization" under Section 368(a)(1)(F) of the Code;

    WHEREAS, for accounting purposes, it is intended that the transactions contemplated by this Agreement shall be accounted for as a reorganization of entities under common control;

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    WHEREAS, TBF, Thayer-BLUM Funding III, L.L.C. ("TBF III") and EFTC have entered into an agreement dated the date hereof, pursuant to which, among other things, TBF has agreed to convert into shares of EFTC Common Stock, all outstanding shares of Series B Convertible Preferred Stock of EFTC and the Senior Subordinated Convertible Note due June 30, 2006 of EFTC, on or before May 31, 2001; and

    WHEREAS, the Special Committee and the Boards of Directors of EFTC and K*TEC and the sole member of TBF II have approved this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I.
THE MERGERS

    Section 1.1  Certificate of Incorporation and Bylaws of Parent.  EFTC shall cause the Certificate of Incorporation and Bylaws of Parent to be amended prior to the Effective Time (as defined in Section 1.4) to be substantially in the form of Exhibit A and Exhibit B hereto, respectively. From the date hereof until the Effective Time, EFTC shall consult with TBF II prior to causing or permitting Parent to take any action and shall not cause or permit Parent to take any action inconsistent with the provisions of this Agreement without the written consent of TBF II.

    Section 1.2  The EFTC Merger.

      (a)  The EFTC Merger.  EFTC shall cause Parent to form a wholly-owned subsidiary named EFTC Acquisition Corp. ("EFTC Sub") under the laws of the State of Colorado. EFTC will cause Parent to cause EFTC Sub to execute and deliver this Agreement. Upon the terms and subject to the provisions of this Agreement, and in accordance with the Colorado Business Corporation Act ("CBCA"), EFTC Sub will merge with and into EFTC (the "EFTC Merger") at the Effective Time. EFTC Sub will be formed solely to facilitate the EFTC Merger and will conduct no business or activity other than in connection with the EFTC Merger.

      (b)  EFTC Reincorporation Merger.  EFTC will form a wholly-owned subsidiary named EFTC Merger Sub, Inc. ("EFTC Merger Sub") under the laws of Delaware. Upon the terms and subject to the provisions of this Agreement, and in accordance with the CBCA and the Delaware General Corporation Law (the "DGCL"), EFTC will merge with and into EFTC Merger Sub ("EFTC Reincorporation Merger") following the Effective Time (as defined in Section 1.4) for the sole purpose of changing its jurisdiction of incorporation from Colorado to Delaware and with no other changes. EFTC Merger Sub will be formed solely to facilitate the EFTC Reincorporation Merger and will conduct no business or activity other than in connection with the EFTC Reincorporation Merger. As a result of the EFTC Reincorporation Merger, the separate corporate existence of EFTC shall cease and EFTC Merger Sub shall continue as the surviving corporation. Upon becoming effective, the EFTC Reincorporation Merger shall have the effects set forth in the CBCA and the DGCL. In this Agreement, for all times following the effective time of the EFTC Reincorporation Merger, the term "EFTC" shall refer to EFTC Merger Sub.

    Section 1.3  The K*TEC Merger.  EFTC shall cause Parent to form a wholly-owned subsidiary named K*TEC Acquisition Corp. ("K*TEC Sub") under the laws of the State of Delaware. EFTC will cause Parent to cause K*TEC Sub to execute and deliver this Agreement. Upon the terms and subject to the provisions of this Agreement, and in accordance with the DGCL, K*TEC Sub will merge with and into TBF II (the "K*TEC Merger" and together with the EFTC Merger, the "Mergers") at the Effective Time. K*TEC Sub will be formed solely to facilitate the K*TEC Merger and will conduct no business or activity other than in connection with the K*TEC Merger.

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    Section 1.4  Effective Time of the Mergers.  Subject to the provisions of this Agreement, a certificate of merger with respect to each Merger in such form as is required by the relevant provisions of the CBCA and the DGCL (individually, a "Certificate of Merger" with respect to one of the Mergers, and collectively with respect to both Mergers, the "Certificates of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Colorado for filing, as provided in the CBCA with respect to the EFTC Merger, and the Secretary of State of the State of Delaware for filing, as provided in the DGCL with respect to the K*TEC Merger, as early as practicable on the Closing Date (as defined in Section 1.5). Each Merger shall become effective at such time as is specified in its Certificate of Merger (the time at which both Mergers have become fully effective being hereinafter referred to as the "Effective Time").

    Section 1.5  Closing.  The closing of the Mergers (the "Closing") will take place at such time and place to be agreed upon by the parties hereto, on a date to be specified by TBF II and EFTC, which shall be no later than the second business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "Closing Date"), unless another date is agreed to in writing by TBF II and EFTC.

    Section 1.6  Effect of the Mergers.  As a result of the EFTC Merger, the separate corporate existence of EFTC Sub shall cease and EFTC shall continue as the surviving corporation (the "EFTC Surviving Corporation"). As a result of the K*TEC Merger, the separate corporate existence of K*TEC Sub shall cease and TBF II shall continue as the surviving entity (the "K*TEC Surviving Entity" and together with the EFTC Surviving Corporation, the "Surviving Entities"). Upon becoming effective, the Mergers shall have the effects set forth in the CBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all properties, rights, privileges and powers of EFTC and EFTC Sub shall vest in the EFTC Surviving Corporation, and all debts, liabilities and duties of EFTC and EFTC Sub shall become the debts, liabilities and duties of the EFTC Surviving Corporation and (ii) all properties, rights, privileges and powers of TBF II and K*TEC Sub shall vest in the K*TEC Surviving Entity, and all debts, liabilities and duties of TBF II and K*TEC Sub shall become the debts, liabilities and duties of the K*TEC Surviving Entity.

    Section 1.7  Certificate of Incorporation, Bylaws and Organizational Documents of the Surviving Entities.  At the Effective Time, (i) the Articles of Incorporation and Bylaws of the EFTC Surviving Corporation shall be amended to be identical to the Articles of Incorporation and Bylaws, respectively, of EFTC Sub as in effect immediately prior to the Effective Time (except that the name of the EFTC Surviving Corporation shall be "EFTC Operating Corporation"), in each case until duly amended in accordance with applicable law, and (ii) organizational and operating documents of the K*TEC Surviving Entity shall be amended to be substantially identical to the Certificate of Formation and Amended and Restated Limited Liability Company Agreement of TBF II (the "TBF II LLC Agreement"), as in effect immediately prior to the Effective Time (except that the name of the K*TEC Surviving Entity shall be K*TEC Operating Company, L.L.C.), in each case until duly amended in accordance with applicable law.

    Section 1.8  Directors and Officers of the Surviving Entities.

      (a)  EFTC Surviving Corporation.  At the Effective Time, the initial directors of the EFTC Surviving Corporation, to hold office in accordance with the Articles of Incorporation and Bylaws of the EFTC Surviving Corporation will be Jeffrey W. Goettman, John C. Walker and James K. Bass. The officers of EFTC immediately prior to the Effective Time shall be the initial officers of the EFTC Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the EFTC Surviving Corporation.

      (b)  K*TEC Surviving Entity.  At the Effective Time, the sole member of the K*TEC Surviving Entity, in accordance with the limited liability company agreement of the K*TEC Surviving Entity, will be Parent. The officers of K*TEC immediately prior to the Effective Time

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  shall be the initial officers of the K*TEC Surviving Entity, each to hold office in accordance with the limited liability company agreement of the K*TEC Surviving Entity.

    Section 1.9  Contribution of Stock of EFTC and Units of TBF II to Parent Sub by Parent.  Immediately following the Effective Time, all outstanding units of the K*TEC Surviving Entity and stock of the EFTC Surviving Corporation will be transferred by Parent to a newly formed Delaware corporation, Parent Sub Corp. ("Parent Sub"), in exchange for shares Parent Sub, so that, after giving effect to the transaction, (x) Parent Sub is a direct wholly-owned subsidiary of Parent and (y) the K*TEC Surviving Entity and the EFTC Surviving Corporation are direct wholly-owned subsidiaries of Parent Sub.

    Section 1.10  Tax Consequences.  It is intended by the parties hereto that (i) the EFTC Merger shall qualify as a reorganization described in Section 368(a) of the Code and/or taken together with the K*TEC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units, (ii) the K*TEC Merger, taken together with the EFTC Merger, shall qualify as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units and EFTC Common Stock and (iii) the EFTC Reincorporation Merger shall constitute a "reorganization" under Section 368(a)(1)(F) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3 of the United States Income Tax Regulations.

ARTICLE II.
CONVERSION OF SECURITIES

    Section 2.1  Conversion of EFTC Capital Stock.  At the Effective Time, by virtue of the EFTC Merger and without any action on the part of any of the parties hereto or the holders of any shares of Common Stock, par value $0.01 per share, of EFTC ("EFTC Common Stock") or common stock of EFTC Sub:

      (a)  Capital Stock of EFTC Sub.  Each issued and outstanding share of the common stock, par value $0.01 per share, of EFTC Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the EFTC Surviving Corporation.

      (b)  Cancellation of Treasury Stock and K*TEC-Owned Stock.  All shares of EFTC Common Stock that are owned by EFTC as treasury stock and any shares of EFTC Common Stock owned by TBF II or any wholly-owned Subsidiary (as defined in Section 3.1) of TBF II shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

      (c)  Exchange Ratio for EFTC Common Stock.  Subject to Section 2.4(e), each issued and outstanding share of EFTC Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive 0.25 shares (the "EFTC Exchange Ratio") of Common Stock, par value $0.01 per share, of Parent ("Parent Common Stock"). All such shares of EFTC Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the shares of Parent Common Stock and an amount equal to certain dividends and other distributions described in Section 2.4(c), without interest, upon the surrender of such certificate in accordance with Section 2.4.

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    Section 2.2  Conversion of TBF II Units.  At the Effective Time, by virtue of the K*TEC Merger and without any action on the part of any of the parties hereto or the holders of any TBF II Units or common stock of K*TEC Sub:

      (a)  Capital Stock of K*TEC Sub.  All of the issued and outstanding shares of the common stock, par value $0.01 per share, of K*TEC Sub shall, in the aggregate, be converted into and become all of the outstanding units and/or membership interests of the K*TEC Surviving Entity.

      (b) [Intentionally left blank.]

      (c)  Exchange of TBF II Units.  Subject to Section 2.4(e) and 2.2(d), all of the issued and outstanding TBF II Units shall be converted into the right to receive 15,127,174 shares of Parent Common Stock in the aggregate. All such TBF II Units, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holder of such units shall cease to have any ownership or other rights with respect thereto, except the right to receive the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and an amount equal to certain dividends and other distributions described in Section 2.4(c), in each case upon the surrender of such certificate in accordance with Section 2.4 and without interest.

      (d)  Adjustment to Number of Shares Received for TBF II Units.  The number of shares of Parent Common Stock to be received by TBF III in the K*TEC Merger will be subject to adjustment as set forth in this Section 2.2(d). To the extent and only to the extent that the Net Tangible Assets of K*TEC set forth on the Unaudited K*TEC Balance Sheet dated as of December 31, 2000 (as defined in Section 4.4B(a)) exceeds the Net Tangible Assets set forth on Audited K*TEC Balance Sheet (as defined in Section 5.21) by more than $5,000,000 (such excess, the "Net Tangible Assets Shortfall"), the aggregate number of shares of Parent Common Stock for which all issued and outstanding shares of TBF II Units shall be converted into the right to receive shall be a number equal to (i) (A) 15,127,174 minus (ii) (A) the amount of the Net Tangible Assets Shortfall divided by (B) $11; provided, that, no further adjustment to the number of shares of Parent Common Stock to be issued in exchange for TBF II Units will be made hereunder to the extent the Net Tangible Assets Shortfall exceeds $20,000,000. By way of example, if the Net Tangible Assets on the Unaudited K*TEC Balance Sheet exceeded the Net Tangible Assets on the Audited K*TEC Balance Sheet by $10,000,000, the Net Tangible Assets Shortfall would be $5,000,000, and the number of shares of Parent Common Stock to be issued in exchange for TBF II Units would be adjusted such that the aggregate number of shares of Parent Common Stock for which all outstanding shares of TBF II Units would be converted, would be reduced by (i) 5,000,000 divided by (ii) 11, or 454,545 shares. "Net Tangible Assets" means, at any date, (a) the Total Assets of K*TEC at such date (other than investments in and moneys due from an Affiliate of K*TEC other than K*TEC and its Subsidiaries) minus (b) Total Liabilities of K*TEC at such date, excluding, however, from the determination of the Total Assets of K*TEC at such date, (a) all goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses, rights in any of the foregoing, and other similar intangibles (b) all prepaid expenses, deferred charges or unamortized debt discount and expense, (c) securities not readily marketable, (d) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement, defeasance or prepayment of any stock or indebtedness, (e) any write-up in the book value of any asset resulting from a revaluation thereof and (f) any items not included in clauses (a) through (e) above but treated as intangibles in conformity with GAAP. "Total Assets" of K*TEC means, at any date, the total assets of K*TEC and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP. "Total Liabilities" of K*TEC means, at any date, all obligations that, in conformity with GAAP, would be included in determining total liabilities as shown on the liabilities side of a consolidated balance sheet of K*TEC and its Subsidiaries at such date.

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    Section 2.3  Cancellation of Parent Stock.  At the Effective Time, by virtue of the Mergers and without any action on the part of any holder of any capital stock of EFTC or Parent or the member of TBF II, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be surrendered and cancelled, and the amount paid by EFTC for the shares of Parent Common Stock held by it shall be returned by Parent to it.

    Section 2.4  Exchange of Certificates.  The procedures for exchanging certificates which prior to the Effective Time represented shares of EFTC Common Stock and TBF II Units for certificates representing Parent Common Stock pursuant to the Mergers are as follows:

      (a)  Exchange Agent.  As of the Effective Time, Parent shall deposit with a bank or trust company designated by TBF II and EFTC (the "Exchange Agent"), for the benefit of the holders of shares of EFTC Common Stock and TBF II Units outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.4, through the Exchange Agent, certificates representing the shares of Parent Common Stock and cash in lieu of fractional shares (such shares of Parent Common Stock and cash in lieu of fractional shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), issuable pursuant to Sections 2.1 and 2.2 in exchange for shares of EFTC Common Stock and TBF II Units outstanding immediately prior to the Effective Time.

      (b)  Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of EFTC Common Stock (collectively, the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as EFTC and TBF II may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (plus cash in lieu of fractional shares, if any, of Parent Common Stock as provided below). As soon as practicable after the Effective Time, Parent will cause the Exchange Agent to issue a certificate to TBF III for the shares of Parent Common Stock issuable in conversion of the TBF II Units pursuant to Section 2.2. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, the amount of any cash payable in lieu of fractional shares of Parent Common Stock and an amount equal to certain dividends and other distributions which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of EFTC Common Stock prior to the Effective Time which is not registered in the transfer records of EFTC a certificate representing the number of shares of Parent Common Stock issuable and any amounts payable in accordance with this Agreement may be issued and paid to a transferee if the Certificate representing such EFTC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

      (c)  Distributions With Respect to Unexchanged Shares.  No amount in respect of dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock the holder thereof is entitled to receive in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall

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  surrender such Certificate to Parent in accordance herewith. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to subsection (e) below and an amount equal to the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to whole shares of Parent Common Stock, and (ii) at the appropriate payment date, an amount equal to the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to whole shares of Parent Common Stock, in each case without interest.

      (d)  No Further Ownership Rights in EFTC Common Stock and TBF II Units.  All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of EFTC Common Stock or TBF II Units theretofore represented by such Certificates, subject, however, to the applicable Surviving Entities' obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by EFTC on such shares of EFTC Common Stock or by TBF II on such TBF II Units, as the case may be, in accordance with the terms of this Agreement (to the extent permitted under Section 5.1) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the EFTC Surviving Corporation or the K*TEC Surviving Entity, as the case may be, of the shares of EFTC Common Stock, on the one hand, or the TBF II Units, on the other hand, respectively, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to one of the Surviving Entities or Parent for any reason, such Certificates shall be cancelled and exchanged as provided in this Section 2.4.

      (e)  No Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing TBF II Units or shares of EFTC Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of TBF II Units or shares of EFTC Common Stock outstanding immediately prior to the Effective Time exchanged pursuant to the K*TEC Merger or EFTC Merger, respectively, who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by four times the average per share last trade price of EFTC Common Stock (as quoted on the Nasdaq Stock Market) for the last ten (10) consecutive trading days prior to the Effective Time.

      (f)  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the former stockholders of EFTC or member of TBF II for 180 days after the Effective Time shall be delivered to Parent upon demand, and any former stockholder of EFTC or member of TBF II who has not previously complied with this Section 2.4 shall thereafter look only to Parent for payment of such former stockholder's or member's claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any amounts in respect of dividends or distributions with respect to Parent Common Stock.

      (g)  No Liability.  None of EFTC, TBF II, Parent or the Exchange Agent shall be liable to any holder of shares of EFTC Common Stock or TBF II Units, as the case may be, for any shares of Parent Common Stock (or cash in lieu of fractional shares of Parent Common Stock or any

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  dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (h)  Withholding Rights.  Parent and each of the Surviving Entities shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the holder of TBF II Units or any holder of Certificates which prior to the Effective Time represented shares of EFTC Common Stock or such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or one of the Surviving Entities, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of EFTC Common Stock or TBF II Units, as the case may be, in respect of which such deduction and withholding was made.

      (i)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or one of the Surviving Entities, the posting by such person of a bond in such reasonable amount as Parent or such Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

      (j)  Affiliates.  Notwithstanding anything herein to the contrary, shares of Parent Common Stock shall not be exchanged for Certificates surrendered for exchange by any Affiliate (as defined in Section 5.11) of EFTC or issued in respect of cancelled TBF II Units until (i) Parent has received an Affiliate Agreement (as defined in Section 5.11) from such Affiliate or (ii) such date as such shares of Parent Common Stock are transferable under Rule 145(d) of the Securities Act of 1933, as amended (the "Securities Act").

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF EFTC

    EFTC represents and warrants to TBF II and K*TEC that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by EFTC to TBF II on or before the date of this Agreement (the "EFTC Disclosure Schedule"). The EFTC Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

    Section 3.1  Organization of EFTC.  Each of EFTC and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of EFTC and its Subsidiaries, taken as a whole (an "EFTC Material Adverse Effect"). A true and correct copy of the Articles of Incorporation and Bylaws of EFTC has been delivered to TBF II. Except as set forth in EFTC SEC Reports (as defined in Section 3.4) filed prior to the date hereof, neither EFTC nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in EFTC or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. As used in this Agreement, the word "Subsidiary" means, with respect to any

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party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the economic interests in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    Section 3.2  EFTC Capital Structure.

      (a) The authorized capital stock of EFTC consists of 75,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value ("EFTC Preferred Stock"). The authorized EFTC Preferred Stock consists of 45,000 shares of Series A Junior Participating Preferred Stock ("Series A Preferred Stock"), 15,000 shares of EFTC Series B Preferred Stock and 4,940,000 shares of Preferred Stock which have not been designated. As of April 23, 2001, (i) 15,980,989 shares of EFTC Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 14,233.333 shares of EFTC Series B Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (iii) no shares of EFTC Common Stock were held in the treasury of EFTC or by Subsidiaries of EFTC. The EFTC Disclosure Schedule shows the number of shares of EFTC Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof and the plans under which such options were granted (collectively, the "EFTC Stock Plans"). There are no obligations, contingent or otherwise, of EFTC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of EFTC Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business and other than any obligation the failure of which to perform or satisfy would not have an EFTC Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests of each of EFTC's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by EFTC or another Subsidiary of EFTC free and clear of all security interests, liens, claims, pledges, agreements, limitations in EFTC's voting rights, charges or other encumbrances of any nature.

      (b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the EFTC Stock Plans and except for the preferred stock purchase rights issued and issuable under the Rights Agreement dated as of February 25, 1999, as amended on March 30, 2000 and July 14, 2000, between EFTC and Computershare Trust Company, Inc. (the "EFTC Rights Plan"), conversion rights under the Senior Convertible Note due June 30, 2006, conversion rights under the EFTC Series B Preferred Stock, options to purchase an aggregate of 4,640,242 shares of EFTC Common Stock held by current and former directors, officers and employees of EFTC, and the Warrants to purchase an aggregate of 525,000 shares of EFTC Common Stock, issued to Murphy Noell Capital, LLC and Durham Capital Corporation (the "Warrants"), (i) there are no shares of capital stock of any class of EFTC, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which EFTC or any of its Subsidiaries is a party or by which it is bound obligating EFTC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests of EFTC or any of its Subsidiaries or obligating EFTC or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of EFTC,

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  there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of EFTC. All shares of EFTC Common Stock subject to issuance as specified in this Section 3.2 are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

    Section 3.3  Authority; No Conflict; Required Filings and Consents.

      (a) EFTC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by EFTC have been duly authorized by all necessary corporate action on the part of EFTC, subject only to the approval and adoption of this Agreement and the EFTC Merger by EFTC's stockholders under the CBCA. This Agreement has been duly executed and delivered by EFTC and constitutes the valid and binding obligations of EFTC, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

      (b) The execution and delivery of this Agreement by EFTC does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of EFTC or any of its Subsidiaries, (ii) conflict with or violate any permit, concession, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to EFTC or any of its Subsidiaries or any of its or their properties or assets, or (iii) result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of any indenture, mortgage, deed or trust, credit agreement, note or other indebtedness, or any other material agreement of EFTC or any of its Subsidiaries (collectively, the "EFTC Agreements") except in the case of (ii) or (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) would not, individually or in the aggregate, have an EFTC Material Adverse Effect or (y) would not substantially impair or delay the consummation of the EFTC Merger.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to EFTC or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Certificate of Merger with respect to the EFTC Merger with the Delaware Secretary of State, (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not (x) have an EFTC Material Adverse Effect or (y) substantially impair or delay the consummation of the EFTC Merger.

    Section 3.4  SEC Filings; Financial Statements.

      (a) EFTC has filed and made available to TBF II all forms, reports and documents required to be filed by EFTC with the SEC since January 1, 1998 (collectively, the "EFTC SEC Reports"). The EFTC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this

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  Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such EFTC SEC Reports or necessary in order to make the statements in such EFTC SEC Reports, in the light of the circumstances under which they were made, not misleading. None of EFTC's Subsidiaries is required to file any forms, reports or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes) of EFTC contained in the EFTC SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of EFTC and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of EFTC as of March 31, 2001 is referred to herein as the "EFTC Balance Sheet."

    Section 3.5  No Undisclosed Liabilities.  Except as disclosed in the EFTC SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since March 31, 2001 in the ordinary course of business consistent with past practices, EFTC and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise, including, but not limited to, contractual obligations and this Agreement (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which would, individually or in the aggregate, have an EFTC Material Adverse Effect.

    Section 3.6  Absence of Certain Changes or Events.  Except as disclosed in the EFTC SEC Reports filed prior to the date hereof, since the date of the EFTC Balance Sheet, EFTC and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) with respect to EFTC or any of its Subsidiaries which would have an EFTC Material Adverse Effect; (ii) any material change by EFTC in its accounting methods, principles or practices to which TBF II has not previously consented in writing; or (iii) any other action or event that would have required the consent of TBF II pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement other than such actions or events that, individually or in the aggregate, have not had or would have an EFTC Material Adverse Effect.

    Section 3.7  Taxes.

      (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental, property taxes, or other taxes, fees, charges or assessments of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

      (b) EFTC and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into

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  account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clauses (i), (ii) or (iii) for any such filings, payments or accruals that would not, individually or in the aggregate, have an EFTC Material Adverse Effect. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of EFTC, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, would have an EFTC Material Adverse Effect. EFTC and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly withholding for such payment) all Taxes required by law to be withheld or collected, except for amounts that would not, individually or in the aggregate, have an EFTC Material Adverse Effect. Neither EFTC nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for Taxes upon the assets of EFTC or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings), except for liens that would not, individually or in the aggregate, have an EFTC Material Adverse Effect.

      (c) Neither EFTC nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after the taxable period ending December 31, 1997, other than a group the common parent of which is or was EFTC or any Subsidiary of EFTC.

      (d) Neither EFTC nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person (other than EFTC or its Subsidiaries) with respect to Taxes of such other person (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity, except for obligations that would not, individually or in the aggregate, have an EFTC Material Adverse Effect.

    Section 3.8  Properties.

      (a) Neither EFTC nor any of its Subsidiaries is in default under any leases for real property providing for the occupancy, in each case, of facilities in excess of 20,000 square feet (collectively "Material Lease(s)"), except where the existence of such defaults, individually or in the aggregate, would not have an EFTC Material Adverse Effect.

      (b) With respect to each item of real property that EFTC or any of its Subsidiaries owns, except for such matters that, individually or in the aggregate, would not have an EFTC Material Adverse Effect: (i) EFTC or its Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (ii) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

    Section 3.9  Intellectual Property.  EFTC owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of EFTC as currently conducted, subject to such exceptions that,

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individually and in the aggregate, would not have an EFTC Material Adverse Effect. EFTC has no knowledge of any assertion or claim challenging the validity of any of such intellectual property.

    Section 3.10  Agreements, Contracts and Commitments.

      (a) EFTC has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the EFTC SEC Reports ("EFTC Material Contracts") in such a manner as, individually or in the aggregate, would have an EFTC Material Adverse Effect. Each EFTC Material Contract that has not expired by its terms is in full force and effect.

      (b) Without limiting Section 3.10(a), each of the management contracts to which EFTC is a party and each of EFTC's Material Leases (i) is valid and binding in accordance with its terms and is in full force and effect, (ii) neither EFTC nor any of its Subsidiaries is in default in any material respect thereof, nor does any condition exist that with notice or lapses of time or both would constitute a material default thereunder, and (iii) no party has given any written or (to the knowledge of EFTC) oral notice of termination or cancellation thereof or that such party intends to assert a breach thereof, or seek to terminate or cancel, any such agreement, contract or lease, in each case as a result of the transactions contemplated hereby, subject to such exceptions that, individually and in the aggregate, would have an EFTC Material Adverse Effect.

    Section 3.11  Litigation.  Except as described in the EFTC SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against EFTC pending or as to which EFTC has received any written notice of assertion, which, individually or in the aggregate, would have an EFTC Material Adverse Effect or a material adverse effect on the ability of EFTC to consummate the transactions contemplated by this Agreement.

    Section 3.12  Environmental Matters.

      (a) Except as disclosed in the EFTC SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, would not have an EFTC Material Adverse Effect: (i) EFTC and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by EFTC and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)); (iii) the properties formerly owned or operated by EFTC or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by EFTC or any of its Subsidiaries; (iv) neither EFTC nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither EFTC nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither EFTC nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that EFTC or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither EFTC nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving EFTC or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of EFTC or any of its Subsidiaries pursuant to any Environmental Law.

      (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any

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  Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

      (c) As used herein, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

    Section 3.13  Employee Benefit Plans.

      (a) For purposes of this Agreement, the "EFTC Employee Plans" shall mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of EFTC or any trade or business (whether or not incorporated) which is under common control with EFTC within the meaning of Section 414 of the Code (an "ERISA Affiliate"), or any Subsidiary of EFTC (together, the "EFTC Employee Plans"). EFTC has listed in Section 3.13 of the EFTC Disclosure Schedule all EFTC Employee Plans other plans that are "employee welfare benefit plans" within the meaning of Section 3(1) of ERISA.

      (b) With respect to each EFTC Employee Plan, EFTC has made available to K*TEC, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such EFTC Employee Plan and all amendments thereto, (iii) each trust agreement and group annuity contract, if any, and all amendments thereto relating to such EFTC Employee Plan and (iv) the most recent actuarial report or valuation relating to an EFTC Employee Plan subject to Title IV of ERISA.

      (c) With respect to the EFTC Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of EFTC, there exists no condition or set of circumstances in connection with which EFTC could be subject to any liability that would have an EFTC Material Adverse Effect under ERISA, the Code or any other applicable law.

      (d) With respect to the EFTC Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of EFTC, except for obligations which, individually or in the aggregate, would have an EFTC Material Adverse Effect.

      (e) Except as disclosed in the EFTC SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither EFTC nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of EFTC or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving EFTC of the nature contemplated by this Agreement, (ii) agreement with any officer of EFTC providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated or the funding of benefits of which will be required, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

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    Section 3.14  Compliance With Laws.  EFTC has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not have an EFTC Material Adverse Effect.

    Section 3.15  Tax Matters.

      (a) To the best knowledge of EFTC, after consulting with its tax advisors, neither EFTC nor any of its Affiliates (as defined in Section 5.11) other than TBF or any of its Affiliates (as to which no representation or warranty is made) has taken or agreed to take any action which would (i) prevent the EFTC Merger from qualifying as a reorganization described in Section 368(a) of the Code and/or, taken together with the K*TEC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units or (ii) prevent the K*TEC Merger, taken with the EFTC Merger, from qualifying as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units and EFTC Common Stock.

      (b) To the best knowledge of EFTC, none of the stockholders of EFTC, other than TBF (as to which no representation or warranty is made) have a present plan, intention or arrangement to sell or otherwise dispose of Parent Common Stock received in the EFTC Merger.

    Section 3.16  Customers and Suppliers.  The EFTC Disclosure Schedule lists the names and addresses of EFTC's top ten customers and suppliers for the six-month period ended March 31, 2001. Except as disclosed in the EFTC Disclosure Schedule, EFTC has not received any actual written notice that any such customer or supplier intends to discontinue or materially alter its relationship with EFTC.

    Section 3.17  Labor Matters.  Except as disclosed in the EFTC SEC Reports filed prior to the date hereof, neither EFTC nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is EFTC or any of its Subsidiaries the subject of any material proceeding asserting that EFTC or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of EFTC, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving EFTC or any of its Subsidiaries.

    Section 3.18  Insurance.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by EFTC or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of EFTC and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have an EFTC Material Adverse Effect.

    Section 3.19  Opinion of Financial Advisor.  The financial advisor of the Special Committee, J.P. Morgan H&Q, a division of Chase Securities Inc., has delivered to the Special Committee an opinion as to fairness to the holders of EFTC Common Stock other than TBF from a financial point of view.

    Section 3.20  No Existing Discussions.  As of the date hereof, EFTC is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.3).

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    Section 3.21  EFTC Rights Plan.  Under the terms of the EFTC Rights Plan, neither the execution of this Agreement nor the transactions contemplated hereby or thereby, will cause a Distribution Date to occur or cause the rights issued pursuant to the EFTC Rights Plan to become exercisable, and all such rights shall become non-exercisable at the Effective Time.

    Section 3.22  FCPA.  EFTC has complied in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), in obtaining any consents, licenses, approvals, authorizations, rights, and privileges in connection with the conduct of its business and has otherwise conducted its business in compliance with all material respects with the FCPA. EFTC's internal management and accounting practices and controls are adequate to ensure compliance in all material respects with the FCPA.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF TBF II AND K*TEC

    A.  Each of K*TEC and TBF II represent and warrant, jointly and severally, to EFTC that the statements contained in this Article IV.A are true and correct except as set forth herein.

    Section 4.1A  Organization and Qualification of TBF II.  TBF II is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by it. True and complete copies of the certificate of formation of TBF II and the TBF II LLC Agreement have been made available by TBF II for review by EFTC.

    Section 4.2A  Authorization TBF II has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by TBF II and the performance of its obligations hereunder has been duly and validly authorized by the sole member of TBF II, no other action on the part of TBF II or its member being necessary. This Agreement has been duly and validly executed and delivered by TBF II and is a legal, valid and binding obligation of TBF II, enforceable against TBF II in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity.

    Section 4.3A  Capitalization of TBF II.  TBF III is the sole member of TBF II and holds 230,000,000 TBF II Units which represent one hundred percent (100%) of the issued and outstanding membership interests in TBF II. Other than the TBF II Units held by TBF III, no other person owns or holds any equity interest of TBF II, any interest in the profits or losses of TBF II, or any rights to receive distributions from TBF II. There are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of TBF II Units, nor are there any other commitments of any kind for the granting or issuance of additional TBF II Units. Each of the TBF II Units that are issued and outstanding are duly authorized, validly issued, fully paid and nonassessable and are free of any preemptive or other similar rights.

    Section 4.4A  No Conflict.  The execution, delivery and performance of this Agreement by TBF II and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with TBF II LLC Agreement, (b) conflict with or violate in any material respect any law or other rule or regulation applicable to TBF II or any of its Subsidiaries, or (c) violate, conflict with, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or result in or give to others any rights of termination, amendment, acceleration or cancellation under, or result in the creation of any lien or other encumbrance or restriction on TBF II Units or on any of the assets or properties of

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TBF II or any of its Subsidiaries pursuant to, any material contract or material license to which TBF II or any Subsidiary is a party or by which any of their assets or properties is bound.

    Section 4.5A  Operations; No Assets or Liabilities.  Other than the ownership of 23,000,000 shares of common stock of K*TEC (the "K*TEC Shares") and its contractual rights under the agreements set forth on Schedule 4.5A of the K*TEC Disclosure Schedule, TBF II has no assets of any kind. Except as set forth on Schedule 4.5A of the K*TEC Disclosure Schedule, TBF II is not a party to any written or oral contract, lease, understanding, commitment, arrangement, or other agreement. TBF II does not own and has never owned any real property or intellectual property. TBF II currently conducts, and in the past has conducted, no operations other than holding the K*TEC Shares, and neither currently nor in the past, has retained any employees. There are no liabilities of TBF II, whether absolute, accrued, contingent or otherwise, and whether due or to become due, other than those arising under the agreements set forth on the K*TEC Disclosure Schedule.

    Section 4.6A  Tax Matters.  To the best knowledge of TBF II, after consulting with its tax advisors, neither TBF II nor any of its Affiliates (as defined in Section 5.12) has taken or agreed to take any action which would (i) prevent the K*TEC Merger, taken together with the EFTC Merger, from qualifying as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units and EFTC Common Stock or (ii) prevent the EFTC Merger from qualifying as a reorganization described in Section 368(a) of the Code and/or taken together with the K*TEC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units. To the best knowledge of TBF II, the sole member of TBF II has no present plan, intention or arrangement to sell or otherwise dispose of the shares of Parent Common Stock received in the K*TEC Merger.

    Section 4.7A  Compliance With Laws.  Except as set forth on the K*TEC Disclosure Schedule, TBF II has at all times complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not have a K*TEC Material Adverse Effect.

    Section 4.8A  Taxes

      (a) TBF II and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clauses (i), (ii) or (iii) for any such filings, payments or accruals that would not, individually or in the aggregate, have a K*TEC Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of TBF II or K*TEC, is threatening to assert any claims for Taxes against TBF II or any of its Subsidiaries, which claims, individually or in the aggregate, would have a K*TEC Material Adverse Effect. TBF II and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that would not, individually or in the aggregate, have a K*TEC Material Adverse Effect. Neither TBF II nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for Taxes upon the assets of TBF II or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings), except for liens that would not, individually or in the aggregate, have a K*TEC Material Adverse Effect.

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      (b) TBF II has not been a member of (i) an affiliated group of corporations filing a consolidated federal income tax return or (ii) a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law (any such group, an "Affiliated Group") for any taxable period beginning on or after the date of its formation, other than a group the common parent of which is or was TBF II. No Subsidiary of TBF II has been a member of an Affiliated Group for any taxable period beginning on or after December 31, 1997, other than a group the common parent of which is or was TBF II or any Subsidiary of TBF II, except for K*TEC, which previously was a member of an Affiliated Group the parent of which was Kent Electronics Corporation.

      (c) Neither TBF II nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person (other than TBF II or its Subsidiaries) with respect to Taxes of such other person (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity, except for obligations that would not, individually or in the aggregate, have a K*TEC Material Adverse Effect.

      (d) TBF II and K*TEC represent and warrant, jointly and severally, to EFTC that the statements contained in this Article IV.B are true and correct, except as set forth in the disclosure schedule delivered herewith to EFTC on or before the date of this Agreement (the "K*TEC Disclosure Schedule"). The K*TEC Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs. Unless the context otherwise requires, references to K*TEC in this Article IV also refer to the assets, business and operations of Kent Electronics Corporation that were acquired by K*TEC in October 2000 prior to their acquisition by K*TEC to the extent relevant to the assets, liabilities and operations of K*TEC since such acquisition.

    Section 4.1B  Organization of K*TEC.  Each of K*TEC and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of TBF II or K*TEC and its Subsidiaries, taken as a whole (a "K*TEC Material Adverse Effect"). A true and correct copy of the Certificate of Incorporation and Bylaws of K*TEC has been delivered to EFTC. Except as set forth in the K*TEC Financial Statements (as defined in Section 4.4B) filed prior to the date hereof, neither K*TEC nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in K*TEC or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

    Section 4.2B  K*TEC Capital Structure

      (a) The authorized capital stock of K*TEC consists of 30,000,000 shares of common stock, $0.01 par value. As of the date hereof, 23,000,000 shares of such common stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable. The K*TEC Disclosure Schedule shows the number of shares of common stock of K*TEC reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof, the exercise price of such options, and the plans under which such options were granted (collectively, the "K*TEC Stock Plans"). There are no obligations, contingent or otherwise, of K*TEC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of common stock of K*TEC or the capital

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  stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business and other than any obligation the failure of which to perform or satisfy would not have a K*TEC Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests of each of K*TEC's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by K*TEC or another Subsidiary of K*TEC free and clear of all security interests, liens, claims, pledges, agreements, limitations in K*TEC's voting rights, charges or other encumbrances of any nature.

      (b) Except as set forth in this Section 4.2B, the K*TEC Disclosure Schedule or as reserved for future grants of options under the K*TEC Stock Plans, (i) there are no shares of capital stock of any class of K*TEC, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which K*TEC or any of its Subsidiaries is a party or by which it is bound obligating K*TEC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests of K*TEC or any of its Subsidiaries or obligating K*TEC or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of K*TEC, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of K*TEC. All shares of common stock of K*TEC subject to issuance as specified in this Section 4.2B are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

    Section 4.3B  Authority; No Conflict; Required Filings and Consents

      (a) K*TEC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by K*TEC have been duly authorized by all necessary corporate action on the part of K*TEC, including the approval and adoption of this Agreement and the K*TEC Merger by K*TEC's stockholders under the DGCL. This Agreement has been duly executed and delivered by K*TEC and constitutes the valid and binding obligations of K*TEC, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

      (b) The execution and delivery of this Agreement by K*TEC does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of K*TEC or any of its Subsidiaries, (ii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to K*TEC or any of its Subsidiaries or any of its or their properties or assets, or (iii) result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of any indenture, mortgage, deed or trust, credit agreement, note or other indebtedness, or any other material agreement of K*TEC or any of its Subsidiaries (collectively, the "K*TEC Agreements") except in the case of (ii) or (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) would not, individually or in the aggregate, have a K*TEC Material Adverse Effect or (y) would not substantially impair or delay the consummation of the K*TEC Merger.

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      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to K*TEC or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Certificate of Merger with respect to the K*TEC Merger with the Delaware Secretary of State, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the Securities Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not (x) have a K*TEC Material Adverse Effect or (y) substantially impair or delay the consummation of the K*TEC Merger.

    Section 4.4B  Financial Statements

      (a) The K*TEC Disclosure Schedule contains copies of the unaudited statement of assets and liabilities (the "Unaudited K*TEC Balance Sheet") of K*TEC as of December 31, 2000, the unaudited statement of assets and liabilities of K*TEC as of April 1, 2001 (the "Balance Sheet Date"), the unaudited results of operations and cash flows of K*TEC for the period from October 10, 2000 through December 31, 2000, and the unaudited results of operations and cash flows of K*TEC for the period December 31, 2000 through April 1, 2001 (collectively, the "K*TEC Financial Statements").

      (b) Each of the K*TEC Financial Statements (including, in each case, any related notes) of K*TEC was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the consolidated financial position of K*TEC and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    Section 4.5B  No Undisclosed Liabilities.  Except as disclosed in the K*TEC Financial Statements or the K*TEC Disclosure Schedule, and except for normal or recurring liabilities incurred since March 31, 2001 in the ordinary course of business consistent with past practices, K*TEC and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which would, individually or in the aggregate, have a K*TEC Material Adverse Effect.

    Section 4.6B  Absence of Certain Changes or Events.  Except as disclosed in the K*TEC Financial Statements and the K*TEC Disclosure Schedule, since the Balance Sheet Date, K*TEC and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) with respect to K*TEC or any of its Subsidiaries which would have a K*TEC Material Adverse Effect; (ii) any material change by K*TEC in its accounting methods, principles or practices to which EFTC has not previously consented in writing; or (iii) any other action or event that would have required the consent of EFTC pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement, other than such actions or events that, individually or in the aggregate, have not had or would not have a K*TEC Material Adverse Effect.

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    Section 4.7B  Properties

      (a) Neither K*TEC nor any of its Subsidiaries is in default under any Material Leases, except where the existence of such defaults, individually or in the aggregate, would not have a K*TEC Material Adverse Effect.

      (b) With respect to each item of real property that K*TEC or any of its Subsidiaries owns, except for such matters that, individually or in the aggregate, would not have a K*TEC Material Adverse Effect: (i) K*TEC or its Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (ii) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

    Section 4.8B  Intellectual Property.  Except as set forth on the K*TEC Disclosure Schedule, K*TEC owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of K*TEC as currently conducted, subject to such exceptions that, individually and in the aggregate, would not have a K*TEC Material Adverse Effect. K*TEC has no knowledge of any assertion or claim challenging the validity of any of such intellectual property.

    Section 4.9B  Agreements, Contracts and Commitments

      (a) The K*TEC Disclosure Schedule contains a complete and accurate list of all leases, contracts and arrangements described below in clauses (i) through (xi) below to which K*TEC is a party or relating primarily to K*TEC's business ("K*TEC Material Contracts")

    (i)
    each contract or arrangement with any of the customers of K*TEC listed on the K*TEC Disclosure Schedule involving performance of services or delivery of goods or materials to K*TEC of an amount or value in excess of $100,000, other than purchase orders received by K*TEC in the ordinary course of business requiring K*TEC to perform services or deliver goods;

    (ii)
    each contract or arrangement with any of the suppliers to K*TEC listed on the K*TEC Disclosure Schedule involving performance of services or delivery of goods or materials to K*TEC of an amount or value in excess of $100,000, other than purchase orders entered into by K*TEC in the ordinary course of business for the purchase of services or goods by K*TEC;

    (iii)
    each note, debenture, other evidence of indebtedness, guarantee, loan, letter of credit, surety bond or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing entered into by K*TEC or by which K*TEC or any of its properties or assets are bound;

    (iv)
    each lease, rental or occupancy agreement, license, installment and conditional sales agreement, and other contract or arrangement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and involving aggregate payments in excess of $100,000;

    (v)
    each licensing agreement or other agreement with respect to patents, trademarks, copyrights, or other intellectual property and involving aggregate payments in excess of $100,000, and each agreement with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any Intellectual Property;

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    (vi)
    each collective bargaining agreement or other agreement to or with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

    (vii)
    each joint venture agreement, partnership agreement, or limited liability company agreement or other agreement (however named) involving a sharing of profits, losses, costs or liabilities by K*TEC with any other Person;

    (viii)
    each agreement that commits capital expenditures after the date hereof in an amount in excess of $100,000;

    (ix)
    each power of attorney which is currently effective and outstanding;

    (x)
    each agreement between K*TEC and any of its Affiliates or Subsidiaries; and

    (xi)
    each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by K*TEC other than in the ordinary course of business.

      (b) True and correct copies of each written K*TEC Material Contract have been delivered or made available to EFTC.

      (c) Except as set forth on the K*TEC Disclosure Schedule, each of the K*TEC Material Contracts listed on the K*TEC Disclosure Schedule: (i) is in full force and effect, and (ii) represents the legally valid and binding obligation of K*TEC and, to the knowledge of K*TEC, the other parties thereto, and is enforceable against K*TEC and such parties in accordance with its terms. Except as set forth on the K*TEC Disclosure Schedule, K*TEC is not in material breach of any K*TEC Material Contract and to K*TEC's knowledge no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a material default or a basis for force majeure or the claim of excusable delay or nonperformance under such K*TEC Material Contracts, except for conditions that would not, individually or in the aggregate, have a K*TEC Material Adverse Effect.

      (d) Except as set forth on the K*TEC Disclosure Schedule, there are no renegotiations of, or, to K*TEC's knowledge, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to K*TEC under current or completed K*TEC Material Contracts, with any Person or entity having the contractual or statutory right to demand or require such renegotiation. K*TEC has not received any written demand for such negotiation in respect of any such K*TEC Contract.

    Section 4.10B  Litigation.  Except as set forth in the K*TEC Disclosure Schedule, there are no actions, suits, or other proceedings pending or, to the knowledge of K*TEC, threatened against K*TEC or involving any of the properties or assets of K*TEC, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity that (i) involves a claimed amount equal to or greater than $100,000, (ii) would reasonably be expected to result in the payment of damages or settlement in an amount equal to or greater than $100,000, (iii) seeks injunctive relief, or (iv) involves claims by a Governmental Authority against any aspect of the assets, business or operations of K*TEC.

    Section 4.11B  Environmental Matters.  Except as disclosed in the K*TEC Disclosure Schedule and except for such matters that, individually or in the aggregate, would not have a K*TEC Material Adverse Effect: (i) K*TEC and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by K*TEC and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by K*TEC or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by K*TEC or any of its Subsidiaries; (iv) neither K*TEC nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither K*TEC nor

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any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither K*TEC nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that K*TEC or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither K*TEC nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving K*TEC or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of K*TEC or any of its Subsidiaries pursuant to any Environmental Law.

    Section 4.12B  Employee Benefit Plans

      (a) This Section 4.12B(a) sets forth K*TEC's representations and warranties regarding employee benefit plans for periods prior to October 10, 2000:

    (i)
    The K*TEC Disclosure Schedule lists each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") and any other employee plan, program or arrangement maintained by K*TEC at any time during the five (5) year period ending on October 10, 2000 which covered or had covered any then current or former employees, consultants or directors of K*TEC and pursuant to which K*TEC had any liability (whether fixed or contingent) (the "Pre-Purchase K*TEC Plans"). True and correct copies of each of the following, to the extent applicable, have been made available to EFTC with respect to each Pre-Purchase K*TEC Plan: the three most recent annual reports (Form 5500) filed with the Internal Revenue Service the plan document the trust agreement, if any, the most recent summary plan description if required by ERISA or the Code, the most recent determination letter, if any, issued by the IRS with respect to any Pre-Purchase K*TEC Plan intended to be qualified under Section 401 of the Code. and any insurance policy, related to such Pre-Purchase K*TEC Plan. Each Pre-Purchase K*TEC Plan has been administered and is in compliance in all material respects With the terms of such plan and all applicable laws, rules and regulations.

    (ii)
    K*TEC did not contribute to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA) and neither K*TEC nor any entity that, together with K*TEC, was treated as a single employer under Code § 414(b), (c), (m) or (o) or ERISA § 4001 (a) (14) or 4001(b) ("Controlled Entity") had incurred any withdrawal liability with respect to any multi-employer plan. Neither K*TEC nor any Controlled Entity maintained or sponsored or had any liability (whether fixed or contingent) under any pension benefit plan which was a defined benefit plan which was or had been subject to Title IV of ERISA.

    (iii)
    No "prohibited transaction," as such term is used in Section 406 of ERISA or Section 4975 of the Code, and no litigation or administrative or other proceeding involving any Pre-Purchase K*TEC Plans had occurred or, to the knowledge of K*TEC, was threatened where an adverse determination would have a K*TEC Material Adverse Effect.

    (iv)
    In connection with the consummation of the transactions contemplated by the purchase agreement pursuant to which Kent Electronics Corporation sold its stock of K*TEC on October 10, 2000, no payments of money or other property, acceleration of benefits or provision of other rights were made under such purchase agreement, under any agreement contemplated therein, under any Pre-Purchase K*TEC Plan or under any agreement with any employee of K*TEC that would have been reasonably likely to be

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      nondeductible under Section 280G, 162(a)(i) or 404 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered. No Pre-Purchase K*TEC Plan provided retiree medical or retiree life insurance benefits to any present or former K*TEC employee, and K*TEC was not contractually or otherwise obligated (whether or not in writing) to provide any present or former K*TEC employee with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4908B of the Code.

    (v)
    Each Pre-Purchase K*TEC Plan which had at any time been intended to qualify under Section 401 (a) of the Code, and each associated trust which at any time had been intended to be exempt from taxation pursuant to Section 501(a) of the Code, was the subject of a favorable determination, opinion or approval letter from the IRS regarding its qualification or exemption from taxation, as applicable, under such section. To the knowledge of K*TEC, no event or omission had occurred which would have caused any such Pre-Purchase K*TEC Plan to lose its qualification under the applicable Code Section.

    (vi)
    None of K*TEC nor any Controlled Entity had announced any plan or legally binding commitment to create any additional Pre-Purchase K*TEC Plan which was intended to cover employees or former employees of K*TEC or any Controlled Entity or to amend or modify any then existing Pre-Purchase K*TEC Plan to provide for additional benefits.

    (vii)
    No event had occurred in connection with which K*TEC, any Controlled Entity or any Pre-Purchase K*TEC Plan, directly or indirectly, could be subject to any liability which would have had a K*TEC Material Adverse Effect (A) under any statute, regulation or governmental order relating to any Pre-Purchase K*TEC Plan or (B) pursuant to any obligation of K*TEC or any Controlled Entity to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Pre-Purchase K*TEC Plans.

    (viii)
    All contributions required to be made by Kent Electronics Corporation, K*TEC or any Controlled Entity with respect to any Pre-Purchase K*TEC Plan due as of any date; through and including October 10, 2000 were made when due.

      (b) This Section 4.12B(b) sets forth K*TEC's representations and warranties regarding employee benefit plans for all periods from October 10, 2000:

    (i)
    For purposes of this Agreement, the "K*TEC Employee Plans" shall mean all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of K*TEC or any ERISA Affiliate of K*TEC, or any Subsidiary of K*TEC (together, the "K*TEC Employee Plans"). K*TEC has listed in Section 4.12B of the K*TEC Disclosure Schedule all K*TEC Employee Plans.

    (ii)
    With respect to each K*TEC Employee Plan, K*TEC has made available to EFTC, a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such K*TEC Employee Plan and all amendments thereto, (C) each trust agreement and group annuity contract, if any, and all amendments thereto relating to such K*TEC Employee Plan and (D) the most recent actuarial report or valuation relating to a K*TEC Employee Plan subject to Title IV of ERISA.

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    (iii)
    With respect to the K*TEC Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of K*TEC, there exists no condition or set of circumstances in connection with which K*TEC could be subject to any liability that would have a K*TEC Material Adverse Effect under ERISA, the Code or any other applicable law.

    (iv)
    With respect to the K*TEC Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of K*TEC, except for obligations which, individually or in the aggregate, would have a K*TEC Material Adverse Effect.

    (v)
    Except as disclosed in the K*TEC Disclosure Schedule, and except as provided for in this Agreement, neither K*TEC nor any of its Subsidiaries is a party to any oral or written (A) agreement with any officer or other key employee of K*TEC or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving K*TEC of the nature contemplated by this Agreement, (B) agreement with any officer of K*TEC providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (C) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, the vesting of the benefits of which will be accelerated or the funding of benefits of which will be required, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    Section 4.13B  Compliance With Laws.  Except as set forth on the K*TEC Disclosure Schedule, K*TEC has at all times complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not have a K*TEC Material Adverse Effect.

    Section 4.14B  Tax Matters

      (a) To the best knowledge of TBF II, after consulting with its tax advisors, neither TBF II nor any of its Affiliates (as defined in Section 5.12) has taken or agreed to take any action which would (i) prevent the K*TEC Merger, taken together with the EFTC Merger, from qualifying as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units and EFTC Common Stock or (ii) prevent the EFTC Merger from qualifying as a reorganization described in Section 368(a) of the Code and/or taken together with the K*TEC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units.

      (b) To the best knowledge of K*TEC, none of the stockholders of K*TEC as a group have a present plan, intention or arrangement to sell or otherwise dispose of the shares of Parent Common Stock received in the K*TEC Merger.

    Section 4.15B  Labor Matters.  Except as disclosed in the K*TEC Disclosure Schedule, neither K*TEC nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is K*TEC or any of its Subsidiaries the subject of any material proceeding

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asserting that K*TEC or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of K*TEC, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving K*TEC or any of its Subsidiaries.

    Section 4.16B  Insurance.  All material fire and casualty, general liability, business interruption, product liability, workers' compensation and sprinkler and water damage insurance policies and other forms of insurance maintained by K*TEC or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of K*TEC and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a K*TEC Material Adverse Effect.

    Section 4.17B  No Existing Discussions.  As of the date hereof, K*TEC is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

    Section 4.18B  Section 203 of the DGCL Not Applicable.  The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section DGCL 203) will not apply to the authorization, execution, delivery or performance of this Agreement by K*TEC or the consummation of the K*TEC Merger by K*TEC. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to K*TEC or (by reason of K*TEC's participation therein) the K*TEC Merger or the other transactions contemplated by this Agreement.

    Section 4.19B  Customers and Suppliers.  The K*TEC Disclosure Schedule lists the names and addresses of K*TEC's top ten (10) customers and suppliers for the six-month period ended March 31, 2001. Except as disclosed on the K*TEC Disclosure Schedule, K*TEC has not received any actual written notice that any such customer or supplier intends to discontinue or materially alter its relationship with K*TEC.

    Section 4.20B  FCPA.  K*TEC has complied in all material respects with the FCPA, in obtaining any consents, licenses, approvals, authorizations, rights, and privileges in connection with the conduct of its business and has otherwise conducted its business in compliance with all material respects with the FCPA. K*TEC's internal management and accounting practices and controls are adequate to ensure compliance in all material respects with the FCPA.

ARTICLE V.
COVENANTS

    Section 5.1  Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, EFTC, TBF II and K*TEC each agrees as to itself and its respective Subsidiaries (except to the extent that the other party shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the

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termination of this Agreement or the Effective Time, EFTC, TBF II and K*TEC each shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of the other party:

      (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements (including severance agreements) in effect as of the date of this Agreement;

      (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

      (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, membership interests or securities convertible into shares of its capital stock or membership interests, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or membership interests or other convertible securities, other than (i) the grant of options consistent with past practices to employees or directors, which options represent in the aggregate the right to acquire no more than 500,000 shares (net of cancellations) of EFTC Common Stock or common stock of K*TEC, as the case may be, (ii) the issuance of shares of EFTC Common Stock or common stock of K*TEC, as the case may be, pursuant to the exercise of options or warrants outstanding on the date of this Agreement, and (iii) the issuance of capital stock under the EFTC Rights Plan if required by the terms thereof;

      (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other immaterial assets, in each case in the ordinary course of business);

      (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions (including sales, leases, licenses or dispositions of inventory and other immaterial assets) in the ordinary course of business;

      (f)  Without the prior consent of the other party, which will not be unreasonably withheld, (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, (iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

      (g) Amend or propose to amend its LLC Agreement, certificate of formation, Articles or Certificate of Incorporation, Bylaws or other organizational documents except as contemplated by this Agreement;

      (h) Incur any indebtedness for borrowed money other than as allowed under (i) that certain Credit Agreement, dated as of March 30, 2000, by and among EFTC, The Bank of America and

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  the lenders identified therein or (ii) that certain Credit Agreement, dated as of January 26, 2001, by and among K*TEC and certain of its subsidiaries and Citicorp USA, Inc. and the lenders and issuers party thereto;

      (i)  Take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date;

      (j)  Make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 2000, except as may be required by applicable law;

      (k) Settle any litigation relating to the transactions contemplated hereby other than any settlement which would not (i) have an EFTC Material Adverse Effect (if settled by EFTC), a K*TEC Material Adverse Effect (if settled by K*TEC) or a material adverse effect on the business, properties, financial condition or results of operations of Parent (if settled by either EFTC or K*TEC) or (ii) adversely effect the consummation of the transactions contemplated hereby; or

      (l)  Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (k) above.

    Section 5.2  Cooperation; Notice; Cure.  Subject to compliance with applicable law, from the date hereof until the Effective Time, each of EFTC, TBF II and K*TEC shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Mergers and the transactions contemplated hereby and thereby. Each of EFTC, TBF II and K*TEC shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of EFTC, TBF II or K*TEC under this Agreement to be breached or that renders or will render untrue any representation or warranty of EFTC, TBF II or K*TEC contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

    Section 5.3  No Solicitation.

      (a) EFTC, TBF II and K*TEC each shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any person (or group of persons) other than EFTC, TBF II or K*TEC or their respective affiliates (a "Third Party") concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent EFTC or its Board of Directors from

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  complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

      (b) EFTC, TBF II and K*TEC shall each notify the other party immediately after receipt by EFTC, TBF II or K*TEC (or any of their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

    Section 5.4  Joint Proxy Statement/Prospectus; Registration Statement.

      (a) As promptly as practical after the execution of this Agreement, EFTC and TBF II shall prepare and file with the SEC a joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") and a registration statement on Form S-4 (the "Registration Statement") in which the Joint Proxy Statement/Prospectus will be included as a prospectus, provided that EFTC and TBF II may delay the filing of the Registration Statement until approval of the Joint Proxy Statement/Prospectus by the SEC. EFTC and TBF II shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of EFTC in favor of adoption of this Agreement and the EFTC Merger.

      (b) EFTC and TBF II shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

      (c) The information to be supplied by EFTC for inclusion in the Registration Statement pursuant to which shares of Parent Common Stock issued in the Mergers will be registered under the Securities Act, shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by EFTC for inclusion in the Joint Proxy Statement/Prospectus to be sent to the shareholders of EFTC in connection with the meeting of EFTC's shareholders (the "EFTC Shareholders' Meeting") to consider this Agreement and the Mergers shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of EFTC at the time of the EFTC Shareholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the EFTC Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to EFTC or any of its Affiliates (other than Thayer-BLUM or any of its Affiliates), officers or directors should be discovered by EFTC which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, EFTC shall promptly inform TBF II.

      (d) The information to be supplied by TBF II for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by TBF II for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the

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  Joint Proxy Statement/Prospectus is first mailed to shareholders of EFTC, at the time of the EFTC Shareholder's Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the EFTC Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to TBF II or any of its Affiliates, officers or directors should be discovered by TBF II which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, TBF II shall promptly inform EFTC.

      (e) Cooley Godward LLP shall provide an opinion addressed to EFTC, dated as of the effective date of the Registration Statement and filed as Exhibit 8.1 thereto, to the effect that (i) the EFTC Merger will be treated as a reorganization described in Section 368(a) of the Code and/or, taken together with the K*TEC Merger, as a transfer of property to Parent described in Section 351 of the Code by holders of TBF II Units and EFTC Common Stock, and (ii) the description in the Joint Proxy Statement/Prospectus of the material federal income tax consequences of the EFTC Merger is correct in all material respects. Latham & Watkins, counsel to TBF II, shall provide an opinion addressed to TBF II, dated as of the effective date of the Registration Statement and filed as Exhibit 8.2 thereto, to the effect that (i) the K*TEC Merger, taken together with the EFTC Merger, will be treated as a transfer of property to Parent described in Section 351 of the Code by holders of TBF II Units and EFTC Common Stock, and (ii) the description in the Joint Proxy Statement/Prospectus of the material federal income tax consequences of the K*TEC Merger is correct in all material respects. Each of the opinions described herein shall be based on representation letters dated as of the effective date of the Registration Statement and in form and substance acceptable to the rendering counsel and executed by EFTC, TBF, TBF II, TBF III and Parent.

    Section 5.5  Continued Listing by EFTC.  EFTC agrees to continue the listing of EFTC Common Stock on the Nasdaq Stock Market during the term of this Agreement.

    Section 5.6  Access to Information.  Upon reasonable notice, EFTC, TBF II and K*TEC shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of EFTC, TBF II and K*TEC shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (c) all other information concerning its business, properties and personnel as such other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Section 5.7  Shareholders Meeting/Consent.

    EFTC shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the EFTC Merger. Subject to Sections 5.3 and 5.4, EFTC shall, through its Special Committee and Board of Directors, recommend to its shareholders adoption of this Agreement and approval of such matters. Unless otherwise required to comply with the applicable fiduciary duties of the Special Committee and Board of Directors of EFTC, as determined by such

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directors in good faith after consultation with outside legal counsel, EFTC shall use all reasonable efforts to solicit from its shareholders proxies or consents in favor of such matters.

    Section 5.8  Legal Conditions to Merger.

      (a) EFTC, TBF II and K*TEC shall each use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by EFTC or TBF II or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Mergers, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Mergers required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law. EFTC, TBF II and K*TEC shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. EFTC and TBF II shall use their reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

      (b) EFTC and TBF II agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to obtain any government clearances required for Closing, to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Mergers or any other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal, state or foreign antitrust or fair trade law. EFTC, TBF II and K*TEC shall cooperate and work together in any proceedings or negotiations with any Governmental Entity relating to any of the foregoing. Notwithstanding anything to the contrary in this Section 5.8, neither EFTC nor TBF II, nor any of their respective Subsidiaries, shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Mergers.

      (c) Each of EFTC and TBF II shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents related to or required in connection with the Mergers.

    Section 5.9  Public Disclosure.  EFTC and TBF II shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

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    Section 5.10  Nonrecognition Exchange.  Neither EFTC nor TBF II nor any of their respective Subsidiaries or other Affiliates shall take any action, or fail to take any action, that would jeopardize the treatment of the EFTC Merger as a reorganization described in Section 368(a) of the Code and/or taken together with the K*TEC Merger as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units. Neither TBF II nor EFTC, nor any of their respective Subsidiaries or other Affiliates shall take any action, or fail to take any action, that would jeopardize the treatment of the K*TEC Merger taken together with the EFTC Merger as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units or EFTC Common Stock. EFTC, TBF II and Parent shall cause all tax returns relating to the Mergers to be filed on the basis of treating the EFTC Merger as "reorganization" under Section 368(a) of the Code or tax-free contributions under Section 351 of the Code and the K*TEC Merger, taken together with the EFTC Merger, as a transfer of property described in Section 351 of the Code. Notwithstanding anything to the contrary contained in this Agreement, this Section 5.10 shall survive without limitation.

    Section 5.11  Affiliate Agreements.  Upon the execution of this Agreement, EFTC and TBF II will provide each other with a list of those persons who are, in EFTC's or TBF II's respective reasonable judgment, "affiliates" of EFTC or TBF II, respectively, within the meaning of Rule 145 (each such person who is an "affiliate" of EFTC or TBF II within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). EFTC and TBF II shall provide each other such information and documents as the other party shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. EFTC and TBF II shall each use all reasonable efforts to deliver or cause to be delivered to Parent by June 30, 2001 (and in any case prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in substantially the form of Exhibit C (with respect to affiliates of EFTC) or Exhibit D (with respect to affiliates of TBF II) attached hereto (each, an "Affiliate Agreement," and together, the "Affiliate Agreements").

    Section 5.12  Nasdaq Listing.  EFTC and TBF II shall cause Parent to promptly prepare and submit to the Nasdaq Stock Market a listing application covering the shares of Parent Common Stock to be issued in the Mergers and upon exercise of EFTC Stock Options, the Warrants and K*TEC Stock Options, and shall use all reasonable efforts to cause such shares to be approved for quotation on the Nasdaq National Market, prior to the Effective Time.

    Section 5.13  Stock Plans.

      (a) At the Effective Time, each outstanding option to purchase shares of EFTC Common Stock (an "EFTC Stock Option") under the EFTC Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such EFTC Stock Option the same number of shares of Parent Common Stock as the holder of such EFTC Stock Option would have been entitled to receive pursuant to the EFTC Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of EFTC Common Stock purchasable pursuant to such EFTC Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such EFTC Stock Option in accordance with the foregoing.

      (b) At or prior to the Effective Time, each of Parent, TBF II and K*TEC will use commercially reasonable efforts to cause each outstanding option to purchase shares of common stock of K*TEC (a "K*TEC Stock Option") under the K*TEC Stock Plans, whether vested or unvested, to be cancelled and replaced with an option to acquire, on the same terms and conditions as were applicable under such K*TEC Stock Option, a number of shares of Parent Common Stock equal to (i) the number of shares of common stock of K*TEC as the holder of

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  such K*TEC Stock Option would have been entitled to had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), times (ii) .6577, at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of common stock of K*TEC purchasable pursuant to such K*TEC Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such K*TEC Stock Option in accordance with the foregoing.

      (c) As soon as practicable after the Effective Time, Parent shall deliver to the participants in the EFTC Stock Plans and the K*TEC Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to EFTC Stock Plans or K*TEC Stock Plans, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.13 after giving effect to the Mergers).

      (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under EFTC Stock Plans and K*TEC Stock Plans assumed in accordance with this Section 5.13. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

      (e) The Board of Directors of each of EFTC and K*TEC and TBF III shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the EFTC Stock Plans and the instruments evidencing the EFTC Stock Options, or the K*TEC Stock Plans and the instruments evidencing the K*TEC Stock Options, as the case may be, to provide for the conversion of the EFTC Stock Options and the K*TEC Stock Options into options to acquire Parent Common Stock in accordance with this Section 5.13 without obtaining consent of the holders of the EFTC Stock Options or K*TEC Stock Options in connection with such conversion.

      (f)  The Board of Directors of EFTC shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the EFTC Stock Options for purposes of Section 16(b) of the Exchange Act. The Board of Directors of Parent shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Parent Common Stock under the EFTC Stock Options and the K*TEC Stock Options (as converted pursuant to this Section 5.13) for purposes of Section 16(b) of the Exchange Act.

    Section 5.14  Brokers or Finders.  Each of EFTC and TBF II represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission, advisory or similar fee in connection with any of the transactions contemplated by this Agreement except J.P. Morgan H&Q, a division of Chase Securities Inc., whose fees and expenses will be paid by EFTC in accordance with EFTC's agreement with such firm (a copy of which has been delivered by EFTC to K*TEC prior to the date of this Agreement) and TC Management IV, L.L.C. and RCBA GP, L.L.C., each of whose fees and expenses will be paid by K*TEC in accordance with K*TEC's agreement with such firms (a copy of which has been delivered by K*TEC to EFTC prior to the date of this Agreement); provided, that the aggregate amount of fees paid by K*TEC to such firms does not exceed $750,000. Each of TBF II and EFTC agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

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    Section 5.15  Post-Merger Corporate Governance.  At the Effective Time, the total number of persons serving on the Board of Directors of Parent shall be nine (unless otherwise agreed in writing by EFTC and TBF II prior to the Effective Time), all of whom shall consist of the members of the Board of Directors of EFTC immediately prior to the EFTC Merger. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of Parent after the Effective Time is unable or unwilling to serve in such position, the Board of Directors which selected such person shall designate another of its members to serve in such person's stead in accordance with the provisions of the immediately preceding sentence.

    Section 5.16  EFTC Registration Rights Agreement.  At the Effective Time, EFTC and TBF II shall cause Parent to enter into a Registration Rights Agreement (the "Parent Registration Rights Agreement") substantially similar to the Registration Rights Agreement dated as of March 30, 2000, as amended, by and among EFTC and certain stockholders of EFTC (the "EFTC Registration Rights Agreement") pursuant to which Parent will provide registration rights to parties to the EFTC Registration Rights Agreement (other than EFTC) and to the holders of TBF II Units with respect to all shares of Parent Common Stock issued in the EFTC Merger or the K*TEC Merger, or to be issued upon exercise or conversion of any securities of EFTC issued in the EFTC Merger, on account of the EFTC securities covered by the EFTC Registration Rights Agreement.

    Section 5.17  Conveyance Taxes.  EFTC and TBF II shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

    Section 5.18  Stockholder Litigation.  Each of EFTC, TBF II and K*TEC shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against EFTC, TBF II or K*TEC, as applicable, and their directors relating to the transactions contemplated hereby.

    Section 5.19  Employee Benefits; Severance

      (a) For purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant (except for pension benefit accruals) under any employee benefit plan or arrangement covering employees of EFTC and its Subsidiaries ("EFTC Employees") or employees of K*TEC and its Subsidiaries ("K*TEC Employees") following the Effective Time, Parent shall cause such plans or arrangements to recognize service credit for service with EFTC or K*TEC (as applicable) and any of their respective Subsidiaries to the same extent such service was recognized under the applicable employee benefit plans immediately prior to the Effective Time.

      (b) At the Effective Time, Parent shall assume and honor in accordance with their terms the severance agreements and severance pay policies identified in Section 5.19 of the EFTC Disclosure Schedule and Section 5.19 of the K*TEC Disclosure Schedule.

      (c) K*TEC agrees to use all reasonable efforts, including obtaining any necessary employee consents, to prevent the automatic funding of any escrow, trust or similar arrangement pursuant to any employment agreement, arrangement or benefit plan that arises in connection with the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

    Section 5.20  Audited K*TEC Financial Statements.  As soon as practicable following the date of this Agreement, K*TEC shall deliver to EFTC the audited statement of assets and liabilities of K*TEC as of December 31, 2000 (the "Audited K*TEC Balance Sheet").

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ARTICLE VI.
CONDITIONS TO MERGER

    Section 6.1  Conditions to Each Party's Obligation to Effect the Mergers.  The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

      (a)  Shareholder Approval.  This Agreement and the EFTC Merger shall have been approved in the manner required under the CBCA by the holders of the issued and outstanding shares of capital stock of EFTC.

      (b)  Approvals.  Other than the filing provided for by Sections 1.2(a) and 1.4, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur would have an EFTC Material Adverse Effect or a K*TEC Material Adverse Effect shall have been filed, been obtained or occurred.

      (c)  Registration Statement.  The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

      (d)  No Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

      (e)  Nasdaq Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been listed on the Nasdaq Stock Market.

    Section 6.2  Additional Conditions to Obligations of EFTC.  The obligation of EFTC to effect the EFTC Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by EFTC:

      (a)  Representations and Warranties.  The representations and warranties of TBF II and K*TEC set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) inaccuracies which, individually or in the aggregate, have not had and would not have a K*TEC Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and EFTC shall have received a certificate signed on behalf of TBF II or K*TEC by the chief executive officer and the chief financial officer of TBF II or K*TEC, respectively, to such effect.

      (b)  Performance of Obligations of K*TEC.  Each of TBF II and K*TEC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and EFTC shall have received a certificate signed on behalf of each of TBF II and K*TEC by the chief executive officer and the chief financial officer of TBF II and K*TEC, respectively, to such effect.

      (c)  Tax Opinion.  Cooley Godward LLP shall have delivered an opinion to EFTC, based upon representation letters, dated the Closing Date, in form and substance acceptable to Cooley Godward LLP and executed by EFTC, TBF, TBF II, TBF III and Parent (collectively, with the representation letters addressed to Cooley Godward LLP described in Section 5.4(e) hereof, the "EFTC Tax Representation Letters"), to the effect that the EFTC Merger will be treated as a reorganization described in Section 368(a) of the Code and/or, taken together with the K*TEC

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  Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units.

      (d)  Performance of Stockholder Agreement.  Each of TBF and TBF III shall have performed and complied in all material respects with its obligations under the Stockholder Agreement, dated as of the date hereof, by and among EFTC, Parent, TBF and TBF III, except insomuch as the failure to perform and comply that would constitute a material adverse change in the transaction so contemplated.

      (e)  FIRPTA Certificate.  Parent shall have received a statement issued by TBF II, dated not more than thirty days prior to the date on which the K*TEC Merger becomes effective, in accordance with Code Section 1445(b)(3) and Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), which certifies that none of the TBF II Units exchanged for Parent Common Stock in the K*TEC Merger is a US real property interest.

    Section 6.3  Additional Conditions to Obligations of TBF II.  The obligations of TBF II to effect the K*TEC Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by TBF II:

      (a)  Representations and Warranties.  The representations and warranties of EFTC set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) inaccuracies which, individually or in the aggregate, have not had and would not have an EFTC Material Adverse Effect, or a material adverse effect upon the consummation of the transactions contemplated hereby; and TBF II shall have received a certificate signed on behalf of EFTC by the chief executive officer and the chief financial officer of EFTC to such effect.

      (b)  Performance of Obligations of EFTC.  EFTC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and TBF II shall have received a certificate signed on behalf of EFTC by the chief executive officer and the chief financial officer of EFTC to such effect.

      (c)  Amendment of EFTC Rights Plan.  The EFTC Rights Plan will have been amended such that there will be no triggering of any right or entitlement of stockholders of EFTC thereunder as a result of the consummation of the Mergers.

      (d)  Corporate Governance.  EFTC shall have taken all actions necessary so that not later than the Effective Time, the Certificate of Incorporation and Bylaws of Parent shall have been amended to be substantially in the form of Exhibit A and Exhibit B hereto.

      (e)  Tax Opinion.  TBF II shall have received the opinion of Latham & Watkins, counsel to TBF II and K*TEC, based upon representation letters, dated the Closing Date, in form and substance acceptable to Latham & Watkins and executed by EFTC, TBF, TBF II, TBF III and Parent (collectively, with the representation letters addressed to Latham & Watkins described in Section 5.4(e), the "K*TEC Tax Representation Letters"), to the effect that the K*TEC Merger, taken together with the EFTC Merger, will be treated as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units and EFTC Common Stock.

      (f)  FIRPTA Certificate.  Parent shall have received a statement issued by EFTC, dated not more than thirty days prior to the date on which the EFTC Merger becomes effective, in accordance with Code Section 1445(b)(3) and Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), which certifies that none of the EFTC Common Stock exchanged for Parent Common Stock in the EFTC Merger is a US real property interest.

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ARTICLE VII.
TERMINATION AND AMENDMENT

    Section 7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Mergers by the stockholders of EFTC or the sole member of TBF II:

      (a) by mutual written consent of EFTC and TBF II; or

      (b) by either EFTC or TBF II if (i) the Mergers shall not have been consummated by March 31, 2002 (the "Outside Date") and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Mergers to occur on or before such date); or

      (c) by either EFTC or TBF II if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers; or

      (d) by either TBF II or EFTC if, at the EFTC Shareholders' Meeting (including any adjournment or postponement), the requisite vote of the shareholders of EFTC in favor of the approval and adoption of this Agreement and the EFTC Merger shall not have been obtained; or

      (e) by EFTC if the Net Tangible Assets Shortfall exceeds $20,000,000; or

      (f)  by either EFTC or TBF II, if (A) there has been a breach of any representation, warranty, covenant or agreement on the part of EFTC (with respect to TBF II) or K*TEC or TBF II (with respect to EFTC), which breach (i) will cause the conditions set forth in Section 6.2(a) or (b) (in the case of termination by EFTC) or 6.3(a) or (b) (in the case of termination by TBF II) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or (B) any event shall have occurred which makes it impossible for the conditions set forth in Article VI hereof (other than Section 6.1(a), 6.1(e), 6.2(c) and 6.3(c)) to be satisfied, provided that any termination pursuant to this clause (B) shall not be effective until 20 business days after notice thereof is delivered by the party seeking to terminate to the other party, and shall be automatically rescinded if (1) such condition is solely for the benefit of the party receiving such notice and (2) such party, prior to such 20th business day, irrevocably waives satisfaction of such condition based on such event.

    Section 7.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of EFTC, TBF II, K*TEC, Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and except that such termination shall not limit liability for a willful breach of this Agreement; provided that, the provisions of Section 7.3 of this Agreement and any Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

    Section 7.3  Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

    Section 7.4  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the

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matters presented in connection with the Mergers by the shareholders of EFTC, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that this Agreement may be amended in writing without obtaining the signatures of EFTC, TBF II, K*TEC or Parent solely for the purpose of adding EFTC Sub and Merger Sub as parties to this Agreement.

    Section 7.5  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII.
MISCELLANEOUS

    Section 8.1  Effect of Action or Knowledge of Thayer-BLUM or Thayer-BLUM Nominees.  Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Agreement (including, without limitation, Sections 6.3(a) and 7.1(b));

      (a)  Representations and Warranties.  No representation or warranty of EFTC contained in this Agreement shall be deemed to be untrue, incorrect or breached if (i) the failure of the representation or warranty to be true or correct, or the breach of the representation or warranty, results from any act or omission of (A) Thayer-BLUM Funding, L.L.C. or Thayer-BLUM Funding III, L.L.C. (collectively, "Thayer-BLUM"), (B) any person or persons acting at the request or direction of Thayer-BLUM, or (C) any one or more officer(s), director(s), employee(s) or representative(s) of Thayer-BLUM or its Affiliates (including, without limitation, any one or more member(s) of the Board of Directors of EFTC other than James K. Bass or the members of the Special Committee) (each such officer, director, employee and representative referred to in this clause (C) being referred to in this Agreement as a "Thayer-BLUM Nominee"); or (ii) any facts or circumstances that constitute or give rise to the untruth or inaccuracy in (or breach of) the representation or warranty were known to Thayer-BLUM or any Thayer-BLUM Nominee at the time such representation or warranty was made by EFTC.

      (b)  Covenants and Agreements.  EFTC shall not be deemed to have breached any of its covenants or agreements contained in this Agreement if (i) the breach of the covenant or agreement results from any act or omission of (A) Thayer-BLUM, (B) any person or persons acting at the request or direction of Thayer-BLUM, or (C) any one or more Thayer-BLUM Nominee(s); or (ii) any facts or circumstances that constitute or give rise to such breach were known to Thayer-BLUM or any Thayer-BLUM Nominee at the time of or prior to the occurrence of such breach and if, after Thayer-BLUM shall have become aware of such facts and circumstances, Thayer-BLUM shall have failed promptly to advise the Special Committee in writing of such facts or circumstances.

    For purposes of this Section 8.1, Thayer-BLUM shall be deemed to have knowledge of a fact or circumstance or act or omission if such fact or circumstance or act or omission was formally considered at a meeting of the Board of Directors of EFTC at which any Thayer-BLUM Nominee was present throughout such consideration or included in any written materials provided to any such Thayer-BLUM Nominee.

    Section 8.2  Approval of Special Committee.  To the extent permitted by applicable law, the approval of a majority of the members of the Special Committee will be required to authorize each of

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the following actions (and none of such actions will be valid unless approved by a majority of the members of the Special Committee): (i) any termination of this Agreement by EFTC, (ii) any agreement by EFTC to amend this Agreement, (iii) any extension of time for the performance of any of the obligations or other acts of Parent, TBF II, K*TEC or K*TEC Sub, and (iv) any waiver of compliance with or any waiver of any breach of any of the representations, warranties, covenants or conditions contained in this Agreement for the benefit of EFTC.

    Section 8.3  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.6, 2.1, 2.2, 2.4, 5.10, the EFTC Tax Representation Letters, the K*TEC Tax Representation Letters and Article VIII, and the agreements of the Affiliates delivered pursuant to Section 5.12. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    Section 8.4  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or one business day after sent by a recognized overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to EFTC, to

      EFTC Corporation
      2401 West Grandview
      Phoenix, AZ 85023
      Attn: James K. Bass
      Telecopy: (602) 282-8794

      with copies to

      Mr. Allan S. Braswell, Jr.
      11 W. Ranch Road
      Morrison, CO 80465
      Telecopy: (303) 697-2657

      and to

      Cooley Godward LLP
      1200 17th Street, Suite 2100
      Denver, CO 80202-2657
      Attn: Francis R. Wheeler, Esq.
      Telecopy: (303) 206-4099

      (b) if to TBF II or K*TEC, to

      K*TEC Electronics Holding Corporation
      1111 Gillingham Lane
      Sugar Land, TX 77478
      Attn: R. Michael Gibbons
      Telecopy: (281) 243-5440

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      with a copy to:

      Latham & Watkins
      555 Eleventh Street, N.W., Suite 1000
      Washington, D.C. 20004-1304
      Attn: Eric A. Stern, Esq.
      Telecopy: (202) 637-2201

    Section 8.5  Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 3, 2001.

    Section 8.6  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 8.7  Entire Agreement; No Third Party Beneficiaries.  This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements (including the Merger Agreement) and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither EFTC nor K*TEC makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

    Section 8.8  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

    Section 8.9  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to do so will be null and void ab initio, except that each party hereto may collaterally assign its rights under this Agreement to parties providing financing in connection with the transactions contemplated hereby; provided, however, that the parties acknowledge and agree that any such assignment (i) shall result in the assignee obtaining the same (but not greater) rights than the assignor under this Agreement (it being understood and agreed that the rights of any such assignee shall be subject in all respects to this Agreement) and (ii) shall not relieve the parties hereto of their respective duties or obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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    IN WITNESS WHEREOF, EFTC, K*TEC and Parent have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

EFTC CORPORATION

/s/ JAMES K. BASS By: James K. Bass
Its: Chief Executive Officer
K*TEC ELECTRONICS HOLDING CORPORATION

/s/ MICHAEL GIBBONS By: Michael Gibbons
Its: President
THAYER-BLUM FUNDING II, L.L.C.

/s/ JEFFREY W. GOETTMAN By: Jeffrey W. Goettman
Its:
EXPRESS EMS CORPORATION

/s/ JAMES K. BASS By: James K. Bass
Its: Chief Executive Officer

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AMENDED AND RESTATED STOCKHOLDER AGREEMENT

    AMENDED AND RESTATED STOCKHOLDER AGREEMENT (this "Agreement"), dated as of May 3, 2001, by and among EFTC CORPORATION, a Colorado corporation ("EFTC"), THAYER-BLUM FUNDING, L.L.C., a Delaware limited liability company ("TBF"), THAYER-BLUM FUNDING III, L.L.C., a Delaware limited liability company ("TBF III") and EXPRESS EMS CORPORATION, a newly-formed Delaware corporation with nominal capitalization, the issued and outstanding capital stock of which is nominally owned by EFTC ("Parent").

    WHEREAS, TBF owns a controlling interest in EFTC, and TBF III, an affiliate of TBF, owns Thayer-BLUM Funding II, L.L.C. ("TBF II"), which owns all of the outstanding capital stock of K*TEC Electronics Holding Corporation ("K*TEC");

    WHEREAS, because of the ownership of such interests in EFTC and K*TEC by affiliated entities the board of directors of EFTC formed a special committee (the "Special Committee") to evaluate a proposal by K*TEC to combine the business of EFTC and K*TEC;

    WHEREAS, the Boards of Directors of EFTC and K*TEC, the Special Committee and the sole member of TBF II deem it advisable and in the best interests of each entity and their respective equity owners that EFTC and TBF II combine in order to advance the interests of EFTC and TBF II and their respective shareholders and member;

    WHEREAS, the combination of EFTC and TBF II (the "Merger") shall be effected by the terms of the Amended and Restated Agreement and Plan of Merger by and among EFTC, Parent, K*TEC and TBF II (as amended from time to time prior to the Effective Time defined therein, the "Merger Agreement");

    WHEREAS, as a condition to EFTC's execution of the Merger Agreement, TBF and TBF III have agreed to execute this Agreement whereby, among other things, TBF agrees to convert the Senior Subordinated Convertible Note Due June 30, 2006, issued on August 23, 2000 by EFTC to TBF (the "Convertible Note") and all shares of EFTC's Series B Convertible Preferred Stock (the "Preferred Stock") into Common Stock of EFTC (the "Conversion Shares");

    WHEREAS, the parties hereto desire to amend and restate the Stockholder Agreement (the "Stockholder Agreement") dated as of May 2, 2001 by and among EFTC, TBF, TBF II and Parent to release TBF II and add TBF III as parties thereto and to reflect certain changes in the Merger Agreement: and

    NOW, THEREFORE, in connection with and in consideration of the foregoing and the Merger and the other transactions contemplated by the Merger Agreement, and the respective representations, warranties, covenants and agreements set forth below, the parties amend and restate the Stockholder Agreement, which is hereby superseded by this Agreement in its entirety, and hereby further agree as follows:

ARTICLE I
DEFINITIONS; REPRESENTATIONS AND WARRANTIES

    Section 1.1. Defined Terms.  All capitalized terms used herein and not defined shall have the meanings assigned to them in the Merger Agreement.

    Section 1.2. Representations and Warranties of TBF.  TBF represents and warrants to EFTC as follows:

      (a) Ownership of Securities. TBF is the record and beneficial owner of the Convertible Note, the Preferred Stock and 5,625,000 additional shares of EFTC Common Stock (the "Additional Shares"). TBF now has (with respect to the Preferred Stock and Additional Shares) and will have (with respect to the Conversion Shares upon conversion of the Convertible Note and the Preferred

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  Stock) sole voting power and sole power to issue instructions with respect to the voting of the Preferred Stock, the Additional Shares and the Conversion Shares, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to the Convertible Note and all of the Preferred Stock, the Additional Shares and the Conversion Shares.

      (b) Power; Binding Agreement. TBF has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by TBF will not violate any other agreement to which TBF is a party including, without limitation, any trust agreement, voting agreement, stockholder's agreement or voting trust. This Agreement has been duly and validly executed and delivered by TBF and constitutes a valid and binding agreement of TBF, enforceable against TBF in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

      (c) No Conflicts. No filing (except for filings with the SEC) with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by TBF and the consummation by TBF of the transactions contemplated hereby and neither the execution and delivery of this Agreement by TBF nor the consummation by TBF of the transactions contemplated hereby nor compliance by TBF with any of the provisions hereof shall conflict with or result in any breach of any applicable limited liability company agreement or other organizational documents applicable to TBF, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which TBF is a party or by which TBF's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to TBF or any of TBF's properties or assets, except as would not have a material adverse effect on the ability of TBF to perform its obligations hereunder.

      (d) No Liens. The Additional Shares, the Preferred Stock and the Convertible Note are now, and the Conversion Shares upon conversion of the Preferred Stock and the Convertible Note will be, and at all times during the term hereof will be held by TBF, or by a nominee or custodian for the benefit of TBF, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder and under applicable securities laws.

      (e) Tax Matters. To the best knowledge of TBF, after consulting with its tax advisors, neither TBF nor any of its Affiliates has taken or agreed to take any action which would (i) prevent the EFTC Merger from qualifying as a reorganization described in Section 368(a) of the Code and/or, taken together with the K*TEC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units or (ii) prevent the K*TEC Merger taken with the EFTC Merger from qualifying as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units and EFTC Common Stock. TBF does not have a present plan, intention or arrangement to sell or otherwise dispose of Parent Common Stock received in the K*TEC Merger.

      (f)  Hart-Scott-Rodino. No filing will be required by TBF under the HSR Act in connection with the transactions contemplated by the Merger Agreement because the "ultimate parent entity" (as such term is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR")) of TBF is the same as the ultimate parent entity of TBF III.

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    Section 1.3. Representations and Warranties of TBF III.  TBF III represents and warrants to EFTC as follows:

      (a) Ownership of Securities. TBF III owns all the membership interests in TBF II, which is the record and beneficial owner of all of the outstanding capital stock of K*TEC, consisting of 23,000,000 shares common stock of K*TEC, par value $.01 (the "K*TEC Shares"). TBF III has sole voting power and sole power to issue instructions with respect to the voting of the TBF II Units, sole power of disposition and sole power of exercise or conversion, in each case with respect to all of the TBF II Units.

      (b) Power; Binding Agreement. TBF III has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by TBF III will not violate any other agreement to which TBF III is a party including, without limitation, any trust agreement, voting agreement, stockholder's agreement or voting trust. This Agreement has been duly and validly executed and delivered by TBF III and constitutes a valid and binding agreement of TBF III, enforceable against TBF III in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

      (c) No Conflicts. No filing (except for filings with the SEC) with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by TBF III and the consummation by TBF III of the transactions contemplated hereby and neither the execution and delivery of this Agreement by TBF III nor the consummation by TBF III of the transactions contemplated hereby nor compliance by TBF III with any of the provisions hereof shall conflict with or result in any breach of any applicable limited liability company agreement or other organizational documents applicable to TBF III, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which TBF III is a party or by which TBF III's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to TBF III or any of TBF III's properties or assets, except as would not have a material adverse effect on the ability of TBF III to perform its obligations hereunder.

      (d) No Liens. TBF III represents that the TBF II Units are now, and at all times during the term hereof will be, held by TBF III, or by a nominee or custodian for the benefit of TBF III, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for encumbrances arising hereunder, and under applicable securities laws.

      (e) Tax Matters. To the best knowledge of TBF III, after consulting with its tax advisors, neither TBF III nor any of its Affiliates has taken or agreed to take any action which would (i) prevent the EFTC Merger from qualifying as a reorganization described in Section 368(a) of the Code and/or, taken together with the K*TEC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units or (ii) prevent the K*TEC Merger taken with the EFTC Merger from qualifying as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units and EFTC Common Stock. TBF III does not have a present plan, intention or arrangement to sell or otherwise dispose of Parent Common Stock received in the K*TEC Merger.

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      (f)  Hart-Scott-Rodino. No filing will be required by TBF III or TBF II under the HSR Act in connection with the transactions contemplated by the Merger Agreement because the "ultimate parent entity" of TBF III is the same as the ultimate parent entity of TBF.

ARTICLE II
VOTING

    Section 2.1. Agreement to Vote Shares.  At every meeting of the stockholders of EFTC called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of EFTC with respect to any of the following, TBF shall vote or cause to be voted all of the Additional Shares, the Preferred Stock, the Conversion Shares or any other shares of EFTC's capital stock that TBF beneficially owns on the record date of any such vote (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and (ii) against any action that would impede, interfere with, delay, postpone, or materially adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or this Agreement. TBF will retain at all times during the term hereof the right to vote the Additional Shares, the Preferred Stock and the Conversion Shares (as applicable), in TBF's sole discretion, on all matters other than those in this Article II which are at any time or from time to time presented to EFTC's shareholders.

ARTICLE III
COVENANTS

    Section 3.1. Conversion of Securities.  TBF shall, on or before May 31, 2001, (i) convert the Convertible Note into EFTC Common Stock in accordance with the terms of Section 8 of the Convertible Note and (ii) convert all shares of Preferred Stock into EFTC Common Stock in accordance with the terms of Section 4 of the Designations, Preferences, Limitations and Relative Rights of the Series B Convertible Preferred Stock of EFTC's Articles of Incorporation.

  Section 3.2. Nasdaq Listing.

    (a) Except for the conversion of EFTC Common Stock pursuant to Section 2.1(c) of the Merger Agreement (the effect of which cannot be predetermined), each of Parent, TBF and TBF III agrees that it will take no affirmative action to delist the Common Stock of Parent, $0.01 par value, to be issued in connection with the Merger (the "Parent Common Stock") from the Nasdaq Stock Market. While continued listing of the Parent Common Stock on the Nasdaq National Market cannot be assured, each of Parent, TBF and TBF III agrees that following the Closing through September 30, 2010 (unless Parent has been the subject of a "Rule 13e-3 transaction" (as defined in Rule 13e-3 adopted under the Exchange Act), or has been sold to a third party unaffiliated with TBF or TBF III), (i) Parent will use commercially reasonable efforts (A) to maintain the listing of the Parent Common Stock on the Nasdaq National Market by complying with the non-quantitative designation criteria applicable to Nasdaq National Market issuers and to comply with any applicable minimum per share bid price by effecting a reverse stock split if necessary, and (B) to list the Parent Common Stock on the Nasdaq Small Cap Market if the Parent Common Stock is delisted or is in the process of being delisted from the Nasdaq National Market (although Parent will be required to satisfy only the non-quantitative designation criteria applicable to Nasdaq National Market issuers and any applicable minimum per share bid price by effecting a reverse stock split if necessary), and (ii) each of TBF and TBF III (and any successor) will use commercially reasonable efforts to cause Parent to comply with the non-quantitative designation criteria applicable to Nasdaq National Market issuers and to comply with any applicable minimum per share bid price by effecting a reverse stock split if necessary. Nothing herein shall prohibit TBF, TBF III or any of their Affiliates from proposing or effecting a Rule 13e-3 transaction if permitted under Section 3.2(b) hereof, or from causing Parent to enter into a sale with a third party unaffiliated with TBF or TBF III. Compliance with this continued listing requirement after

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March 31, 2004 may be waived by a majority of Parent's disinterested directors. If Parent lists the Parent Common Stock on the New York Stock Exchange (NYSE), the foregoing obligations shall apply to the continued listing of Parent Common Stock on the NYSE rather than the Nasdaq National Market.

    (b) Each of TBF and TBF III agrees that neither it (nor any successor) will take any action prior to December 31, 2001 to cause Parent to be the subject of a Rule 13e-3 transaction with an Affiliate of TBF or TBF III (or any successor) unless approved by a majority of disinterested directors of Parent.

    Section 3.3. Tax Matters.  Each of TBF and TBF III agrees that neither it nor any of its Affiliates shall take any action, or fail to take any action, that would jeopardize the treatment of the EFTC Merger as a reorganization described in Section 368(a) of the Code and/or, taken together with the K*TEC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of EFTC Common Stock and TBF II Units or take any action, or fail to take any action, that would jeopardize the treatment of the K*TEC Merger, taken together with the EFTC Merger, as a transfer of property described in Section 351 of the Code to Parent by holders of TBF II Units or EFTC Common Stock. TBF and TBF III shall cause all tax returns filed by them and relating to the Mergers to be filed on the basis of treating the EFTC Merger as "reorganization" under Section 368(a) of the Code and/or tax-free contributions under Section 351 of the Code and the K*TEC Merger taken together with the EFTC Merger as a transfer of property described in Section 351 of the Code. Notwithstanding anything to the contrary contained in this Agreement, this Section 3.3 shall survive without limitation. Each of TBF and TBF III will deliver to Cooley Godward LLP, counsel to the Special Committee, representation letters in form and substance acceptable to such counsel in connection with the tax opinions delivered in accordance with Sections 5.4(e) and 6.2 of the Merger Agreement.

    Section 3.4. No Transfer of Securities.  TBF agrees not to transfer the Convertible Note, the Preferred Stock, the Additional Shares or the Conversion Shares to any other person or entity prior to the Effective Time. TBF III agrees not to transfer the TBF II Units to any other person or entity prior to the Effective Time. Further, TBF III agrees not to permit TBF II to transfer the K*TEC Shares to any other person or entity prior to the Effective Time.

    Section 3.5. Indemnification by TBF III.  TBF III agrees to indemnify and hold harmless Parent from and against any and all loss caused by any material breach of TBF II's representation and warranty set forth in Section 4.5A of the Merger Agreement.

ARTICLE IV
MISCELLANEOUS

    Section 4.1. Waiver of Restrictive Covenants in Convertible Note.  TBF hereby waives compliance by EFTC with those restrictions, covenants and other obligations contained in the Convertible Note, including without limitation those found in Sections 5(j), 5(p) and 5(s), that would otherwise be violated as a result of EFTC's execution of the Merger Agreement and performance of its obligations thereunder.

  Section 4.2. Termination, Amendment and Waiver Prior to the Effective Time.

    (a) Prior to the Effective Time, this Agreement shall automatically terminate upon termination of the Merger Agreement in accordance with its terms. If this Agreement is terminated after the conversion of the Convertible Note and the Preferred Stock in accordance with Section 3.1 hereof, TBF shall have no right to rescind such conversion.

    (b) Prior to the Effective Time, this Agreement may be amended, and compliance with any provision herein may be waived, only by a writing executed by TBF, TBF III and EFTC; provided, however, that any material amendment or waiver must be approved by the Special Committee.

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    Section 4.3. Termination, Amendment and Waiver After the Effective Time.  After the Effective Time, any provision of this Agreement may be amended or waived only by a writing executed by TBF, TBF III and Parent; provided, however, that any amendment or waiver materially affecting the rights of Parent's stockholders other than TBF or TBF III must be approved by a majority of Parent's disinterested directors.

    Section 4.4. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or one business day after sent by a recognized overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to EFTC, to

      EFTC Corporation
      2401 West Grandview
      Phoenix, AZ 85023
      Attn: James K. Bass
      Telecopy: (602) 282-8794

      with copies to

      Mr. Allan S. Braswell, Jr.
      11 W. Ranch Road
      Morrison, CO 80465
      Telecopy: (303) 697-2657

      and to

      Cooley Godward LLP
      1200 17th Street, Suite 2100
      Denver, CO 80202-2657
      Attn: Francis R. Wheeler, Esq.
      Telecopy: (303) 606-4899

    (b)  if to Parent, to

      c/o EFTC Corporation
      2401 West Grandview
      Phoenix, AZ 85023
      Attn: James K. Bass
      Telecopy: (602) 282-8794

      with a copy to:

      Greenberg Traurig
      2375 Camelback Road
      Suite 700
      Phoenix, AZ 85016
      Attn: Bruce Macdonough, Esq.
      Telecopy: (602) 445-8615

    (c)  if to TBF or TBF III, to

      c/o Thayer Capital Partners
      1455 Pennsylvania Ave., N.W.
      Suite 350
      Washington, D.C. 20004
      Attn: Jeffrey W. Goettman
      Telecopy: (202) 371-0391

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      with copies to:

      BLUM Capital Partners
      909 Montgomery Street
      Suite 400
      San Francisco, CA 94133
      Attn: Murray A. Indick
      Telecopy: (415) 434-3130

      Latham & Watkins
      555 Eleventh Street, N.W., Suite 1000
      Washington, D.C. 20004-1304
      Attn: Eric A. Stern, Esq.
      Telecopy: (202) 637-2201

    Section 4.5. Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 3, 2001.

    Section 4.6. Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 4.7. Entire Agreement.  This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    Section 4.8. Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

    Section 4.9. Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to do so will be null and void ab initio, except that each party hereto may collaterally assign its rights under this Agreement to parties providing financing in connection with the transactions contemplated hereby; provided, however, that the parties acknowledge and agree that any such assignment (i) shall result in the assignee obtaining the same (but not greater) rights than the assignor under this Agreement (it being understood and agreed that the rights of any such assignee shall be subject in all respects to this Agreement) and (ii) shall not relieve the parties hereto of their respective duties or obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 4.10. Release of TBF II.  The other parties to the Stockholder Agreement hereby release TBF II from any and all obligations under the Stockholder Agreement.

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    IN WITNESS WHEREOF, EFTC, TBF, TBF III and Parent have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

EFTC CORPORATION
/s/ JAMES K. BASS By: James K. Bass Its: Chief Executive Officer

THAYER-BLUM FUNDING, L.L.C.
/s/ JEFFREY W. GOETTMAN By: Jeffrey W. Goettman Its:

THAYER-BLUM FUNDING III, L.L.C.
/s/ JEFFREY W. GOETTMAN By: Jeffrey W. Goettman Its:

EXPRESS EMS CORPORATION
/s/ JAMES K. BASS By: James K. Bass Its: Chief Executive Officer

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JPMorgan H&Q

Telephone: 415 371 3000
J.P. Morgan Securities Inc. One Bush Street San Francisco, CA 94104

May 4, 2001

The Special Committee of the Board of Directors
EFTC Corporation
2501 West Grandview Road
Phoenix, Arizona 85023

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to shareholders of EFTC Corporation (the "Company") (other than Thayer-BLUM Funding, L.L.C. or any of its affiliates (collectively, the "Thayer-BLUM Entities")) of the EFTC Exchange Ratio (as defined below) in the proposed business combination between the Company and K*TEC Electronics Holding Corporation ("K*TEC") on the terms set forth in the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 2, 2001, the Amended and Restated Agreement and Plan of Merger dated as of May 3, 2001 (the "Amendment") by and among the Company, K*TEC, Thayer-Blum Funding II, L.L.C. ("TBF II") and Express EMS Corporation ("Parent"), a newly-formed, wholly owned subsidiary of the Company, and the Amended and Restated Stockholder Agreement, by and among the Company, Thayer-Blum Funding, L.L.C., Thayer-Blum Funding III, L.L.C. and Parent, dated as of May 3, 2001 (the "Stockholder Agreement"). The transactions contemplated by the Merger Agreement and Amendment are referred to herein as the "Transactions." Pursuant to the Merger Agreement and Amendment, after giving effect to a reincorporation to Delaware, the Company will merge with and into a wholly owned subsidiary of Parent (the "Merger"), TBF II will merge with a separate wholly owned subsidiary of Parent, each outstanding share of common stock of the Company, par value $0.01 per share (the "Company Common Stock"), will be converted into the right to receive 0.25 shares (the "EFTC Exchange Ratio") of the common stock of Parent, par value $0.01 per share (the "Parent Common Stock"), and all of the issued and outstanding membership units of TBF II will be converted into the right to receive at most 15,127,174 shares of Parent Common Stock in the aggregate and additional shares of Parent Common Stock will be issued to the sole stockholder of K*TEC upon the terms and conditions of the Merger Agreement and Amendment.

In arriving at our opinion, we have (i) reviewed a draft of the Merger Agreement dated May 2, 2001, a draft of the Amendment dated May 3, 2001, and a draft of the Stockholder Agreement dated May 3, 2001; (ii) reviewed certain publicly available business and financial information concerning the Company and certain business and financial information concerning K*TEC and the industries in which they operate; (iii) compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and K*TEC with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and K*TEC relating to their respective businesses, as well as the estimated amount and timing of incremental revenues and/or cost

C–1

savings expected to result from the Transactions (the "Synergies"); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and K*TEC with respect to certain aspects of the Transactions, and the past and current business operations of the Company and K*TEC, the financial condition and future prospects and operations of the Company, K*TEC and Parent, the effects of the Transactions on the financial condition and future prospects of the Company, K*TEC and Parent, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and K*TEC or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and K*TEC to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the Merger Agreement and Amendment will be consummated as described in the Merger Agreement and Amendment. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the definitive Merger Agreement, Amendment and the Stockholder Agreement will not differ in any material respects from the drafts thereof furnished to us. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company, K*TEC or Parent or on the contemplated benefits of the Transactions.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the EFTC Exchange Ratio in the proposed Merger to the Company's shareholders (other than the Thayer-BLUM Entities) and we express no opinion as to the underlying decision by the Company to engage in the Merger or the Transactions. We are expressing no opinion herein as to the price at which the Company Common Stock or the Parent Common Stock will trade at any future time.

We have acted as financial advisor to the Special Committee with respect to the proposed Merger and will receive a fee from the Company for our services. Previously, we have advised affiliates and portfolio companies of the Thayer-BLUM Entities including acting as agent in Derby Cycle's 1998 credit facility and sole book manager for such facility's senior notes; acting as syndicate participant in IESI's 1999 revolving credit facility; and acting as co-manager for TTM Technologies' 2000 initial public offering. For all such advisory roles we received a customary fee. In addition, in 1999 we invested $20,000,000 as a limited non-voting-passive partner in Thayer Capital Partners IV through Chase Capital Partners. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

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On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the EFTC Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the Company's shareholders (other than the Thayer-BLUM Entities).

This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transactions. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or the Transactions or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities, Inc.
J.P. MORGAN SECURITIES INC.

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AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNTEK CORPORATION

ARTICLE I

Name

    The name of the Corporation is Suntek Corporation (the "Corporation").

ARTICLE II

Registered Office

    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purposes

    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Capital Stock

    1.  Authorized Stock.  The Corporation shall have authority to issue a total of sixty million (60,000,000) shares, consisting of (i) fifty million (50,000,000) shares of common stock, $0.01 par value per share (the "Common Stock"), and (ii) ten million (10,000,000) shares of preferred stock, $0.01 par value per share (the "Preferred Stock").

    2.  Common Stock.

      A.  General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.

      B.  Voting Rights.  Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation. Except as otherwise required by law or this Article IV, the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters submitted to stockholders for a vote (including any action by written consent).

      C.  Dividends.  Subject to provisions of law and this Article IV, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

      D.  Liquidation.  Subject to provisions of law and this Article IV, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably the remaining assets of the Corporation available for distribution.

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    3.  Preferred Stock.

      A.  General.

        1.  Issuance of Preferred Stock in Classes or Series.  The Preferred Stock of the Corporation may be issued in one or more classes or series at such time or times and for such consideration as the Board of Directors of the Corporation may determine. Each class or series shall be so designated as to distinguish the shares thereof from the shares of all other classes and series. Except as to the relative designations, preferences, powers, qualifications, rights and privileges referred to in this Article IV, in respect of any or all of which there may be variations between different classes or series of Preferred Stock, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless otherwise specifically set forth herein.

        2.  Authority to Establish Variations Between Classes or Series of Preferred Stock.  The Board of Directors of the Corporation is expressly authorized, subject to the limitations prescribed by law and the provisions of this Amended and Restated Certificate of Incorporation, to provide, by adopting a resolution or resolutions, for the issuance of the undesignated Preferred Stock in one or more classes or series, each with such designations, preferences, voting powers, qualifications, special or relative rights and privileges as shall be stated in this Amended and Restated Certificate of Incorporation or Certificate of Amendment to the Amended and Restated Certificate of Incorporation, which shall be filed in accordance with the Delaware General Corporation Law, and the resolutions of the Board of Directors creating such class or series. The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

          (a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

          (b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

          (c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

          (d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          (e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (f)  the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

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          (g) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;

          (h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

          (i)  such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Amended and Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

ARTICLE V

Bylaws

    In furtherance and not in limitation of the powers conferred by statute and except as provided herein, the Board of Directors shall have the power to adopt, amend, repeal or otherwise alter the bylaws without any action on the part of the stockholders; provided, however, that any bylaws made by the Board of Directors and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the stockholders.

ARTICLE VI

Indemnification of Directors

    1.  Limitation of Liability.  A director of the Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

    2.  Indemnification.  The Corporation shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended.

ARTICLE VII

Meetings and Keeping of Books

    Meetings of stockholders may be held within or without the State of Delaware as the Corporation's bylaws may provide. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE VIII

Directors

    1.  Number and Term of Directors.  The current Board of Directors of the Corporation consists of nine members. The Corporation's Board of Directors shall consist of not less than three nor more than twelve members, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Board of Directors shall be divided into three classes designated Class I, Class II and

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Class III. The number of directors elected to each class shall be as nearly equal in number as possible. Each Class I director shall be elected to an initial term to expire at the 2002 annual meeting of stockholders, each Class II director shall be elected to an initial term to expire at the 2003 annual meeting of stockholders; and each Class III director shall be elected to an initial term to expire at the 2004 annual meeting of stockholders. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for a term of three years to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

    2.  Director Vacancies.  Whenever any vacancy on the Board of Directors shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, a majority of the directors in office, although less than a majority of the entire Board of Directors, may fill the vacancy or vacancies for the balance of the unexpired term, at which time a successor or successors shall be duly elected by the stockholders and qualified. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal in number as possible. Notwithstanding the provisions of any other Article in this Amended and Restated Certificate of Incorporation, only the remaining directors of the Corporation shall have the authority, in accordance with the procedure stated above, to fill any vacancy that exists on the Board of Directors.

    3.  Amendments.  Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, this Article VIII shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of all capital stock entitled to vote for the election of directors.

ARTICLE IX

Amendment

    Except as expressly provided herein, the Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, or any amendment thereto, in the manner now or hereafter provided by statute, and any and all rights conferred upon the stockholders herein is subject to this reservation.

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BYLAWS
OF
SUNTEK CORPORATION

ARTICLE 1
Stockholders

    1.1  Place of Meetings.  Meetings of stockholders shall be held at the place, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time.

    1.2  Annual Meetings.  Annual meetings of stockholders shall, unless otherwise provided by the Board of Directors, be held on the 1st Wednesday in June of each calendar year, commencing in 2002, if not a legal holiday, and if a legal holiday, then on the next full business day following, at 10:00 a.m., at which time they shall elect a board of directors and transact any other business as may properly be brought before the meeting.

    1.3  Special Meetings.  Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as expressly provided in a resolution of the Board of Directors, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

    1.4  Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the written notice of any meeting shall be given no less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the corporation.

    1.5  Adjournments.  Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

    1.6  Quorum.  Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 1.5 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

    1.7  Organization.  Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Vice Chairman of the Board, if any, or in his or her

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absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

    1.8  Voting; Proxies.  Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at such meeting. At all meetings of stockholders for the election of directors a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law, the Certificate of Incorporation, or these Bylaws, be decided by the vote of the holders of shares of stock having a majority of the votes which could be cast by the holders of all shares of stock entitled to vote thereon which are present in person or represented by proxy at the meeting.

    1.9  Fixing Date for Determination of Stockholders of Record.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders

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shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

    1.10  List of Stockholders Entitled to Vote.  The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. Upon the willful neglect or refusal of the directors to produce such a list at any meeting for the election of directors, they shall be ineligible for election to any office at such meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

    1.11  Action by Consent of Stockholders.  Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE 2
Board of Directors

    2.1  Number; Qualifications.  The Board of Directors shall consist of at least three but not more than twelve members, the number thereof to be determined from time to time by resolution of the Board of Directors. The number of directors which shall comprise the initial Board of Directors shall be that number set forth in the Certificate of Incorporation. Directors need not be stockholders.

    2.2  Staggered Board; Term.  The Board of Directors shall be divided into three classes designated Class I, Class II and Class III. The number of directors elected to each class shall be as nearly equal in number as possible. Each Class I director shall be elected to an initial term to expire at the 2002 annual meeting of stockholders, each Class II director shall be elected to an initial term to expire at the 2003 annual meeting of stockholders; and each Class III director shall be elected to an initial term to expire at the 2004 annual meeting of stockholders. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for a term of three years to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office.

    2.3  Resignation; Removal; Vacancies.  Any director may resign at any time upon written notice to the corporation. Any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he has replaced or until his or her successor is elected and qualified.

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    2.4  Regular Meetings.  Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined, notices thereof need not be given.

    2.5  Special Meetings.  Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four (24) hours before the special meeting.

    2.6  Telephonic Meetings Permitted.  Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

    2.7  Quorum; Vote Required for Action.  At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

    2.8  Organization.  Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Vice Chairman of the Board, if any, or in his or her absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

    2.9  Informal Action by Directors.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE 3
Committees

    3.1  Committees.  The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all pages which may require it.

    3.2  Committee Rules.  Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter, and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article 2 of these Bylaws.

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ARTICLE 4
Officers

    4.1  Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies.  The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairman of the Board and a Vice Chairman of the Board from among its members. The Board of Directors may also elect one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers as the Board of Directors deems necessary. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

    4.2  Powers and Duties of Executive Officers.  The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective officers, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent, or employee to give security for the faithful performance of his or her duties.

ARTICLE 5
Stock

    5.1  Certificates.  Every holder of stock shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation, certifying the number of shares owned by him or her in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

    5.2  Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.  The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen, or destroyed certificate, or his or her legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate.

ARTICLE 6
Indemnification

    6.1  Right to Indemnification.  The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "proceeding"), by reason of the fact that he or she or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or

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nonprofit entity, including service with respect to employee benefit plans (an "indemnitee"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such indemnitee. The corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board of Directors of the corporation.

    6.2  Prepayment of Expenses.  The corporation shall pay the expenses (including attorneys' fees) incurred by an indemnitee in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

    6.3  Claims.  If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty (60) days after a written claim therefor by the indemnitee has been received by the corporation, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim. In any such action the corporation shall have the burden of proving that the indemnitee was not entitled to the requested indemnification or payment of expenses under applicable law.

    6.4  Nonexclusivity of Rights.  The rights conferred on any person by this Article 6 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders, or disinterested directors or otherwise.

    6.5  Other Indemnification.  The corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit enterprise.

    6.6  Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article 6 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE 7
Miscellaneous

    7.1  Fiscal Year.  The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

    7.2  Seal.  The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

    7.3  Waiver of Notice of Meetings of Stockholders, Directors, and Committees.  Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

    7.4  Interested Directors; Quorum.  No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership,

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association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

    7.5  Form of Records.  Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

    7.6  Amendment of Bylaws.  These Bylaws may be altered or repealed, and new Bylaws made by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

    The following summary is qualified in its entirety by reference to the complete text of the Delaware General Corporation Law (referred to as the DGCL), and the bylaws and Amended and Restated Certificate of Incorporation of Suntek Corporation (referred to as Suntek) referred to below.

    Section 145 of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In addition, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

    Section 145 of the DGCL further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    Suntek provides for indemnification of its directors and officers pursuant to Article VI of its Amended and Restated Certificate of Incorporation and Article 6 of its Bylaws. Article VI of Suntek's Amended and Restated Certificate of Incorporation and Article 6 of Suntek's Bylaws provide in effect that, unless prohibited by applicable law, Suntek will indemnify directors and officers against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred in connection with any such proceedings to the fullest extent permitted by Delaware law. Under Article 6 of the Bylaws, Suntek will also advance amounts to any director or officer during the pendency of any such proceedings against expenses incurred in connection with such proceedings, provided that Suntek receives an undertaking to repay such amount if it is ultimately determined that such person is not entitled to be indemnified under such Article or otherwise. The indemnification provided for in such Articles is in addition to any rights to which any director or officer may otherwise be entitled.

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Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit No.	Description of Exhibit
2.1	Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2001, by and among EFTC Corporation, K*TEC Electronics Holding Corporation, Thayer-BLUM Funding II, L.L.C. and the registrant.(1)
3.1	Amended and Restated Certificate of Incorporation of the registrant.(1)
3.2	Bylaws of the registrant.(1)
4.1	Specimen Stock Certificate.(1)
5.1	Opinion of Greenberg Traurig, LLP as to the legality of the securities being registered.
8.1	Opinion of Cooley Godward, LLP supporting the tax matters and consequences to the EFTC shareholders as described in this Registration Statement.*
8.2	Opinion of Latham & Watkins supporting tax matters and consequences to the sole member of Thayer-BLUM Funding II as described in this Registration Statement.*
10.1	Form of Suntek Corporation 2001 Stock Option Plan.*
10.2	Form of Suntek Corporation Employee Stock Purchase Plan.*
10.3	Form of Registration Rights Agreement between the registrant and Thayer-BLUM.
10.4	Memorandum of Understanding dated as of December 6, 2000 by and between Honeywell International, Inc. and EFTC Corporation.(1)
10.5	Form of Management and Consulting Agreement by and between Thayer-BLUM Funding, L.L.C. and the registrant.*
10.6	Module Supplier Agreement dated as of February 2, 2000 by and between Applied Materials, Inc. and K*TEC Electronics Corporation.
10.7	Credit Agreement dated as of January 26, 2001 by and among K*TEC Electronics Corporation and certain of its subsidiaries and Citicorp USA, Inc., and the lenders and issuers parties thereto.
10.8
Amendment No. 1 and Waiver to K*TEC Electronics Holding Corporation Credit Agreement, Guaranty and Pledge and Security Agreement dated as of November 7, 2001 by and between K*TEC Electronics Holding Corporation and Citicorp USA, Inc. as sole Lender and as Administrative Agent.
10.9	Employment Agreement dated as of June 23, 2000 by and between James Bass and EFTC Corporation.(1)
10.10	Employment Agreement dated as of March 9, 2000 by and between Raymond M. Gibbons and K*TEC Electronics Corporation.
10.11	Lease Agreement dated as of May 10, 1999 by and between Orsett/I-17 L.L.C. and EFTC Corporation.
10.12	Industrial Lease dated as of December 18, 1998 by and between Buckhorn Trading Co., LLC and EFTC Corporation.(1)
10.13	Commercial/Industrial Lease dated as of April 1, 2001 by and between EFTC Corporation and H. J. Brooks, LLC.(1)

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10.14	Lease Agreement dated September 5, 2000 by and between Fremont Industrial Portfolio, Inc. and K*TEC Electronics Corporation.
21	List of Subsidiaries of the registrant.(1)
23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Cooley Godward (included in Exhibit 8.1 to this Registration Statement).*
23.3	Consent of KPMG LLP.
23.4	Consent of KPMG LLP.
23.5	Consent of Grant Thornton LLP.
23.6	Consent of Arthur Andersen LLP.
23.7	Consent of Latham & Watkins (included in Exhibit 8.2 to this Registration Statement).*
24	Powers of Attorney.(1)
99.1	Form of Proxy Card to be mailed to EFTC shareholders.
99.2	Consent of JPMorgan H&Q.(1)
  (b)
  Financial Statement Schedules

Independent auditor's report of KPMG LLP	S-1
Schedule II—Valuation and Qualifying Accounts for EFTC Corporation	S-2
Independent auditor's report of Grant Thornton LLP	S-3
Schedule II—Valuation and Qualifying Accounts for K*TEC Electronics Holding Corporation and Subsidiaries	S-4
Independent auditor's report of Arthur Andersen LLP	S-5
Schedule II—Valuation and Qualifying Accounts for Thayer-BLUM Funding II, L.L.C. and Subsidiary	S-6

*
To be filed by amendment.

(1)
Previously filed as an exhibit to the Registration Statement on Form S-4 filed on November 8, 2001 (Registration No. 333-72992).

Item 22. Undertakings

A.  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (b) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

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      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by person who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

    (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed a bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

E.  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 17, 2001.

SUNTEK CORPORATION
By:	/s/ JAMES K. BASS James K. Bass Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES K. BASS James K. Bass	Chief Executive Officer and Director (Principal Executive Officer)	December 17, 2001
/s/ PETER W. HARPER* Peter W. Harper	Chief Financial Officer (Principal Financial Officer)	December 17, 2001
/s/ JAMES A. DORAN* James A. Doran	Vice President (Principal Accounting Officer)	December 17, 2001
/s/ ALLEN S. BRASWELL, JR.* Allen S. Braswell, Jr.	Director	December 17, 2001
/s/ FRED A. BREIDENBACH* Fred A. Breidenbach	Director	December 17, 2001
/s/ JEFFREY W. GOETTMAN* Jeffrey W. Goettman	Director	December 17, 2001
/s/ DOUGLAS P. MCCORMICK* Douglas P. McCormick	Director	December 17, 2001
/s/ JOSE S. MEDEIROS* Jose S. Medeiros	Director	December 17, 2001

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/s/ RICHARD L. MONFORT* Richard L. Monfort	Director	December 17, 2001
/s/ JAMES C. VAN HORNE* James C. Van Horne	Director	December 17, 2001
/s/ JOHN C. WALKER* John C. Walker	Director	December 17, 2001

*By:	/s/ JAMES K. BASS James K. Bass, Attorney-in-Fact

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INDEPENDENT AUDITORS' REPORT

The Board of Directors
EFTC Corporation:

    Under date of January 31, 2001, we reported on the consolidated balance sheets of EFTC Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which are included in the Prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

    In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Denver, Colorado
January 31, 2001

S–1

EFTC CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Accounts Receivable—Allowance for Doubtful Accounts
(Dollars in Thousands)

		Additions(1)
Year Ended December 31,	Balance at Beginning Of Period	Charged To Costs & Expenses	Charged To Other Accounts	Deductions(2)	Balance at End Of Period
1998	$474	$1,020	$24	$196	$1,322
1999	1,322	5,091	—	2,724	3,689
2000	3,689	1,033	—	3,051	1,671

(1)
Amounts charged to other accounts were recorded in conjunction with acquisitions.

(2)
Deductions relate to write-offs unless otherwise indicated.

S–2

REPORT OF INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANTS ON SCHEDULE

Board of Directors of
K*TEC Electronics Holding Corporation:

    In connection with our audits of the consolidated financial statements of K*TEC Electronics Holding Corporation (a wholly owned subsidiary of Kent Electronics Corporation) and Subsidiaries for each of the two years in the period ended April 1, 2000, and the period from April 2, 2000 through October 9, 2000, we have also audited Schedule II for each of the two years in the period ended April 1, 2000, and the period from April 2, 2000 through October 9, 2000. In our opinion, this consolidated schedule presents fairly, in all material respects, the information required to be set forth therein.

/s/ GRANT THORNTON LLP

Houston, Texas
August 3, 2001

S–3

K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES
(A Wholly-Owned Subsidiary of Kent Electronics Corporation)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Accounts Receivable—Allowance for Doubtful Accounts
(Dollars in Thousands)

		Additions
	Balance at Beginning Of Period	Charged To Costs & Expenses	Charged To Other Accounts	Deductions(1)	Balance at End Of Period
Year Ended:
April 3, 1999	$537	$(182)	$—	$49	$306
April 1, 2000	306	97	—	296	107
Period April 2, 2000 Through October 9, 2000	107	2,105	—	—	2,212

(1)
Deductions relate to write-offs unless otherwise indicated.

S–4

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Thayer-BLUM Funding II, L.L.C.:

    We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Thayer-BLUM Funding II, L.L.C. and subsidiary included in this Form S-4 registration statement and have issued our report thereon dated May 25, 2001 (except with respect to the last paragraph of Note 4, as to which the date is November 7, 2001). Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

Houston, Texas
May 25, 2001 (except with respect to the last paragraph of
    Note 4, as to which the date is November 7, 2001)

S–5

THAYER-BLUM FUNDING II, L.L.C AND SUBSIDIARY

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Period from September 14, 2000 (Inception)
Through December 31, 2000
(Dollars in Thousands)

		Additions
	Balance at Beginning of Period	Allocation of Purchase Price	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Accounts Receivable—Allowance for Doubtful Accounts	$—	$2,434	$932	$—	$449(1)	$2,917
Accrued Exit Costs Related to Facility Closures	$—	$2,995	$—	$—	$504	$2,491

(1)
These deductions relate to write-offs.

S–6

QuickLinks

EFTC CORPORATION
Consider the risks described on pages 17 through 27 of this document.
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE COMBINATION
SUMMARY
EFTC Summary Selected Financial Data (in thousands, except per share data)
K*TEC Summary Selected Financial Data (in thousands)
Summary Pro Forma Financial Data (in thousands, except per share data)
COMPARATIVE PER SHARE INFORMATION
RISK FACTORS
THE SPECIAL MEETING
THE COMBINATION
BUSINESS OF SUNTEK FOLLOWING THE COMBINATION
DIRECTORS AND MANAGEMENT OF SUNTEK FOLLOWING THE COMBINATION
Summary Compensation Table
Option Grants In Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value
THE MERGER AGREEMENT
THE STOCKHOLDER AGREEMENT
COMPARISON OF STOCKHOLDERS' RIGHTS
DESCRIPTION OF SUNTEK CAPITAL STOCK FOLLOWING THE COMBINATION
INDUSTRY OVERVIEW
EFTC BUSINESS
EFTC MARKET PRICE AND DIVIDEND INFORMATION
K*TEC BUSINESS
EFTC SELECTED FINANCIAL DATA (in thousands, except per share data)
EFTC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
K*TEC SELECTED FINANCIAL DATA (in thousands, except per share data)
K*TEC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
SUNTEK CORPORATION (A Wholly Owned Subsidiary of EFTC Corporation) BALANCE SHEET September 30, 2001
INDEPENDENT AUDITORS' REPORT
EFTC CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in Thousands, Except Per Share Amounts)
EFTC CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars In Thousands, Except Per Share Amounts)
EFTC CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY Years Ended December 31, 1998, 1999 and 2000, and the Six Months Ended July 1, 2001 (Dollars in Thousands)
EFTC CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Thousands)
EFTC CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in Thousands, Except Per Share Amounts)
REPORT OF INDEPENDENT AUDITORS
K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES (A Wholly Owned Subsidiary of Kent Electronics Corporation) CONSOLIDATED BALANCE SHEET April 1, 2000 (Dollars in thousands)
K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES (A Wholly Owned Subsidiary of Kent Electronics Corporation) CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands)
K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES (A Wholly Owned Subsidiary of Kent Electronics Corporation) CONSOLIDATED STATEMENT OF PARENT'S INVESTMENT Fiscal years ended April 3, 1999 and April 1, 2000 and for the period from April 2, 2000 through October 9, 2000 (Dollars in thousands)
K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES (A Wholly Owned Subsidiary of Kent Electronics Corporation) CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES (A Wholly Owned Subsidiary of Kent Electronics Corporation) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in Thousands)
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
THAYER-BLUM FUNDING II, L.L.C., AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
THAYER-BLUM FUNDING II, L.L.C., AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands)
THAYER-BLUM FUNDING II, L.L.C., AND SUBSIDIARY CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY FOR THE PERIOD FROM SEPTEMBER 14, 2000 (INCEPTION) THROUGH SEPTEMBER 30, 2001 (Dollars in Thousands)
THAYER-BLUM FUNDING II, L.L.C., AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Thousands)
THAYER-BLUM FUNDING II, L.L.C. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in Thousands, Except Per Share Amounts)
SUNTEK CORPORATION INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
SUNTEK CORPORATION EFTC CORPORATION AND SUBSIDIARIES THAYER-BLUM FUNDING II, L.L.C. AND SUBSIDIARY PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET September 30, 2001 (Dollars in Thousands) (Unaudited)
SUNTEK CORPORATION EFTC CORPORATION AND SUBSIDIARIES THAYER-BLUM FUNDING II, L.L.C. AND SUBSIDIARY PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS For The Nine Months Ended September 30, 2001 (Dollars In Thousands, Except Per Share Amounts) (Unaudited)
SUNTEK CORPORATION EFTC CORPORATION AND SUBSIDIARIES K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES THAYER-BLUM FUNDING II, L.L.C. AND SUBSIDIARY PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS For The Year Ended December 31, 2000 (Dollars In Thousands, Except Per Share Amounts) (Unaudited)
SUNTEK CORPORATION NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS (Dollars in Thousands)
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of May 3, 2001 among EFTC Corporation, K*TEC Electronics Holding Corporation, Thayer-BLUM Funding II, L.L.C. and Express EMS Corporation
TABLE OF CONTENTS
TABLES OF DEFINED TERMS
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
ARTICLE I. THE MERGERS
ARTICLE II. CONVERSION OF SECURITIES
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF EFTC
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF TBF II AND K*TEC
ARTICLE V. COVENANTS
ARTICLE VI. CONDITIONS TO MERGER
ARTICLE VII. TERMINATION AND AMENDMENT
ARTICLE VIII. MISCELLANEOUS
AMENDED AND RESTATED STOCKHOLDER AGREEMENT
ARTICLE I DEFINITIONS; REPRESENTATIONS AND WARRANTIES
ARTICLE II VOTING
ARTICLE III COVENANTS
ARTICLE IV MISCELLANEOUS
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SUNTEK CORPORATION
ARTICLE I Name
ARTICLE II Registered Office
ARTICLE III Purposes
ARTICLE IV Capital Stock
ARTICLE V Bylaws
ARTICLE VI Indemnification of Directors
ARTICLE VII Meetings and Keeping of Books
ARTICLE VIII Directors
ARTICLE IX Amendment
BYLAWS OF SUNTEK CORPORATION
ARTICLE 1 Stockholders
ARTICLE 2 Board of Directors
ARTICLE 3 Committees
ARTICLE 4 Officers
ARTICLE 5 Stock
ARTICLE 6 Indemnification
ARTICLE 7 Miscellaneous
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
INDEPENDENT AUDITORS' REPORT
EFTC CORPORATION AND SUBSIDIARIES SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE
K*TEC ELECTRONICS HOLDING CORPORATION AND SUBSIDIARIES (A Wholly-Owned Subsidiary of Kent Electronics Corporation) SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
THAYER-BLUM FUNDING II, L.L.C AND SUBSIDIARY SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
For the Period from September 14, 2000 (Inception) Through December 31, 2000 (Dollars in Thousands)